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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Home Properties, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: Common Stock, $.01 par value ("Common Stock")
(2)
Aggregate number of securities to which transaction applies:
        58,046,776 shares of Common Stock
        9,961,164 shares of Common Stock issuable upon redemption of operating partnership units
        1,628,350 shares of Common Stock issuable upon exercise of stock options
239,728 shares of Common Stock issuable upon exercise of other equity awards
(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
The filing fee was calculated by (a) multiplying (i) 68,247,668 of the shares listed above (all of which are directly or indirectly exchangeable for cash in the merger), by (ii) the $75.23 per share merger consideration, and (b) multiplying (i) 1,628,350 shares underlying options, by (ii) $24.24, which is the weighted average exercise price less the per share merger consideration (the sum of (a) and (b), the "Total Consideration"). The filing fee equals the product of .0001162 multiplied by the Total Consideration.
	(4)	Proposed maximum aggregate value of transaction: $5,173,743,268
	(5)	Total fee paid: $601,189
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

SUBJECT TO COMPLETION—DATED AUGUST 4, 2015

850 Clinton Square
Rochester, New York 14604
                        , 2015

Dear Stockholder,

        You are cordially invited to attend a special meeting of stockholders of Home Properties, Inc. to be held on                    , 2015 at                    , Eastern Time, at Clinton Square, 14th Floor, Rochester, New York 14604. At the special meeting, you will be asked to consider and vote on the merger of Home Properties, Inc. with and into LSREF4 Lighthouse Corporate Acquisitions, LLC, an affiliate of Lone Star Real Estate Fund IV (U.S.), L.P., and the Agreement and Plan of Merger, dated as of June 22, 2015, among Home Properties, Inc., Home Properties, L.P., LSREF4 Lighthouse Acquisitions, LLC, LSREF4 Lighthouse Corporate Acquisitions, LLC, LSREF4 Lighthouse Operating Acquisitions, LLC and UDR, Inc. If the merger is completed, you, as a holder of common stock of Home Properties, Inc., will be entitled to receive $75.23 in cash, without interest and less any applicable withholding taxes, in exchange for each share you own, as more fully described in the enclosed proxy statement.

        After careful consideration, our board of directors has unanimously approved the merger, the merger agreement and the other transactions contemplated by the merger agreement, and has declared the merger agreement, the merger and the other transactions contemplated by the merger agreement advisable, fair to and in the best interests of Home Properties, Inc. and our stockholders. Our board of directors recommends that you vote "FOR" the approval of the merger and the merger agreement.

        The merger and the merger agreement must be approved by the affirmative vote of the holders of a majority of the outstanding shares of common stock as of the close of business on the record date for the special meeting. The proxy statement accompanying this letter provides you with more specific information about the special meeting, the merger, the merger agreement and the other transactions contemplated by the merger agreement. We encourage you to read carefully the enclosed proxy statement, including the exhibits. You may also obtain more information about Home Properties, Inc. from us or from documents we have filed with the Securities and Exchange Commission.

        Your vote is very important regardless of the number of shares of common stock that you own. If you fail to vote by proxy or in person, or fail to instruct your broker on how to vote, it will have the same effect as a vote against approval of the merger and the merger agreement. Therefore, whether or not you plan to attend the special meeting, we request that you authorize your proxy by either completing and returning the enclosed proxy card in the postage-paid envelope as promptly as possible or submitting your proxy or voting instructions by telephone or Internet. The enclosed proxy card contains instructions regarding voting. If you are a stockholder of record or the holder of a valid proxy and attend the special meeting, you may continue to have your shares voted as instructed in the proxy, or you may withdraw your proxy at the special meeting and vote your shares in person.

        If you have any questions or need assistance voting your shares of common stock, please contact Morrow & Co., LLC, our proxy solicitor, by calling toll-free at (877) 849-0763.

        On behalf of the board of directors, thank you for your continued support.

Sincerely, Edward J. Pettinella President and Chief Executive Officer Home Properties, Inc.

        This proxy statement is dated                        , 2015 and is first being mailed to our stockholders on or about                        , 2015.

HOME PROPERTIES, INC.
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON                    , 2015

To the Stockholders of Home Properties, Inc.:

        You are cordially invited to attend a special meeting of stockholders of Home Properties, Inc. ("Home REIT") to be held on            , 2015 at                , Eastern Time, at Clinton Square, 14th Floor, Rochester, New York 14604 (the "Special Meeting"). The Special Meeting is being held in order for stockholders to consider and vote on the following matters:

  1.
  a proposal to approve the merger of Home Properties, Inc. with and into LSREF4 Lighthouse Corporate Acquisitions, LLC, an affiliate of Lone Star Real Estate Fund IV (U.S.), L.P. (the "REIT merger"), and the Agreement and Plan of Merger, dated as of June 22, 2015 and as may be amended from time to time, among Home Properties, Inc., Home Properties, L.P., LSREF4 Lighthouse Acquisitions, LLC, LSREF4 Lighthouse Corporate Acquisitions, LLC, LSREF4 Lighthouse Operating Acquisitions, LLC and UDR, Inc. (the "Merger Agreement");

  2.
  a non-binding, advisory proposal to approve the compensation that may become payable to Home REIT's named executive officers in connection with the REIT merger (the "Merger-Related Compensation Proposal"); and

  3.
  a proposal to approve any adjournments of the Special Meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the Special Meeting to approve the REIT merger and the Merger Agreement (the "Adjournment Proposal").

        The foregoing items of business are more fully described in the attached proxy statement, which forms a part of this notice and is incorporated herein by reference.

        Our board of directors has unanimously approved the REIT merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement, and has declared the Merger Agreement, the REIT merger and the other transactions contemplated by the Merger Agreement advisable, fair to and in the best interests of Home Properties, Inc. and our stockholders. Our board of directors recommends that you vote "FOR" the proposal to approve the REIT merger and the Merger Agreement, "FOR" the non-binding, advisory Merger-Related Compensation Proposal and "FOR" the Adjournment Proposal.

        All holders of record of shares of Home REIT common stock as of the record date, which was the close of business on August 14, 2015, are entitled to receive notice of and attend the Special Meeting or any postponements or adjournments of the Special Meeting and are entitled to vote at the Special Meeting or any postponements or adjournments of the Special Meeting. If you hold your stock in the name of a brokerage firm, bank or other nominee, only that entity can vote your shares. Please give instructions as to how you wish your shares to be voted to the person responsible for your account.

        The REIT merger and the Merger Agreement must be approved by the affirmative vote of the holders of a majority of the outstanding shares of Home REIT common stock as of the record date for the Special Meeting. If you fail to vote in person or by proxy, it will have the same effect as a vote against the proposal to approve the REIT merger and the Merger Agreement. The Merger-Related Compensation Proposal (on a non-binding, advisory basis) and the Adjournment Proposal both must be approved by the affirmative vote of the holders of a majority of the votes cast on each such proposal. If you fail to vote in person or by proxy, such failure will have no effect on either of these proposals.

        The result of the vote on the Merger-Related Compensation Proposal is non-binding and advisory, and as a result, will not be binding on us, our board of directors or our compensation committee. Therefore, if the REIT merger and the Merger Agreement are approved by our stockholders and the REIT merger is completed, this compensation, including amounts that we may be contractually obligated to pay, could still be payable to our named executive officers regardless of whether our stockholders approve the Merger-Related Compensation Proposal.

        Even if you plan to attend the Special Meeting in person, we request that you authorize your proxy to vote your shares by either marking, signing, dating and promptly returning the enclosed proxy card in the postage-paid envelope or submitting your proxy or voting instructions by telephone or Internet. If you vote by Internet or telephone, your vote must be received before 11:59 p.m. Eastern Time on                    , 2015, the day before the Special Meeting. Any proxy may be revoked at any time prior to its exercise by delivery of a properly executed, later-dated proxy card, by submitting your proxy or voting instructions by telephone or Internet at a later date than your previously authorized proxy, by submitting a written revocation of your proxy to our corporate secretary at 850 Clinton Square, Rochester, New York 14604, or by voting in person at the Special Meeting.

        Under Maryland law, because the shares of Home REIT common stock were listed on the New York Stock Exchange at the close of business on the record date, you do not have any appraisal rights, dissenters' rights or similar rights of an objecting stockholder in connection with the REIT merger.

        We encourage you to read the accompanying proxy statement in its entirety and to submit a proxy or voting instructions so that your shares of Home REIT common stock will be represented and voted even if you do not attend the Special Meeting. If you have any questions or need assistance in submitting a proxy or voting instructions, please call our proxy solicitor, Morrow & Co., LLC, toll-free at (877) 849-0763.

BY ORDER OF THE BOARD OF DIRECTORS

Ann M. McCormick Secretary Home Properties, Inc.

Rochester, New York
                        , 2015

 SUMMARY

        This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. You should carefully read this entire proxy statement, including the attached exhibits and annexes (together, the "Proxy Statement"), and the other documents to which we have referred you.

The Mergers and the Merger Agreement (pages 29 and 73)

        On the closing date, Home Properties, Inc., a Maryland corporation ("Home REIT"), will be merged with and into MergerSub (as defined below), and the separate existence of Home REIT will cease, with MergerSub continuing as the surviving company (the "REIT merger") and with stockholders of Home REIT automatically becoming entitled to receive an amount of cash per share of Home REIT common stock equal to $75.23, without interest, less any applicable tax withholding. Immediately prior to the merger of Home REIT with and into MergerSub, on the closing date, pursuant to the Merger Agreement (as defined below), Partnership MergerSub (as defined below) will merge with and into our operating partnership, Home Properties, L.P. ("Home LP"), and the separate existence of Partnership MergerSub will cease, with Home LP continuing as the surviving partnership (such transaction, the "partnership merger" and, together with the REIT merger, the "mergers"). The REIT merger will become effective on the same date as the partnership merger and immediately after the time that the partnership merger becomes effective (the "partnership merger effective time"). Prior to the date of this Proxy Statement, the partnership merger was approved by Home LP's outside limited partners, i.e., those limited partners other than Home REIT and its subsidiaries (the "outside partnership unitholders"), at a special meeting of the limited partners held on August 3, 2015. We sometimes use the term "REIT merger effective time" in this Proxy Statement to refer to the time the REIT merger becomes effective.

The Parties to the Mergers (page 24)

Home Parties

        Home REIT, a Maryland corporation formed in November 1993, is a self-administered and self-managed real estate investment trust ("REIT") that owns, operates, acquires and repositions apartment communities in suburbs of major metropolitan areas, primarily along the East Coast of the United States. As of March 31, 2015, Home REIT, through its affiliates, owned and operated 121 communities with 41,917 apartment units. Home REIT is traded on the New York Stock Exchange under the symbol "HME" and is included in S&P's MidCap 400 Index. Home LP, a New York limited partnership formed in December 1993, serves as the "operating partnership" for Home REIT and is the entity through which it holds all of its assets and conducts all of its business. Home REIT and Home LP are collectively referred to as the "Home Parties."

        The address of the Home Parties is 850 Clinton Square, Rochester, New York 14604. The telephone number of the Home Parties is (585) 546-4900.

Lone Star Parties

        LSREF4 Lighthouse Acquisitions, LLC ("Parent") is a newly formed Delaware limited liability company and an affiliate of Lone Star Real Estate Fund IV (U.S.), L.P. (referred to herein as "Parent's sponsor"). LSREF4 Lighthouse Corporate Acquisitions, LLC ("MergerSub") is a newly formed Maryland limited liability company and wholly-owned subsidiary of Parent. LSREF4 Lighthouse Operating Acquisitions, LLC ("Partnership MergerSub") is a newly formed New York limited liability company and a wholly-owned subsidiary of MergerSub. Parent, MergerSub and Partnership MergerSub are collectively referred to as the "Lone Star Parties." The Lone Star Parties were created solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and the

Contribution Agreement (as defined below). None of Parent, MergerSub or Partnership MergerSub has carried on any activities to date other than activities incidental to their formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement and the contribution agreement, dated as of June 22, 2015, among Home LP, UDR, Inc. ("UDR"), United Dominion Realty, L.P. and Parent (the "Contribution Agreement") and the financing related to the mergers. Subject to the terms of the Merger Agreement, upon completion of the partnership merger, Partnership MergerSub will cease to exist and Home LP will continue as the surviving partnership, and upon completion of the REIT merger, Home REIT will cease to exist and MergerSub will continue as the surviving company. The Lone Star Parties are entities currently owned, directly or indirectly, by Parent's sponsor and certain of its affiliates. Parent's sponsor is one of the funds organized by Lone Star Funds ("Lone Star"). Lone Star is a leading global private equity fund firm.

        The address of the Lone Star Parties and Lone Star is 888 Seventh Ave., 11th Floor, New York, New York 10019. The telephone number of the Lone Star Parties and Lone Star is (917) 286-3300.

UDR Parties

        UDR, an S&P 400 company, is a self-administered REIT that owns, operates, acquires, renovates, develops, redevelops and manages multifamily apartment communities generally located in high barrier-to-entry markets located throughout the United States. As of June 30, 2015, UDR owned or had an ownership position in 49,322 apartment homes, including 3,222 homes under development, which are held through its subsidiaries, including United Dominion Realty, L.P. (together with UDR, the "UDR Parties"), of which UDR is the parent company and sole general partner, and consolidated joint ventures. UDR's common stock is listed on the New York Stock Exchange under the symbol "UDR."

The Special Meeting (page 25)

        We are furnishing this Proxy Statement to our stockholders as part of the solicitation of proxies by our board of directors for exercise at the special meeting of stockholders of Home REIT in connection with the REIT merger (the "Special Meeting").

Date, Time and Purpose of the Special Meeting (page 25)

        The Special Meeting will be held on                    , 2015 at                    , Eastern Time, at Clinton Square, 14th Floor, Rochester, New York 14604, unless adjourned or postponed to a later date. At the Special Meeting, you will be asked to consider and vote upon three separate proposals.

        First, you will be asked to vote on a proposal to approve the merger of Home REIT with and into MergerSub, an affiliate of Parent's sponsor, and the Agreement and Plan of Merger, dated as of June 22, 2015 and as may be amended from time to time, among Home REIT, Home LP, Parent, MergerSub, Partnership MergerSub and UDR (the "Merger Agreement"). If the REIT merger is approved by our stockholders and completed as contemplated by the Merger Agreement, each share of Home REIT common stock that you own at the REIT merger effective time will automatically be cancelled and converted into the right to receive $75.23 per share in cash, without interest, less any applicable tax withholding (the "merger consideration").

        Second, you will also be asked to vote to approve, on a non-binding, advisory basis, the compensation that may become payable to Home REIT's named executive officers in connection with the mergers. We refer to this proposal as the "merger-related compensation proposal." As a non-binding, advisory vote, the result of this proposal will not be binding on us, our board of directors or our compensation committee. Therefore, if the REIT merger is approved by our stockholders and completed, this compensation, including amounts that we may be contractually obligated to pay, could still be payable to the our named executive officers regardless of whether the stockholders approve this proposal.

        Third, you will also be asked to vote on a proposal to approve adjournments of the Special Meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the Special Meeting to approve the REIT merger and the Merger Agreement. We refer to this proposal as the "adjournment proposal."

Record Date; Notice and Quorum (page 25)

        You are entitled to vote at the Special Meeting if you owned shares of Home REIT common stock as of the close of business on August 14, 2015, the record date for the Special Meeting. At the close of business on the record date, there were approximately                shares of Home REIT common stock outstanding and entitled to vote at the Special Meeting, held by approximately                holders of the record. You will have one vote on each matter submitted to a vote at the Special Meeting for each share of Home REIT common stock that you owned as of the close of business on the record date.

        A quorum of stockholders is necessary to hold a valid meeting. Under our Third Amended and Restated Bylaws, the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the Special Meeting constitutes a quorum. If you submit a properly executed proxy card, even if you abstain from voting, your shares of Home REIT common stock will be counted for purposes of determining whether a quorum is present at the Special Meeting. In the event a quorum is not present at the Special Meeting or additional votes must be solicited to approve the REIT merger and the Merger Agreement, it is expected that the Special Meeting will be adjourned without notice (other than by announcement at the meeting if the adjourned meeting will be held on a date not more than 120 days after the original record date) to solicit additional proxies.

Required Vote (page 25)

        Approval of the REIT merger and Merger Agreement requires the affirmative vote of the holders of a majority of shares of Home REIT common stock outstanding and entitled to vote at the Special Meeting. The approval, on a non-binding, advisory basis, of the merger-related compensation proposal requires the affirmative vote of the holders of a majority of the votes cast on the proposal. The approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the votes cast on the proposal (regardless of whether there is a quorum present).

        As of the record date, there were approximately                shares of Home REIT common stock outstanding.

        The failure by the holders of shares of Home REIT common stock to attend the special meeting and vote or authorize a proxy to vote their shares of Home REIT common stock at the Special Meeting will have the same effect as a vote "against" the proposal to approve the REIT merger and the Merger Agreement, as will abstentions. Abstentions are not considered votes cast and therefore will have no effect on the merger-related compensation proposal or the adjournment proposal. Brokers or banks holding shares of Home REIT common stock in "street name" may not vote such shares of Home REIT common stock on any of the three proposals, absent instruction from you. Therefore, unless you attend the Special Meeting in person with a properly executed legal proxy from your broker or other nominee, your failure to provide instructions will result in your shares not being present at the Special Meeting and not being voted on those proposals, with the same result as a vote against the REIT merger and the Merger Agreement and no effect on the other proposals. Consequently, there cannot be any "broker non-votes" occurring in connection with these proposals at the Special Meeting.

        It is very important that ALL of our stockholders vote their shares of Home REIT common stock, so please promptly complete and return the enclosed proxy card or otherwise authorize a proxy to vote your shares.

How to Authorize a Proxy (page 26)

        Stockholders may vote their shares of Home REIT common stock at the Special Meeting in one of four ways: (i) by mail via the enclosed proxy card; (ii) by telephone at the toll-free number provided on the enclosed proxy card; (iii) over the Internet, at the website provided on the enclosed proxy card; or (iv) in person at the Special Meeting. See and read carefully "The Special Meeting" beginning on page 25.

Proxies and Revocation (page 27)

        You may revoke your proxy at any time prior to the vote at the Special Meeting by delivering to Home REIT's Secretary a signed notice of revocation or submitting a later-dated, signed proxy card. You also may revoke your proxy by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not, in and of itself, result in the revocation of a proxy or cause your shares of Home REIT common stock to be voted. If your shares are held in "street name" by a broker or other nominee, you should instruct your broker how to vote your shares on each proposal in accordance with your voting instruction form. In addition, if your shares are held in street name by a broker or other nominee, if you attend the Special Meeting in person, you will not be able to vote your shares in person at the meeting unless you obtain a "legal proxy" from your broker or other nominee, giving you the right to vote the shares at the meeting.

Solicitation of Proxies (page 27)

        Our directors, officers and other employees may solicit proxies in person, by telephone, electronically, by mail or other means, but they will not be specifically compensated for these services. Brokers, banks and other persons will be reimbursed by us for expenses they incur in forwarding proxy material to obtain voting instructions from beneficial stockholders. We have also hired Morrow & Co., LLC to assist in the solicitation of proxies for a fee of $20,000, plus an additional per holder fee for any solicitation of individual holders and reimbursement of out-of-pocket expenses. The total cost of solicitation of proxies will be borne by us. For a description of the costs and expenses to us of soliciting proxies, see "The Special Meeting—Solicitation of Proxies" on page 27.

Exchange of Share Certificates (page 28)

        Stockholders should not send in their share certificates, if any, with their proxies.    A transmittal form with instructions for the surrender of certificates representing shares of Home REIT common stock will be mailed to stockholders if the REIT merger is completed.

Recommendations and Reasons for the Mergers (page 43)

        Our board of directors has determined that the REIT merger, the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable and fair to and in the best interests of Home REIT and its stockholders, has unanimously approved the REIT merger and the Merger Agreement and unanimously recommends that our stockholders vote "FOR" the proposal to approve the REIT merger and the Merger Agreement.

        Our board of directors also unanimously recommends that you vote "FOR" the non-binding, advisory merger-related compensation proposal.

        Our board of directors also unanimously recommends that you vote "FOR" any adjournment of the Special Meeting if necessary to permit solicitation of further proxies if there are not sufficient votes at the time of the Special Meeting to approve the REIT merger and the Merger Agreement.

        For additional information regarding certain factors our board of directors considered in making its recommendation, please see "The Mergers—Recommendations and Reasons for the Mergers" beginning on page 43.

Opinion of Our Financial Advisor (page 46)

        In connection with the REIT merger, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("BofA Merrill Lynch"), Home REIT's financial advisor, delivered to Home REIT's board of directors a written opinion, dated June 21, 2015, as to the fairness, from a financial point of view and as of the date of the opinion, of the consideration to be received by holders (other than Parent, or any subsidiary of Parent, including Merger Sub, or any subsidiary of Home REIT) of shares of Home REIT common stock. The full text of the written opinion of BofA Merrill Lynch, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Exhibit B to this Proxy Statement and is incorporated by reference herein in its entirety. BofA Merrill Lynch provided its opinion to Home REIT's board of directors (in its capacity as such) for the benefit and use of Home REIT's board of directors in connection with and for purposes of its evaluation of the consideration to be received by holders of shares of Home REIT common stock from a financial point of view. BofA Merrill Lynch's opinion does not address any other aspect of the REIT merger or any aspect of any related transaction and no opinion or view was expressed as to the relative merits of the REIT merger in comparison to other strategies or transactions that might be available to Home REIT or in which Home REIT might engage or as to the underlying business decision of Home REIT to proceed with or effect the REIT merger. BofA Merrill Lynch's opinion does not constitute a recommendation as to how any stockholder of Home REIT or securityholder of any other party to the Merger Agreement should vote or act in connection with the proposed REIT merger or any related matter.

Financing (page 56)

        Lone Star anticipates that in order to close the mergers, funds will be needed to (i) pay our stockholders (and holders of Home REIT's other equity-based interests) and the outside partnership unitholders the amounts due to them, (ii) refinance or pay off existing indebtedness as contemplated by the Merger Agreement, and (iii) pay all fees and expenses related to the mergers and the financing of the mergers.

        Lone Star anticipates that the funds needed to close the mergers will be funded through a combination of (a) equity financing in an amount up to $2.2 billion to be provided by Parent's sponsor pursuant to the equity commitment letter described herein, (b) debt financing in an amount up to approximately $5.874 billion to be provided by Berkadia Commercial Mortgage LLC (the "Lender") pursuant to the debt commitment letter described herein, (c) cash received by Home LP from UDR as partial consideration for the Partnership Contribution, and (d) our cash on hand.

        The consummation of the mergers is not subject to any financing conditions, although funding of the financing is subject to the satisfaction of the conditions set forth in the commitment letters under which the financing will be provided.

Interests of Our Directors and Officers in the Mergers (page 59)

        Our directors and officers have certain interests in the mergers that may be different from, or in addition to, the interests of our stockholders generally. These interests may create potential conflicts of interest. These interests include the following:

  •
  Immediately prior to the REIT merger effective time, each option to purchase shares of Home REIT common stock under Home REIT's equity compensation plans (whether or not vested and exercisable), including those held by our named executive officers and directors, will become fully vested. At the REIT merger effective time, each such option will automatically be converted into, and cancelled in exchange for, the right of the holder to receive the merger consideration, without interest, less any applicable withholding or other taxes and less the per share exercise price of each stock option (except to the extent that such stock options have an exercise price that is equal to or greater than the merger consideration of $75.23, in which case such stock options will be cancelled without payment at the REIT merger effective time).

  •
  Immediately prior to the REIT merger effective time, each share of Home REIT's restricted stock outstanding immediately prior to the REIT merger effective time, including restricted stock held by our named executive officers and directors, will vest in full, will be treated as an outstanding share of Home REIT common stock and will be cancelled and converted into the right of the holder to receive the merger consideration, without interest, less any applicable withholding or other taxes.

  •
  Immediately prior to the REIT merger effective time, each restricted stock unit ("RSU") that is then outstanding will vest in full (with performance-based RSUs vesting in a number of Home REIT shares not to exceed 118.42% of the target number of shares of Home REIT common stock subject to such award) and will entitle the holder to receive, at the REIT merger effective time, an amount of cash per RSU, without interest, less any applicable withholding or other taxes, equal to the merger consideration. In addition, at the REIT merger effective time, each dividend equivalent right that has accrued but has not been paid as of immediately prior to the REIT merger effective time will become fully vested and will entitle the holder thereof to receive, at the REIT merger effective time, cash in the amount so accrued, less any applicable withholding or other taxes.

  •
  Home REIT maintains three deferred compensation plans under which certain designated employees or directors are entitled to defer a certain amount of their cash compensation and, in the case of two of the plans, receive certain matching amounts. Each of these deferred compensation plans provides that all amounts deferred thereunder and the related matches are to be paid out to participants in a lump sum amount in cash or stock within five or 90 days (depending on the deferred compensation plan) following the REIT merger.

  •
  As a result of the change of control that would result from the mergers, each of Home REIT's executive officers would be entitled to certain severance benefits if the executive's employment is terminated under certain circumstances following the mergers. In addition, Home REIT is a party to an employment agreement with Mr. Edward J. Pettinella, its chief executive officer, which provides for additional benefits to Mr. Pettinella if he is terminated under certain circumstances within two years following the REIT merger.

        Our board of directors was aware of these interests and considered them, among other matters, in reaching its decision to approve the REIT merger and the Merger Agreement.

Regulatory Matters (page 65)

        We are unaware of any material U.S. federal, state or foreign regulatory requirements or approvals that are required for the execution of the Merger Agreement or the completion of either the REIT merger or the partnership merger, other than the filing of the Articles of Merger with respect to the REIT merger with, and the acceptance of such Articles of Merger for record by, the State Department of Assessments and Taxation of Maryland, and the filing of a Certificate of Merger with respect to the partnership merger by Home LP with, and the acceptance of such Certificate of Merger for record by, the Department of State of the State of New York.

Treatment of Common Stock and Restricted Stock (page 75)

        The Merger Agreement provides that, at the REIT merger effective time, each share of Home REIT common stock (other than shares of Home REIT common stock owned by Parent or any of its subsidiaries or subsidiaries of Home REIT, which will automatically be cancelled and retired and will cease to exist with no consideration being delivered in exchange therefor) issued and outstanding immediately prior to the REIT merger effective time will automatically be cancelled and converted into the right to receive an amount in cash equal to $75.23, without interest, less any applicable tax withholding.

No Further Dividends (page 83)

        As a general matter, under the terms of the Merger Agreement, Home REIT may not authorize, declare or pay dividends to holders of Home REIT common stock during the term of the Merger Agreement without the prior written consent of Parent. However, if, as permitted under the Merger Agreement, Home REIT declares and/or pays any dividend or other distribution to holders of common stock (i) to maintain its status as a REIT under the Internal Revenue Code of 1986, as amended (the "Code") or (ii) to avoid the imposition of corporate level tax or excise tax under Section 4981 of the Code, the merger consideration will be decreased (on a dollar-for-dollar basis) by an amount equal to the per share amount of such distribution.

Treatment of Our Operating Partnership Units (page 75)

        In connection with the partnership merger, which was approved by Home LP's outside partnership unitholders and by the general partner and its subsidiaries at a special meeting of the limited partners on August 3, 2015, each limited partnership interest in Home LP (a "partnership unit") issued and outstanding immediately prior to the partnership merger effective time (other than partnership units owned by Home REIT and its subsidiaries, which partnership units will be unaffected by the partnership merger and will remain outstanding as partnership units of the surviving partnership) (the "outside partnership units") will automatically be converted into, and cancelled in exchange for, the right to receive the merger consideration of $75.23, without interest, less any applicable withholding taxes.

        Alternatively, each holder of outside partnership units who is an "accredited investor" as defined under the U.S. securities laws (an "Eligible Unitholder") was offered the opportunity, in a separate transaction to be consummated prior to the partnership merger and subject to certain conditions (the "Redemption"), to elect to have some or all of its partnership units redeemed by Home LP in exchange for the following consideration for each partnership unit redeemed:

  •
  2.15 units of limited partnership interest ("UDR DownREIT Units") in UDR Lighthouse DownREIT L.P. (the "UDR DownREIT Partnership");

  •
  $3.01 in cash; and

  •
  the right to subscribe for and receive 2.15 shares of UDR Series F Preferred Stock (collectively, the "Redemption Consideration").

        Any Eligible Unitholder who elected to receive the Redemption Consideration also is entitled to receive the benefits of (i) a Tax Protection Agreement with the UDR DownREIT Partnership,

including the opportunity to guarantee indebtedness encumbering certain specified properties to be owned by the UDR DownREIT Partnership, as well as (ii) a Registration Rights Agreement with respect to shares of UDR that may be received upon redemption of the UDR DownREIT Units received in the Redemption, in each case unless the Eligible Unitholder declined to become a party to such agreements.

        Home LP will acquire the UDR DownREIT Units and the cash portion of the Redemption Consideration by consummating a separate contribution transaction, pursuant to which Home LP will contribute a portfolio of up to six properties to the UDR Lighthouse DownREIT L.P., a limited partnership formed by UDR for purposes of this contribution transaction, which we refer to as the UDR DownREIT Partnership, and the UDR DownREIT Partnership will assume certain outstanding indebtedness secured by the contributed properties, in exchange for aggregate consideration consisting of (i) up to approximately $753 million in limited partnership units in the UDR DownREIT Partnership and (ii) up to $65 million in cash, in each case subject to the number of Home LP partnership units redeemed in the Redemption. This contribution transaction will be effected pursuant to the Contribution Agreement. Simultaneously with the contribution transaction, Home LP will acquire from UDR, in exchange for cash, rights to subscribe for and receive shares of UDR Series F Preferred Stock.

        This Proxy Statement does not constitute any solicitation of consents in respect of the partnership merger, which was approved by Home LP's outside partnership unitholders and the general partner and its subsidiaries at a special meeting of the limited partners on August 3, 2015, and does not constitute an offer to exchange, redeem or convert any partnership units that you may own.

Acquisition Proposals (page 86)

        Pursuant to the terms of the Merger Agreement, for thirty days following the signing of the Merger Agreement, we had a "go shop" right that allowed us to directly or indirectly, initiate, solicit, encourage or facilitate any inquiries or making of an acquisition proposal from third parties. We contacted approximately 45 companies and investment groups and funds promptly after entering into the Merger Agreement. This "go-shop" period expired on July 22, 2015, and none of the third parties contacted by us during this period submitted to us any proposal or offer regarding an alternative acquisition proposal. As such, pursuant to the merger agreement, we now are restricted in our ability to solicit, initiate, knowingly encourage or facilitate any acquisition proposal (subject to limited exceptions). With respect to any written, bona fide acquisition proposal received by us, Parent generally has an opportunity to offer to modify the terms of the Merger Agreement in response to such proposal before our board of directors may withdraw or modify its recommendation to stockholders in response to such acquisition proposal or terminate the Merger Agreement to enter into a definitive agreement with respect to such acquisition proposal. Upon termination of the Merger Agreement under circumstances relating to an acquisition proposal, we may be required to pay a substantial termination fee to Parent.

Conditions to the Mergers (page 92)

        The completion of the mergers is subject to certain conditions, including, among others, the (i) closing of the transactions contemplated by the Contribution Agreement, (ii) completion of the Redemption, (iii) receipt of the approval of the REIT merger and Merger Agreement by the affirmative vote of the holders of at majority of shares of Home REIT common stock outstanding and entitled to vote at the Special Meeting (which approval is being sought at the Special Meeting), (iv) approval by outside partnership unitholders (which approval has already been obtained), and (v) other customary closing conditions set forth in the Merger Agreement. While it is currently anticipated that the mergers will be completed in the third or fourth quarter of 2015, there can be no assurance that such conditions will be satisfied in a timely manner or at all, or that an effect, event, development or change will not transpire that could delay or prevent these conditions from being satisfied.

Termination of the Merger Agreement (page 94)

        The Merger Agreement may be terminated and the mergers and other transactions contemplated thereby may be abandoned at any time prior to the REIT merger effective time, under certain, specified circumstances.

Termination Fees (page 95)

        Upon a termination of the Merger Agreement, under certain circumstances, we will be required to pay Parent a termination fee of $150 million, and under certain other circumstances, Parent will be required to pay us a termination fee of $300 million. Under certain circumstances, a portion of this $300 million termination fee would be shared by us and UDR. Additionally, under certain circumstances, UDR will be required to pay $55 million to us and $35 million to Parent.

The Limited Guarantee (page 98)

        In connection with the Merger Agreement, Lone Star Real Estate Fund IV (U.S.), L.P., Parent's sponsor, has provided a limited guarantee in favor of Home REIT to guarantee Parent's payment obligations with respect to the Parent termination fee under the Merger Agreement, subject to the terms and limitations set forth in the limited guarantee.

        The maximum aggregate liability of Parent's sponsor under the limited guarantee will not exceed $300 million plus (i) all reasonable costs and expenses actually incurred or accrued by Home REIT (including reasonable fees and expense of counsel) in connection with the collection under and enforcement of Parent's obligation to pay the Parent termination fee pursuant to the Merger Agreement and (ii) reasonable and documented costs and expenses (including reasonable and documented attorneys' fees) in connection with any suit commenced to obtain payment of the Parent termination fee that results in a judgment against Parent or Parent's sponsor, together with interest on such amount at the prime rate as reported by The Wall Street Journal in effect on the date such payment was required to be made through the date of payment.

        Other than specific performance to the extent available under the Merger Agreement and enforcement of our confidentiality agreement with Lone Star, our sole and exclusive remedy against Parent's sponsor, Parent or Parent's subsidiaries relating to any breach of the Merger Agreement or otherwise will be the right to enforce the limited guaranty against the Parent's sponsor and recover the amounts specified above.

No Dissenters' Rights of Appraisal (page 102)

        Home REIT is organized as a corporation under Maryland law. Under the Maryland General Corporation Law, because shares of Home REIT common stock were listed on the New York Stock Exchange on the record date for determining stockholders entitled to vote at the Special Meeting, our common stockholders who object to the REIT merger do not have any appraisal rights, dissenters' rights or similar rights of an objecting stockholder in connection with the REIT merger. However, our common stockholders can vote against the REIT merger and the Merger Agreement.

Litigation Relating to the Mergers (page 66)

        Following our execution of the merger agreement, six separate lawsuits asserting putative class and/or derivative claims have been filed against Home REIT, Home LP, Lone Star Funds, Parent, MergerSub, Partnership MergerSub, the members of our board of directors and, in certain cases,

UDR generally alleging breaches of fiduciary duties by our directors in connection with the merger agreement, including that the defendants failed to take appropriate steps to maximize stockholder value and improperly favored themselves in connection with the proposed transaction. The complaints also allege that some or all of the other parties aided and abetted the directors' purported breaches of fiduciary duty. The complaints seek to enjoin consummation of the proposed mergers, to rescind, to the extent already implemented, the Merger Agreement, and various additional remedies. The defendants believe that the allegations against them lack merit and intend to defend against the lawsuits vigorously. See "The Mergers—Litigation Relating to the Mergers."

Material U.S. Federal Income Tax Consequences (page 66)

        The receipt of the merger consideration for each share of Home REIT common stock pursuant to the REIT merger will be a taxable transaction for U.S. federal income tax purposes. Generally, for U.S. federal income tax purposes, you will recognize gain or loss as a result of the REIT merger measured by the difference, if any, between the merger consideration per share of Home REIT common stock and your adjusted tax basis in that share. In addition, under certain circumstances, we may be required to withhold a portion of your merger consideration under applicable tax laws, and we intend to withhold a portion of the merger consideration paid to non-U.S. stockholders to the extent required under the Foreign Investment in Real Property Tax Act, which we refer to as "FIRPTA." Tax matters can be complicated, and the tax consequences of the REIT merger to you will depend on your particular tax situation. We encourage you to consult your tax advisor regarding the tax consequences of the REIT merger to you.

Delisting and Deregistration of Shares of Home REIT Common Stock (page 72)

        If the REIT merger is completed, shares of Home REIT common stock will no longer be traded on the New York Stock Exchange and will be deregistered under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGERS

Q:
What is the proposed transaction?

A:
The proposed transaction is a merger, pursuant to the Merger Agreement, of Home REIT and Home LP with wholly-owned subsidiaries of an affiliate of Parent's sponsor in exchange for cash in the amount of $75.23 for each share of Home REIT common stock and each limited partner interest in Home LP that was not redeemed in the separate Redemption transaction prior to the REIT merger. The partnership merger, which will occur prior to the REIT merger, was approved by the outside partnership unitholders at a special meeting of the limited partners on August 3, 2015. Immediately following the partnership merger effective time, Home REIT will be merged with and into MergerSub, and the separate existence of Home REIT will cease, with MergerSub continuing as the surviving company. For additional information about the mergers, please review the Merger Agreement attached to this Proxy Statement as Exhibit A and incorporated by reference into this Proxy Statement. We encourage you to read the Merger Agreement carefully and in its entirety, as it is the principal document governing the mergers.

Q:
Why am I receiving this Proxy Statement?

A:
You are being asked to (1) approve the REIT merger and the Merger Agreement, (2) approve, on a non-binding, advisory basis, the merger-related compensation proposal and (3) approve any adjournments of the Special Meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the Special Meeting to approve the REIT merger and the Merger Agreement.

Our board of directors is using this Proxy Statement to solicit proxies from stockholders in connection with a Special Meeting to approve the REIT merger and the Merger Agreement. In order to complete the REIT merger, the REIT merger and the Merger Agreement must be approved by an affirmative vote of the holders of a majority of shares of Home REIT common stock outstanding and entitled to vote at the Special Meeting.

Your vote is very important. Not voting is the same as a vote against the REIT merger and the Merger Agreement. We encourage you to vote as soon as possible.

Q:
What am I being asked to approve?

A:
At the Special Meeting, stockholders will be asked to consider and vote on the following matters:

•
approval of the REIT merger and the Merger Agreement;

•
approval, on a non-binding, advisory basis, of the merger-related compensation proposal; and

•
approval of the adjournment proposal (if necessary).

Q:
What vote is required to approve the REIT merger and the Merger Agreement?

A:
Approval of the REIT merger and the Merger Agreement requires the affirmative vote of the holders of a majority of shares of Home REIT common stock outstanding and entitled to vote at the Special Meeting.

Q:
What vote is required to approve the merger-related compensation proposal?

A:
Approval, on a non-binding, advisory basis, of the merger-related compensation proposal requires the affirmative vote of a majority of the votes cast by holders of shares of Home REIT common stock present or represented by proxy at the Special Meeting entitled to vote on the proposal.

Q:
What vote is required to approve the adjournment proposal?

A:
Approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast by holders of shares of Home REIT common stock present or represented by proxy at the Special Meeting entitled to vote on the proposal.

Q:
How do Home REIT's directors and executive officers intend to vote their shares of Home REIT common stock in respect of the proposal to approve the REIT merger and the Merger Agreement?

A:
All of our directors and all of our executive officers have informed us that they currently intend to vote all of their shares of Home REIT common stock "FOR" the proposal to approve the REIT merger and the Merger Agreement.

Q:
When is the REIT merger expected to be completed?

A:
We are working toward completing the mergers, including the REIT merger, as quickly as possible. If Home REIT's stockholders approve the REIT merger and assuming that the other conditions to the mergers set forth in the Merger Agreement are satisfied or waived, it is anticipated that the mergers will become effective within two business days following the Special Meeting of stockholders. However, there is no assurance that the conditions to the mergers will be satisfied or that the mergers will close on the anticipated timeline or at all.

Q:
What happens if the mergers are not completed?

A:
If Home REIT's stockholders do not approve the REIT merger or if the mergers are not completed for any other reason, you will not receive any payment for your shares of Home REIT common stock and Home REIT will be required to reimburse Parent for all of its expenses (up to a maximum of $35 million). Instead, Home REIT will remain a public company, and its common stock will continue to be registered under the Exchange Act and listed on the New York Stock Exchange. Upon a termination of the Merger Agreement, under certain circumstances, Home REIT will be required to pay Parent a termination fee of $150 million, and under certain other circumstances, Parent will be required to pay a termination fee to Home REIT of $300 million. Under certain circumstances, a portion of this $300 million termination fee would be shared by Home REIT and UDR. Additionally, under certain circumstances, UDR will be required to pay $55 million to Home REIT and $35 million to Parent. See "The Merger Agreement—Termination Fees" beginning on page 95 for a description of the circumstances of when these payments would become payable.

Q:
As a common stockholder, what will I receive in the REIT merger?

A:
Each share of Home REIT common stock you own at the REIT merger effective time will automatically be cancelled and converted into the right to receive $75.23 per share in cash, without interest, less any applicable tax withholding.

Q:
How does the merger consideration compare to the market price of Home REIT common stock?

A:
The merger consideration of $75.23 per share represents an approximate 9% premium over Home REIT's unaffected closing price on April 24, 2015, the last trading day prior to media reports regarding a potential transaction involving Home REIT, and an approximate 11% premium over the average closing price of Home REIT common stock over the 60-day period ended April 24, 2015.

Q:
If the REIT merger is completed, when can I expect to receive the merger consideration for my shares of Home REIT common stock?

A:
As soon as possible after the REIT merger closing date, you will receive a letter of transmittal describing how you may exchange your shares of Home REIT common stock for the merger consideration of $75.23 per share.

Q:
What are the anticipated U.S. federal income tax consequences to me of the REIT merger?

A:
The receipt of the merger consideration in exchange for shares of Home REIT common stock as a result of the REIT merger will be a taxable transaction for U.S. federal income tax purposes. Generally, for U.S. federal income tax purposes, you will recognize gain or loss as a result of the REIT merger measured by the difference, if any, between the merger consideration per share of Home REIT common stock and your adjusted tax basis in that share. In addition, under certain circumstances, we may be required to withhold a portion of your merger consideration under applicable tax laws, and we intend to withhold a portion of the merger consideration paid to non-U.S. stockholders, to the extent required under the FIRPTA rules. Please see "The Mergers—Material U.S. Federal Income Tax Consequences" on page 66 for a more complete discussion of the U.S. federal income tax consequences of the REIT merger. Tax matters can be complicated and the tax consequences of the REIT merger to you will depend on your particular tax situation. We encourage you to consult your tax advisor regarding the tax consequences of the REIT merger to you.

Q:
Will I receive any more regular quarterly dividends with respect to the Home REIT common stock that I own?

A:
No. Under the terms of the Merger Agreement, we may not authorize, declare or pay dividends to holders of Home REIT common stock during the term of the Merger Agreement without the prior written consent of Parent, other than dividends necessary to maintain our status as a REIT under the Code and avoid the imposition of corporate level tax or excise tax under Section 4981 of the Code. If we do pay such dividends, there will be a corresponding decrease to the merger consideration payable per share of Home REIT common stock on a dollar-for-dollar basis.

Q:
Should I send in my stock certificates now?

A:
No. If the REIT merger is completed, you will receive a separate letter of transmittal with instructions for the surrender of your Home REIT common stock share certificates. Please do not send in your stock certificates with your proxy.

Q:
When and where is the Special Meeting?

A:
The Special Meeting will be held on                    , 2015 at                    , Eastern Time, at Clinton Square, 14th Floor, Rochester, New York 14604.

Q:
Who can vote and attend the Special Meeting?

A:
All holders of record of Home REIT common stock as of the record date, which was the close of business on August 14, 2015, are entitled to receive notice of, attend and vote at the Special Meeting or any postponements or adjournments of the Special Meeting. Each of our stockholders will be entitled to cast one vote on each matter presented at the Special Meeting for each share of Home REIT common stock that such holder owned as of the record date. If you hold your shares of Home REIT common stock through a broker, bank or other nominee and wish to vote in person at the Special Meeting, you must obtain a "legal proxy," executed in your favor, from the broker, bank or other nominee (which may take several days).

Q:
What constitutes a quorum?

A:
Under our Third Amended and Restated Bylaws, the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the Special Meeting constitutes a quorum.

Q:
What happens if I sell my common stock before the Special Meeting?

A:
If you held shares of Home REIT common stock on the record date but transfer them prior to the REIT merger effective time, you will retain your right to vote at the Special Meeting, but not the right to receive the merger consideration for such shares. The right to receive such consideration when the REIT merger becomes effective will pass to the person who owns the shares that you previously owned.

Q:
What will happen if I abstain from voting or fail to vote?

A:
Approval of the REIT merger and the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Home REIT common stock as of the record date for the Special Meeting. Because the required vote for this proposal is based on the number of outstanding shares of Home REIT common stock that are entitled to be cast rather than on the number of votes actually cast, failure to vote shares and abstentions will have the same effect as voting "against" the proposal to approve the REIT merger and the Merger Agreement.

Approval, on a non-binding, advisory basis, of the merger-related compensation proposal and approval of the adjournment proposal each requires the affirmative vote of the holders of a majority of the votes cast by holders of shares of Home REIT common stock present or represented by proxy at the Special Meeting entitled to vote on the proposal. Because the required vote for these proposals is based on the number of votes actually cast by holders of outstanding shares of Home REIT common stock that are entitled vote, rather than on the number of votes entitled to be cast, and because abstentions are not treated as votes cast, failure to vote shares and abstentions will have no effect on the outcome of the merger-related compensation proposal and the adjournment proposal.

In order for your shares to be voted, you must either return the enclosed proxy card, authorize your proxy or voting instructions by telephone or internet or vote in person at the Special Meeting.

Q:
Why is my vote important?

A:
If you do not submit a proxy or voting instructions or vote in person at the Special Meeting, it will be more difficult for us to obtain the necessary quorum to hold the Special Meeting. In addition, because the proposal to approve the REIT merger and the Merger Agreement must be approved by the affirmative vote of holders of a majority of the outstanding shares of Home REIT common stock as of the record date for the Special Meeting, failure to vote your shares will have the same effect as a vote "against" the approval of the REIT merger and the Merger Agreement.

Q:
What is the position of the board of directors regarding the proposals being presented at the Special Meeting?

A:
Our board of directors unanimously recommends that you vote "FOR" the proposal to approve the REIT merger and the Merger Agreement. "FOR" the non-binding, advisory, merger-related compensation proposal and "FOR" the approval of any adjournments of the Special Meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the Special Meeting to approve the REIT merger and the Merger Agreement.

Q:
Why am I being asked to consider and cast a vote on the non-binding proposal to approve the merger-related compensation?

A:
In July 2010, the U.S. Securities and Exchange Commission adopted rules that require companies to seek a non-binding, advisory vote to approve certain compensation that may become payable to their named executive officers in connection with the mergers.

Q:
What will happen if stockholders do not approve the non-binding, advisory proposal to approve the merger-related compensation?

A:
The vote to approve the non-binding, advisory merger-related compensation proposal is a vote separate and apart from the vote to approve the REIT merger and the Merger Agreement. Approval of this proposal is a not a condition to completion of the mergers. The vote on this proposal is a non-binding, advisory vote only, and it is not binding on us, our board of directors or our compensation committee. Further, the underlying arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the non-binding, advisory vote, if the mergers are completed, our named executive officers will be eligible to receive the compensation that may become payable to them in connection with the mergers, in accordance with the terms and conditions applicable to such compensation.

Q:
Do any of Home REIT's directors and executive officers have any interest in the REIT merger that is different than mine?

A:
Yes. Our board of directors and executive officers have certain interests in the REIT merger that may be different from, or in addition to, the interests of our stockholders, including the consideration that they would receive with respect to their outstanding options, restricted stock, RSUs and dividend equivalent rights in Home REIT in connection with the REIT merger. Additionally, our executive officers may become entitled to receive certain severance payments and benefits following the closing of the REIT merger. See "The Mergers—Interests of Our Directors and Executive Officers in the Mergers" for additional information about possible interests that our directors and executive officers may have in the REIT merger that are different than yours.

Q:
How do I cast my vote?

A:
Stockholders may vote their shares of Home REIT common stock at the Special Meeting in one of four ways: (i) by mail via the enclosed proxy card, (ii) by telephone at the toll-free number provided on the enclosed proxy card, (iii) over the Internet at the Web site provided on the enclosed proxy card or (iv) in person at the Special Meeting.

Q:
If my shares of Home REIT common stock are held in "street name" by my broker or bank, will my broker or bank vote my shares for me?

A:
If you own shares of Home REIT common stock through a broker, bank or other nominee (i.e., in "street name"), you must provide voting instructions in accordance with the instructions on the voting instruction card that your broker, bank or other nominee provides to you, since brokers, banks and other nominees do not have discretionary voting authority with respect to any of the three proposals described in this Proxy Statement. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker, bank or other nominee who can give you directions on how to vote your shares of Home REIT common stock. If you hold your shares of Home REIT common stock through a broker, bank or other nominee and wish to vote in person at the Special Meeting, you must obtain a "legal proxy," executed in your favor, from the broker, bank or other nominee (which may take several days). If you do not obtain a legal proxy from your broker, bank or other nominee, you can still attend the Special Meeting, but you will not be able to vote your shares at the Special Meeting.

Q:
Do I need identification to attend the Special Meeting in person?

A:
Yes. Please bring proper identification. Anyone without proper identification will not be admitted to the Special Meeting.

Q:
If I am going to attend the Special Meeting, should I return my proxy card(s)?

A:
Yes. Returning your signed and dated proxy card(s) ensures that your shares of Home REIT common stock will be represented and voted at the Special Meeting. You may revoke your proxy at any time prior to the vote at the Special Meeting by filing with our Secretary a written revocation of your proxy or by delivering an authorized proxy bearing a later date or by attending the meeting and voting in person.

Q:
Can I participate if I am unable to attend the Special Meeting?

A:
If you are unable to attend the Special Meeting in person, we encourage you to complete, sign, date and return your proxy card, or authorize your proxy.

Q:
How will my proxy be voted?

A:
All shares of Home REIT common stock held by stockholders entitled to vote and represented by properly completed proxies received prior to the Special Meeting, and not revoked, will be voted at the Special Meeting as instructed on the proxies. If you properly sign, date and return a proxy card, but do not indicate how your shares of Home REIT common stock should be voted on a matter, the shares represented by your proxy will be voted as our board of directors recommends, i.e., "FOR" the proposal to approve the REIT merger and the Merger Agreement, "FOR" the non-binding, advisory merger-related compensation proposal and "FOR" the adjournment proposal.

Q:
Can I revoke my proxy or change my vote after I have delivered my proxy?

A:
Yes, you may revoke a previously authorized proxy at any time before the Special Meeting by filing with our Secretary a written revocation of your proxy or by delivering an authorized proxy bearing a later date or by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not, in itself, constitute revocation of a previously authorized proxy.

Q:
What rights do I have if I oppose the REIT merger?

A:
If you are a Home REIT common stockholder of record on the record date, you can vote against the proposal to approve the REIT merger and the Merger Agreement. You are not, however, entitled to appraisal rights, dissenters' rights or similar rights of an objecting stockholder under Maryland law. See "The Merger Agreement—Dissenters' Rights" and "No Dissenters' Rights of Appraisal."

Q:
What will happen to my shares of Home REIT common stock after the REIT merger?

A:
Following the completion of the REIT merger, your shares of Home REIT common stock will be cancelled pursuant to the Merger Agreement in exchange for the right to receive the merger consideration of $75.23 for each share of Home REIT common stock you hold. Trading in shares of Home REIT common stock on the New York Stock Exchange will cease. Price quotations for shares of Home REIT common stock will no longer be available and we will cease filing reports with the Securities and Exchange Commission.

Q:
Have any stockholders already agreed to approve the REIT merger?

A:
To our knowledge, there are no agreements between any stockholders who are entitled to vote at the Special Meeting in which a stockholder has agreed to vote in favor of approval of the REIT merger.

Q:
Where can I find more information about Home REIT?

A:
Home REIT files certain information with the Securities and Exchange Commission. You may read and copy this information at the Securities and Exchange Commission's public reference facilities. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for information about these facilities. This information is also available on the Securities and Exchange Commission's website at www.sec.gov and on our website at http://www.homeproperties.com/. Except as provided in "Where You Can Find More Information", the information found on, or otherwise accessible through, these websites is not incorporated into, and does not form a part of, this Proxy Statement or any other report or document Home REIT files with or furnishes to the Securities and Exchange Commission. You can also request copies of these documents from us. See "Where You Can Find More Information."

Q:
Who will solicit and pay the cost of soliciting proxies?

A:
Home REIT will bear the cost of solicitation of proxies for the Special Meeting. Our board of directors is soliciting your proxy on Home REIT's behalf. In addition to the use of mails, proxies may be solicited by personal interview, telephone, facsimile, e-mail or otherwise, by the directors, officers and other employees of Home REIT. We have engaged Morrow & Co., LLC to assist in the solicitation of proxies for a fee of $20,000, plus an additional per holder fee for any solicitation of individual holders and reimbursement of out-of-pocket expenses. We will also request persons, firms and corporations holding shares of Home REIT common stock in their names or in the names of their nominees, that are beneficially owned by others, to send or cause to be sent proxy materials to and obtain proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in doing so.

Q:
Who can help answer my questions about the REIT merger?

A:
If you have any questions about the Merger Agreement, the REIT merger, how to submit your proxy or the enclosed proxy card or voting instructions, or need additional copies of this Proxy Statement, the enclosed proxy card or voting instructions, you should contact:

Ann M. McCormick, Esq.
Executive Vice President and General Counsel
Home Properties, Inc.
850 Clinton Square
Rochester, New York 14604
(585) 246-4105

You may also contact Morrow & Co., LLC, our proxy solicitor, as follows:

Morrow & Co., LLC
470 West Avenue
Stamford, CT 06902
Toll-free at (877) 849-0763

If your broker holders your shares, you should also contact your broker for additional information.

Q:
Where can I find the voting results of the Special Meeting?

A:
We intend to announce preliminary voting results at the Special Meeting and publish final results in a Current Report on Form 8-K that will be filed with the Securities and Exchange Commission following the Special Meeting. All reports that we file with the Securities and Exchange Commission are publicly available on the Securities and Exchange Commission's website at www.sec.gov when filed.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This Proxy Statement and the documents incorporated herein by reference contain "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Although we believe that the expectations reflected in those forward-looking statements are based upon reasonable assumptions, we can give no assurance that expectations will be achieved. Any statements contained in or incorporated by reference into this proxy statement that are not statements of historical fact should be considered to be forward-looking statements. Some of the words used to identify forward-looking statements include "believes," "anticipates," "plans," "expects," "seeks," "estimates," "intends," and any other similar expressions. Readers should exercise caution in interpreting and relying on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and could materially affect our actual results, performance or achievements. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

  •
  failure to complete the mergers, which could negatively affect the value of our common stock, future business and financial results;

  •
  the pendency of the mergers, which could adversely affect our business and operations;

  •
  incurrence of substantial costs in connection with the proposed mergers and related transactions, such as legal, accounting, financial advisory, filing, printing and mailing fees;

  •
  diversion of management focus and resources from operational matters and other strategic opportunities while working to implement the mergers;

  •
  our inability to attract and retain key personnel during the pendency of the mergers;

  •
  the effect of restrictions on our operations in the Merger Agreement;

  •
  our limited ability to pay dividends to holders of our common stock pursuant to the Merger Agreement;

  •
  Merger Agreement provisions that could discourage a potential competing acquirer or could result in any competing acquisition proposal being at a lower price than it might otherwise be;

  •
  the outcome of the legal proceedings that have been, or may be, instituted against us and others following announcement of our entering into the Merger Agreement;

  •
  the failure to satisfy conditions to completion of the mergers, including receipt of stockholder approval, which, if not satisfied or waived in a timely manner, would delay the mergers or adversely impact the companies' ability to complete the transactions;

  •
  the failure of Parent to obtain the debt financing required to consummate the mergers;

  •
  termination of the Merger Agreement by us or Parent if the mergers are not consummated by December 31, 2015;

  •
  our obligation to pay a termination fee if we terminate the Merger Agreement;

  •
  the possibility that the Contribution and Redemption could be consummated under circumstances in which the mergers are not consummated;

  •
  our exclusive remedy against the counterparties to the Merger Agreement with respect to any breach of the Merger Agreement being, in certain circumstances, to seek payment by Parent of a termination fee in the amount of $300 million (which amount is guaranteed by Parent's sponsor) and, in certain circumstances, to seek payment by UDR of a termination fee in the amount of $55 million, which may not be adequate to cover our damages

  •
  risks incident to owning residential real estate, including illiquidity of real estate assets;

  •
  our dependence on rental income for cash flow;

  •
  weather and other conditions that might affect operating expenses, including real estate taxes;

  •
  unavailability of attractive acquisitions;

  •
  limitations by competition on our ability to increase or maintain rents;

  •
  risks incident to redevelopment and repositioning of residential real estate assets;

  •
  exposure to general economic and local real estate conditions;

  •
  risks of uninsured property or liability losses and insurance costs;

  •
  changes in applicable laws;

  •
  continued access to capital, at favorable rates or at all, to fund growth;

  •
  potential reduction or elimination of the role that the Federal National Mortgage Association ("Fannie Mae") and the Federal Home Loan Mortgage Corporation ("Freddie Mac") play in the multifamily financing sector;

  •
  provisions of our Articles of Incorporation as well as Maryland law and our executive retention plan limiting the ability of our stockholders to effect a change of control; and

  •
  our ability to continue to qualify as a REIT.

 PROPOSAL 1—PROPOSAL TO APPROVE THE REIT MERGER AND MERGER AGREEMENT

        We are asking our stockholders to vote on a proposal to approve the REIT merger and the Merger Agreement.

        For detailed information regarding this proposal, see the information about the REIT merger and the Merger Agreement throughout this Proxy Statement, including the information set forth in the sections entitled "The Mergers" and "The Merger Agreement." A copy of the Merger Agreement is attached as Exhibit A to this Proxy Statement.

        Approval of the proposal to approve the REIT merger and the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Home REIT common stock as of the record date for the Special Meeting. Because the required vote for this proposal is based on the number of votes our common stockholders are entitled to cast rather than on the number of votes actually cast, failure to vote your shares (including failure to give voting instructions to your broker, bank or other nominee) and abstentions will have the same effect as voting "against" the proposal to approve the REIT merger and the Merger Agreement.

        Approval of this proposal is a condition to the completion of the mergers. In the event this proposal is not approved, the mergers cannot be completed.

Recommendation of the Board of Directors:

        Our board of directors unanimously recommends that our stockholders vote "FOR" the proposal to approve the REIT merger and the Merger Agreement.

 PROPOSAL 2—PROPOSAL TO APPROVE CERTAIN MERGER-RELATED COMPENSATION

        Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) under the Exchange Act, we are asking our stockholders to vote at the Special Meeting, on a non-binding, advisory basis, on a proposal to approve the compensation that may become payable to our named executive officers in connection with the mergers. Information intended to comply with Item 402(t) of Regulation S-K concerning this compensation, subject to certain assumptions described therein, is presented in the section entitled "The Mergers—Interests of Our Directors and Executive Officers in the Mergers."

        In order to approve this Proposal 2, we are asking our stockholders to vote "FOR" the adoption of the following resolution:

    "RESOLVED, that Home REIT's stockholders approve, on a non-binding, advisory basis, the compensation that may become payable to Home REIT's named executive officers in connection with the mergers."

        The stockholder vote on merger-related compensation is a non-binding, advisory vote only, and it is not binding on us or our board of directors. Further, the underlying arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the non-binding, advisory vote, if the mergers are completed, our named executive officers will be eligible to receive the compensation that may become payable to our named executive officers in connection with the mergers, in accordance with the terms and conditions applicable to such compensation.

        Approval of this proposal, which includes adoption of the above resolution, on a non-binding, advisory basis, requires the affirmative vote of the holders of a majority of the votes cast on the proposal. Abstentions are not considered votes cast and therefore will have no effect on the outcome of this proposal. Approval of this proposal is a not a condition to the completion of the mergers.

Recommendation of the Board of Directors:

        Our board of directors unanimously recommends that our stockholders vote "FOR" the proposal to approve, on a non-binding, advisory basis, the merger-related compensation proposal.

 PROPOSAL 3—PROPOSAL TO APPROVE ADJOURNMENTS OF THE SPECIAL MEETING

        We are asking our stockholders to vote on a proposal to approve any adjournments of the Special Meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the Special Meeting to approve the REIT merger and the Merger Agreement.

        If the number of shares of Home REIT common stock voting in favor of Proposal 1 to approve the REIT merger and the Merger Agreement is insufficient to approve Proposal 1 at the time of the Special Meeting, then Home REIT may move to adjourn the Special Meeting in order to enable the board of directors to solicit additional proxies in favor of such proposal. In that event, stockholders will be asked to vote only upon the adjournment proposal, and not on any other proposal, including Proposal 1. If Home REIT stockholders approve the adjournment proposal, Home REIT may adjourn the Special Meeting one or more times and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously returned properly executed proxies or authorized a proxy by using the Internet or telephone. Among other things, approval of the adjournment proposal could mean that, even if Home REIT has received proxies representing a sufficient number of votes against the approval of Proposal 1 such that the proposal would be defeated, Home REIT may adjourn the Special Meeting without a vote on Proposal 1 and seek to obtain sufficient votes in favor of approval of Proposal 1 to obtain approval of that proposal.

        Approval of this proposal requires the affirmative vote of the holders of a majority of the votes cast on the proposal. Abstentions are not considered votes cast and therefore will have no effect on the outcome of this proposal. Approval of this proposal is a not a condition to the completion of the mergers.

Recommendation of the Board of Directors:

        Our board of directors unanimously recommends that our stockholders vote "FOR" the adjournment proposal.

 THE PARTIES TO THE MERGERS

Home Parties

        Home Properties, Inc., referred to herein as "Home REIT", a Maryland corporation formed in November 1993, is a self-administered and self-managed REIT that owns, operates, acquires and repositions apartment communities in suburbs of major metropolitan areas, primarily along the East Coast of the United States. As of December 31, 2014, Home REIT, through its affiliates, owned and operated 121 communities with 42,107 apartment units. Home REIT is traded on the New York Stock Exchange under the symbol "HME" and is included in S&P's MidCap 400 Index. Home Properties, L.P., referred to herein as "Home LP", is a New York limited partnership formed in December 1993. Home LP serves as the "operating partnership" for Home REIT and is the entity through which it holds all of its assets and conducts all of its business. Home REIT and Home LP are collectively referred to as the "Home Parties." At December 31, 2014, Home REIT held 85.2% of the partnership units comprised of a 1.0% interest as sole general partner and an 84.2% limited partner interest. The holders of the remaining 14.8% of the partnership units are certain individuals and entities who received partnership units as consideration for their interests in entities owning apartment communities purchased by Home LP, including certain officers of Home REIT.

        The address of the Home Parties is 850 Clinton Square, Rochester, New York 14604. The telephone number of the Home Parties is (585) 546-4900.

Lone Star Parties

        LSREF4 Lighthouse Acquisitions, LLC, referred to herein as "Parent," is a newly formed Delaware limited liability company and an affiliate of Parent's sponsor. LSREF4 Lighthouse Corporate Acquisitions, LLC, referred to herein as "MergerSub," is a newly formed Maryland limited liability company and wholly-owned subsidiary of Parent. LSREF4 Lighthouse Operating Acquisitions, LLC, referred to herein as "Partnership MergerSub," is a newly formed New York limited liability company and a wholly-owned subsidiary of MergerSub. Parent, MergerSub and Partnership MergerSub are collectively referred to as the "Lone Star Parties." The Lone Star Parties were created solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and the Contribution Agreement. None of Parent, MergerSub or Partnership MergerSub has carried on any activities to date other than activities incidental to their formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement and the Contribution Agreement and the financing related to the mergers. Subject to the terms of the Merger Agreement, upon completion of the partnership merger, which was approved by Home LP's outside partnership unitholders at a special meeting of the limited partners on August 3, 2015, Partnership MergerSub will cease to exist and Home LP will continue as the surviving partnership, and upon completion of the REIT merger, Home REIT will cease to exist and MergerSub will continue as the surviving company. The Lone Star Parties are entities currently owned, directly or indirectly, by Lone Star Real Estate Fund IV (U.S.), L.P. (referred to herein as "Parent's sponsor") and certain of its affiliates. Parent's sponsor is one of the funds organized by Lone Star Funds (referred to herein as "Lone Star"). Lone Star is a leading global private equity fund firm.

UDR Parties

        UDR, Inc. ("UDR"), an S&P 400 company, is a self-administered REIT that owns, operates, acquires, renovates, develops, redevelops and manages multifamily apartment communities generally located in high barrier-to-entry markets located throughout the United States. As of June 30, 2015, UDR owned or had an ownership position in 49,322 apartment homes, including 3,222 homes under development, which are held through its subsidiaries, including United Dominion Realty, L.P. (together with UDR, the "UDR Parties"), of which UDR is the parent company and sole general partner, and consolidated joint ventures. UDR's common stock is listed on the New York Stock Exchange under the symbol "UDR."

 THE SPECIAL MEETING

        We are furnishing this Proxy Statement to our stockholders as part of the solicitation of proxies by our board of directors for use at the Special Meeting in connection with the proposed mergers. This Proxy Statement provides our stockholders with the information they need to know to be able to vote or instruct their vote to be cast at the Special Meeting.

Date, Time and Purpose of the Special Meeting

        This Proxy Statement is being furnished to our stockholders in connection with the solicitation of proxies by our board of directors to be exercised at the Special Meeting to be held on                    , 2015 at                    , Eastern Time, at Clinton Square, 14th Floor, Rochester, New York 14604. The purpose of the Special Meeting is for you to consider and vote on the following matters:

  1.
  a proposal to approve the REIT merger and the Merger Agreement;

  2.
  the non-binding, advisory merger-related compensation proposal; and

  3.
  a proposal to approve any adjournments of the Special Meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the Special Meeting to approve the REIT merger and the Merger Agreement.

        We are not aware of any other business to be acted upon at the Special Meeting or any postponements or adjournments thereof. If, however, other matters are properly brought before the Special Meeting or any postponements or adjournments thereof, the persons named as proxies will vote on those matters in their discretion. Holders of a majority of the outstanding shares of Home REIT common stock as of the record date for the Special Meeting must approve the REIT merger and the Merger Agreement for the REIT merger to occur. A copy of the Merger Agreement is attached as Exhibit A to this Proxy Statement, which we encourage you to read carefully in its entirety.

Record Date, Notice and Quorum

        The record date for the Special Meeting is August 14, 2015. Record holders of Home REIT common stock at the close of business on the record date are entitled to vote or have their votes cast at the Special Meeting. At the close of business on the record date, there were approximately                    shares of Home REIT common stock outstanding and entitled to vote at the Special Meeting, held by approximately                    holders of record. Stockholders will have one vote for REIT merger, the adjournment of the Special Meeting and any other matter properly brought before the Special Meeting for each share of Home REIT common stock they owned as of the close of business on the record date.

        Under our Third Amended and Restated Bylaws, the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the Special Meeting constitutes a quorum.

Required Vote

        Completion of the REIT merger requires approval of the REIT merger and the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Home REIT common stock as of the record date for the Special Meeting. Each of our common stockholders is entitled to cast one vote on each matter presented at the Special Meeting for each share of Home REIT common stock owned by such stockholder on the record date. Because the required vote for this proposal is based on the number of votes our common stockholders are entitled to cast rather than on the number of votes cast, failure to vote your shares of Home REIT common stock (including failure to give voting instructions to your broker, bank or other nominee) and abstentions will have the same effect as voting "against" the proposal to approve the REIT merger and the Merger Agreement.

        Approval of the non-binding, advisory merger-related compensation proposal and the approval of any adjournments of the Special Meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the Special Meeting to approve the REIT merger and the Merger Agreement each requires the affirmative vote of the holders of a majority of the votes cast on the proposal. Approval of these proposals is not a condition to completion of the mergers. For the purpose of these proposals, if a stockholder fails to cast a vote on either of these proposals, in person or by authorizing a proxy, such failure will not have any effect on the outcome of such proposal. In addition, abstentions are not considered votes cast and therefore will have no effect on the outcome of the merger-related compensation proposal or the adjournment proposal.

        Because brokers or banks holding shares of Home REIT common stock in "street name" may vote your shares of Home REIT common stock on the proposal to adopt the Merger Agreement, the non-binding, advisory merger-related compensation proposal, or adjournments of the special meeting, if necessary, only if you provide instructions on how to vote, your failure to provide instructions will result in your shares not being present at the meeting and not being voted on those proposals, with the same result as a vote against the REIT merger and the Merger Agreement and no effect on the other proposals. Consequently, there cannot be any broker non-votes occurring in connection with these proposals at the Special Meeting. It is very important that ALL of our stockholders vote their shares of Home REIT common stock, so please promptly complete and return the enclosed proxy card.

        As of the record date, our directors and executive officers owned and are entitled to vote an aggregate of approximately                    shares of Home REIT common stock, entitling them to exercise approximately            % of the voting power of shares of Home REIT common stock entitled to vote at the Special Meeting. Our directors and executive officers have informed us that they intend to vote the shares of Home REIT common stock that they own in favor of the proposal to approve the REIT merger and the Merger Agreement, in favor of the non-binding, advisory merger-related compensation proposal and in favor of the adjournment proposal.

        Votes cast by proxy or in person at the Special Meeting will be counted by the person appointed by us to act as inspector of election for the Special Meeting. The inspector of election will also determine whether a quorum is present at the Special Meeting.

How to Authorize a Proxy

        Holders of record of shares of Home REIT common stock may vote or cause their shares to be voted by proxy using one of the following methods:

  •
  mark, sign, date and return the enclosed proxy card by mail;

  •
  authorize your proxy or voting instructions by telephone or by Internet by following the instructions included with your proxy card; or

  •
  appear and vote in person by ballot at the Special Meeting.

        Regardless of whether you plan to attend the Special Meeting, we request that you authorize a proxy to vote your shares of Home REIT common stock as described above as promptly as possible.

        If you vote by Internet or telephone, your vote must be received before 11:59 p.m. Eastern Time on                    , 2015, the day before the Special Meeting.

        If you own common stock through a broker, bank or other nominee (i.e., in "street name"), you must provide voting instructions in accordance with the instructions on the voting instruction card that your broker, bank or other nominee provides to you, as brokers, banks and other nominees do not have discretionary voting authority with respect to any of the proposals described in this Proxy Statement. You should instruct your broker, bank or other nominee as to how to vote your shares of Home REIT common stock following the directions contained in such voting instruction card. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker, bank or other nominee who can give you directions on how to vote your shares of Home REIT common stock. If you hold your shares of Home REIT common stock through a broker, bank or other nominee and wish to vote in person at the Special Meeting, you must obtain a "legal proxy," executed in your favor, from the broker, bank or other nominee (which may take several days).

Proxies and Revocation

        If you authorize a proxy, your shares of Home REIT common stock will be voted at the Special Meeting as you indicate on your proxy. If no instructions are indicated when you authorize your proxy, your shares of Home REIT common stock will be voted in accordance with the recommendations of our board of directors. Our board of directors recommends that you vote "FOR" the proposal to approve the REIT merger and the Merger Agreement, "FOR" the approval, on a non-binding advisory basis, of the merger-related compensation proposal and "FOR" the adjournment proposal.

        You may revoke your proxy at any time, but only before the proxy is voted at the Special Meeting, in any of three ways:

  •
  by delivering, prior to the date of the Special Meeting, a written revocation of your proxy dated after the date of the proxy that is being revoked to our Secretary at Home Properties, Inc., at 850 Clinton Square, Rochester, New York 14604;

  •
  by delivering to our Secretary a later-dated, duly executed proxy or by authorizing your proxy by telephone or by Internet at a date after the date of the previously authorized proxy relating to the same shares of Home REIT common stock; or

  •
  by attending the Special Meeting and voting in person by ballot.

        Attendance at the Special Meeting will not, in itself, constitute revocation of a previously granted proxy. If you own shares of Home REIT common stock in "street name," you may revoke or change previously granted voting instructions by following the instructions provided by the broker, bank or other nominee that is the registered owner of the shares.

        We do not expect that any matters other than the proposals set forth above will be brought before the Special Meeting. If, however, such a matter is properly presented at the Special Meeting or any postponements or adjournments of the Special Meeting, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies.

Solicitation of Proxies

        We will bear the cost of solicitation of proxies for the Special Meeting. In addition to the use of mails, proxies may be solicited by personal interview, telephone, facsimile, e-mail or otherwise, by our directors, officers and other employees without additional compensation for such activities. We have engaged Morrow & Co., LLC to assist in the solicitation of proxies for a fee of $20,000, plus an additional per holder fee for any solicitation of individual holders and reimbursement of out-of-pocket expenses. We will also request persons, firms and corporations holding shares of Home REIT common stock in their names or in the names of their nominees, that are beneficially owned by others, to send or cause to be sent proxy materials to and obtain proxies from such beneficial owners. We will reimburse such holders for their reasonable expenses in doing so.

Exchange of Stock Certificates

        Our stockholders should not send stock certificates with their proxies. Separate transmittal documents for the surrender of certificated and uncertificated shares of Home REIT common stock in exchange for merger consideration will be mailed to our stockholders as soon as practicable following completion of the REIT merger. See "The Merger Agreement—Exchange and Payment Procedures" beginning on page 76.

Adjournments

        Although it is not currently expected, subject to approval of the adjournment proposal, the Special Meeting may be adjourned for the purpose of soliciting additional proxies if we believe it is reasonably likely that the REIT merger will not be approved at the Special Meeting when convened on                    , 2015, or when reconvened following any adjournment. Any adjournments may be made to a date not more than 120 days after the original record date without notice (other than by an announcement at the Special Meeting), by the affirmative vote of the holders of a majority of the votes cast on the adjournment proposal, whether or not a quorum exists.

Postponements

        At any time prior to convening the Special Meeting, our board of directors may postpone the Special Meeting for any reason without the approval of our stockholders to a date not more than 120 days after the original record date (subject to certain restrictions in the Merger Agreement).

THE MERGERS

General Description of the Mergers

        The REIT merger is one of two separate mergers contemplated by the Merger Agreement. The other, the partnership merger, was approved by the outside partnership unitholders at a special meeting of the limited partners on August 3, 2015. Pursuant to the Merger Agreement, following the Redemption (under which Eligible Unitholders have the right to elect to have some or all of their partnership units redeemed by Home LP in exchange for the Redemption Consideration), (i) Partnership MergerSub will merge with and into Home LP, with Home LP continuing as the surviving partnership, and (ii) immediately following the partnership merger, Home REIT will merge with and into MergerSub, with MergerSub continuing as the surviving company and a wholly-owned subsidiary of Parent.

        In connection with the REIT merger, stockholders of Home REIT and limited partners of Home LP (to the extent they have not participated in the Redemption) will receive an amount of cash per share of Home REIT common stock equal to $75.23, without interest and less any applicable withholding taxes.

        Our board of directors has approved the REIT merger, the Merger Agreement and the transactions contemplated thereby and has declared the REIT merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement advisable, fair to and in the best interests of Home REIT and its stockholders.

Background of the Mergers

        Our management team and board of directors periodically review Home REIT's performance and prospects in light of the current business and economic environment, as well as assess developments in the multifamily REIT sector and the broader residential real estate market, and the conditions of the capital markets in connection with consideration of our long-term business strategy of increasing stockholder value. From time to time, we have evaluated potential strategic options in light of industry developments, changing economic and market conditions and challenges facing participants in our industry. We also from time to time have received inbound inquiries and had other discussions regarding potential strategic options with various parties, but until the current transactions with Lone Star, no transactions ever materialized from such inquiries or discussions. Bank of America Merrill Lynch, which we refer to as BofA Merrill Lynch, has historically acted as financial advisor to Home REIT in connection with past strategic alternative assignments, has acted as lead bookrunner (or in a similar capacity) in connection with many of Home REIT's capital markets transactions, and has met with our board of directors from time to time to assist them in evaluating market conditions and strategic alternatives.

        On December 10, 2014, our board of directors met telephonically, with members of our management team and representatives of BofA Merrill Lynch participating in the meeting. At the meeting, our board of directors discussed, among other things, the state of the multifamily market and Home REIT's prospects and the potential alternatives available to Home REIT. At the meeting, as it has done from time to time, BofA Merrill Lynch presented to our board of directors a general view of the conditions in the REIT marketplace, including as to market performance, capital markets conditions and activity, mergers and acquisitions and other consolidation activity, asset dispositions, and the interest rate environment, while also noting certain challenges that REIT management teams and boards were continuing to face generally. BofA Merrill Lynch also reviewed Home REIT's position relative to its peer group in the market place and its performance and accomplishments, while noting the market had not fully recognized its accomplishments. BofA Merrill Lynch also provided our board of directors a decisional framework for considering strategic alternatives in the event our board of directors wished to pursue such a course, and provided its preliminary views related to Home REIT's valuation based on projections provided by management and a list of potential parties who might be interested in acquiring Home REIT, which list included strategic parties (public REITS; private real estate organizations) and financial parties (financial sponsors; sovereign wealth funds; insurance companies). Our board of directors asked for additional information from BofA Merrill Lynch and scheduled a follow-up meeting.

        On December 16, 2014, our board of directors met again telephonically, with members of our management team and representatives of BofA Merrill Lynch participating in the meeting. At the meeting, BofA Merrill Lynch reviewed certain timing considerations and related matters that might be involved if our board of directors were to determine to pursue a sale process. Following discussions at the meeting, our board of directors determined that no action would be taken to pursue a strategic transaction at that time, as it concluded that the pricing of any transaction was not likely to be satisfactory and initiating a process could be disruptive to and could impair execution of our ongoing business strategy.

        Early in 2015, there were periodic telephone calls from representatives of Goldman Sachs to Mr. Pettinella regarding Lone Star's potential interest in acquiring Home REIT, but no information was exchanged.

        On March 6, 2015, Goldman Sachs, on behalf of Lone Star, in a telephone call to Mr. Pettinella, made an unsolicited request for Mr. Pettinella to meet with Lone Star and a representative of a real estate investment and management company and potential third party participant in a proposed strategic transaction ("Party A"). Mr. Pettinella informed the chairman of our board of directors and certain other board members about Lone Star's request for a meeting, and they indicated that any offer would need to be compelling in order for our board of directors to consider a strategic transaction.

        On March 13, 2015, Mr. Pettinella met with Hugh Ward, Senior Managing Director and Co-head of Real Estate Investments of Lone Star, and a representative of Party A in New York, New York with a representative of BofA Merrill Lynch and Goldman Sachs also in attendance at the meeting. At the meeting, Mr. Ward suggested the possibility of an acquisition of Home REIT by Lone Star with Party A potentially being involved in the transaction. Price was not discussed at this meeting. Mr. Pettinella indicated that, although Home REIT was not for sale generally, he would bring this information to the attention of our board of directors for their further consideration.

        Following this meeting, Mr. Pettinella spoke with the chairman of our board of directors and indicated that he expected to receive an indication of interest from Lone Star with respect to a proposed transaction.

        On March 20, 2015, we received a letter from Lone Star indicating on a preliminary basis its interest in acquiring Home REIT for an all cash purchase price of $71.40 per share/unit for all outstanding shares/units of Home REIT. Mr. Pettinella then informed our board of directors that Lone Star had provided a preliminary indication of interest and the terms thereof.

        On March 21, 2015, at Home REIT's direction, representatives of BofA Merrill Lynch contacted representatives of Goldman Sachs and Lone Star to discuss the letter and proposed acquisition of Home REIT. Representatives of BofA Merrill Lynch indicated that the proposed purchase price likely would be considered inadequate. Representatives of BofA Merrill Lynch also requested that Lone Star share certain key assumptions made by Lone Star in arriving at the $71.40 price. That same day, a representative of Goldman Sachs provided information regarding certain of the assumptions to representatives of BofA Merrill Lynch.

        On March 22, 2015, Mr. Pettinella communicated to Mr. Ward that Lone Star's proposal was not adequate.

        On March 24, 2015, Mr. Ward contacted Mr. Pettinella and informed him that Lone Star was increasing its offer to $73 per share/unit. Mr. Ward also indicated that Lone Star might be willing to increase its offer price to $74 per share/unit based on certain minimum threshold participation in a preferred security option that Lone Star proposed to offer to the limited partners of Home LP (the "Home LP unitholders") as an alternative to cash, since greater participation by the Home LP unitholders in the preferred security option made the transaction more attractive to Lone Star from a financing perspective. Also on March 24, 2015, a representative from BofA Merrill Lynch spoke with a representative from Goldman Sachs to discuss the proposed acquisition of Home REIT by Lone Star.

        Also on March 24, 2015, our board of directors met telephonically, with members of our management team and representatives of BofA Merrill Lynch participating in the meeting. Representatives of BofA Merrill Lynch provided our board of directors with an overview of the offer letter received from Lone Star and the related discussions with Lone Star and Goldman Sachs. After extended discussion among our board members regarding, among other things, valuation, timeline for a transaction, potential alternatives and process, our board of directors determined to form a transaction committee of our board of directors, which we refer to as the Transaction Committee, consisting of Michael Barnello, Bonnie Biumi, Stephen Blank, Alan Gosule, Leonard Helbig, Thomas Lydon and Clifford Smith (which comprise all of Home REIT's independent directors). Our board of directors authorized and directed the Transaction Committee to address matters relating to a potential transaction with Lone Star as well as Home REIT's other potential strategic alternatives.

        Following the meeting of our board of directors on March 24, 2015, the Transaction Committee held an initial telephonic meeting and formed a sub-committee consisting of Stephen Blank, Alan Gosule and Clifford Smith, which we refer to as the Transaction Sub-Committee, to assist the Transaction Committee in the performance of its administrative duties, including engaging in further discussions with BofA Merrill Lynch and engaging outside independent legal counsel to advise our board of directors.

        Later on March 24, 2015, at the direction of our board of directors, Mr. Pettinella informed Lone Star that its preliminary proposal was inadequate, as our board of directors believed the offer price to be too low, and indicated that Home REIT would not consider a strategic transaction at that price.

        In response, on March 25, 2015, we received an updated proposal from Lone Star to acquire all outstanding shares/units of Home REIT for an all cash purchase price in the range of $73.00 to $74.00 per share/unit, depending upon participation in a preferred security option that would be offered to the Home LP unitholders by Lone Star in lieu of cash consideration and the terms of the proposed preferred security option. The proposal contemplated that the cash offer price would increase with a higher level of participation in the preferred security by unitholders and decrease with a lower level of participation by unitholders. The proposal noted that the offer would be financed with a combination of equity and debt. The proposal further noted that it would be withdrawn on April 1 if Home REIT had not responded by that time.

        Also on March 25, 2015, the Transaction Sub-Committee met telephonically, with representatives of BofA Merrill Lynch participating in the meeting. At the meeting, the Transaction Sub-Committee discussed engaging Hogan Lovells US LLP, which we refer to as Hogan Lovells, and engaged in discussions with BofA Merrill Lynch regarding the latest proposal from Lone Star and other matters relating to the transaction process.

        On March 26, 2015, we signed an engagement letter with Hogan Lovells engaging them as our outside independent legal counsel in connection with a potential strategic transaction.

        Also on March 26, 2015, the Transaction Sub-Committee met telephonically, with representatives of Hogan Lovells and BofA Merrill Lynch participating in the meeting. At the meeting, the Transaction Sub-Committee discussed the latest proposal from Lone Star, representatives of Hogan Lovells advised our board of directors of its applicable legal responsibilities, and representatives of BofA Merrill Lynch provided an overview of the terms set forth in the proposal and related discussions representatives of BofA Merrill Lynch had had with representatives of Lone Star and Goldman Sachs. The Transaction Sub-Committee then engaged in a discussion regarding the next steps to be taken with regard to Lone Star's updated proposal and a potential transaction. The Transaction Sub-Committee requested that BofA Merrill Lynch update its preliminary financial analysis and valuation of Home REIT and determined that it would work with BofA Merrill Lynch to begin the process of preparing a virtual due diligence data room.

        On March 27, 2015, Mr. Pettinella placed a telephone call to Mr. Ward and acknowledged receipt of the updated proposal and informed Mr. Ward that we would respond following review and consideration of the proposal by our board of directors.

        On March 30, 2015, our board of directors met telephonically, with members of our management team and representatives of BofA Merrill Lynch and Hogan Lovells participating in the meeting. At the meeting, representatives of Hogan Lovells provided a detailed overview of the legal responsibilities of our board of directors in connection with a potential strategic transaction. Then, representatives of BofA Merrill Lynch updated our board of directors as to developments related to Lone Star's initial proposal and the revised proposal and provided our board of directors with background information regarding Lone Star. BofA Merrill Lynch also provided a further updated preliminary view as to its financial analysis and valuation of Home REIT from that provided on December 10, 2014, based on, among other things, figures for the year ended December 31, 2014 and announced subsequent events, revised projections and guidance provided to BofA Merrill Lynch by management, recent private market transactions (asset acquisitions and dispositions) in relevant markets, current market conditions and market-related changes for Home REIT and its peers, and refined assumptions and views based on continuing discussions with our management team. Our board members then engaged in a discussion about the latest terms of a strategic transaction proposed by Lone Star as well as the state of the multifamily market, valuation levels for multifamily REIT and multifamily real estate, Home REIT's prospects and potential alternatives available to Home REIT, including continuing as a stand-alone enterprise. Our board of directors discussed with its advisors the possibility of seeking other offers for Home REIT at this time, but concluded that (i) the risks of engaging in a broad process at this time were significant, (ii) Home REIT was not for sale generally and would move ahead with Lone Star only if a compelling offer were received, and (iii) if it were to decide to pursue a transaction with Lone Star, it could require protections, including a "go-shop" provision, that would ensure that other parties would have the ability to make a superior offer to acquire Home REIT. Following this discussion, our board authorized Mr. Pettinella to proceed with discussions with Lone Star, but noted that the current price offered was too low. Immediately following this meeting of our board of directors, the Transaction Committee met telephonically to further discuss the latest proposal from Lone Star.

        On or about April 1, 2015, Mr. Pettinella placed a telephone call to Mr. Ward to inform him that our board of directors had authorized him to continue discussions with Lone Star, but that the terms set forth in the March 25, 2015 proposal (including conditioning the price on Home LP unitholders' participation in accepting a preferred security) were not acceptable.

        On April 3, 2015, we received a further revised indication of interest from Lone Star to acquire all of the issued and outstanding shares/units of Home REIT for an all cash purchase price of $74.00 per share/unit, which proposal was no longer contingent upon the level of participation by Home LP unitholders in a preferred security option. This letter noted that it was Lone Star's "best and final" offer. Also on April 3, 2015, Mr. Ward sent Mr. Pettinella additional information regarding Lone Star's portfolio of companies.

        On April 4, 2015, our board of directors met telephonically with members of our management team and representatives of BofA Merrill Lynch and Hogan Lovells participating in the meeting. At the meeting, our board members engaged in a discussion regarding the various features of the April 3, 2015 offer from Lone Star, including price, process, timing, and other potential strategic alternatives. Our board of directors then authorized our management team to negotiate and enter into a confidentiality agreement with Lone Star, including granting Lone Star exclusivity for a period of time if requested by Lone Star. Immediately following this meeting of our board of directors, the Transaction Committee met to discuss further the latest proposal from Lone Star. Also on April 4, 2015, representatives of BofA Merrill Lynch and representatives of Goldman Sachs discussed terms of the transaction, including Home REIT's view of the importance of including a "go-shop" provision, and due diligence matters.

        Also on April 4, 2015, Mr. Pettinella placed a telephone call to Mr. Ward to inform him that our board of directors authorized management to sign a confidentiality agreement with Lone Star, with the understanding that the price per share/unit would be at least $74.00, that Home REIT would have a "go-shop" with a relatively low break fee and that the transaction would move forward as quickly as possible.

        On April 7, 2015, we entered into a confidentiality agreement with Lone Star. The confidentiality agreement contained a 30-day exclusivity period expiring May 7, 2015, which prevented Home REIT from soliciting inquiries or proposals regarding, continuing or entering into negotiations with respect to, providing nonpublic information in connection with, or entering into any confidentiality agreement, term sheet, letter of intent or other arrangement regarding, an acquisition of all or substantially all of the assets or securities of, or other business combination or consolidation with, Home REIT. The exclusivity clause in the confidentiality agreement contemplated a potential 15-day extension period at the request of Lone Star, subject to our approval, not to be unreasonably withheld. Beginning on April 7, 2015, Home REIT provided Lone Star with certain property and financial due diligence information through a virtual data room, and Lone Star commenced its due diligence investigation of Home REIT.

        In the weeks following April 7, 2015, Lone Star continued to express interest in a potential acquisition of Home REIT and began to conduct its due diligence investigation of Home REIT.

        On April 13, 2015, representatives of BofA Merrill Lynch spoke with representatives of Goldman Sachs regarding the terms of a proposed preferred security to be offered to outside partnership unitholders, the Merger Agreement and due diligence matters. In addition, also on April 13, 2015, representatives of Hogan Lovells, Gibson, Dunn & Crutcher LLP, which we refer to as Gibson Dunn, Lone Star's outside legal counsel, BofA Merrill Lynch and Goldman Sachs discussed various structural matters relating to the proposed transaction, including the rights of Home LP unitholders (excluding Home REIT and its subsidiaries) to approve strategic transactions involving Home LP and Home REIT.

        Also on April 13, 2015, Gibson Dunn provided an initial draft of a proposed Merger Agreement to Hogan Lovells. The draft Merger Agreement contemplated an all-cash merger of Home REIT and Home LP and included customary no-shop and fiduciary out provisions, but it did not provide for a "go-shop" period following the signing of the Merger Agreement and did not specify the amount of any termination fees that would be payable by each party under certain circumstances. The draft Merger Agreement also contemplated a rollover preferred security option for Home LP unitholders in lieu of the merger consideration, but the terms of such preferred security were not included.

        On April 19, 2015, members of our management team, along with representatives of Hogan Lovells and BofA Merrill Lynch, discussed with representatives of Lone Star, Gibson Dunn, Skadden, Arps, Slate, Meagher & Flom LLP, which we refer to as Skadden, Lone Star's outside legal tax counsel, and Goldman Sachs deal terms relating to the Home LP unitholders, including terms of the proposed preferred security option. During this discussion, our management team and legal and financial advisors stressed the importance of including a preferred security option for the Home LP unitholders.

        On April 20, 2015, members of our management team (including Mr. Pettinella), along with BofA Merrill Lynch, met with representatives of Lone Star (including Mr. Ward), along with representatives of Goldman Sachs, in Rochester, New York and discussed due diligence matters relating to the business of Home REIT. Members of our management team provided an overview of Home REIT's operations and organizational structure. In this meeting and in other conversations with Lone Star throughout the process, members of our management team and representatives of Lone Star did not engage in any discussion of potential future employment terms for Mr. Pettinella or the other members of our management team.

        On April 21, 2015, Hogan Lovells sent a revised draft of the Merger Agreement to Gibson Dunn, which, among other things, included a 45-day "go-shop" period following the signing of the Merger Agreement.

        On April 24, 2015, the last trading day prior to the publication by a news source and other media outlets of a story regarding a potential transaction between us and Lone Star, the closing price per share of Home REIT common stock on the New York Stock Exchange was $68.91.

        On April 26, 2015, a REIT-specific news source published a story indicating that Lone Star was pursuing a strategic transaction with Home REIT and that news report was subsequently reported by other media outlets. We received no inquiries or proposals from third parties to engage in a transaction with us following this report.

        On April 27, 2015, our board of directors met in person, with members of our management team and representatives of BofA Merrill Lynch and Hogan Lovells participating in the meeting. At the meeting, representatives of BofA Merrill Lynch reviewed, among other things, the process to date involving a potential transaction with Lone Star, including as to the due diligence undertaken to date, and also reviewed the then-current REIT market conditions and Home REIT's position in the marketplace as well as recent transactional activity in the REIT sector since March 30, 2015. Also at the meeting, representatives of Hogan Lovells provided a presentation regarding the legal responsibilities of our board of directors in connection with a potential strategic transaction and provided a summary of deal protection considerations that had been proposed by Lone Star to be included in the draft Merger Agreement. The presentation included a discussion concerning the "go-shop" proposal we had included in our most recent draft of the Merger Agreement provided to Lone Star. Our board of directors then engaged in a discussion regarding the required vote of the Home LP unitholders as well as the terms of BofA Merrill Lynch's engagement. Also at the meeting, and in light of the ongoing discussions with Lone Star, BofA Merrill Lynch reviewed with our board of directors information regarding its prior and current relationships with Lone Star and its affiliates as a result of its normal course corporate, commercial and investment banking services activities, which information had previously been provided to our board of directors. After receiving the information, and inquiring as to such matters, our board of directors discussed BofA Merrill Lynch's experience and its relationship with Home REIT and with Lone Star. Immediately following this meeting of our board of directors, the Transaction Committee met to discuss further the potential transaction with Lone Star. The Transaction Committee engaged in a discussion regarding potential terms of the transaction, including deal protection and financing considerations.

        On April 28, 2015, Gibson Dunn provided a revised draft of the Merger Agreement to Hogan Lovells, which, among other things, rejected the concept of adding a "go-shop" period.

        On May 1, 2015, we held our quarterly earnings call. Also on May 1, 2015, representatives of Gibson Dunn called representatives of Hogan Lovells and conveyed Lone Star's proposal with respect to termination fees and reimbursement of Lone Star's expenses, in addition to proposals on other outstanding issues. Lone Star's proposal included a termination fee payable by either Home REIT or Lone Star equal to 3% of the equity value of the transaction (approximately $150 million), as well as a cap on expense reimbursement payable by Home REIT to Lone Star upon termination in certain circumstances equal to 1% of the equity value of the transaction (approximately $50 million).

        On May 4, 2015, Mr. Ward communicated with Mr. Pettinella regarding various diligence matters and transaction challenges, including matters relating to the outside partnership unitholders and certain approval rights and tax protection agreements. Mr. Ward proposed an in-person meeting among the parties' respective representatives to be held on May 6, 2015 to discuss these matters.

        On May 5, 2015, members of our management team, along with representatives of BofA Merrill Lynch, met with representatives of Lone Star in Rochester, New York regarding various diligence matters concerning Home REIT.

        As part of continuing media coverage that Lone Star and Home REIT were in discussions concerning a deal, on May 6, 2015, further press speculation indicated that we were engaged in discussions with Lone Star regarding a potential transaction with anonymous reports of a potential $80 offer price. We received no inquiries or proposals from third parties to engage in a transaction with us following this press speculation.

        Also on May 6, 2015, representatives of BofA Merrill Lynch and Hogan Lovells met with Mr. Ward and other representatives of Lone Star and representatives of Goldman Sachs and Gibson Dunn in New York, New York and discussed structuring considerations with respect to the transaction and matters relating to the Home LP unitholders, including tax protection arrangements, the preferred security option and the need to obtain outside partnership unitholders approval of the partnership merger, including the timing for doing so. Representatives of Ernst & Young LLP, which we refer to as Ernst & Young, Lone Star's outside tax advisor, and Skadden also joined the meeting by telephone. At the meeting, representatives of Lone Star informed representatives of BofA Merrill Lynch and Hogan Lovells that Lone Star would be willing to accept the existence of a "go-shop" in some form.

        On May 7, 2015, Gibson Dunn provided Hogan Lovells a draft of the terms of a preferred security that would be offered to the outside partnership unitholders, and that outside partnership unitholders could elect to receive in lieu of the merger consideration. Also on May 7, 2015, in response to Lone Star's request and in light of the ongoing discussions with Lone Star, we granted Lone Star the contemplated 15-day extension of the exclusivity period until May 22, 2015, and Lone Star continued to perform its diligence of Home REIT during the extended period.

        On May 8, 2015, representatives of BofA Merrill Lynch and Hogan Lovells discussed the terms of the proposed Lone Star preferred security.

        On May 8, 2015, Hogan Lovells sent a revised draft of the Merger Agreement to Gibson Dunn, which, among other things, re-inserted a 45-day "go-shop" period following the signing of the Merger Agreement.

        On May 11, 2015, representatives of Home REIT, BofA Merrill Lynch and Hogan Lovells discussed the terms of the proposed Lone Star preferred security and concluded that the proposed terms presented too great a risk to outside partnership unitholders as a result of what Home REIT understood to be Lone Star's anticipated business and financing plan and related restructuring steps that Lone Star would be required to implement with respect to Home LP and its subsidiaries in order to implement these plans. Representatives of Home REIT, BofA Merrill Lynch and Hogan Lovells discussed a counterproposal to present to Lone Star regarding the terms of the preferred security.

        On May 12, 2015, our board of directors held a telephonic meeting, with members of our management team and representatives of BofA Merrill Lynch and Hogan Lovells participating in the meeting. At the meeting, Hogan Lovells provided our board of directors with an update as to the process and status of negotiations with Lone Star in respect of a potential strategic transaction. Our board of directors then engaged in a discussion regarding the amount of the termination fee payable by

Home REIT and the termination fee payable by Lone Star to Home REIT. Our board of directors also engaged in a discussion regarding the terms of the proposed preferred security Lone Star was proposing to offer to the outside partnership unitholders and a counterproposal developed by our management team and legal and financial advisors.

        On May 12, 2015, following discussions at the board meeting, we made a counterproposal to Lone Star in respect of the termination fees and expense reimbursement cap. We proposed a $50 million (approximately 1% of equity value) termination fee payable by Home REIT during the "go-shop" period and $150 million (approximately 3% of equity value) termination fee payable by Home REIT after expiration of the "go-shop" period, and a $300 million (approximately 6% of equity value) reverse termination fee payable by Lone Star. We also proposed a $15 million cap (approximately 0.3% of equity value) on expense reimbursement payable by Home REIT to Lone Star upon termination in certain circumstances.

        Also on May 12, 2015, we made a counterproposal in respect of the terms of the Lone Star preferred security, including a higher coupon rate and various protections to the outside partnership unitholders, such as a higher coupon with a step-up in the event the surviving entity's ratio of total debt to total assets exceeded a specified threshold and the right to have such preferred security redeemed for an in-kind distribution of one or more properties or other assets in certain circumstances.

        On May 13, 2015, representatives of Hogan Lovells and Gibson Dunn discussed the proposed terms of the Lone Star preferred security in light of Lone Star's anticipated business plan.

        On May 15, 2015, representatives of Hogan Lovells and Gibson Dunn discussed various options for structuring the transaction in a manner that would provide the outside partnership unitholders with an alternative to cash consideration.

        Also on May 15, 2015, Mr. Pettinella called Mr. Ward and proposed that Lone Star increase its offer price to $75.00 per share/unit. Mr. Pettinella also reiterated that Lone Star be required to complete the acquisition of Home REIT regardless of whether the partnership merger was also consummated. Mr. Ward declined the proposal and indicated that Lone Star was not interested in proceeding with a transaction on such terms.

        On May 19, 2015, we received a letter from Lone Star confirming its $74.00 per share/unit all cash offer for all issued and outstanding shares/units of Home REIT and indicating the potential to increase such offer price by up to $0.50 per share/unit depending on its ability to minimize certain transaction costs. The letter noted that Lone Star's due diligence was substantially complete and confirmed Lone Star would agree to include a "go-shop" provision in the Merger Agreement. The letter also suggested a possible three-party transaction structure involving the contribution of a portfolio of properties by Home LP to a publicly traded REIT in exchange for equity in such publicly traded REIT's operating partnership along with certain rights and protections for Home LP unitholders electing to receive such limited partnership units.

        Between May 19, 2015 and May 22, 2015, Home REIT's and Lone Star's financial and legal advisors discussed various structuring considerations and alternatives, including our desire to offer outside partnership unitholders a more attractive security than what Lone Star was able to provide based on its anticipated business plan as well as Lone Star's desire to obtain assurances that the partnership merger would be approved by the requisite outside partnership unitholders. During the course of these discussions, it was acknowledged that the proposed preferred security was not likely to be attractive to outside partnership unitholders.

        On May 22, 2015, our board of directors held a telephonic meeting, with members of our management team participating in the meeting. At the meeting, management provided our board of directors with an update as to the process and status of negotiations with Lone Star in respect of a potential transaction. Our board of directors then engaged in a discussion relating to a possible three-party transaction structure with a publicly traded REIT. At the meeting, our board of directors authorized our management to pursue the three-party transaction structure.

        On May 22, 2015, Home REIT and Lone Star, along with their respective financial and legal advisors, agreed to try to pursue a three-party transaction structure.

        Also on May 22, 2015, following Lone Star's request and in light of the decision to pursue a three-party transaction structure, we granted Lone Star a further extension of the exclusivity period until June 5, 2015, and Lone Star consented to us engaging in discussions with potential partner REITs in respect of the proposed three-party transaction. On May 22, 2015, BofA Merrill Lynch proceeded to contact UDR, Mr. Pettinella reached out to two other publicly traded multifamily REITs and Goldman Sachs reached out to an additional publicly traded multifamily REIT. Two of these REITs declined to pursue a potential unit transaction.

        On May 23, 2015, we entered into confidentiality agreements with each of UDR and another one of these four REITs ("Party B"). Also on May 23, 2015, UDR and Party B were granted access to a portion of the virtual data room and commenced their respective due diligence investigations of Home REIT.

        On May 23, 2015, Gibson Dunn sent a revised draft of the Merger Agreement to Hogan Lovells, which, among other things, accepted a 30-day "go-shop" period following the signing of the Merger Agreement. The revised draft of the Merger Agreement also included a counterproposal in respect of termination fees and expense reimbursement. Lone Star proposed a termination fee payable by Home REIT during the "go-shop" equal to 1.25% of the equity value of the transaction (approximately $62.5 million) and a termination fee payable by Home REIT after expiration of the "go-shop" period equal to 3% of the equity value of the transaction (approximately $150 million), a termination fee payable by Lone Star equal to 4.5% of the equity value of the transaction (approximately $225 million), and a cap on expense reimbursement payable by Home REIT to Lone Star upon termination in certain circumstances equal to 1% of the equity value of the transaction (approximately $50 million).

        On May 27, 2015, Mr. Pettinella and Mr. Ward discussed remaining open points regarding the transaction structure, including due diligence by potential third-party REITs, the structure relating to the third-party REIT and securities to be offered to Home LP unitholders and the process of obtaining the requisite outside partnership unitholder approval of the partnership merger, including potentially engaging in discussions regarding the proposed transaction with select outside partnership unitholders prior to signing the Merger Agreement. Mr. Ward reconfirmed with Mr. Pettinella that Lone Star was unwilling to enter into a Merger Agreement that would require Lone Star to complete the acquisition of Home REIT unless the partnership merger was also consummated. Also on May 27, 2015, Lone Star provided initial pricing guidance on selected assets to UDR, while continuing to negotiate other key provisions such as the length of the new tax protection period to be offered to Home LP unitholders, and Party B provided its initial price guidance to Goldman Sachs.

        On May 28, 2015, Lone Star provided updated pricing guidance to UDR based upon a revised pool of identified assets. Also on May 28, 2015, representatives of Goldman Sachs discussed pricing of identified assets with Party B as well as other key provisions such as the length of the new tax protection period to be offered to outside partnership unitholders.

        On May 29, 2015, representatives of Goldman Sachs discussed with representatives of UDR the potential consideration to be offered to outside partnership unitholders who might elect not to receive the merger consideration. Representatives of Goldman Sachs also discussed the pricing of assets with Party B. Also on May 29, 2015, Mr. Ward called Mr. Pettinella to discuss the status of negotiations with UDR in respect of the three-party transaction.

        Also on May 29, 2015, UDR's board of directors approved UDR pursuing the transaction with Lone Star and Home REIT. That same day, a representative of UDR provided a draft term sheet to Lone Star with respect to the transaction. Between May 29, 2015 and May 30, 2015, representatives of UDR and Lone Star negotiated and finalized the term sheet. The term sheet provided for a potential transaction that would occur in connection with the closing of the REIT merger and contemplated that Home LP would contribute up to six properties to UDR's operating partnership in exchange for limited partnership units of UDR's operating partnership, cash and the right to subscribe for UDR Series F Preferred Stock, which units, cash and subscription rights could be used to redeem the interests of the Eligible Unitholders who make valid and timely Redemption Elections ("Redeeming Unitholders") in lieu of the merger consideration. The term sheet also provided for 10 years of new tax protection to Redeeming Unitholders.

        Also on May 29, 2015, Hogan Lovells sent a revised draft of the Merger Agreement to Gibson Dunn, which, among other things, proposed a $50 million (approximately 1% of equity value) termination fee payable by Home REIT during the "go-shop" period and a $150 million (approximately 3% of equity value) termination fee payable by Home REIT after expiration of the "go-shop" period, a $300 million (approximately 6% of equity value) termination fee payable by Lone Star, and a $25 million (approximately 0.5% of equity value) cap on expense reimbursement payable by Home REIT to Lone Star upon termination in certain circumstances. The draft did not accept Lone Star's proposal to include as a condition to Lone Star's obligation to complete the acquisition of Home REIT that the partnership merger must also be consummated.

        Also on May 29, 2015, representatives of Goldman Sachs had discussions with representatives of Party B regarding Party B's price guidance and modifications that Party B might be willing to consider to its initial price guidance. Based on those discussions, Lone Star determined that it would be unable to proceed with a transaction with Party B.

        On May 30, 2015, Lone Star indicated to Party B that its proposal to acquire certain assets of Home LP was not the most attractive that Lone Star had received, and that it was ceasing negotiations with Party B in respect of a three-party transaction. In particular, the asset pricing net of certain adjustments that Party B underwrote was unacceptable to Lone Star, Party B's share price was trading at a significant discount to its net asset value, and Party B declined to provide outside partnership unitholders with a new, ten year period of tax protection. These matters, when compared to certain factors regarding UDR that Lone Star viewed to be positive, led Lone Star to determine that the UDR proposal was superior.

        On May 31, 2015, Lone Star sent Mr. Pettinella the term sheet that had been negotiated between Lone Star and UDR.

        In the days following May 31, 2015, Home REIT, Lone Star and UDR and their respective representatives continued to discuss the structure of the three-party transaction and tax protection and guarantee opportunities that would be offered to outside partnership unitholders.

        On June 2, 2015, we received a letter from Lone Star increasing its all-cash offer price to $74.15 per share/unit for all issued and outstanding shares/units of Home REIT and indicating the potential for incremental price increases depending on its ability to minimize certain transaction costs. Also on June 2, 2015, Mr. Pettinella, Mr. Ward and representatives of Goldman Sachs and BofA Merrill Lynch spoke regarding the consideration options to be provided to outside partnership unitholders, including the possibility of Lone Star or UDR providing a preferred security option in addition to the partnership interests in an affiliate of UDR. In addition, on June 2, 2015, further press speculation suggested that we were in discussions with Lone Star regarding a potential transaction with anonymous reports of a "74ish" offer price.

        On June 3, 2015, following discussions between our management team and Lone Star, and the identification of potential cost savings, we received a letter from Lone Star further increasing its all-cash offer price to $74.42 per share/unit for all issued and outstanding shares/units of Home REIT.

        Also on June 3, 2015, in light of the potential transaction with UDR, at the direction of our board of directors, Home REIT engaged Houlihan Lokey for purposes of providing a fairness opinion to our board of directors, in its capacity as the board of directors of the general partner of Home LP, in connection with the contemplated transactions involving Home LP.

        On June 4, 2015, Gibson Dunn sent a revised draft of the Merger Agreement to Hogan Lovells, which, among other things, accepted our proposals with respect to the Home REIT termination fees and the Lone Star termination fee, and proposed a $35 million cap on expense reimbursement payable by Home REIT to Lone Star upon termination in certain circumstances. The draft conditioned Lone Star's and Home REIT's obligations to complete the acquisition of Home REIT on the partnership merger having first been consummated, as Home REIT and Lone Star had determined that it was not feasible to conduct discussions with select outside partnership unitholders to secure the requisite outside partnership unitholder approval of the partnership merger prior to the parties signing the Merger Agreement.

        On June 5, 2015, representatives of Home REIT and Lone Star, along with their respective legal and financial advisors, discussed the potential for, and terms of, a Lone Star preferred security option. The representatives of Lone Star indicated that, in light of the structural complexities that had previously been discussed among the parties, Lone Star was unable to offer a preferred security option that would be attractive to the Home LP unitholders.

        Also on June 5, 2015, we received a letter from Lone Star increasing its all-cash offer price to $74.50 per share/unit for all issued and outstanding shares/units of Home REIT, subject to us agreeing to certain changes to the draft Merger Agreement as proposed by Lone Star. Lone Star also indicated that it would not be in a position to execute a definitive Merger Agreement prior to June 15, 2015 due to timing requirements to obtain greater assurance from its financing sources. Also on June 5, 2015, we received an initial draft of the Contribution Agreement from Morrison & Foerster LLP, which we refer to as Morrison & Foerster, UDR's outside legal counsel.

        Between June 5, 2015 and June 12, 2015, Home REIT, Lone Star and UDR, along with their respective legal, tax and financial advisors, engaged in extensive discussions regarding structure of the three-party transaction and the terms of the Contribution Agreement.

        On June 8, 2015, following Lone Star's request and in light of the progress being made with respect to a three-party transaction with UDR, we granted Lone Star a further extension of the exclusivity period until June 19, 2015. Also on June 8, 2015, Morrison & Foerster sent a revised draft of the Merger Agreement to Hogan Lovells and Gibson Dunn.

        On June 12, 2015, because of structuring issues, Home REIT, Lone Star and UDR concluded that it was not an option for UDR to issue units in its existing operating partnership in connection with the contribution made in accordance with the Contribution Agreement pursuant to which Home LP will contribute a portfolio of up to six properties to the UDR DownREIT Partnership, and the UDR DownREIT Partnership will assume certain outstanding indebtedness secured by the contributed properties, in exchange for aggregate consideration consisting of (i) up to approximately $753 million in UDR DownREIT Units and (ii) up to $65 million in cash, in each case subject to the number of partnership units redeemed in the Redemption (the "Partnership Contribution"), and the parties agreed to modify the structure of the three-party transaction, such that UDR would form a new "downREIT" limited partnership, which we refer to as the UDR DownREIT Partnership, and the UDR DownREIT Partnership would issue limited partnership units, pay cash and assume certain indebtedness of Home LP in exchange for the contribution of certain properties by Home LP to UDR

DownREIT Partnership. UDR DownREIT Partnership would also provide certain tax protection, generally for 10 years, as well as the opportunity for Redeeming Unitholders to guarantee a portion of the indebtedness currently encumbering, or hereafter expected to encumber certain specified properties to be owned by the UDR DownREIT Partnership and available to be guaranteed by Redeeming Unitholders.

        Also on June 12, 2015, Gibson Dunn sent a revised draft of the Merger Agreement to Hogan Lovells and Morrison & Foerster, which, among other things, proposed an unspecified cap on UDR's expense reimbursement and a termination fee payable by UDR of $90 million in certain circumstances and reflected the agreement of Home REIT and Lone Star that Lone Star's and Home REIT's obligations to complete the acquisition of Home REIT would be conditioned on the partnership merger also being consummated.

        On June 14, 2015, Gibson Dunn sent a revised draft of the Contribution Agreement, which incorporated comments from Hogan Lovells, to Morrison & Foerster.

        On June 15, 2015, our board of directors held a telephonic meeting, with members of our management team and representatives of BofA Merrill Lynch, Houlihan Lokey and Hogan Lovells participating in the meeting. At the meeting, our board of directors was provided an update as to the status of negotiations between Home REIT and Lone Star with regard to the offer price and certain terms of the Merger Agreement, as well as the status and proposed structure of the transaction with UDR. Also at the meeting, BofA Merrill Lynch reviewed information it had previously provided to our board of directors updating previously disclosed relationships with Lone Star, noting that Lone Star and/or affiliates thereof and affiliates of BofA Merrill Lynch had existing credit facilities that had not been entered into by affiliates of BofA Merrill Lynch in contemplation of the REIT merger, but which facilities Lone Star and its affiliates can utilize from time-to-time to facilitate the consummation of acquisition transactions generally. BofA Merrill Lynch informed our board of directors that it had been advised by Parent that it and/or certain affiliates of Parent might utilize borrowings from such facilitates at the closing of the REIT merger to facilitate the closing. BofA Merrill Lynch also reviewed with our board of directors information previously provided to the board regarding relationships with UDR and noted that, as part of those relationships, affiliates of BofA Merrill Lynch participate in existing UDR revolving credit facilities that had not been entered into by affiliates of BofA Merrill Lynch in contemplation of the REIT merger, but that BofA Merrill Lynch had been advised by UDR that it or an affiliate may use borrowings under one or more of such facilities at the closing of the Partnership Contribution. BofA Merrill Lynch discussed with our board of directors potential revenues that affiliates of BofA Merrill Lynch could receive depending on the size of draws under the referenced Lone Star and UDR facilities.

        On June 15, 2015, we formally signed an engagement letter with BofA Merrill Lynch confirming our prior understanding with BofA Merrill Lynch regarding its role as our financial advisor.

        On June 17, 2015, UDR again proposed that its expense reimbursement be uncapped, that it be entitled to receive a termination fee in circumstances when either Home REIT or Lone Star is paid a termination fee (other than a termination fee paid by Home REIT to Lone Star for a termination during the "go-shop" period), and that the termination fee payable by UDR should be less than the $90 million originally proposed.

        Also on June 17, 2015, Morrison & Foerster sent a revised draft of the Contribution Agreement to Hogan Lovells and Gibson Dunn, as well as an initial draft of the limited partnership agreement of the UDR DownREIT Partnership to Hogan Lovells and Gibson Dunn. Consistent with the discussions to date, the initial draft of the limited partnership agreement provided that the limited partners (other than UDR and its affiliates) would be entitled to receive priority distributions per unit equal to the dividends per share paid by UDR on its common stock and that such limited partners would be entitled, after one year, to have their units redeemed by the UDR DownREIT Partnership for shares of UDR common stock or the cash equivalent. The initial draft did not include specific limitations on the ability of the general partner to make other distributions, incur debt or issue preferred interests.

        On June 18, 2015, representatives of Hogan Lovells and Gibson Dunn discussed the revised draft of the Contribution Agreement. Later on June 18, 2015, members of our management team along with representatives of Hogan Lovells engaged in discussions with representatives of UDR and Morrison & Foerster regarding the open issues with respect to the Contribution Agreement.

        Also on June 18, 2015, as part of ongoing price negotiations with Lone Star, we made a proposal to Lone Star that any dividends paid between the signing of the Merger Agreement and the closing of the mergers would reduce the purchase price by the amount of such dividends, Lone Star's expense reimbursement cap would be $35 million and, assuming the termination fee payable by UDR was $90 million, it would be split between Home REIT and Lone Star, with $55 million being paid to Home REIT and $35 million being paid to Lone Star, all in exchange for an increase by Lone Star in the offer price to $75.26. Lone Star indicated it would consider these terms.

        Following delivery of such proposal and negotiations, our board of directors held a telephonic meeting on June 18, 2015, with members of our management team and representatives of BofA Merrill Lynch, Houlihan Lokey and Hogan Lovells participating in the meeting. At the meeting, our board of directors was provided an update as to the status of negotiations with Lone Star and UDR. Following this board meeting, members of our management team had a discussion with Lone Star in which Lone Star indicated that it would be willing to increase its offer price to $75.10 per share/unit based on the proposal presented by Home REIT earlier in the day.

        On June 19, 2015, Gibson Dunn sent a revised draft of the Contribution Agreement, which incorporated comments from Hogan Lovells, to Morrison & Foerster. Also on June 19, 2015, Hogan Lovells sent a revised draft of the UDR DownREIT Partnership limited partnership agreement to Morrison & Foerster and Gibson Dunn, which provided in response to Hogan Lovells' earlier requests, among other things, that UDR DownREIT Partnership would be restricted from making distributions to UDR and its affiliates who are limited partners and restricted from incurring indebtedness if, in either case, after giving effect to such action, UDR DownREIT Partnership's ratio of net assets to the value of all outstanding limited partnership units held by the limited partners (excluding limited partnership units held by UDR and its affiliates) would be less than 2.0 and that the limited partners (excluding limited partnership units held by UDR and its affiliates) would be entitled to receive any unpaid distributions in priority to any distributions to UDR and its affiliates who are limited partners.

        On June 20, 2015, Morrison & Foerster sent a revised draft of the Contribution Agreement to Hogan Lovells and Gibson Dunn, which accepted substantially all of the proposed revisions.

        Also on June 20, 2015, Morrison & Foerster sent a revised draft of the UDR DownREIT Partnership limited partnership agreement to Hogan Lovells and Gibson Dunn, which, among other things, accepted the restriction on UDR DownREIT Partnership making distributions to UDR and its affiliates who are limited partners if, after giving effect to such distributions, UDR DownREIT Partnership's ratio of net assets to the value of all outstanding partnership units held by the limited partners (excluding limited partnership units held by UDR and its affiliates) would be less than 2.0, except that all limited partners would have the right to receive priority distributions of unpaid distributions prior to any further distributions being paid, and such distributions would not be subject to the foregoing restriction. Such revised draft rejected the restriction on incurrence of indebtedness by UDR DownREIT Partnership and instead proposed that UDR DownREIT Partnership would be restricted from incurring indebtedness if, after giving effect to the incurrence of such indebtedness, the ratio of total indebtedness of UDR DownREIT Partnership and its subsidiaries to the gross asset value would exceed 60%.

        On June 21, 2015, following ongoing discussions among Mr. Pettinella, Mr. Ward and representatives of BofA Merrill Lynch, Goldman Sachs, Hogan Lovells and Gibson Dunn as to price, Lone Star and Home REIT agreed to a price of $75.23 per share/unit, subject to the approval of Home REIT's board of directors.

        Also on June 21, 2015, following a series of discussions between and among Mr. Pettinella, Mr. Ward and Warren Troupe, Senior Executive Vice President of UDR, the parties agreed that Home REIT and Lone Star would each pay to UDR 9% of any termination fee (other than, in respect of Lone Star, a termination fee paid by Home REIT during the "go-shop" period) that it received, and UDR would be entitled to uncapped reimbursement of its expenses in certain circumstances, and UDR agreed that it would pay a termination fee of $90 million in the aggregate to Home REIT and Lone Star in certain circumstances.

        Later on June 21, 2015, our board of directors met telephonically, with all members of our board of directors in attendance, along with members of our management team and representatives of BofA Merrill Lynch, Houlihan Lokey and Hogan Lovells participating in the meeting. Representatives of Hogan Lovells first reviewed with our board of directors the duties of directors in connection with the transaction being considered by our board of directors. Our management team then provided an update as to the negotiations with Lone Star and UDR. Representatives of Hogan Lovells provided a summary of the material terms of the Merger Agreement, Contribution Agreement and related agreements that had been negotiated with Lone Star and UDR, including the treatment of common stock and other equity awards owned by members of our board of directors and officers. It was noted to our board of directors that Lone Star had agreed to give Home REIT a "go-shop" right to solicit inquiries and proposals for alternative strategic transactions, and to engage in discussions and negotiations with third parties with respect to alternative acquisition proposals, for a period of 30 days after signing the Merger Agreement and, after the expiration of such 30-day period, to continue to participate in such discussions or negotiations with parties identified during such 30-day period under certain circumstances if our board of directors determined, prior to the expiration of such 30-day period, that the alternative acquisition proposal submitted by such party is, or is reasonably likely to result in, a superior proposal.

        Also at the meeting of our board of directors on June 21, 2015, representatives of BofA Merrill Lynch made a presentation regarding BofA Merrill Lynch's financial analyses in connection with its opinion. At the conclusion of a discussion on this topic, BofA Merrill Lynch rendered an oral opinion to our board of directors, subsequently confirmed by delivery of a written opinion, dated June 21, 2015, to the effect that, as of such date, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by BofA Merrill Lynch as set forth in its written opinion, the merger consideration of $75.23 per share to be received by holders of Home REIT's common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders. Also at the meeting of our board of directors on June 21, 2015, Houlihan Lokey rendered a fairness opinion, dated June 21, 2015, to our board of directors, in its capacity as the board of directors of the general partner of Home LP, in order to assist our board of directors in connection with its evaluation of the Redemption and the partnership merger.

        At the meeting of our board of directors on June 21, 2015, after discussion, and taking into account the fairness opinions delivered by BofA Merrill Lynch and Houlihan Lokey and other factors described below in great detail under the heading "—Recommendations and Reasons for the Mergers" including our board of directors' belief that the REIT merger is more favorable to our stockholders than other strategic alternatives available to Home REIT, including remaining an independent public company, our board of directors unanimously adopted resolutions which, among other things, approved the mergers, the Merger Agreement, the Partnership Contribution, the Contribution Agreement and the other transactions contemplated by the Merger Agreement and the Contribution Agreement and

resolved to recommend that the Home LP unitholders vote for the approval of the partnership merger and the Merger Agreement and that our common stockholders vote for the approval of REIT merger and the Merger Agreement.

        Following the meeting of our board of directors on June 21, 2015, members of our management team and Hogan Lovells worked with Lone Star, Gibson Dunn, UDR and Morrison & Foerster to finalize the documentation for the transaction.

        On the evening of June 21, 2015, Hogan Lovells sent a further revised draft of the limited partnership agreement to Morrison & Foerster and Gibson Dunn, and representatives of UDR, Home REIT and Lone Star, along with Morrison & Foerster, Hogan Lovells and Gibson Dunn, participated in further negotiations in respect of the limited partnership agreement of UDR DownREIT Partnership.

        Early in the morning on June 22, 2015, Morrison & Foerster sent a revised draft of the limited partnership agreement to Hogan Lovells and Gibson Dunn, which accepted the restriction on UDR DownREIT Partnership from incurring indebtedness if, after giving effect to the incurrence of such indebtedness, UDR DownREIT Partnership's ratio of net assets to the value of all outstanding limited partnership units held by the limited partners of UDR DownREIT Partnership (excluding limited partnership units held by UDR and its affiliates) would be less than 2.0.

        On the morning of June 22, 2015, the parties executed and delivered the Merger Agreement and the Contribution Agreement, and before the opening of trading on the New York Stock Exchange, Home REIT issued a press release announcing the execution of the Merger Agreement and the Contribution Agreement.

        Under the terms of the Merger Agreement, we were permitted to solicit inquiries and proposals from third parties and to furnish non-public information to third parties until 11:59 p.m., New York City time, on July 22, 2015.

        On June 22, 2015, as permitted by the terms of the "go-shop" provision in the Merger Agreement, BofA Merrill Lynch contacted approximately 45 companies and investment groups and funds to request indications of interest from such parties. During the "go-shop" period, we received requests for non-public information from five parties, two of whom entered into confidentiality agreements with us and were given access to a virtual data room. Neither of these parties provided us with a proposal or offer with respect to an alternative acquisition proposal prior to expiration of the "go-shop" period on July 22, 2015. As a result, we requested that these parties destroy or return all confidential information in their possession pursuant to the terms of their respective confidentiality agreements.

        The partnership merger was approved by Home LP's outside partnership unitholders at a special meeting of the limited partners on August 3, 2015.

Recommendations and Reasons for the Mergers

        After careful consideration, our board of directors has unanimously approved the REIT merger, the Merger Agreement, and the other transactions contemplated by the Merger Agreement and has declared the Merger Agreement, the REIT merger and the other transactions contemplated by the Merger Agreement advisable, fair to and in the best interests of Home REIT and its stockholders. Our board of directors unanimously recommends that you vote "FOR" the proposal to approve the REIT merger and the Merger Agreement, "FOR" the non-binding, advisory merger-related compensation proposal and "FOR" the approval of any adjournments of the Special Meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the Special Meeting to approve the REIT merger and the Merger Agreement.

        In evaluating the REIT merger, our board of directors consulted with Home REIT's senior management and outside legal and financial advisors and, in reaching its decision to unanimously approve the transactions contemplated by the Merger Agreement, including the REIT merger and the partnership merger, carefully considered numerous factors that our board of directors believed supported its decision, including the following material factors:

  •
  our board of directors' knowledge of the business, operations, financial condition, earnings and prospects of Home REIT, as well as its knowledge of the current and prospective environment in which Home REIT operates, including economic and market conditions;

  •
  the belief that the mergers are more favorable to Home REIT's stockholders and the holders of partnership units than other strategic alternatives available to Home REIT, including remaining an independent public company;

  •
  the current and historical trading price for a share of Home REIT common stock and the fact that: (a) the merger consideration of $75.23 represented an approximately 9% premium over the unaffected closing price for a share of Home REIT common stock on April 24, 2015, the last trading day prior to media reports of a potential transaction, and an approximately 11% premium over the average closing price for a share of Home REIT common stock for the 60 days ended April 24, 2015; and (b) the 30-day, 90-day and 180-day moving average for a share of Home REIT common stock prior to June 19, 2015, the last trading day prior to the public announcement of the Merger Agreement was $74.24, $70.76 and $68.92 respectively;

  •
  favorable conditions for sale transactions in the real estate markets generally and the multifamily sector specifically, including prices for real estate assets being at or near historical highs while capitalization rates are at or near historical lows, the low interest rate environment and the possibility that interest rates may rise in the near future;

  •
  general macroeconomic challenges and economic weakness that could impede rent increases;

  •
  the high probability that the mergers would be completed based on, among other things, Parent's proven ability to complete large acquisition transactions on the agreed terms, the lack of a financing condition and the $300 million reverse termination fee payable to Home REIT if the Merger Agreement is terminated under certain circumstances, which payment is guaranteed by Parent's sponsor;

  •
  the terms and conditions of the Merger Agreement, which were reviewed by our board of directors with their legal advisors, and the fact that such terms were the product of arm's-length negotiations between the parties;

  •
  Home REIT's ability to conduct a "go-shop" process under the Merger Agreement for a period of 30 days after execution of the Merger Agreement to solicit other potential buyers for superior proposals and the fact that none of the potential buyers contacted during the "go-shop" period submitted any acquisition proposal;

  •
  Home REIT's ability to terminate the Merger Agreement, under certain circumstances, in order to enter into a definitive agreement providing for a superior proposal if our board of directors determines, after consultation with advisors and after taking into account any changes to the terms of the Merger Agreement proposed by Parent, that the superior proposal continues to be a superior proposal, subject to payment of a termination fee of $150 million;

  •
  the opinion of BofA Merrill Lynch, dated June 21, 2015, to Home REIT's board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the consideration to be received by holders (other than Parent, or any subsidiary of Parent, including MergerSub, or any subsidiary of Home REIT) of shares of Home REIT common stock, as more fully described below in the section entitled "Opinion of Our Financial Advisor;"

  •
  the fact that the merger consideration will provide Home REIT stockholders with immediate fair value, in cash, for all of their shares of Home REIT common stock;

  •
  the limited number of potential purchasers with the financial ability to acquire us; and

  •
  the fact that the mergers would be subject to the approval of both our stockholders and the outside partnership unitholders, and the fact that our stockholders and outside partnership unitholders would be free to reject the mergers by voting against the mergers for any reason, including if a higher offer were to be made prior to the Special Meeting (although we may be required to pay a termination fee under certain circumstances if we subsequently were to enter into a definitive agreement relating to, or to consummate, an acquisition proposal).

Our board of directors also considered a variety of risks and other potentially negative factors concerning the REIT merger and the Merger Agreement, including the following:

  •
  the mergers would preclude our stockholders and holders of partnership units from having the opportunity to participate in the future performance of our assets, future potential earnings growth, future potential appreciation of the value of our common stock or future dividends that could be realized depending on our future performance;

  •
  the significant costs involved in connection with entering into and completing the mergers, the substantial time and effort of management required to consummate the mergers and related disruptions to the operation of our business;

  •
  the restrictions on the conduct of our business prior to the completion of the mergers, which could delay or prevent us from undertaking business opportunities that may arise pending completion of the mergers;

  •
  the pending mergers or failure to complete the mergers may cause harm to relationships with our employees, tenants and other business associates and may divert management and employee attention away from the day-to-day operation of our business;

  •
  our inability to solicit competing acquisition proposals following the expiration of the "go-shop" period and the possibility that a termination fee of $150 million payable by us upon the termination of the Merger Agreement could discourage other potential bidders from making a competing bid to acquire us;

  •
  the fact that our exclusive remedy, available if the Merger Agreement is terminated in certain circumstances, would be limited to a reverse termination fee payable by Parent in the amount of $300 million, the payment of which is guaranteed by the Parent's sponsor; and

  •
  the fact that some of our directors and executive officers have interests in the mergers that may be different from, or in addition to, our stockholders and the holders of partnership units generally (see "—Interests of Our Directors and Executive Officers in the Mergers)."

        The above discussion of the factors considered by our board of directors is not intended to be exhaustive and is not provided in any specific order or ranking, but does set forth material factors considered by our board of directors. In view of the wide variety of factors considered in connection with its evaluation of the mergers and the complexity of these matters, our board of directors did not consider it practicable to, and did not attempt to, quantify, rank or otherwise assign relative or specific weight or values to any of these factors, and individual directors may have held varied views of the relative importance of the factors considered. Our board of directors viewed its position and recommendation as being based on an overall review of the totality of the information available to it, including discussions with Home REIT's management and legal and financial advisors, overall considered these factors to be favorable to, and to support, its determination regarding the mergers, and determined that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of approving the Merger Agreement, the mergers and the other transactions contemplated by the Merger Agreement. This explanation of Home REIT's reasons for entering into the REIT merger and other information presented in this section is forward-looking in nature and should be read in light of the "Cautionary Statement Regarding Forward-Looking Statements."

        For the reasons set forth above, our board of directors has unanimously approved the Merger Agreement, the REIT merger and the other transactions contemplated by the Merger Agreement and has declared the Merger Agreement, the REIT merger and the other transactions contemplated by the Merger Agreement advisable, fair to and in the best interests of Home REIT and its stockholders. Our board of directors unanimously recommends that you vote "FOR" the proposal to approve the REIT merger and the Merger Agreement, "FOR" the non-binding, advisory merger-related compensation proposal and "FOR" the proposal to approve any adjournments of the Special Meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the Special Meeting to approve the REIT merger and the Merger Agreement.

Opinion of Our Financial Advisor

        Home REIT has retained BofA Merrill Lynch to act as Home REIT's financial advisor in connection with the REIT merger. BofA Merrill Lynch is an internationally recognized investment banking firm that is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Home REIT selected BofA Merrill Lynch to act as Home REIT's financial advisor in connection with the REIT merger on the basis of BofA Merrill Lynch's experience in transactions similar to the REIT merger, its reputation in the investment community and its historical familiarity with Home REIT and its business.

        On June 21, 2015, at a meeting of Home REIT's board of directors held to evaluate the REIT merger, BofA Merrill Lynch delivered to Home REIT's board of directors an oral opinion, which was confirmed by delivery of a written opinion, dated June 21, 2015, to the effect that, as of the date of the opinion and based on and subject to various assumptions made, procedures followed, factors considered and limitations on the review undertaken described in its opinion, the consideration to be received by holders (other than Parent, or any subsidiary of Parent, including MergerSub, or any subsidiary of Home REIT) of shares of Home REIT common stock was fair, from a financial point of view, to such holders.

        The full text of BofA Merrill Lynch's written opinion to Home REIT's board of directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Exhibit B to this Proxy Statement and is incorporated by reference herein in its entirety. The following summary of BofA Merrill Lynch's opinion is qualified in its entirety by reference to the full text of the opinion. BofA Merrill Lynch delivered its opinion to Home REIT's board of directors for the benefit and use of Home REIT's board of directors (in its capacity as such) in connection with and for purposes of its evaluation of the consideration to be received by holders of shares of Home REIT common stock from a financial point of view. BofA Merrill Lynch's opinion does not address any other aspect of the REIT merger and no opinion or view was expressed as to the relative merits of the REIT merger in comparison to other strategies or transactions that might be available to Home REIT or in which Home REIT might engage or as to the underlying business decision of Home REIT to proceed with or effect the REIT merger. BofA Merrill Lynch's opinion does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed REIT merger or any related matter.

        In connection with rendering its opinion, BofA Merrill Lynch:

  (i)
  reviewed certain publicly available business and financial information relating to Home REIT;

  (ii)
  reviewed certain internal financial and operating information with respect to the business, operations and prospects of Home REIT furnished to or discussed with BofA Merrill Lynch by the management of Home REIT, including certain financial forecasts relating to Home REIT prepared by the management of Home REIT, referred to herein as Home REIT's management forecasts;

  (iii)
  discussed the past and current business, operations, financial condition and prospects of Home REIT with members of senior management of Home REIT;

  (iv)
  reviewed the trading history for shares of Home REIT common stock and a comparison of that trading history with the trading histories of other companies BofA Merrill Lynch deemed relevant;

  (v)
  compared certain financial and stock market information of Home REIT with similar information of other companies BofA Merrill Lynch deemed relevant;

  (vi)
  reviewed certain financial terms, to the extent publicly available, of other transactions BofA Merrill Lynch deemed relevant;

  (vii)
  reviewed and considered public news stories beginning late April 2015 reporting that Home REIT and Parent or affiliates of Parent were in discussions regarding a potential transaction;

  (viii)
  reviewed the Merger Agreement; and

  (ix)
  performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch deemed appropriate.

        In arriving at its opinion, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the management of Home REIT that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to Home REIT's management forecasts, BofA Merrill Lynch was advised by Home REIT, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Home REIT as to the future financial performance of Home REIT. BofA Merrill Lynch did not make or was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Home REIT, nor did it make any physical inspection of the properties or assets of Home REIT. BofA Merrill Lynch did not evaluate the solvency or fair value of Home REIT or Parent under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch assumed that the REIT merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the REIT merger, no material delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on Home REIT or the contemplated benefits of the REIT merger.

        BofA Merrill Lynch expressed no view or opinion as to any terms or other aspects of the REIT merger (other than the consideration to be received by holders of shares of Home REIT common stock to the extent expressly specified in its opinion), including, without limitation, the form or structure of the REIT merger or any terms, aspects or implications of any related transaction or any other agreement, arrangement or understanding entered into in connection with or related to the REIT merger or otherwise. Prior to rendering its opinion, BofA Merrill Lynch was not requested to, and it did not, solicit indications of interest or proposals from third parties regarding a possible acquisition of all or any part of Home REIT. BofA Merrill Lynch's opinion was limited to the fairness, from a financial point of view, of the consideration to be received by the holders (other than Parent, or any subsidiary of Parent, including MergerSub, or any subsidiary of Home REIT) of shares of Home REIT common stock and no opinion or view was expressed with respect to any consideration received in connection with the REIT merger or any related transaction by the holders of any other class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the REIT merger, or class of such persons, relative to the consideration to be received by the holders of shares of Home REIT common stock. Furthermore, no opinion or view was expressed as to the relative merits of the REIT merger in comparison to other strategies or transactions that might be available to Home REIT or in which Home REIT might engage or as to the underlying business decision of Home REIT to proceed with or effect the REIT merger. In addition, BofA Merrill Lynch expressed no opinion or recommendation as to how any stockholder or securityholder of any other party to the Merger Agreement should vote or act in connection with the REIT merger or any related matter. Except as described above, Home REIT imposed no other limitations on the investigations made or procedures followed by BofA Merrill Lynch in rendering its opinion.

        BofA Merrill Lynch's opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion, and BofA Merrill Lynch does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Merrill Lynch's opinion was approved by BofA Merrill Lynch's Americas Fairness Opinion Review Committee.

        The following represents a brief summary of the material financial analyses presented by BofA Merrill Lynch to Home REIT's board of directors in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Merrill Lynch. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Merrill Lynch.

Home REIT Financial Analyses

        Selected Publicly Traded Companies Analysis.    BofA Merrill Lynch reviewed publicly available financial and stock market information for Home REIT and the following eight publicly traded multifamily REITs, referred to as the multifamily peer entities:

  •
  Equity Residential

  •
  Avalonbay Communities Inc.

  •
  Essex Property Trust Inc.

  •
  UDR, Inc.

  •
  Camden Property Trust

  •
  Apartment Investment and Management Company

  •
  Mid-America Apartment Communities Inc.

  •
  Post Properties Inc.

BofA Merrill Lynch reviewed, among other things, various trading, capitalization, and valuation measures for the multifamily peer entities and comparable data for Home REIT. BofA Merrill Lynch calculated a multiple for each multifamily peer entity's calendar year 2015 estimated funds from operations (based on Wall Street consensus estimates as of June 19, 2015), referred to as FFO per share, as a ratio of its closing stock price on June 19, 2015 to its calendar year 2015 estimated FFO per share, and compared such data to comparable data for Home REIT. The observed low, median, mean and high calendar year 2015 estimated FFO per share multiples for the multifamily peer entities were 14.3x, 19.5x, 19.4x and 23.1x, respectively, and the comparable multiple for Home REIT was 15.7x. BofA Merrill Lynch then applied a multiple range of 14.0x to 16.0x to the calendar year 2015 estimated FFO per share for Home REIT of $4.65 (which multiple BofA Merrill Lynch derived taking into account, among other things, that over the last ten years, Home REIT's FFO multiple had traded at a discount to the average of the multifamily peer entities), which yielded an implied per share equity value range of $65.00 - $74.25 as indicated below. BofA Merrill Lynch also calculated a multiple for each multifamily peer entity's calendar year 2015 estimated adjusted funds from operations (based on Wall Street consensus estimates as of June 19, 2015), referred to as AFFO per share, as a ratio of its closing stock price on June 19, 2015 to its calendar year 2015 estimated AFFO per share, and compared such data to comparable data for Home REIT. The observed low, median, mean and high calendar year 2015 estimated AFFO per share multiples were 16.5x, 21.9x, 21.8x and 25.6x, respectively, and the comparable multiple for Home REIT was 17.8x. BofA Merrill Lynch then applied a multiple range of 16.0x to 18.0x to the calendar year 2015 estimated AFFO per share for Home REIT of $4.10 (which multiple BofA Merrill Lynch derived taking into account, among other things, that over the last ten years, Home REIT's AFFO multiple had traded at a discount to the average of the multifamily peer entities), which yielded an implied per share equity value range of $65.50 - $73.75 as indicated below. Estimated financial data of the multifamily peer entities were based on publicly available research analysts' estimates, public filings and other publicly available information. Estimated financial data of Home REIT were based on Home REIT's management forecasts. This analysis indicated the following approximate implied per share equity value reference ranges for Home REIT, as compared to the consideration to be received by the holders of shares of Home REIT's common stock in the REIT merger:

Implied Per Share Equity Value Reference Ranges for Home REIT
		Merger Consideration
2015E FFO	2015E AFFO
$65.00 - $74.25	$65.50 - $73.75	$75.23

        No company used in this analysis is identical or directly comparable to Home REIT. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial, portfolio and operating characteristics and other factors that could affect the public trading or other values of the companies to which Home REIT was compared.

        Net Asset Value Analysis.    BofA Merrill Lynch performed a net asset value analysis of Home REIT. BofA Merrill Lynch calculated the value of Home REIT's operating real estate by applying to Home REIT's calendar year 2015 estimated net operating income (after taking into account an approximate 3% property management fee and nominal capital expenditure reserve of $400 per unit) from operating real estate of $425 million selected implied market capitalization rates (based on the geographic regions in which Home REIT operates) ranging from 5.66% to 6.16%. BofA Merrill Lynch then calculated a range of Home REIT's estimated net asset value by adding to the derived range of the value of Home REIT's operating real estate the estimated value of recent or pending acquisitions, development projects, land held for sale and other tangible assets, and subtracting from such value the estimated value of outstanding indebtedness and other tangible liabilities. An implied per share net asset value reference range for Home REIT was then calculated based on the range of Home REIT's net asset values derived from such analysis, divided by the number of shares of Home REIT common stock and the number of Home LP common units outstanding (taking into account the dilutive effect of options outstanding and share equivalents). Financial data of Home REIT was based on Home REIT's management forecasts. This analysis indicated the following approximate implied per share net asset value reference ranges for Home REIT, as compared to the consideration to be received by the holders of shares of Home REIT common stock in the REIT merger:

Implied Per Share Net Asset Value Reference Range for Home REIT	Merger Consideration
$67.25 - $76.25	$75.23

        Discounted Cash Flow Analysis.    BofA Merrill Lynch performed a discounted cash flow analysis of Home REIT to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Home REIT was forecasted to generate during Home REIT's 6-month period ended December 31, 2015 and fiscal years 2016 through 2019 based on Home REIT's management forecasts. BofA Merrill Lynch calculated terminal values for Home REIT by applying terminal forward multiples of 15.5x - 16.5x to Home REIT's fiscal year 2020 estimated earnings before interest, tax, depreciation and amortization. The cash flows and terminal values were then discounted to present value as of July 1, 2015 using discount rates ranging from 6.0% -7.0%, which were based on an estimate of Home REIT's weighted average cost of capital. This analysis indicated the following approximate implied per share equity value reference ranges for Home REIT as compared to the consideration to be received by the holders of shares of Home REIT common stock in the REIT merger:

Implied Per Share Equity Value Reference Range for Home REIT	Merger Consideration
$67.00 - $77.75	$75.23

  Other Factors.

        In rendering its opinion, BofA Merrill Lynch also reviewed and considered, and provided information to Home REIT's board of directors with respect to, other factors, including:

  •
  historical trading performance of shares of Home REIT common stock since December 1999 ($26.50 - $72.73), as compared to the U.S. 10-year Treasury yield (6.21% - 2.26%) and a nominal multifamily cap rate (8.79% - 4.85%) in each case during such period; a volume trading analysis reviewing the last twelve months volume of shares of Home REIT common stock traded in certain closing stock price ranges; and a historical trading price analysis of shares of Home REIT common stock during the 52-week period ended June 19, 2015, the latter of which reflected low to high trading prices for shares of Home REIT common stock of $57.30 (September 25, 2014) to $77.53 (May 15, 2015) per share, and 30-day, 90-day, and 180-day moving averages of $74.24, $70.76, and $68.32, respectively, with premium/(discount) to the closing stock price on June 19, 2015 of 2.1%, (2.7%), and (6.1%), respectively;

  •
  publicly available net asset value per share estimates of shares of Home REIT common stock from 17 Wall Street research analysts, which estimates were determined to range from a minimum of $60.50 (April 30, 2015) to a maximum of $79.00 (May 7, 2015) and a median of $71.20;

  •
  historical average Wall Street consensus forward funds from operations, referred to as forward FFO, multiples for Home REIT for the past 10 years ending June 19, 2015 (and as measured for different intervals during such period) compared to comparable data for the multifamily peer entities, which illustrated, among other things (i) an average forward FFO multiple over the 10-year period of 17.7x for the multifamily peer entities and 15.0x for Home REIT (or a 16% discount to the multifamily peer entities), (ii) an average forward FFO multiple over the past 5-year period of 18.9x for the multifamily peer entities and 15.0x for Home REIT (or a 20% discount to the multifamily peer entities), (iii) a forward FFO multiple, as of April 24, 2015, of 19.9x for the multifamily peer entities and 14.8x for Home REIT (or a 26% discount to the multifamily peer entities), and (iv) a forward FFO multiple, as of June 19, 2015, of 19.0x for the multifamily peer entities and 15.3x for Home REIT (or a 20% discount to the multifamily peer entities);

  •
  historical average Wall Street consensus current year adjusted funds from operations, referred to as current AFFO, multiples for Home REIT for the past 10 years ending June 19, 2015 (and as measured for different intervals during such period) compared to comparable data for the multifamily peer entities, which illustrated, among other things (i) an average current year AFFO multiple over the 10-year period of 21.4x for the multifamily peer entities and 18.3x for Home REIT (or a 15% discount to the multifamily peer entities), (ii) an average current year AFFO multiple over the past 5-year period of 22.9x for the multifamily peer entities and 18.3x for Home REIT (or a 20% discount to the multifamily peer entities), (iii) a current year AFFO multiple, as of April 24, 2015, of 22.7x for the multifamily peer entities and 17.1x for Home REIT (or a 24% discount to the multifamily peer entities), and (iv) a current year AFFO multiple, as of June 19, 2015, of 21.8x for the multifamily peer entities and 17.8x for Home REIT (or a 19% discount to the multifamily peer entities);

  •
  ratios of historical trading prices to historical average Wall Street consensus net asset value estimates for the past 10 years ending June 19, 2015 (and as measured for different intervals during such period) for Home REIT and the multifamily peer entities which illustrated, among other things (i) an average trading price to net asset value ratio over the 10-year period of 98% for the multifamily peer entities and 97% for Home REIT (or a negative 1% spread to the multifamily peer entities), (ii) an average trading price to net asset value ratio over the past 5-year period of 100% for the multifamily peer entities and 96% for Home REIT (or a negative 4% spread to the multifamily peer entities), (iii) a trading price to net asset value ratio, as of April 24, 2015, of 99% for the multifamily peer entities and 101% for Home REIT (or a positive 2% spread to the multifamily peer entities), and (iv) a trading price to net asset value ratio, as of June 19, 2015, of 96% for the multifamily peer entities and 103% for Home REIT (or a positive 7% spread to the multifamily peer entities);

  •
  a take-private analysis provided for illustrative purposes to determine an implied price per share of shares of Home REIT common stock that could hypothetically be paid by an institutional private buyer based on certain assumptions, including, among others (i) a targeted unlevered internal rate of return, referred to as IRR, for the acquirer of 6.0% to 7.0%; (ii) a targeted levered IRR for the acquirer of 9.0% to 11.0%; (iii) an exit nominal cap rate of 6.50% to 6.75%; (iv) existing secured fixed-rate debt were assumed, existing secured floating-rate debt were prepaid, existing unsecured term loans and revolver were paid down, and existing unsecured senior notes were prepaid; (v) $2.8 billion of new debt were placed on Home REIT's current unencumbered portfolio (75% LTV) and approximately $656 million of incremental secured debt were placed on Home REIT's current encumbered portfolio (65% LTV); (vi) unlevered cash flows based on 2014A in-place net operating income, grown at 4% annually for 2015 - 2017; (vii) annual same-property net operating income growth of 3.75% (2018), 3.50% (2019), and 3.25% (2020); (viii) a 50% reduction in general and administrative expenses resulting from post-closing synergies; (ix) a holding period of 4.5 years (December 31, 2019 projected exit); and (x) no acquisitions or dispositions of properties after closing of the acquisition. This analysis indicated an implied per share equity value reference range for Home REIT of (x) $67.00 - $74.25 in the unlevered IRR case, and (y) $69.50 -$74.75 in the levered IRR case; and

  •
  selected publicly available financial information relating to 12 precedent public real estate transactions since 2012, three of which were in the multifamily sector and nine of which were in other real estate sectors, which transactions BofA Merrill Lynch deemed not to be directly comparable to the REIT merger given, among other factors, variations in the size of such transactions, the different types of assets involved in such transactions, and the different forms of consideration used in such transactions, but which information was provided solely for illustrative and informational purposes.

Miscellaneous

        As noted above, the discussion set forth above is a summary of the material financial analyses presented by BofA Merrill Lynch to Home REIT's board of directors in connection with its opinion and is not a comprehensive description of all analyses undertaken by BofA Merrill Lynch in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Merrill Lynch believes that its analyses summarized above must be considered as a whole. BofA Merrill Lynch further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Merrill Lynch's analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

        In performing its analyses, BofA Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Home REIT and Parent. The estimates of the future performance of Home REIT in or underlying BofA Merrill Lynch's analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Merrill Lynch's analyses. These analyses were prepared solely as part of BofA Merrill Lynch's analysis of the fairness, from a financial point of view, of the consideration to be received by the holders of shares of Home REIT common stock and were provided to Home REIT's board of directors in connection with the delivery of BofA Merrill Lynch's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Merrill Lynch's view of the actual values of Home REIT.

        The type and amount of consideration payable in the REIT merger was determined through negotiations between Home REIT and Parent, rather than by any financial advisor, and was approved by Home REIT's board of directors. The decision to enter into the Merger Agreement was solely that of Home REIT's board of directors. As described above and elsewhere in this document, BofA Merrill

Lynch's opinion and analyses were only one of many factors considered by Home REIT's board of directors in its evaluation of the proposed REIT merger and should not be viewed as determinative of the views of Home REIT's board of directors or management with respect to the REIT merger or the merger consideration.

        Home REIT has agreed to pay BofA Merrill Lynch for its services in connection with the REIT merger an aggregate fee of approximately $23 million, $1 million of which was payable in connection with its opinion and the remainder of which is contingent upon the completion of the REIT merger. Home REIT also has agreed to reimburse BofA Merrill Lynch for its expenses incurred in connection with BofA Merrill Lynch's engagement and to indemnify BofA Merrill Lynch, any controlling person of BofA Merrill Lynch and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.

        BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Merrill Lynch and its affiliates invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in the equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Home REIT, Parent, UDR and certain of their respective affiliates.

        BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Home REIT and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as a joint book runner for an equity follow-on offering by Home REIT and as a joint book runner and/or sales agent for Home REIT's at-the-market equity offering program, and (ii) having acted or acting as lender to Home REIT under a certain syndicated credit facility of Home REIT. In the two years prior to the date of BofA Merrill Lynch's opinion, BofA Merrill Lynch and its affiliates received or derived aggregate revenues from Home REIT and its affiliates of approximately $8 million for corporate, commercial and investment banking services.

        In addition, BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Parent and certain of its affiliates and Parent's and its affiliates' respective funds and portfolio companies (collectively, the "Parent Affiliates") and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as administrative agent, joint lead arranger, joint book runner for, and/or as a lender to, Parent and certain of the Parent Affiliates under various credit facilities, including existing credit facilities that Parent and/or certain of the Parent Affiliates utilize to facilitate the consummation of acquisition transactions generally, none of which were entered into BofA Merrill Lynch or its affiliates in contemplation of the REIT merger, but borrowings from one or more such facilities BofA Merrill Lynch has been advised by Parent that it and/or certain of the Parent Affiliates may use at the closing of the REIT merger, (ii) having provided or providing certain interest rate, fixed income and other derivatives trading services to Parent and certain of the Parent Affiliates, and (iii) having provided or providing certain treasury and trade management services and products to Parent and certain of the Parent Affiliates. In the two years prior to the date of BofA Merrill Lynch's opinion, BofA Merrill Lynch and its affiliates received or derived aggregate revenues from Parent and the Parent Affiliates known to or identified to BofA Merrill Lynch of approximately $75 million for corporate, commercial and investment banking services.

        BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to UDR and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as a joint book runner and/or sales agent for UDR's at-the-market equity offering program and medium-term-notes program, (ii) having acted as a managing agent for, and/or a lender under, certain of UDR's existing term loan and revolving credit facilities, none of which were entered into by BofA Merrill Lynch or its affiliates in contemplation of the REIT merger, but borrowings from one or more such facilities BofA Merrill Lynch has been advised by UDR that it, United Dominion Realty, L.P. and/or UDR DownREIT Partnership may use at the closing of the transactions contemplated in the Contribution Agreement, and (iii) having provided or providing certain treasury and trade management services and products to UDR and certain of its affiliates. In the two years prior to the date of BofA Merrill Lynch's opinion, BofA Merrill Lynch and its affiliates received or derived aggregate revenues from UDR and its affiliates of approximately $4 million for corporate, commercial and investment banking services.

Certain Unaudited Prospective Financial Information of Home REIT

        Except with respect to our annual guidance provided and updated from time to time in the ordinary course of business, we do not as a matter of course make public long term projections as to future revenues, earnings, funds from operations or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, we are including below certain unaudited prospective financial information of Home REIT that was prepared by our management and made available to our board of directors in connection with the evaluation of the REIT merger. This information also was provided to our financial advisor in connection with its financial analyses and opinion described under "—Opinion of Our Financial Advisor." The inclusion of this information should not be regarded as an indication that any of Home REIT, our financial advisor or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results.

        The unaudited prospective financial information was, in general, prepared solely for internal use and is subjective in many respects. As a result, the prospective results may not be realized and actual results may be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, that information by its nature becomes less predictive with each successive year.

        You should review Home REIT's SEC filings for a description of risk factors with respect to our business. See "Cautionary Statement Regarding Forward-Looking Statements" and "Where You Can Find More Information." The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the unaudited prospective financial information requires significant estimates and assumptions that make it inherently less comparable to the similarly titled GAAP measures in Home REIT's historical GAAP financial statements.

        Neither Home REIT's independent registered public accounting firm nor any other independent accountants have compiled, examined or performed any audit or other procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The report of Home REIT's independent registered public accounting firm contained in Home REIT's Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference into this proxy statement, relates to the historical financial information of Home REIT and does not extend to the unaudited prospective financial information and should not be read to do so. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date on which it was prepared. The following table presents selected unaudited prospective financial data for the twelve months ended December 31, 2015 through December 31, 2019 for Home REIT. It does not give effect to the mergers and related transactions.

(in millions, except per share amounts)	2015E	2016E	2017E	2018E	2019E
NOI(1)	$455	$488	$522	$558	$593
EBITDA(2)	$427	$459	$491	$525	$558
Unlevered Free Cash Flow	$138	$85	$116	$147	$178
FFO per share(3)	$4.65	$4.83	$5.03	N/A	N/A
AFFO per share(4)	$4.10	$4.27	$4.45	N/A	N/A

(1)
NOI (Net Operating Income) is defined as rental income and property other income less operating and maintenance expenses. We believe NOI is helpful to investors as a supplemental measure of operating performance because it is a direct measure of the actual operating results of our apartment communities and because apartment communities are valued and sold in the market by using a multiple of NOI. We also use this measure to compare our performance to that of our peer group.

(2)
EBITDA is defined as earnings before interest, taxes, depreciation and amortization, which we believe to be a useful measure for assessing our operating results.

(3)
FFO (Funds From Operations) is defined in accordance with the National Association of Real Estate Investment Trusts' ("NAREIT") definition thereof, which is net income (computed in accordance with GAAP) excluding gains or losses from sales of property, impairment write-downs of depreciable real estate, non-controlling interest, extraordinary items and cumulative effect of change in accounting principle plus depreciation from real property including adjustments for unconsolidated partnerships and joint ventures less dividends from non-convertible preferred shares. Because of the limitations of NAREIT's definition of FFO, we have made certain interpretations in applying the definition. We believe all adjustments not specifically provided for are consistent with the definition.

(4)
AFFO (Adjusted Funds From Operations) is defined as FFO less an annual reserve for anticipated recurring, non-revenue generating capitalized costs of $900 per apartment unit, which we believe is an appropriate adjustment to FFO to accurately reflect our historical experience. We use FFO and AFFO to compare our performance to that of our peer group.

        NOI, EBITDA, FFO, and AFFO are "non-GAAP financial measures" set forth in Item 10(e) of Regulation S-K and should not be considered as alternatives to net income (determined in accordance with GAAP) as an indication of our performance. None of these non-GAAP measures represents cash generated from operating activities determined in accordance with GAAP, and neither is a measure of liquidity or an indicator of our ability to make cash distributions.

        In preparing the foregoing unaudited prospective financial information, we made a number of assumptions and estimates regarding, among other things, interest rates, corporate financing activities, including our ability to finance our operations and investments and refinance certain of our outstanding indebtedness and the terms of any such financing or refinancing and leverage ratios, the amount and timing of our investments and the yield to be achieved on such investments, the amount and timing of capital expenditures, distribution rates, occupancy and the amount of general and administrative costs.

        The assumptions made in preparing the above unaudited prospective financial information may not reflect actual future conditions. The estimates and assumptions underlying the unaudited prospective financial information involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions which may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described under "Cautionary Statement Regarding Forward-Looking Statements," as well as the risks described in the periodic reports of Home REIT filed with the SEC, all of which are difficult to predict and many of which are beyond our control. Accordingly, the projected results may not be realized, and actual results likely will differ, and may differ materially, from those reflected in the unaudited prospective financial information, whether or not the merger is completed.

        You should not place undue reliance on the unaudited prospective financial information set forth above. No representation is made by Home REIT or any other person to any stockholder or other person regarding the ultimate performance of Home REIT compared to the information included in the above unaudited prospective financial information. The inclusion of unaudited prospective financial information in this proxy statement should not be regarded as an indication that the prospective financial information will be necessarily predictive of actual future events, and such information should not be relied on as such. You should review the description of Home REIT's reported results of operations and financial condition and capital resources during 2014, including in "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Home REIT's periodic reports filed with the SEC and incorporated by reference into this proxy statement.

        WE DO NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE UNAUDITED PROSPECTIVE FINANCIAL RESULTS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH UNAUDITED PROSPECTIVE FINANCIAL RESULTS ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW.

Financing

        Lone Star anticipates that the total funds needed to complete the mergers, including the funds needed to:

  •
  pay Eligible Unitholders who make a valid and timely redemption election the cash portion of the Redemption Consideration due to them under the Merger Agreement;

  •
  pay holders of partnership units that (1) are not Eligible Unitholders or (2) are Eligible Unitholders but do not make a valid and timely redemption election, the merger consideration due to them under the Merger Agreement;

  •
  pay our stockholders (and holders of Home REIT's other equity-based interests) the amounts due to them under the Merger Agreement;

  •
  refinance or pay off existing indebtedness as contemplated by the Merger Agreement; and

  •
  pay all fees and expenses related to the mergers and the financing of the mergers,

will be funded through a combination of:

  •
  equity financing in the amount up to $2.2 billion to be provided by Parent's sponsor pursuant to the equity commitment letter described below;

  •
  debt financing in the amount up to $5.874 billion to be provided by the Lender pursuant to the debt commitment letter described below;

  •
  cash received by Home LP from UDR as partial consideration for the Partnership Contribution; and

  •
  our cash on hand.

        Parent has obtained the equity commitment letter and the debt commitment letter described below. The funding under these commitment letters is subject to certain conditions, including conditions that do not relate directly to the Merger Agreement or the Contribution Agreement. Those amounts might be insufficient if, among other things, one or more of the parties to the commitment letters fails to fund the committed amounts in breach of such commitment letters or if the conditions to the commitments to fund the amounts set forth in such commitment letters are not met. The failure of Parent to obtain any portion of the committed financing (or alternative financing) is likely to result in the failure of the mergers to be consummated. In that case, Parent may be obligated to pay a termination fee to Home REIT, as described under "—The Merger Agreement—Termination Fees." Parent's sponsor entered into a limited guarantee discussed below under "—The Limited Guarantee" in favor of Home REIT to guarantee Parent's payment obligations with respect to such termination fee. Home REIT also has certain rights under the Merger Agreement to cause Parent's sponsor to fund its equity commitment to Parent.

        The consummation of the mergers is not subject to any financing conditions, although funding of the financing is subject to the satisfaction of the conditions set forth in the commitment letters under which the financing will be provided.

Equity Financing

        Parent has entered into an amended and restated equity commitment letter with Parent's sponsor, dated July 21, 2015, pursuant to which Parent's sponsor has committed to contribute to Parent, at or prior to the closing of the mergers, up to an amount equal to $2.2 billion.

        Parent's sponsor's obligations to fund the equity financing contemplated by the equity commitment letter are generally subject to (a) the mutual conditions to the obligations of Home REIT, Home LP and the Lone Star Parties and the conditions to the obligations of the Lone Star Parties under the Merger Agreement to consummate the mergers having been satisfied or waived in accordance with the terms and conditions thereof, and (b) Parent's substantially concurrent receipt of the debt financing contemplated by the Merger Agreement (or alternative financing on the terms permitted by the Merger Agreement).

        The obligation of Parent's sponsor to fund the equity financing commitment generally will terminate upon the earliest to occur of (a) termination of the Merger Agreement in accordance with its terms; (b) commencement by Home REIT or any of its controlled affiliates of a lawsuit or other proceeding asserting any claim for payment under or in respect of the Merger Agreement, the equity commitment letter, the limited guarantee or the transactions contemplated thereby against any of Parent's sponsor's representatives other than (i) claims against, in the case of the limited guarantee and to the extent provided therein, Parent's sponsor, (ii) claims against Parent or any of its subsidiaries to enforce Home REIT's rights under the Merger Agreement and (iii) claims under Home REIT's confidentiality agreement with Lone Star (or an affiliate thereof); and (c) payment in full by Parent's sponsor of the full balance of its obligations under the limited guarantee.

Debt Financing

        On July 17, 2015, Parent's sponsor received a debt commitment letter from the Lender to make and fund, upon the terms and subject to the conditions set forth in the debt commitment letter, multiple first mortgage loans with an estimated aggregate principal amount of up to $5.874 billion (collectively, the "Loans"). The debt commitment letter was issued in connection with the Letter of Commitment, dated July 15, 2015, from the Freddie Mac to the Lender (the "Freddie Mac Commitment"), pursuant to which Freddie Mac has agreed, upon the terms and subject to the conditions set forth in the Freddie Mac Commitment, to purchase the Loans after their origination. In addition, due to the size of the transaction, the Lender is procuring a warehouse funding facility pursuant to a limited warehouse term loan credit facility (the "Warehouse Loan Document") to be made by certain lenders (the "Warehouse Lenders") to the Lender.

        The "Borrower" refers to existing or to-be-formed single-purpose entities that will own the properties that will secure the Loans (the "Properties").

        The debt commitment letter permits the Lender to terminate its obligations to fund one or more Loans under the debt commitment letter in certain circumstances, including, but not limited to:

  •
  if the parties are unable in good faith to resolve, to Freddie Mac's satisfaction, any issue identified based on review of due diligence information received after July 17, 2015 with respect to a Loan, and Freddie Mac indicates in writing that it will not purchase the affected Loan, then the Lender may terminate its obligation to fund that Loan;

  •
  the Lender may terminate the debt commitment letter if the Loans are not closed and proceeds disbursed on or before December 31, 2015; and

  •
  the Lender may terminate its obligation to fund any individual Loan if, prior to the initial funding of the Loan, (i) Freddie Mac terminates the Freddie Mac Commitment with respect to the Loan; (ii) the Loan fails to satisfy Freddie Mac's loan purchase conditions or requirements, and Freddie Mac indicates in writing that it will terminate the Freddie Mac Commitment with respect to the Loan; (iii) the Borrower or Parent's sponsor (or certain of its affiliates) fails to reasonably cooperate with the Lender or provide information with respect to the Loan, and Freddie Mac indicates in writing that it will terminate the Freddie Mac Commitment with respect to the Loan or will otherwise not purchase the Loan; (iv) there is an uncured default by the Borrower or Parent's sponsor (or certain of its affiliates) under the debt commitment letter that causes the Warehouse Lenders not to fund the Loan or would give rise to cause Freddie Mac not to purchase the Loan; (v) the Borrower, Parent's sponsor (or certain of its affiliates) or any principal of either default under any loan owed to the Lender or Freddie Mac or that is currently secured by any of the Properties or equity in the Borrower, and Freddie Mac terminates the Freddie Mac Commitment; or (vi) the Warehouse Lenders are unable to, or indicate in writing that that they will not, fund the Loan or Freddie Mac is unable to, or indicates in writing that it will not, purchase the Loan. Clauses (i), (ii) and (vi) are generally subject to the absence of bad faith, gross negligence or willful misconduct by the Lender, or a breach by Lender not resulting from any act or omission by the Borrower or Parent's sponsor (or certain of its affiliates).

        The obligation of the Lender to make the Loans is subject to certain conditions, including, but not limited to the following:

  •
  the Borrower's compliance with the covenants, terms and conditions set forth on the exhibits to the Freddie Mac Commitment;

  •
  the authorization, execution and delivery of definitive documentation of the Loans by Lender in a form approved by Freddie Mac and customary closing documents, certificates, organizational documents and existing loan documents;

  •
  the delivery of mortgagees' title insurance policies;

  •
  the delivery of UCC, tax and judgment searches;

  •
  the Lender's reasonable approval of the standard form of lease used at the properties, the absence of undisclosed commercial leases affecting the properties and compliance of certain laundry and other leases with standard Freddie Mac requirements;

  •
  the delivery of the Borrower's management agreement, which must be approved by the Lender and contain certain terms as specified in the debt commitment letter;

  •
  the delivery of rent rolls, tax bills, appraisals, opinions of counsel, lender hazard insurance policies, zoning reports, permits, access and utility documentation, evidence of compliance with applicable codes and regulations, surveys, documentation pertaining to title matters, flood zone certifications and flood insurance policies, agreements relating to the operation of the properties, environmental assessment reports and all other items reasonably required by the Lender;

  •
  the Properties must constitute separate tax parcels;

  •
  the delivery and approval of detailed financial statements of the Borrower, any Borrower principal and each guarantor; and

  •
  the Lender must have received assurances from Freddie Mac that Freddie Mac will issue a purchase approval letter on the next business day following the closing of the debt financing.

        The Lender's obligation to close and fund the Loans is further conditioned upon the payment of all fees and expenses then due and payable to the Lender under the debt commitment letter and the Freddie Mac Commitment and the Warehouse Loan Document being in full force and effect with respect to the Loans to be closed and funded.

Interests of Our Directors and Executive Officers in the Mergers

        In considering the recommendation of Home REIT's board of directors to approve the REIT merger and the Merger Agreement, stockholders should be aware that certain directors and executive officers of Home REIT have interests in the partnership merger, which was approved by the outside partnership unitholders at a special meeting of the limited partners on August 3, 2015, and the REIT merger that may be different from, or in addition to, the interests of stockholders generally and which may create potential conflicts of interest. Home REIT's board of directors was aware of these interests and considered them, among other matters, in approving the Merger Agreement, the REIT merger and the other transactions contemplated thereby and making its recommendations that the stockholders of Home REIT approve the REIT merger and the Merger Agreement. Set forth below are descriptions of these interests, including interests in equity or equity-based awards, change in control severance arrangements and other compensation and benefit arrangements that may be realized by virtue or as a result of the REIT merger or the partnership merger. The dates used in the discussions below to quantify certain of these interests have been selected for illustrative purposes only. They do not necessarily reflect the dates on which certain events will occur.

Stock Options

        At the REIT merger effective time, each option to purchase shares of Home REIT common stock under Home REIT's equity compensation plans, outstanding and unexercised as of immediately prior to the REIT merger effective time (whether or not vested and exercisable prior to the REIT merger effective time) will become fully vested, will automatically be converted into, and cancelled in exchange for, the right of the holder to receive an amount in cash, without interest, less any applicable withholding or other taxes, equal to the product of the total number of Home REIT shares covered by the stock option, multiplied by the excess, if any, of the merger consideration of $75.23 over the per share exercise price of the stock option, with the aggregate amount of any such payment rounded down to the nearest whole cent. Any stock options that have a per share exercise price that is equal to or greater than the merger consideration $75.23 will be cancelled without payment at the REIT merger effective time. The payment in respect of stock options will be made as promptly as practicable following the REIT merger, but no later than the first payroll date at least five business days following the REIT merger.

        The following table summarizes the outstanding vested stock options held by each of Home REIT's named executive officers and directors, as of June 30, 2015, and an approximation of the consideration that each of them may become entitled to receive in connection with the settlement of their stock options, assuming continued employment through the REIT merger effective time and assuming that the REIT merger effective time occurred on June 30, 2015. As of the date of this Proxy Statement, Home REIT does not currently anticipate granting any additional stock options. As used herein, "named executive officers" refers to those executive officers designated as such in Home REIT's proxy statement for its 2015 annual meeting of stockholders.

Executive Officer / Director:	No. of Shares Underlying Options (#)	Weighted Average Exercise Price of Options ($)	Resulting Consideration ($)
Edward J. Pettinella	527,491	$50.06	$13,278,139
Michael D. Barnello	0	$0	$0
Bonnie S. Biumi	0	$0	$0
Stephen R. Blank	969	$49.35	$25,078
Alan L. Gosule	22,553	$47.13	$633,786
Leonard F. Helbig, III	969	$49.35	$25,078
Thomas P. Lydon, Jr.	0	$0	$0
Clifford W. Smith, Jr.	21,353	$47.87	$584,190
David P. Gardner	209,402	$49.98	$5,288,355
Ann M. McCormick	168,254	$49.63	$4,306,752
John E. Smith	27,511	$61.32	$382,814
Bernard J. Quinn	77,852	$50.65	$1,913,384
Lisa M. Critchley	31,223	$50.94	$758,500
Donald R. Hague	13,882	$60.56	$203,603
Robert J. Luken	83,632	$49.96	$2,113,785

Restricted Stock

        As of immediately prior to the REIT merger effective time, each share of Home REIT's restricted stock that is outstanding immediately prior to the REIT merger effective time will vest in full, will be treated as an outstanding share of Home REIT common stock and will be cancelled and converted into the right of the holder to receive an amount in cash, without interest, less any applicable withholding or other taxes, equal to the merger consideration of $75.23.

        The following table summarizes the aggregate number of outstanding shares of restricted stock held by each of Home REIT's named executive officers and directors and the consideration that each of them may become entitled to receive in connection with the vesting and settlement of these awards, in each case, assuming continued employment or service through the REIT merger effective time and assuming the REIT merger effective time occured on June 30, 2015.

Executive Officer / Director:	Aggregate No. Restricted Shares (#)	Resulting Consideration ($)
Edward J. Pettinella	7,654	$575,810
Michael D. Barnello	1,362	$102,463
Bonnie S. Biumi	1,362	$102,463
Stephen R. Blank	1,352	$101,711
Alan L. Gosule	5,819	$437,763
Leonard F. Helbig, III	0	$0
Thomas P. Lydon, Jr.	0	$0
Clifford W. Smith, Jr.	1,362	$102,463
David P. Gardner	2,355	$177,167
Ann M. McCormick	1,928	$145,043
John E. Smith	1,741	$130,975
Bernard J. Quinn	1,845	$138,799
Lisa M. Critchley	1,419	$106,751
Donald R. Hague	1,458	$109,685
Robert J. Luken	1,302	$97,949

Restricted Stock Units and Dividend Equivalent Rights

        Under Home REIT's equity compensation plans, Home REIT has made grants of both service-based and performance-based RSUs to certain of its executive officers. The service-based RSUs generally vest following the executive officer's completion of a specified period of employment. The performance-based RSUs generally vest contingent upon achieving both absolute and relative specified Home REIT total stockholder return performance over a specified performance period. The performance-based RSUs also contain an additional service-based vesting requirement following completion of the relevant performance period. Upon the fulfillment of restrictions related to the RSUs, the holder becomes eligible to receive one share of Home REIT common stock for each vested RSU. In addition, each RSU granted has a dividend equivalent right associated with it. Dividend equivalent rights are paid by creating a hypothetical account with the amount of cash equal to the dividends that would have been paid on the vested RSUs if they had actually been outstanding shares of Home REIT common stock on the dividend payment dates. Dividend equivalent rights are generally paid in cash for the service-based RSUs upon vesting. Dividend equivalent rights for performance-based RSUs are generally tracked and only paid in cash upon vesting and are contingent upon achievement of the established performance measures. Dividend equivalent rights are not paid if any associated performance-based RSUs are not earned.

        Immediately prior to the REIT merger effective time, each RSU that is then outstanding will vest in full (with performance-based RSUs vesting in a number of Home REIT shares not to exceed 118.42% of the target number of shares of Home REIT common stock subject to such award) and will entitle the holder to receive, at the REIT merger effective time, an amount of cash, without interest, less any applicable withholding or other taxes, equal to the product of the merger consideration of $75.23 multiplied by the number of Home REIT shares underlying such RSU. In addition, at the REIT merger effective time, each dividend equivalent right that has accrued but not been paid as of immediately prior to the REIT merger effective time will become fully vested and will entitle the holder thereof to receive, at the REIT merger effective time, cash in the amount so accrued, less any applicable withholding or other taxes.

        The following table summarizes the aggregate number of outstanding RSUs (assuming performance-based RSU vesting at a level of 118.42% of target) and dividend equivalent rights held by each of Home REIT's named executive officers and directors, the consideration that each of them may become entitled to receive in connection with the vesting and settlement of their RSUs and dividend equivalent rights, in each case, assuming continued employment through the REIT merger effective time and assuming the REIT merger effective time occurred on June 30, 2015.

Executive Officer / Director:	No. of RSUs(1)	Accrued Dividend Equivalent Rights	Resulting Consideration ($)
Edward J. Pettinella	107,570	$536,913	$8,629,430
Michael D. Barnello	0	$0	$0
Bonnie S. Biumi	0	$0	$0
Stephen R. Blank	0	$0	$0
Alan L. Gosule	0	$0	$0
Leonard F. Helbig, III	0	$0	$0
Thomas P. Lydon, Jr.	0	$0	$0
Clifford W. Smith, Jr.	0	$0	$0
David P. Gardner	38,993	$194,024	$3,127,450
Ann M. McCormick	27,364	$135,536	$2,194,156
John E. Smith	17,022	$84,269	$1,364,809
Bernard J. Quinn	16,494	$78,272	$1,319,131
Lisa M. Critchley	10,585	$50,696	$846,980
Donald R. Hague	8,406	$53,397	$685,762
Robert J. Luken	13,293	$64,413	$1,064,212

(1)
Assumes that performance-based RSUs vest at 118.42% of the target shares available under such awards.

Deferred Compensation

        Home REIT maintains three deferred compensation plans: (i) the Second Amended and Restated Director Deferred Compensation Plan, which permits Home REIT's independent directors to defer receipt of annual cash and restricted stock compensation and to receive matching contributions on cash deferrals, which deferred and matching amounts are represented by Phantom Shares (as defined below) credited to the independent director's deferred account; (ii) the Nonqualified Voluntary Deferred Compensation Plan, under which certain members of management or other highly compensated employees may elect to defer receipt of up to 50% of their base salary; (iii) and the Deferred Bonus Plan, under which certain designated employees may defer receipt of up to 100% of their annual cash bonus amount and receive matching contributions on such deferrals, which deferred and matching amounts are represented by Phantom Shares credited to the employee's deferred account. Each of these plans provides that all amounts deferred thereunder are to be paid out to participants in a lump sum in cash or stock within five days (for the Director Deferred Compensation and Deferred Bonus Plans) or 90 days (for the Nonqualified Voluntary Deferred Compensation Plan) following the REIT merger.

        The following table summarizes the aggregate amounts held by each of Home REIT's named executive officers and directors under these deferred compensation plans that would be accelerated and paid in cash to the executive officer or director following the REIT merger, assuming the REIT merger effective time occurred on June 30, 2015.

Executive Officer / Director	Estimated Deferred Compensation Payout
Edward J. Pettinella	$32,324
Michael D. Barnello	$0
Bonnie S. Biumi	$99,789
Stephen R. Blank	$496,413
Alan L. Gosule	$0
Leonard F. Helbig, III	$1,902,714
Thomas P. Lydon, Jr.	$927,497
Clifford W. Smith, Jr.	$3,669,468
David P. Gardner	$30,200
Ann M. McCormick	$30,295
John E. Smith	$0
Bernard J. Quinn	$93,369
Lisa M. Critchley	$551,302
Donald R. Hague	$82,939
Robert J. Luken	$77,314

Payments upon Change in Control

        As a result of the change in control that would result from the mergers, each of Home REIT's executive officers would be entitled to certain severance benefits if the executive's employment is terminated under certain circumstances following the mergers.

        Home REIT's Executive Retention Plan (the "Executive Retention Plan") provides for severance benefits to Home REIT's officers and certain employees upon a qualifying termination of employment within two years following a change in control. The Executive Retention Plan provides that if, within two years following a change in control, an executive's employment is terminated by Home REIT other than for "cause," or by the executive with "good reason," the executive is eligible to receive: (1) two times base salary and two times the greater of: (a) the executive's target annual bonus for the year termination occurs; and (b) the executive's average annual bonus for the three years prior to the year of termination; and (2) payment of accrued/deferred bonus amounts as well as any accrued but unpaid base salary. In addition, all stock options, restricted stock and service-based RSUs outstanding become fully vested. Performance-based RSUs vest at the greater of: (i) the target amount of the awards; and (ii) a pro-rata amount based on the performance from the commencement of the performance period through the termination date. The surviving company in the REIT merger will assume the Executive Retention Plan.

        In addition to the Executive Retention Plan, Home REIT currently is party to an employment agreement (the "Employment Agreement") with Mr. Pettinella, its chief executive officer, which provides that if within two years following a change in control his employment is terminated by Home REIT other than for "cause," or by the executive with "good reason," Mr. Pettinella is entitled to receive the benefits provided under the Executive Retention Plan, except he would receive three times his base salary and three times his average bonus for the three years prior to the year of termination. In addition, under such circumstances, Mr. Pettinella is entitled to continuation of all fringe benefits for 36 months following such a termination to the extent permitted by applicable law, including (in lieu of continued coverage) a lump sum payment equal to what Home REIT would have paid to provide life, health, disability, dental and similar benefits to the executive for 36 months. The surviving company in the REIT merger will assume the Employment Agreement.

        The table below under "—Quantification of Payments and Benefits" reflects the amount of payments and benefits that each of Home REIT's named executive officers would be entitled to receive upon termination of such executive's employment without "cause" or resignation for "good reason" following the REIT merger. In the event of a termination by the surviving company for cause or by the executive without good reason, including in connection with a change in control, such executive would not be entitled to any of such amounts.

Indemnification of Our Directors and Officers

        The Merger Agreement provides that for a period of six years after the REIT merger effective time, all rights to indemnification existing in favor of our directors and officers contained in our charter and bylaws in effect as of the date of the Merger Agreement will become the obligations of the surviving company in the REIT merger, and the surviving company shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless such directors and officers against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions by any of them in their capacity as our directors or officers occurring at or prior to the REIT merger effective time (including in respect of the mergers and the other transactions contemplated by the Merger Agreement) and, subject to certain conditions, shall pay related legal fees, costs and expenses incurred by them in connection therewith.

        The Merger Agreement requires that the surviving company maintain our directors' and officers' liability insurance policies in effect on the date of the Merger Agreement for at least six years after the closing of the mergers (or substitute policies with at least the same coverage and amounts as our existing policies, provided that such substitution does not result in any gaps or lapses of coverage) with respect to claims arising from facts or events that occurred on or before the closing of the mergers including, without limitation, in respect of the transactions contemplated by the Merger Agreement). This requirement is subject to a maximum cost of 300% of our current annual premium paid for such insurance (which we refer to as the maximum cost). If the cost to maintain or procure such insurance coverage exceeds the maximum cost, Parent will maintain or procure for such six-year period as much coverage as can be reasonably obtained for the maximum cost.

        The parties have agreed not to terminate or modify the obligations described above regarding directors' and officers' indemnification in such a manner as to adversely affect our directors and officers, and such obligations must be assumed by any successor entity to the surviving company in the mergers as a result of any consolidation, merger, dissolution or transfer of all or substantially all of its properties and assets.

Quantification of Payments and Benefits

        The table below sets forth the estimated amounts of payments and benefits that each named executive officer of Home REIT could receive that are based on or otherwise relate to the mergers. These amounts have been calculated assuming:

  •
  the mergers were consummated on June 30, 2015;

  •
  the termination of employment by Home REIT without "cause" or by the executive for "good reason" (each as defined in the Executive Retention Plan or, with respect to Mr. Pettinella, the Employment Agreement) immediately following the closing of the mergers; and

  •
  performance-based RSUs vest at 118.42% of the target shares available under such awards.

 Golden Parachute Compensation

Named Executive Officer	Cash ($)(1)(2)	Equity ($)(3)	Benefits ($)(4)	Total ($)
Edward J. Pettinella	$4,219,050	$22,483,379	$29,268	$26,731,697
David P. Gardner	$1,584,931	$8,592,972	$0	$10,177,903
Ann M. McCormick	$1,410,400	$6,645,951	$0	$8,056,351
John E. Smith	$1,098,405	$1,878,598	$0	$2,977,003
Bernard J. Quinn	$1,073,687	$3,371,314	$0	$4,445,001

(1)
The cash severance payment, as further described above under "—Payments upon Change in Control," is an amount equal to (1) (a) in the case of Mr. Pettinella, three times base salary and three times the greater of: (x) his target bonus for the year termination occurs; or (y) his three-year average bonus; and (b) in the case of the other executive officers, two times base salary and two times the greater of (x) their target bonus for the year termination occurs; or (y) their three-year average bonus; plus (2) payment of accrued/deferred bonus amounts. The calculations in the table are based on these executive officers' annual base salaries as of June 30, 2015 ($550,000 for Mr. Pettinella, $350,000 for Mr. Gardner, $320,000 for Ms. McCormick, $280,000 for Mr. Smith and $300,000 for Mr. Quinn) and the greater of each executive's target bonus for the year of termination or the average bonus for the three-year period ended December 31, 2014 ($716,430 for Mr. Pettinella, $342,295 for Mr. Gardner, $294,212 for Ms. McCormick, $175,779 for Mr. Smith and $180,000 for Mr. Quinn).

(2)
Estimated amounts included in this column are "double trigger" benefits and subject to the execution and non-revocation of a release of claims in favor of Home REIT, Home LP and our affiliates. The executive officers would only be entitled to receive the estimated compensation in this column upon termination of such executive's employment without "cause" or resignation for "good reason" (each as defined in the Executive Retention Plan or Employment Agreement) following the mergers. In the event of a termination by the surviving company for cause or by the executive without good reason, including in connection with a change in control, such executive would not be entitled to any of the amounts reflected in this column.

(3)
Represents the aggregate value of the "Resulting Consideration" shown for the applicable executive in the tables under the headings "—Stock Options," "—Restricted Stock," and "—Restricted Stock Units and Dividend Equivalent Rights."

(4)
Represents the estimated aggregate value of the continuance of the following fringe benefits for three years following termination: health insurance ($15,624); dental insurance ($504); executive long-term disability ($11,556); accidental death and disability ($36); long-term disability ($1,080); life insurance ($180); and short-term disability ($288).

Regulatory Matters

        We are unaware of any material federal, state or foreign regulatory requirements or approvals that are required for the execution of the Merger Agreement or the completion of either the REIT merger or the partnership merger, which was approved by Home LP's outside partnership unitholders at a special meeting of the limited partners on August 3, 2015, other than the filing of the Articles of Merger with respect to the REIT merger with, and the acceptance of such Articles of Merger for record by, the State Department of Assessments and Taxation of Maryland, and the filing of a Certificate of Merger with respect to the partnership merger by Home LP with, and the acceptance of such Certificate of Merger for record by, the Department of State of the State of New York.

Litigation Relating to the Mergers

        On June 26, 2015, a purported class action related to the Merger Agreement, Kelly v. Home Properties, Inc., et al., was filed in the Circuit Court for Baltimore City, Maryland, Case No. 24C15003400, against Home REIT, Home LP, Lone Star Funds, Parent, MergerSub, Partnership MergerSub, and the members of our board of directors. Five other lawsuits, Lipovich v. Pettinella et al., Jonas v. Home Properties, Inc., et al., Umbach v. Home Properties, Inc., et al., Halberstam v. Home Properties, Inc., et al. and Sindoni v. Home Properties, Inc., et al., were subsequently filed in the Circuit Court for Baltimore City, Maryland, Case Nos. 24C15003523, 24C15003618, 24C15003707, 24C15003737 and 24C15003881, on July 1, 2015, July 9, 2015, July 15, 2015, July 16, 2015, and July 24, 2015 respectively. These six lawsuits generally allege breaches of fiduciary duties by our directors in connection with the merger agreement. More specifically, the complaints allege that the defendants failed to take appropriate steps to maximize stockholder value and improperly favored themselves in connection with the proposed transaction. The complaints further assert that the Merger Agreement contains several deal protection provisions that are unnecessarily preclusive. The complaints also allege that some or all of Home REIT, Home LP, Lone Star Funds, Parent, MergerSub, Partnership MergerSub, and UDR aided and abetted the directors' purported breaches of fiduciary duty. Additionally, the plaintiff in Jonas v. Home Properties, Inc., et al. purports to bring derivative claims for breach of fiduciary duty. The complaints seek to enjoin defendants from consummating the proposed mergers, to rescind, to the extent already implemented, the Merger Agreement, and various additional remedies. The defendants believe that the allegations against them lack merit and intend to defend against the lawsuits vigorously.

Material U.S. Federal Income Tax Consequences

        The following summarizes the material U.S. federal income tax consequences of the REIT merger to Home REIT stockholders whose shares of Home REIT common stock are surrendered in the REIT merger in exchange for the merger consideration pursuant to the Merger Agreement.

        This discussion is based upon the Code, as amended, applicable U.S. Treasury regulations promulgated under the Code, referred to as the "Treasury Regulations," judicial decisions and published administrative rulings, all as currently in effect and all of which are subject to change, possibly with retroactive effect. We have not requested, and do not plan to request, any rulings from the Internal Revenue Service of the United States, which we refer to in this Proxy Statement as the "IRS," concerning our tax treatment or the tax treatment of the REIT merger, and the statements in this proxy are not binding on the IRS or any court. We can provide no assurance that the tax consequences contained in this discussion will not be challenged by the IRS, or if challenged, will be sustained by a court.

        This discussion does not address (i) U.S. federal taxes other than income taxes, (ii) state, local or non-U.S. taxes or (iii) tax reporting requirements, in each case, as applicable to the REIT merger. This summary assumes that our shares are held as capital assets within the meaning of Section 1221 of the Code and does not address all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances and does not address the tax consequences of the REIT merger to holders of restricted share units, dividend equivalent units, phantom common shares, qualified or nonqualified options to purchase common shares, performance units, share appreciation rights, or any unitholders of Home LP. In addition, this discussion does not address U.S. federal income tax considerations applicable to holders that are subject to special treatment under U.S. federal income tax law, including, for example:

  •
  financial institutions;

  •
  pass-through entities (such as entities treated as partnerships for U.S. federal income tax purposes);

  •
  persons acting as nominees or otherwise not as beneficial owners;

  •
  insurance companies;

  •
  broker-dealers;

  •
  tax-exempt organizations;

  •
  dealers in securities or currencies;

  •
  traders in securities that elect to use a mark to market method of accounting;

  •
  persons that hold shares of Home REIT common stock as part of a straddle, hedge, constructive sale, conversion transaction, or other integrated transaction for U.S. federal income tax purposes;

  •
  regulated investment companies;

  •
  REITs;

  •
  certain U.S. expatriates;

  •
  foreign (non-U.S.) governments;

  •
  non-U.S. holders (as defined below) who own or who have owned (actually or constructively) more than 5% of Home REIT common shares;

  •
  U.S. holders whose "functional currency" is not the U.S. dollar;

  •
  persons who acquired their Home REIT common shares through the exercise of stock options or otherwise in connection with compensation; and

  •
  persons who do not hold their Home REIT common shares as capital asset within the meaning of Section 1221 of the Code.

        For purposes of this discussion, a "U.S. holder" means a beneficial owner of shares of Home REIT common stock that is:

  •
  an individual who is a citizen or resident of the United States for U.S. income tax purposes;

  •
  a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust that (A) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (B) has a valid election in place under the Treasury Regulations to be treated as a U.S. person.

        For purposes of this discussion, a "non-U.S. holder" means a beneficial owner of shares of Home REIT common stock that, for U.S. federal income tax purposes, is an individual, corporation, estate or trust and is not a U.S. holder as described in the bullets above.

        If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Home REIT common shares, the tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Any partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes, and the partners in such partnership (as determined for U.S. federal income tax purposes), should consult their tax advisors.

        This discussion of material U.S. federal income tax considerations is not binding on the IRS. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any described herein.

        THE U.S. FEDERAL INCOME TAX RULES APPLICABLE TO THE REIT MERGER, HOLDING AND DISPOSING OF HOME REIT COMMON STOCK, AND TO REITS GENERALLY ARE HIGHLY TECHNICAL AND COMPLEX. HOLDERS OF HOME REIT COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE REIT MERGER AND THE OWNERSHIP OF COMMON STOCK OF HOME REIT, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS, AND POTENTIAL CHANGES IN APPLICABLE TAX LAWS, IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

Consequences to us of the REIT Merger

        For U.S. federal income tax purposes, we will treat the REIT merger as if we had sold all of our assets to MergerSub in exchange for the merger consideration and the assumption of our liabilities outstanding as of the REIT merger effective time (including our share of the liabilities of Home LP) and then made a liquidating distribution of the aggregate merger consideration to our stockholders in exchange for their shares of Home REIT common stock. As a REIT, we are generally entitled to receive a deduction for liquidating distributions, and we anticipate that our deemed liquidating distribution will exceed our taxable income recognized as a result of the REIT merger (together with any other undistributed taxable income recognized in the taxable year of the REIT merger). Accordingly, we anticipate that we will not be subject to U.S. federal income tax on any gain recognized in connection with the REIT merger and the other transactions contemplated by the Merger Agreement.

Consequences of the REIT Merger to U.S. Holders of Shares of Home REIT Common Stock

        General.    The receipt of cash by U.S. holders in exchange for their shares of Home REIT common stock pursuant to the REIT merger will be a taxable transaction for U.S. federal income tax purposes (and also may be a taxable transaction under applicable state, local and foreign income and other tax laws). In general, a U.S. holder of shares of Home REIT common stock will recognize gain or loss for U.S. federal income tax purposes equal to the difference between:

  •
  the amount of cash received in exchange for shares of Home REIT common stock; and

  •
  the U.S. holder's adjusted tax basis in shares of Home REIT common stock.

        Gain or loss will be calculated separately for each block of shares of stock, with a block consisting of shares acquired at the same cost in a single transaction. Assuming that the shares constitute capital assets in the hands of the U.S. holder, this gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if at the time of the REIT merger shares of Home REIT common stock have been held for more than one year. An individual U.S. holder will be subject to tax on net capital gain at a maximum U.S. federal income tax rate of 20%. In addition, a 3.8% Medicare unearned contribution tax will apply to all or a portion of the gain recognized by individuals, trusts and estates whose income exceeds certain threshold levels. Capital gains of corporate U.S. holders generally are taxable at the regular tax rates applicable to corporations. The deductibility of a capital loss recognized in the exchange is subject to limitations under the Code. In addition, the IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a tax rate of 25% to a portion of capital gain realized by a non-corporate stockholder on the sale of REIT stock that would correspond to the REIT's "unrecaptured Section 1250 gain."

        Special Rule for U.S. Holders Who Have Held Shares of Home REIT Common Stock Less than Six Months.    A U.S. holder who has held shares of Home REIT common stock for less than six months at the time of the REIT merger, taking into account the holding period rules of Section 246(c)(3) and (4) of the Code, and who recognizes a loss on the receipt of cash merger connection in the REIT merger, will be treated as recognizing a long-term capital loss to the extent of any capital gain dividends received from us, or such holder's share of any designated retained capital gains, with respect to such common stock.

Consequences of the REIT Merger to Non-U.S. Holders of Shares of Home REIT Common Stock

        General.    The U.S. federal income tax consequences of the REIT merger to a non-U.S. holder will depend on various factors, including whether the receipt of the merger consideration is treated as a distribution from us to our stockholders that is attributable to gain from the sale of "United States real property interests." The IRS announced in Notice 2007-55 that it intends to (1) take the position that under current law a non-U.S. holder's receipt of a liquidating distribution from a REIT (including the receipt of the merger consideration in exchange for shares of Home REIT common stock in the REIT merger, which will be treated as a deemed liquidation for U.S. federal income tax purposes) is generally subject to tax under FIRPTA as a distribution to the extent attributable to gain from the sale of United States real property interests, and (2) issue regulations that will be effective for transactions occurring on or after June 13, 2007, clarifying this treatment. Although legislation effectively overriding Notice 2007-55 has been proposed, it is not possible to say if or when any such legislation will be enacted. As a result, the following paragraphs provide alternative discussions of the tax consequences that would arise to the extent the tax treatment set forth in Notice 2007-55 does or does not apply.

        Notwithstanding the discussion in the following paragraphs, we intend to take the position that the merger consideration received in exchange for shares of Home REIT common stock in the REIT merger will be subject to tax in accordance with Notice 2007-55 as described in more detail below. In general, the provisions governing the taxation of distributions by REITs can be less favorable to non-U.S. holders than the taxation of sales or exchanges of REIT stock by non-U.S. holders, and non-U.S. holders should consult their tax advisors regarding the application of these provisions.

        Distribution of Gain from the Disposition of U.S. Real Property Interests.    As noted above, we intend to take the position that the merger consideration received in exchange for shares of Home REIT common stock in the REIT merger will be subject to tax in accordance with Notice 2007-55. Assuming that the IRS position described in Notice 2007-55 is correct, the treatment under "—Taxable Sale of Shares of Home REIT Common Stock" below would not apply to the payment of the merger consideration to you and you would be taxed under FIRPTA, unless a special exception for small holders applies (the "5% Exception," discussed below).

        As described in the following paragraph, if the tax treatment set forth in Notice 2007-55 applies to the REIT merger, a non-U.S. holder generally will be subject to U.S. federal income tax on a net basis (and to withholding) to the extent the deemed liquidating distribution received from us is attributable to gain from the sale of our United States real property interests. However, the 5% Exception would apply to a non-U.S. holder of shares of Home REIT common stock if the non-U.S. holder did not own more than 5% of the shares of Home REIT common stock at any time during the one-year period ending on the date of the REIT merger. If the 5% Exception were to apply to a non-U.S. holder, the FIRPTA tax would not apply, but the portion of the merger consideration that otherwise would have been subject to tax under FIRPTA would instead be treated as an ordinary dividend distribution from us, in which case such amount would be subject to U.S. federal withholding tax at a 30% rate, subject to any applicable treaty rate reduction. In view of the FIRPTA tax and withholding that will apply to a non-U.S. holder's receipt of the merger consideration, non-U.S. holders are urged to consult with their tax advisors regarding the possible application of those provisions and the possibility of selling their shares prior to the REIT merger.

        To the extent the tax treatment set forth in Notice 2007-55 applies, and to the extent the merger consideration received by non-U.S. holders in the REIT merger is attributable to gain from the deemed sale of our United States real property interests (which we expect to be a substantial portion of such merger consideration), then, subject to the 5% Exception described above, such amount will be treated as income effectively connected with a U.S. trade or business of the non-U.S. holder and generally will be subject to U.S. federal income tax on a net basis in the same manner as a U.S. holder. In that event, corporate non-U.S. holder will also be subject to an additional 30% branch profits tax (or such lower rate as may be specified by an applicable income tax treaty). In addition, 35% (or 20% to the extent provided in Treasury Regulations) of any such amounts paid to a non-U.S. holder will be withheld and remitted to the IRS.

        If the tax treatment set forth in Notice 2007-55 were not to apply, the 35% withholding tax described above would not apply, and a non-U.S. holder would instead be subject to the rules described below under "—Taxable Sale of Shares of Home REIT Common Stock."

        Taxable Sale of Shares of Home REIT Common Stock.    The tax consequences described in this section titled "—Taxable Sale of Shares of Home REIT Common Stock" would apply to a sale of shares of common stock by a non-U.S. holder preceding the REIT merger and, if the tax treatment set forth in Notice 2007-55 were not to apply to the REIT merger, also to a non-U.S. holder's receipt of merger consideration in the REIT merger (which would be treated as a sale of its Home REIT shares). As stated above, we intend to take the position that Notice 2007-55 applies to the REIT merger. Accordingly, the tax treatment described in this section titled "—Taxable Sale of Shares of Home REIT Common Stock" is expected to apply only to a sale of shares of common stock by the non-U.S. holder preceding the REIT merger.

        Subject to the discussion of backup withholding below on a taxable sale of shares of Home REIT common stock, a non-U.S. holder should not be subject to U.S. federal income taxation on any gain recognized unless: (1) the gain is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States, or, if an applicable income tax treaty applies, the gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; (2) the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of the REIT merger and certain other requirements are met; or (3) the non-U.S. holder's shares of common stock constitute United States real property interests under FIRPTA.

        A non-U.S. holder whose gain is effectively connected with the conduct of a trade or business in the United States will generally be subject to U.S. federal income tax on such gain on a net basis in the same manner as a U.S. holder. In addition, a non-U.S. holder that is a corporation may be subject to the 30% branch profits tax on such effectively connected gain described in clause (1) of the previous paragraph.

        A non-U.S. holder who is an individual present in the United States for 183 days or more in the taxable year of the sale and who meets certain other requirements will be subject to a flat 30% tax on the gain recognized on the sale, which may be offset by U.S. source capital losses. In addition, the non-U.S. holder may be subject to applicable alternative minimum taxes.

        If a non-U.S. holder's common stock constitutes a United States real property interest under FIRPTA, any gain recognized by such holder on a sale of such stock will treated as income effectively connected with a U.S. trade or business of the non-U.S. holder and generally will be subject to U.S. federal income tax on a net basis in the same manner as a U.S. holder. A non-U.S. holder's shares of common stock generally will not constitute a United States real property interest if either (1) we are a "domestically controlled qualified investment entity" at the time of the sale, or (2) both (a) shares of Home REIT common stock are regularly traded on an established securities market at the date of the sale and (b) the non-U.S. holder holds 5% or less of the total fair market value of shares of Home REIT common stock at all times during the shorter of (x) the five-year period ending with the date of the sale and (y) the non-U.S. holder's holding period for the common stock. We believe that Home REIT common stock is regularly traded on an established securities market as of the date of this Proxy Statement. A "qualified investment entity" includes a REIT. Assuming we qualify as a REIT, we will be a "domestically controlled qualified investment entity" at the time of the sale if non-U.S. holders held directly or indirectly less than 50% in value of shares of Home REIT common stock at all times during the five-year period ending with the sale. While we believe that we currently are a domestically controlled REIT, no assurances can be given that the actual ownership of our stock has been or will be sufficient for us to qualify as a "domestically controlled qualified investment entity" at the time of any sale.

        Income Tax Treaties.    If a non-U.S. holder is eligible for treaty benefits under an income tax treaty with the United States, the non-U.S. holder may be able to mitigate certain of the U.S. federal income tax consequences discussed above, such as the branch profits tax. Non-U.S. holders should consult their tax advisor regarding possible relief under an applicable income tax treaty.

        U.S. Withholding Tax.    As described above, it is not entirely clear whether the receipt of the merger consideration by a non-U.S. holder will be treated as a sale or exchange of shares of Home REIT common stock (in the event that Notice 2007-55 does not apply) or as a distribution from us that is attributable to gain from the deemed sale of our United States real property interests in the REIT merger (in the event that Notice 2007-55 does apply). Accordingly, we intend to withhold U.S. federal income tax at a rate of 35% (or 20% to the extent provided in applicable Treasury Regulations) from the portion of the merger consideration that is, or is treated as, attributable to gain from the sale of United States real property interests and paid to a non-U.S. holder unless such holder qualifies for the 5% exception described above (in which case, 30% withholding would apply to such amount, as described above).

        A non-U.S. holder may be entitled to a refund or credit against the holder's U.S. federal income tax liability, if any, with respect to any amount withheld pursuant to FIRPTA, provided that the required information is furnished to the IRS on a timely basis. Non-U.S. holders should consult their tax advisor regarding withholding tax considerations.

Information Reporting and Backup Withholding

        Backup withholding, currently at a rate of 28%, and information reporting, may apply to the merger consideration received pursuant to the exchange of shares of Home REIT common stock in the REIT merger. Backup withholding will not apply, however, to a holder who:

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  in the case of a U.S. holder, furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on an IRS Form W-9 or successor form;

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  in the case of a non-U.S. holder, furnishes an applicable IRS Form W-8 or successor form; or

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  is otherwise exempt from backup withholding and complies with other applicable rules and certification requirements.

        Backup withholding is not an additional tax and any amount withheld under these rules may be credited against the holder's U.S. federal income tax liability and may entitle the holder to a refund if required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

        Withholding taxes may be imposed under Sections 1471 through 1474 of the Code (such Sections commonly referred to as FATCA) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. The application of FATCA to the payment of the merger consideration made to a non-U.S. holder with respect to shares of Home REIT common stock pursuant to the REIT merger is not entirely clear. We urge you to consult your tax advisor regarding FATCA and the application of these rules to such payment.

        THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE REIT MERGER AND IS NOT TAX ADVICE. THEREFORE, HOLDERS OF SHARES OF HOME REIT COMMON STOCK ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE REIT MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.

Delisting and Deregistration of Shares of Home REIT Common Stock

        If the REIT merger is completed, shares of Home REIT common stock will no longer be traded on the New York Stock Exchange and will be deregistered under the Exchange Act.

THE MERGER AGREEMENT

        The following summarizes the material provisions of the Merger Agreement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. The summary of the material terms of the Merger Agreement below and elsewhere in this Proxy Statement is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this Proxy Statement as Exhibit A and which we incorporate by reference into this Proxy Statement. We urge you to read the copy of the Merger Agreement attached to this Proxy Statement as Exhibit A carefully and in its entirety, as the rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this Proxy Statement.

        The Merger Agreement contains representations and warranties made by Home REIT, Home LP, Parent, MergerSub, Partnership MergerSub and UDR. These representations and warranties, which are set forth in the copy of the Merger Agreement attached to this Proxy Statement as Exhibit A, were made for the purposes of negotiating and entering into the Merger Agreement between the parties. In addition, these representations and warranties were made as of specified dates, may be subject to standards of materiality different from what may be viewed as material to our stockholders, or may have been used for the purpose of allocating risk between the parties instead of establishing such matters as facts. Moreover, the representations and warranties are qualified in a number of important respects, including through the use of exceptions for certain matters disclosed by the party that made the representations and warranties to the other parties, and information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this Proxy Statement, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this Proxy Statement. None of the representations and warranties will survive the closing of the mergers and, therefore, they will have no legal effect under the Merger Agreement after the closing of the mergers.

Structure

The Contributions and the Redemption

        On June 22, 2015, Home LP, UDR, United Dominion Realty, L.P., and Parent entered into the Contribution Agreement. The Contribution Agreement provides that, upon the terms and subject to the conditions set forth in the Contribution Agreement, Home LP will contribute or cause to be contributed a portfolio of up to six properties to the UDR DownREIT Partnership, and the UDR DownREIT Partnership will assume certain outstanding indebtedness secured by the contributed properties, in exchange for aggregate consideration consisting of (i) up to approximately $753 million in UDR DownREIT Units and (ii) up to $65 million in cash, in each case subject to the number of partnership units redeemed in the Redemption. Simultaneously with the Partnership Contribution, Home LP will acquire from UDR, in exchange for cash, rights to subscribe for and receive a number of shares of UDR Series F Preferred Stock (which shares are non-economic, but provide the right to vote with holders of UDR common stock, subject to the terms of a voting agreement) equal to the aggregate number of shares of UDR Series F Preferred Stock that are subscribed for by Redeeming Unitholders. The Contribution Agreement also provides that, upon the terms and subject to the conditions set forth in the Contribution Agreement, UDR and United Dominion Realty, L.P. will contribute or cause to be contributed cash and a portfolio of properties to the UDR DownREIT Partnership, and the UDR DownREIT Partnership will assume certain outstanding indebtedness secured by the contributed properties, in exchange for UDR DownREIT Units. The number and identity of properties to be contributed to the UDR DownREIT Partnership will depend on the number of partnership units tendered in the Redemption. If less than all of the outstanding partnership units held by outside partnership unitholders are tendered in the Redemption, then the number of properties contributed to the UDR DownREIT Partnership will be reduced in accordance with the terms of the Contribution Agreement.

        Prior to the Partnership Contribution, as described below, each Eligible Unitholder was offered the opportunity, in a separate transaction to be consummated prior to the partnership merger and subject to certain conditions, to elect to have some or all of his, her or its partnership units redeemed by Home LP prior to the partnership merger in exchange for the Redemption Consideration. As a condition to making a Redemption Election, each Home LP unitholder had to represent that such holder is an accredited investor and had to deliver the duly completed Required Election documents. All Redemption Elections will be revoked automatically if the approval of the REIT merger and the Merger Agreement is not obtained.

        At least one business day prior to the partnership merger, Home LP will, in accordance with and subject to the terms of the Contribution Agreement, contribute certain properties and certain outstanding debt to the UDR DownREIT Partnership in exchange for UDR DownREIT Units, cash and the assumption of certain liabilities. Simultaneously with the Partnership Contribution, Home LP will acquire from UDR, in exchange for cash, rights to subscribe for and receive shares of UDR Series F Preferred Stock.

        At the effective time of the Redemption, which will occur at least one business day prior to the partnership merger and immediately following the Partnership Contribution, each partnership unit with respect to which an Eligible Unitholder has made a valid Redemption Election will be redeemed by Home LP in exchange for the Redemption Consideration, consisting of, for each partnership unit redeemed, (i) 2.15 UDR DownREIT Units, (ii) $3.01 in cash (which is based on $1.40 per UDR DownREIT Unit received) and (iii) the right to subscribe for and receive 2.15 shares of UDR Series F Preferred Stock.

The Partnership Merger

        Approval of the partnership merger by Home LP's outside partnership unitholders is a condition to the mergers under the Merger Agreement and is required by Home LP's limited partnership agreement. The partnership merger was approved by Home LP's outside partnership unitholders at a special meeting of the limited partners on August 3, 2015 in satisfaction of this condition. At the partnership merger effective time, Partnership MergerSub will be merged with and into Home LP with Home LP surviving as a wholly-owned subsidiary of Home REIT. All of Home LP's and Partnership MergerSub's properties, assets and liabilities will become those of the surviving partnership.

The REIT merger

        At the REIT merger effective time, Home REIT will be merged with and into MergerSub with MergerSub surviving as a wholly-owned subsidiary of Parent. All of Home REIT's and MergerSub's properties, assets and liabilities will become those of the surviving company. Following the completion of the REIT merger, shares of Home REIT common stock will no longer be traded on the New York Stock Exchange and will be deregistered under the Exchange Act.

Closing; Effective Times

        The closing of the mergers will take place on the second business day after satisfaction or waiver of certain conditions to the mergers described under "—Conditions to the Mergers" and on the first business day after satisfaction or waiver of the conditions to the mergers described under "—Conditions to the mergers" relating to the transactions contemplated by the Contribution Agreement or relating to the Redemption, or at such other time and on a date as agreed to by the parties (we refer to the date on which the closing of the mergers occurs as the merger closing date).

        On the partnership merger closing date, Home LP will file a certificate of merger with the Department of State of the State of New York in accordance with New York law to effect the partnership merger. The partnership merger will become effective upon such time as the partnership certificate of merger has been accepted for record by the Department of State of the State of New York or such later time as agreed by the parties in accordance with applicable law.

        Following the partnership merger effective time, Home REIT will file articles of merger with the State Department of Assessments and Taxation of Maryland to effect the REIT merger. The REIT merger will be effective upon such time as the articles of merger have been accepted for record by the State Department of Assessments and Taxation of Maryland or such later time as agreed to by the parties in accordance with applicable law.

Organizational Documents

        At the effective time of the partnership merger, the certificate of limited partnership of Home LP, as amended, will be the certificate of limited partnership of the surviving partnership and the limited partnership agreement of the surviving partnership will be in the form specified by the Merger Agreement.

        At the REIT merger effective time, the articles of organization and the operating agreement of MergerSub will be the articles of organization and the operating agreement of the surviving company.

Directors and Officers; General Partner

        The directors of MergerSub immediately prior to the REIT merger effective time will be the directors of the surviving company immediately after the REIT merger effective time. The officers of Home REIT immediately prior to the REIT merger effective time will be the officers of the surviving company immediately after the REIT merger effective time. At the REIT merger effective time, MergerSub, as the surviving company in the REIT merger, will continue as the general partner of Home LP as successor by merger to Home REIT.

Treatment of Partnership Units, Common Stock, Equity Awards

Partnership Units

        At the partnership merger effective time, each partnership unit issued and outstanding immediately prior to the partnership merger effective time and not redeemed in connection with the Redemption (other than any units held by Home REIT or any of its subsidiaries, which will remain outstanding and unchanged as units of limited partner interest in the surviving partnership) will automatically be converted into, and cancelled in exchange for, the right to receive an amount in cash equal to $75.23, without interest (we refer to such amount as the merger consideration).

        At the partnership merger effective time, the general partner interests of Home LP outstanding immediately prior to the partnership merger effective time and owned by Home REIT will remain outstanding as general partner interests of the surviving partnership.

Common Stock and Restricted Stock

        At the REIT merger effective time, each share of Home REIT common stock (including restricted stock, but excluding (i) common stock owned by any subsidiary of Home REIT, Parent or any of its subsidiaries, which will automatically be cancelled and retired and will cease to exist, and (ii) shares of Home REIT common stock underlying or comprising unexercised, unvested or unsettled Home REIT equity awards other than restricted stock) issued and outstanding immediately prior to the REIT merger effective time will automatically be converted into, and cancelled in exchange for, the right to receive the merger consideration without interest and less any applicable withholding taxes.

        Under the terms of the Merger Agreement, we may not authorize, declare or pay dividends to holders of Home REIT common stock during the term of the Merger Agreement without the prior written consent of Parent, other than dividends necessary to maintain our status as a REIT under the Code and avoid the imposition of corporate level tax or excise tax under Section 4981 of the Code

(with such additional required dividend resulting in a corresponding decrease to the merger consideration payable per share of Home REIT common stock.

Home REIT Equity Awards

        Each option to purchase shares of Home REIT common stock granted under Home REIT's incentive plans, whether vested or unvested, that is outstanding immediately prior to the REIT merger effective time will, as of the REIT merger effective time, become fully vested and be converted into the right to receive an amount in cash equal to the product of (i) the total number of shares subject to such option and (ii) the excess, if any, of the amount of the merger consideration over the exercise price per share subject to such option, with the aggregate amount of such payment rounded down to the nearest cent, less such amounts as are required to be withheld or deducted under the Code or any provision of applicable tax law. Any stock options that have a per share exercise price that is equal to or greater than the merger consideration $75.23 will be cancelled without payment at the REIT merger effective time.

        Immediately prior to the REIT merger effective time, each RSU granted under Home REIT's incentive plans, whether vested or unvested, that is outstanding immediately prior to the REIT merger effective time will cease to represent a right or award, will vest (with the number of shares underlying any RSUs subject to performance-based vesting provisions that will not exceed 118.42% of the target number of shares subject to such award) and will entitle the holder to receive the merger consideration for each share underlying such RSU, less such amounts as are required to be withheld or deducted under the Code or any provision of applicable tax law.

        Immediately prior to the REIT merger effective time, each dividend equivalent right granted under Home REIT's incentive plans that has accrued but not been paid will vest and entitle the holder to receive cash in the amount so accrued, less such amounts as are required to be withheld or deducted under the Code or any provision of applicable tax law.

No Further Ownership Rights

        From and after the applicable effective time of the mergers, holders of Home REIT common stock or partnership units will cease to be, and will have no rights as, our stockholders or Home LPs outside partnership unitholders other than the right to receive the applicable merger consideration. The applicable merger consideration paid or delivered in accordance with the Merger Agreement will be deemed to have been paid or delivered, as the case may be, in full satisfaction of all rights and privileges pertaining to shares of Home REIT common stock, Home REIT restricted stock, Home REIT equity awards and partnership units exchanged therefor.

Exchange and Payment Procedures

        At the REIT merger effective time, Parent will, to the extent sufficient funds are not available at Home REIT, deposit the merger consideration in respect of Home REIT equity awards (or funds sufficient to make up any shortfall) with Home REIT for the benefit of the holders of Home REIT equity awards, and the surviving company will pay the applicable merger consideration to such holders as promptly as practicable following the REIT merger effective time (but in no event later than the first payroll date at least five business days following the REIT merger effective time).

        At or before the REIT merger effective time, Parent will deposit or will cause MergerSub or Partnership MergerSub (if applicable) to deposit the merger consideration (without interest and less any applicable withholding taxes) with a paying agent for the benefit of the holders of Home REIT common stock and the partnership units. Promptly after the REIT merger effective time (but in any event within five business days), the paying agent will mail to each holder of outstanding Home REIT common stock or partnership units that were exchanged for the right to receive the merger consideration a letter of transmittal and instructions for use in effecting the surrender of the certificates

(if any) that previously represented shares of Home REIT common stock or partnership units in exchange for the merger consideration (without interest and less any applicable withholding taxes) to which the holder thereof is entitled.

        Upon surrender of a certificate (if any) that previously represented shares of Home REIT common stock or partnership units to the paying agent, together with a letter of transmittal, duly executed and completed in accordance with the instructions thereto and such other documents as the paying agent may reasonably require, the holder of such certificate will be entitled to receive the merger consideration (without interest and less any applicable withholding taxes). The merger consideration may be paid to a person other than the person in whose name the certificate so surrendered is registered, if such certificate is properly endorsed or otherwise in proper form for transfer and the person requesting such payment pays any transfer or other taxes or establishes to the reasonable satisfaction of Parent that such tax has been paid or is not applicable.

        If any certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, and, if required by Parent or the paying agent, the posting by such person of a bond or payment of an applicable fee in such amount as Parent or the paying agent reasonably directs, the paying agent will issue, in exchange for such lost, stolen or destroyed certificate, the merger consideration pursuant to the Merger Agreement.

        At the REIT merger effective time, the share transfer books of Home REIT will be closed and thereafter there will be no further registration of transfers of shares of Home REIT common stock. At the partnership merger effective time, the unit transfer books of Home LP will continue to be the unit transfer books of the surviving partnership, except that there will be no further registration of transfers of partnership units other than partnership units owned by Home REIT or any of its subsidiaries.

        Any portion of the merger consideration which remains undistributed to holders of Home REIT common stock (including restricted stock) or partnership units for 12 months after the REIT merger effective time will be delivered to the surviving company, and any holders of Home REIT common stock (including restricted stock) or partnership units prior to the applicable merger who have not theretofore complied with the exchange and payment procedures contained in the Merger Agreement must look only to the surviving company for payment of the applicable merger consideration.

        None of the Lone Star Parties, the Home Parties, the UDR Parties or the paying agent, or any employee, officer, director, stockholder, partner, agent or affiliate thereof, will be liable to any person in respect of any merger consideration (including consideration in respect of Home REIT equity awards) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Tax Withholding

        All payments under the Merger Agreement, including payment of the merger consideration, are subject to applicable withholding requirements.

Dissenters' Rights

        To the extent available under the New York Revised Limited Partnership Act, partnership units that are outstanding immediately prior to the partnership merger effective time and that are held by any holder of partnership units who has properly exercised and perfected dissenters' rights (and who has not failed to perfect or otherwise withdrawn or lost such rights), if any, under § 121-1102 of the New York Revised Limited Partnership Act, will not be converted into the right to receive the applicable merger consideration, but will instead be entitled to receive such consideration as shall be determined pursuant to § 121-1102 of the New York Revised Limited Partnership Act.

        Holders of shares of Home REIT common stock are not entitled to dissenters' rights in connection with the REIT merger.

Certain Transactions

        Pursuant to the Merger Agreement, Parent may, in its sole discretion, request that Home REIT (i) convert any of its wholly-owned subsidiaries organized in a particular state to be domiciled in a different state, (ii) convert any of its wholly-owned subsidiaries organized as a corporation, limited partnership or limited liability company into other entities on the basis of organizational documents as reasonably requested by Parent, (iii) sell the stock, partnership interests or limited liability interests owned directly or indirectly by Home REIT in any subsidiary to any person on terms designated by Parent, (iv) sell any of Home REIT's or its subsidiaries' assets to any person on terms designated by Parent, or (v) transfer any of Home REIT's or its subsidiaries' assets to another subsidiary of Home REIT. Home REIT is not required to effect any of the foregoing transactions until immediately prior to the closing of the mergers.

        Notwithstanding Parent's right to request that Home REIT effect the foregoing transactions, (i) none of the requested transactions can delay or prevent the closing, (ii) the requested transactions must be implemented as close as possible to the closing (but after the Lone Star Parties have waived (to the extent permissible) or confirmed that all of the conditions described under "—Conditions to the Mergers" (other than the consummation of the partnership merger) have been satisfied), (iii) Parent may not require Home REIT or any of its subsidiaries to take any action that contravenes any applicable law, their respective organizational documents or any material contract, (iv) any such actions or transactions would be contingent upon all conditions to the mergers under the Merger Agreement having been satisfied (other than the consummation of the partnership merger) or waived and Home REIT's receipt of a written notice from Parent to such effect and that Parent and MergerSub are prepared to proceed immediately with the closing of the mergers and any other evidence reasonably requested by Home REIT that the closing of the mergers will occur, (v) these actions (or the inability to complete them) will not affect or modify the obligations of the Lone Star Parties under the Merger Agreement, and (vi) Home REIT and its subsidiaries will not be required to take any action that could adversely affect Home REIT's classification as, or qualification for taxation as, a REIT within the meaning of the Code, that would be reasonably expected to result in an amount of taxes being imposed on, or other adverse tax consequences to any Redeeming Unitholder (unless such unitholders are indemnified by the Lone Star Parties for such incremental taxes on an after tax basis), or that would reasonably be expected to result in an amount of taxes being imposed on, or other adverse tax consequences to, any stockholder or other equity interest holder of Home REIT or Home LP, or other adverse consequences to the stockholders or other equity interest holders of Home REIT or Home LP as a whole, that are incrementally greater or more adverse than the taxes or other adverse consequences to such party as a result of the mergers and the other transactions contemplated by the Merger Agreement (unless such holders are indemnified by the Lone Star Parties for such incremental taxes or other consequences).

Suspension of the Dividend Reinvestment and Direct Stock Purchase Plan

        Effective prior to the REIT merger effective time, Home REIT's board of directors will take the actions required to suspend Home REIT's Dividend Reinvestment and Direct Stock Purchase Plan.

Representations and Warranties

        Home REIT and Home LP, jointly and severally, made customary representations and warranties in the Merger Agreement that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement or in the disclosure schedules delivered in connection therewith. These representations and warranties relate to, among other things:

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  organization and existence;

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  Home REIT's capitalization and the capitalization of Home LP (including the names of the holders of partnership units) and Home REIT's ownership in its other subsidiaries;

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  authorization to enter into the Merger Agreement and to complete the mergers and the other transactions contemplated thereby;

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  the enforceability of the Merger Agreement against Home REIT and Home LP;

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  action required to be taken by Home REIT and Home LP to exempt the Merger Agreement and the mergers from the requirements of any takeover laws of the Maryland General Corporation Law and the New York Revised Limited Partnership Act and limitations on transfer and ownership set forth in Home REIT's articles of organization (we refer to such action as the ownership transfer waiver);

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  the vote of Home REIT's stockholders required in connection with the approval of the REIT merger and the Merger Agreement and the vote of the holders of partnership units required in connection with the approval of the partnership merger;

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  the absence of conflicts with, or breaches or violations of organizational documents, agreements, permits and laws applicable to them as a result of executing, delivering, performing their obligations under or complying with any of the provisions of the Merger Agreement;

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  consents, approvals of, orders, authorizations or permit of, or filings with or notifications to, governmental authorities required as a result of executing, delivering, performing Home REIT's and its subsidiaries' obligations under or complying with any of the provisions of the Merger Agreement;

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  possession and validity of permits;

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  existing indebtedness;

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  the completeness and accuracy of reports filed with the Securities and Exchange Commission by Home REIT since January 1, 2013;

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  the absence of undisclosed liabilities;

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  compliance with the Sarbanes Oxley Act of 2002, including the rules and regulations promulgated thereunder;

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  the absence of certain changes or events since December 31, 2014;

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  the absence of litigation or orders against Home REIT or its subsidiaries;

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  Home REIT's and its subsidiaries' employee benefit plans;

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  labor matters affecting Home REIT and its subsidiaries;

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  information supplied by Home REIT or Home LP for inclusion in the proxy statement relating to the REIT merger or any other document to be filed with the Securities and Exchange Commission or provided to the holders of Home REIT common stock or partnership units;

  •
  Home REIT's and its subsidiaries' owned and leased real property;

  •
  rent rolls relating to the real property owned and leased by Home REIT and its subsidiaries;

  •
  intellectual property owned, used by or licensed by Home REIT and its subsidiaries;

  •
  tax matters, including Home REIT's qualification and taxation as a REIT and tax liabilities of Home REIT and its subsidiaries;

  •
  environmental matters affecting Home REIT and its subsidiaries;

  •
  material contracts and the absence of any breach or violation of, or default under, any material contract;

  •
  undisclosed brokerage, finder's or other similar fee or commission;

  •
  financial advisor opinions;

  •
  insurance policies;

  •
  agreements and contracts with certain related parties; and

  •
  status under the Investment Company Act of 1940, as amended.

        The Merger Agreement also contains customary representations and warranties made, jointly and severally, by the Lone Star Parties that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

  •
  organization and existence;

  •
  the ownership of MergerSub and Partnership MergerSub and absence of prior conduct of activities or business of MergerSub and Partnership MergerSub;

  •
  authorization to enter into the Merger Agreement and to complete the mergers and the other transactions contemplated thereby;

  •
  the absence of conflicts with, or breaches or violations of, their organization documents, agreements, permits and laws applicable to them as a result of executing, delivering, performing its obligations under or complying with any of the provisions of the Merger Agreement;

  •
  consents, approvals of, orders, authorizations or permit of, or filings with or notifications to, governmental authorities required as a result of executing, delivering, performing their obligations under or complying with any of the provisions of the Merger Agreement;

  •
  information supplied for inclusion in the Proxy Statement relating to the REIT merger or any other document to be filed with the Securities and Exchange Commission or provided to the holders of Home REIT common stock or partnership units;

  •
  the absence of litigation or orders against them;

  •
  their financial resources, including in particular the equity funding and the debt financing which will provide the acquisition financing at the REIT merger effective time and partnership merger effective time sufficient to consummate the mergers;

  •
  the limited guarantee executed by Parent's sponsor with respect to Parent's obligations under the Merger Agreement;

  •
  brokerage, finder's or other fee or commission;

  •
  the solvency of the surviving company, the surviving partnership and their respective subsidiaries;

  •
  the absence of any decisions or actions concerning Home REIT's or its subsidiaries' employees that would require the service of notice under the Worker Adjustment and Retraining Notification Act or similar local laws prior to the closing;

  •
  their ownership of shares of Home REIT common stock or any other of the securities of Home REIT and its subsidiaries;

  •
  the absence of any undisclosed future contract between them and the employees, officers and directors of Home REIT or Home LP or their affiliates; and

  •
  their acknowledgement of the exclusivity of the representations and warranties made by Home REIT and its subsidiaries in the Merger Agreement.

        Additionally, UDR made customary representations and warranties in the Merger Agreement that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

  •
  organization and existence;

  •
  its capitalization and the ownership of the UDR DownREIT Partnership;

  •
  authorization to enter into the Merger Agreement and to complete the mergers and the other transactions contemplated thereby;

  •
  the absence of conflicts with, or breaches or violations of, its charter, agreements, permits and laws applicable to it as a result of executing, delivering, performing its obligations under or complying with any of the provisions of the Merger Agreement;

  •
  consents, approvals of, orders, authorizations or permit of, or filings with or notifications to, governmental authorities required as a result of executing, delivering, performing its obligations under or complying with any of the provisions of the Merger Agreement;

  •
  the completeness and accuracy of UDR's Securities and Exchange Commission filings since January 1, 2012;

  •
  the absence of litigation or orders against it;

  •
  its qualification as a REIT under the Code and the UDR DownREIT Partnership's classification as a disregarded entity or partnership for U.S. federal income tax purposes;

  •
  brokerage, finder's or other fee or commission;

  •
  information supplied for inclusion in the Proxy Statement relating to the REIT merger or any other document to be filed with the Securities and Exchange Commission or provided to the holders of Home REIT common stock or partnership units; and

  •
  the exclusivity of its representations contained in the Merger Agreement and the Contribution Agreement.

        The representations and warranties of each of the parties to the Merger Agreement will terminate at the REIT merger effective time.

Material Adverse Effect

        For the purposes of the Merger Agreement, "material adverse effect" means, when used in connection with Home REIT and its subsidiaries, any effect, event, development or change that, individually or in the aggregate with all other effects, events, developments or changes, is or would be reasonably expected to be materially adverse to the assets, properties, business, results of operations or financial condition of Home REIT and its subsidiaries, taken as a whole, other than any effect, event, development or change arising out of or resulting from:

  •
  changes in conditions in the United States or global economy or capital or financial markets generally, including changes in real estate capitalization rates and interest or exchange rates;

  •
  changes in general legal, tax, regulatory, political or business conditions that, in each case, generally affect the geographic regions or industries in which Home REIT and its subsidiaries conduct their business (unless, and only to the extent, such effect, event, development or change affects Home REIT and its subsidiaries in a materially disproportionate manner as compared to similarly situated participants in the multifamily residential real estate industry in the United States);

  •
  changes in generally accepted accounting principles in the United States;

  •
  the announcement or pendency of the mergers or any of the other transactions contemplated by the Merger Agreement or the Contribution Agreement, including the impact thereof on relationships, contractual or otherwise, with tenants, suppliers, lenders, investors, venture partners or employees;

  •
  acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism, threatened or underway as of the date of the Merger Agreement (unless, and only to the extent, such effect, event, development or change affects Home REIT and its subsidiaries in a materially disproportionate manner as compared to other similarly situated participants in the multifamily residential real estate industry in the United States);

  •
  earthquakes, hurricanes or other natural disasters (unless, and only to the extent, such effect, event, development or change affects Home REIT and its subsidiaries, in a materially disproportionate manner as compared to similarly situated participants in the multifamily residential real estate industry in the United States);

  •
  any suit, claim, action or proceedings brought, asserted or threatened by or on behalf of any holder or holders of capital stock, units or other equity interests in Home REIT or its subsidiaries arising out of or relating to the mergers or any of the other transactions contemplated by the Merger Agreement or the Contribution Agreement;

  •
  any failure of Home REIT to meet any internal or external projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided that any effect, event, development or change giving rise to such failure may be taken into account in determining whether there has been a material adverse effect);

  •
  any effects, events, developments or changes that affect the multifamily residential real estate industry generally (unless, and only to the extent, such effect, event, development or change affects Home REIT and its subsidiaries in a materially disproportionate manner as compared to similarly situated participants in the multifamily residential real estate industry in the United States);

  •
  the taking of any action expressly required by, or the failure to take any action expressly prohibited by, the Merger Agreement or the Contribution Agreement, or the taking of any action at the written request or with the prior written consent of an executive officer of Parent and UDR;

  •
  any damage or destruction of property of Home REIT or its subsidiaries for which substantially all of the losses related thereto are covered by insurance; and

  •
  any effects, events, developments or changes that, assuming the closing were to take place, would no longer be materially adverse to the assets, properties, business, results of operations or financial condition of Home REIT and its subsidiaries, taken as a whole, immediately following the closing.

        For purposes of the Merger Agreement, the term "material adverse effect" also means any effect, event, development or change that, individually or in the aggregate with all other effects, events, developments or changes, will prevent, or materially hinder, the Home Parties from performing their material obligations under the Merger Agreement or consummating the mergers or any of the other transactions contemplated by the Merger Agreement. The mere fact of a decrease in the market price of shares of Home REIT common stock will not, in and of itself, constitute a material adverse effect, but any effect, event, development or change underlying such decrease shall be considered in determining whether there has been a material adverse effect.

        When the term "material adverse effect" is used in the Merger Agreement in connection with Parent, it means any effect, event, development or change that, individually or in the aggregate with all other effects, events, developments or changes, is or would be reasonably expected to prevent, or materially hinder or delay, the Lone Star Parties from performing their respective material obligations under the Merger Agreement or consummating the mergers or any of the other transactions contemplated by the Merger Agreement.

        When the term "material adverse effect" is used in the Merger Agreement in connection with UDR, its meaning is substantially the same as when used in connection with Home REIT and its subsidiaries.

No Further Dividends

        Under the terms of the Merger Agreement, Home REIT may not authorize, declare, set aside, make or pay any dividend or other distribution with respect to any of the capital stock or other equity interests of Home REIT or any of its subsidiaries (except as is necessary for Home REIT to maintain its status as a REIT under the Code and avoid the imposition of corporate level tax or excise tax under Section 4981 of the Code, which authorization, declaration and payment of any such dividend would reduce the merger consideration on a dollar-for-dollar basis).

Conduct of Business Pending the Mergers

        Under the Merger Agreement, Home REIT and Home LP have agreed that, subject to certain exceptions in the Merger Agreement, between the date of the Merger Agreement and the earlier of the closing date and the termination of the Merger Agreement in accordance with its terms (which period we refer to as the interim period), they and their subsidiaries will:

  •
  conduct their business in all material respects in the ordinary course of business consistent with past practice; and

  •
  use reasonable best efforts to conduct their operations in compliance in all material respects with applicable laws, maintain and preserve substantially intact the business organization of Home REIT and its subsidiaries, retain the services of their current officers and key employees (provided that it does not require additional compensation), preserve their material assets and properties in good repair and condition (except for ordinary wear and tear and damage caused by casualty or by any reason outside of Home REIT's and its subsidiaries' control) and preserve the goodwill and current relationships of Home REIT and its subsidiaries with lessees and other persons with which they have significant business relations.

        Home REIT and Home LP have also agreed that during the interim period, subject to certain exceptions described in the Merger Agreement or unless Parent gives its prior written consent, Home REIT and its subsidiaries will not, among other things:

  •
  amend their organizational documents;

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  issue, sell, pledge, dispose of or encumber any shares of Home REIT's or its subsidiaries' capital stock or any securities convertible, exchangeable or exercisable into any such shares of capital stock;

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  repurchase, redeem or otherwise acquire their own securities or equity equivalents;

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  reclassify, combine, split or subdivide any capital stock or other equity interest of Home REIT or any of its subsidiaries;

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  acquire any corporation, partnership, limited liability company, joint venture or other business organization (or division thereof), or acquire, or enter into any option, commitment or agreement to acquire, any real property or commence any development activity on any of their properties (other than certain transactions set forth in the Merger Agreement);

  •
  incur any indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person for indebtedness, except for (i) indebtedness under Home REIT's revolving credit facilities or other existing similar lines of credit in the ordinary course of business, (ii) refinancings of any existing indebtedness as such indebtedness becomes due and payable in accordance with its terms (provided that the indebtedness meets certain criteria described in the Merger Agreement), (iii) indebtedness to pay any dividend, dividend equivalent or distribution permitted to be paid pursuant to the Merger Agreement and prepayable by Home REIT without penalty or premium, (iv) indebtedness in the principal amount outstanding on the date of the Merger Agreement encumbering certain properties to be acquired pursuant to the Merger Agreement (provided that the indebtedness meets certain criteria described in the Merger Agreement), (v) inter-company indebtedness among any of Home REIT and its subsidiaries and (vi) indebtedness incurred in connection with amending Home REIT's note purchase agreements as set forth in the Merger Agreement;

  •
  subject to certain exceptions, (i) modify, amend or terminate any material contract or enter into any new contract that, if entered into prior to the date of the agreement, would have been required to be disclosed as a material contract in the Merger Agreement, (ii) enter into any contract that would limit or otherwise restrict Home REIT or any of its subsidiaries or any of their successors, or that would, after the REIT merger effective time, limit or otherwise restrict Parent or any of its subsidiaries or any of their successors, from engaging or competing in any line of business or in any geographic area in any material respect or (iii) enter into or amend the terms of any hedging agreement;

  •
  increase the amount of or grant new or additional compensation or benefits payable or that may become payable to directors, trustees, officers, employees or independent contractors;

  •
  establish, adopt, enter into or amend any collective bargaining (or similar), bonus, profit-sharing, thrift, compensation, stock option, restricted stock, stock unit, dividend equivalent, pension, retirement, deferred compensation, employment, loan, retention, consulting, indemnification, termination, severance or other similar arrangement with any director, officer, employee or independent contractor;

  •
  remove any restrictions in any of employee benefit plan or accelerate the vesting or payment of any compensation or benefit under any employee benefit plan;

  •
  take any action with respect to salary, compensation, benefits or other terms and conditions of employment that would reasonably be expected to result in the holder of a change in control or similar agreement having "good reason" to terminate employment and collect severance payments and benefits pursuant to such agreement;

  •
  repurchase, repay or prepay any indebtedness, except repayments of revolving credit facilities or other similar lines of credit in the ordinary course of business, or repayments of indebtedness in accordance with their terms, as such loans become due and payable;

  •
  except as required by the Securities and Exchange Commission or changes in GAAP, change any of their financial accounting principles or policies;

  •
  make any loans, advances or capital contributions to, or invest in, anyone other than Home REIT or its subsidiaries or loans or advances required to be made under any of certain ground leases;

  •
  authorize, or enter into any commitment for, any new material capital expenditure other than in the ordinary course of business and consistent with monthly and property-level budgets or any other individual capital expenditure not exceeding $500,000 individually or $1,000,000 in the aggregate;

  •
  waive, release, assign, settle or compromise (i) any action other than those in the ordinary course of business or that would not restrict in any material respect Home REIT or any of its subsidiaries from conducting their business and does not involve payments in excess of $500,000 with respect to an individual action and $1,000,000 in the aggregate, or (ii) any action that is brought by any current, former or purported holder or purported class of holders of any securities of Home REIT or Home LP;

  •
  other than as required by law or as required to preserve the status of Home REIT as a REIT under the Code or the tax status of any of Home REIT's subsidiaries, make, change, rescind or revoke any material tax election, change a material method of tax accounting, amend any material tax return, agree to a waiver or extension of a statute of limitations with respect to material taxes, settle or compromise any material tax liability, audit, claim or assessment, apply for or enter into any private letter ruling, closing agreement or similar agreement, arrangement or determination related to taxes, or surrender any right to claim any material tax refund;

  •
  take any action that, or fail to take any action the failure of which, would reasonably be expected to cause Home REIT to fail to qualify for taxation as a REIT, result in a challenge by the Internal Revenue Service or any other governmental authority to its status as a REIT under the Code or cause any subsidiary of Home REIT to cease to be treated as any of a partnership or disregarded entity for U.S. federal income tax purposes or a qualified REIT subsidiary or a taxable REIT subsidiary under the Code, as the case may be;

  •
  enter into, amend or modify any tax protection contract or take any action that would, or would reasonably be expected to, violate any tax protection contract or otherwise give rise to any liability of Home REIT or any of its subsidiaries with respect thereto;

  •
  amend any term of any outstanding security or equity interest of Home REIT or any of its subsidiaries;

  •
  sell or otherwise dispose of, or subject to any encumbrance, any of their properties or other material assets other than pending sales, leases (other than ground leases) made in the ordinary course of business and other permitted liens as set forth in the Merger Agreement;

  •
  adopt a plan of complete or partial liquidation or dissolution;

  •
  fail to use reasonable best efforts to maintain in full force and effect the existing insurance policies or to replace such insurance policies with reasonably comparable insurance policies;

  •
  initiate or consent to any material zoning reclassification of any owned or material leased property or any material change to any approved site plan, special use permit, planned unit development approval or other land use entitlement; or

  •
  announce an intention, enter into any agreement or otherwise make a commitment, to do any of the foregoing.

Other Actions Pending the Mergers

        During the interim period, no party to the Merger Agreement will take or cause to be taken any action that would reasonably be expected to materially delay consummation of the transactions contemplated by the Merger Agreement or enter into any agreement or otherwise make a commitment to take such action. In addition, the Lone Star Parties will not acquire or agree to acquire, in any manner, any business or business organization or division thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to, or the consummation of such acquisition would reasonably be expected to impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consents of any governmental authority necessary to consummate the transactions contemplated by the Merger Agreement, materially increase the risk of any governmental authority seeking or entering an order prohibiting the consummation of the transactions contemplated by the Merger Agreement, materially increase the risk of not being able to remove any such order on appeal or otherwise, or materially delay or prevent the consummation of the transactions contemplated by the Merger Agreement.

Stockholders' and Home LP Unitholders' Meetings

        Home REIT and Home LP agreed to use their reasonable best efforts to solicit approval of the partnership merger by the Home LP unitholders, except to the extent that our board of directors has effected a change in recommendation (as defined below), as permitted by and determined in accordance with the provisions described below under "—Acquisition Proposals." Home LP duly called, gave notice of, convened and held a meeting of the Home LP unitholders for the purpose of seeking their approval of the partnership merger on August 3, 2015. At this meeting, the Home LP unitholders approved the partnership merger.

        Home REIT has agreed to, as soon as reasonably practicable following the date of the Merger Agreement (but not prior to receipt of the Home LP unitholder approval), duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of seeking stockholder approval of the REIT merger and the Merger Agreement. Home REIT is required to (i) through its board of directors, recommend to its common stockholders that they approve the REIT merger and the Merger Agreement (we refer to this recommendation as the "Home REIT recommendation") and (ii) use its reasonable best efforts to solicit approval of the REIT merger and the Merger Agreement by its stockholders, except to the extent that Home REIT's board of directors has effected a change in recommendation, as permitted and determined in accordance with the provisions described below under "—Acquisition Proposals."

Acquisition Proposals

        Until 11:59 p.m. (New York City time) on July 22, 2015 (the "go shop period end time"), Home REIT and its subsidiaries had the right to, directly or indirectly:

  •
  initiate, solicit, encourage or facilitate any inquiries or the making of any proposal, offer or other action that constitutes, or may reasonably be expected to lead to, any acquisition proposal (as defined below), including by way of contacting third parties, broadly disseminating public disclosure or providing access to the properties, offices, assets, books, records and personnel of Home REIT and its subsidiaries and furnishing non-public information only pursuant to one or more confidentiality agreements at least as favorable to Home REIT as the confidentiality agreement executed with Lone Star; provided, however, that Home REIT has previously furnished, made available or provided access to such non-public information to Parent or concurrently does so;

  •
  enter into, continue or otherwise participate in discussions or negotiations with any person in furtherance of such inquiries, proposals, offers or other actions or to obtain an acquisition proposal;

  •
  release any person from, or refrain from enforcing, any standstill agreement or similar obligation to Home REIT or any of its subsidiaries; and

  •
  disclose to Home REIT's stockholders any information required to be disclosed under applicable law (provided that any such disclosure will be deemed to be a change in recommendation if not accompanied by an express public reaffirmation of Home REIT's recommendation).

        Subject to the provisions described under this section "—Acquisition Proposals" and except with respect to go shop bidders (as defined below), upon the go shop period end time, Home REIT has agreed to (i) immediately cease any discussions, negotiations or communications with respect to any acquisition proposal or potential acquisition proposal and immediately terminate all physical and electronic data room access previously granted to any such person and (ii) promptly request each person that has executed a confidentiality agreement in connection with its consideration of an acquisition proposal to return or destroy all confidential information furnished to such person to the extent required by such confidentiality agreement.

        Following the go shop period end time and prior to the receipt of the stockholder approval of the REIT merger, Home REIT may continue discussions and negotiations regarding an acquisition proposal with any go shop bidder. For purposes of the Merger Agreement, a "go shop bidder" is any third party that submits a proposal or offer regarding an acquisition proposal prior to the go shop period end time that Home REIT's board of directors determines, prior to the go shop period end time, has resulted in, or would be reasonably likely to result in, a superior proposal (as defined below). There are no go shop bidders because none of the third parties solicited by Home REIT during the go shop period made an acquisition proposal.

        Home REIT has agreed that, from the go shop period end time until the earlier of the closing date and the termination of the Merger Agreement in accordance with its terms, except with respect to a go shop bidder and subject to the provisions described below, Home REIT will not and will cause each of its subsidiaries not to:

  •
  initiate, solicit, knowingly encourage or knowingly facilitate any inquiries with respect to an acquisition proposal or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, an acquisition proposal;

  •
  enter into, continue or otherwise participate in any discussions or negotiations with any person in furtherance of such inquiries or to obtain an acquisition proposal;

  •
  release any person from or fail to enforce any standstill agreement or similar obligation to Home REIT or any of its subsidiaries or amend or modify the ownership transfer waiver in any manner adverse to the Lone Star Parties;

  •
  withdraw, modify or amend Home REIT's recommendation or the ownership transfer waiver in any manner adverse to the Lone Star Parties or fail to make Home REIT's recommendation or fail to include Home REIT's recommendation in the Proxy Statement (we refer to any event described in this last bullet as a change in recommendation);

  •
  approve, endorse or recommend any acquisition proposal; or

  •
  enter into any agreement relating to an acquisition proposal.

        Prior to the approval of the REIT merger and the Merger Agreement by Home REIT's stockholders, if Home REIT receives a written acquisition proposal from any person that did not result from a breach of the obligations described above under this section "—Acquisition Proposals" and if Home REIT's board of directors determines in good faith after consultation with its legal and financial advisors that such acquisition proposal is or is reasonably likely to lead to a superior proposal, Home REIT may:

  •
  furnish, make available or provide access to non-public information with respect to Home REIT and its subsidiaries to the person who made such acquisition proposal (provided that Home REIT has previously furnished, made available or provided access to such non-public information to Parent or concurrently does so and such information is furnished or made available pursuant to a confidentiality agreement at least as favorable to Home REIT as the confidentiality agreement executed with Lone Star);

  •
  participate in negotiations regarding such acquisition proposal; and

  •
  disclose to Home REIT's stockholders any information required to be disclosed under applicable law (provided that any such disclosure will be deemed to be a change in recommendation if not accompanied by an express public reaffirmation of Home REIT's recommendation).

        In the event Home REIT receives an acquisition proposal, any request for non-public information relating to Home REIT from a person who informs Home REIT that it is considering making or has made an acquisition proposal, or any inquiry or request for discussions or negotiations regarding any acquisition proposal, Home REIT must promptly notify Parent of (but in no event more than 24 hours following) such receipt. Home REIT must keep Parent apprised in all material respects on a timely basis as to the status of any such acquisition proposal, inquiry or request. Home REIT and its subsidiaries and representatives may contact in writing any person submitting an acquisition proposal (that was not the result of a breach of the obligations described above under this section "—Acquisition Proposals") solely to clarify the terms of the acquisition proposal for the sole purpose of Home REIT's board of directors informing itself about the acquisition proposal.

        Prior to the approval of the REIT merger and the Merger Agreement by Home REIT's stockholders, upon receipt by Home REIT of an acquisition proposal that constitutes a superior proposal (whether or not from a go shop bidder), Home REIT's board of directors may, if it determines in good faith after consultation with its legal and financial advisors that the failure to do so would be inconsistent with its duties under applicable law, taking into account all adjustments to the terms of the Merger Agreement that may be offered by Parent pursuant to the fourth bullet below: (i) recommend that its stockholders approve or accept such superior proposal, which recommendation shall be deemed to be a change in recommendation; (ii) make a change in recommendation; or (iii) adopt, approve, endorse or recommend, and authorize Home REIT to terminate the Merger Agreement and enter into an agreement relating to, or for the implementation of, such superior proposal, subject to the following limitations:

  •
  such superior proposal did not result from Home REIT's breach of its obligations under described above under this section "—Acquisition Proposals";

  •
  Home REIT's board of directors must have determined in good faith, after consultation with its legal and financial advisors, that such acquisition proposal constitutes a superior proposal;

  •
  Home REIT must have notified Parent in writing that it intends to recommend that Home REIT's stockholders approve or accept such superior proposal, make a change in recommendation or enter into an agreement related to the superior proposal (a "change notice"); and

  •
  during the four business day period following Parent's receipt of a change notice (and following any amendment to any acquisition proposal, during the three business day period following Parent's receipt of a change notice with respect to such amended acquisition proposal), Home REIT must have offered to negotiate with (and, if accepted, negotiated in good faith with), and must have caused its respective financial and legal advisors to offer to negotiate with (and, if accepted, negotiate in good faith with), Parent in making adjustments to the terms and conditions of the Merger Agreement such that, in circumstances involving or relating to an acquisition proposal, the superior proposal ceases to be a superior proposal.

        For purposes of the Merger Agreement, "acquisition proposal" means a proposal or offer regarding any of the following (other than the mergers and any transaction solely among Home REIT and one or more of its subsidiaries or solely among subsidiaries of Home REIT) involving any of Home REIT, Home LP or their respective subsidiaries:

  •
  merger, consolidation, share exchange, business combination or similar transaction that would constitute a "significant subsidiary" (as defined in Rule 1-02 of Regulation S-X);

  •
  sale or other disposition, by merger, consolidation, share exchange, business combination or any similar transaction, of any assets of Home REIT or any of its subsidiaries representing 15% or more of their consolidated assets;

  •
  issuance, sale or other disposition by Home REIT or any of its subsidiaries of (including by way of merger, consolidation, share exchange, business combination or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 15% or more of the votes associated with the outstanding common stock of Home REIT;

  •
  tender offer or exchange offer in which any person or "group" (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 15% or more of the votes associated with the outstanding common stock of Home REIT;

  •
  recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to Home REIT or Home LP in which a third party shall acquire beneficial ownership of 15% or more of the outstanding common stock of Home REIT; or

  •
  transaction that is similar in form, substance or purpose to any of the foregoing transactions.

        For purposes of the Merger Agreement, the term "superior proposal" means a written acquisition proposal made by a third party (except for purposes of this definition, the references in the definition of acquisition proposal to "15%" are replaced with "50%") which (i) Home REIT's board of directors determines in its good faith judgment (after consultation with its legal and financial advisors and after taking into account all of the terms and conditions of the acquisition proposal) to be more favorable from a financial point of view to our stockholders than the REIT merger and the other transactions contemplated by the Merger Agreement (including any alterations to the Merger Agreement agreed to in writing by Parent in response thereto) and (ii) the material conditions to the consummation of which are all reasonably capable of being satisfied in the good faith judgment of Home REIT's board of directors.

Agreement to Take Certain Actions

        Subject to the terms and conditions of the Merger Agreement, Home REIT, Home LP, Parent, MergerSub and Partnership MergerSub have agreed to use their reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under the Merger Agreement and applicable laws and regulations to consummate the mergers, to cause to be satisfied all conditions precedent to its obligations under the Merger Agreement and to obtain all permits, consents, approvals, authorizations, qualifications and orders of governmental authorities with respect to Home REIT and its subsidiaries as are necessary for the consummation of the transactions contemplated by the Merger Agreement.

Financing

        Parent has obtained debt financing commitments in connection with the mergers and an equity financing commitment from Parent's sponsor. Parent has agreed to use reasonable best efforts to obtain the debt and equity financing provided for in the commitment letters on the terms and conditions described in such letters. This covenant includes using reasonable best efforts to (i) negotiate definitive agreements, (ii) satisfy on a timely basis all terms and conditions applicable to Parent within the debt commitment letter that are within the Lone Star Parties' control, (iii) maintain in full force and effect and comply with its obligations under the debt commitment letter, (iv) not take or fail to take any action that could reasonably be expected to prevent or materially impede or materially delay the availability or funding of the debt financing and (v) consummate the debt financing at or prior to the closing date. Parent has the right to amend, replace, supplement or otherwise modify, or waive any of its rights under the debt financing and/or substitute other debt or equity financing for all or any portion of the financing so long as any such amendment, replacement, supplement or other modification to, or waiver of any provisions of the debt commitment letter that amends the financing and/or substitute of all or any portion of the financing will not (without the prior written consent of Home REIT, which is not to be unreasonably withheld) expand the conditions precedent to the financing in any material respect that would make such conditions less likely to be satisfied, be reasonably expected to prevent or materially impede or materially delay the consummation of the mergers or any of the other transactions contemplated by the Merger Agreement or materially and adversely impact the ability of Parent to enforce its rights against the other parties to the debt commitment letter.

        If all or any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the debt commitment letter, the financing commitments with respect to all or any portion of the financing expire or are terminated or any debt commitment letter is repudiated by any party thereto, Parent must promptly (and in any event within 24 hours) notify Home REIT and is required, in consultation with Home REIT, to use reasonable best efforts to obtain alternative financing on terms not materially less favorable to Parent and in an amount sufficient to consummate the mergers and other transactions contemplated by the Merger Agreement and obtain and provide to Home REIT a copy of a new financing commitment letter that provides for alternate debt financing.

        Parent is required to give Home REIT prompt (and in any event within two business days after it becomes aware) notice of any material breach or default, or any repudiation or termination by any party of the debt commitment letter or definitive agreements related to the financing and the receipt of any written notice or other written communication, in each case from any financing source with respect to any material breach or default, or any termination or repudiation by any party of any debt commitment letter, equity commitment letter or definitive agreements related to the financing. Parent also must keep Home REIT informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the debt financing.

        Parent will use, and cause MergerSub to use, reasonable best efforts to enforce their respective rights under the debt commitment letter and the definitive agreements with respect to the debt financing and equity financing and, if all conditions in the debt commitment letter (other than the availability of funding of any of the equity financing) have been satisfied or upon funding will be satisfied, and the closing of the mergers is required to occur pursuant to the Merger Agreement, Parent and MergerSub will use reasonable best efforts to cause the financing sources providing the debt financing to fund on the closing date of the mergers the debt financing required to consummate the transactions contemplated by the Merger Agreement and otherwise enforce its rights under the debt commitment letter (provided that no Lone Star Party is required to sue the financing sources or enforce or commence any other legal proceeding in relation to the financing commitments).

        Home REIT has agreed to use reasonable best efforts, and to cause its subsidiaries and their respective representatives to use reasonable best efforts, to cooperate with the arrangement of the financing, including:

  •
  furnish such financial, statistical and other pertinent information and projections;

  •
  make appropriate officers of Home REIT and its subsidiaries reasonably available;

  •
  reasonably assist with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents;

  •
  reasonably cooperate with marketing efforts;

  •
  execute and deliver documents facilitating the pledging of collateral;

  •
  form new direct or indirect subsidiaries or transfer or otherwise restructure the ownership of existing Home REIT subsidiaries, properties or other assets;

  •
  provide reasonable access to diligence materials, appropriate personnel and properties to allow financing sources to complete all due diligence;

  •
  provide reasonable assistance with respect to the review and granting of mortgages and security interests in collateral for the financing, and attempt to obtain any consents associated therewith;

  •
  obtain estoppels and certificates from tenants, lenders, managers, franchisors, ground lessors and counterparties to reciprocal easement agreement or other similar agreements;

  •
  reasonably cooperate in connection with the repayment or defeasance of any existing indebtedness of Home REIT or any of its subsidiaries;

  •
  permit Parent to conduct appraisal and environmental and engineering inspections of property;

  •
  provide monthly financial statements; and

  •
  taking all corporate and, if applicable, other actions reasonably necessary to permit the consummation of the debt financing.

        Home REIT and its subsidiaries are not required to take any of the foregoing actions (i) unless the obligation or liability of Home REIT or its subsidiaries under any certificate, document or instrument relating to the financing is not effective until the closing date of the transactions under the Merger Agreement and is contingent on the closing, or (ii) if such action would reasonably be expected to cause any director, officer or employee of Home REIT or any of its subsidiaries to incur any personal liability relating to the financing, would conflict with or violate its organizational documents or any applicable laws or would cause any condition to the closing of the mergers to fail to be satisfied or otherwise cause any material breach of the Merger Agreement.

Employee Benefits

        Parent has agreed to give employees of Home REIT as of the closing date who continue to be employed by the surviving company full credit for purposes of eligibility to participate and vesting under the employee benefit plans or arrangements maintained by Parent or its United States affiliates in which such employees participate following the closing date to the same extent recognized by comparable plans of Home REIT immediately prior to the closing date, provided that no such credit will result in a duplication of benefits or require any retroactive contributions.

Certain Other Covenants

        The Merger Agreement contains certain other covenants of the parties to the Merger Agreement relating to, among other things:

  •
  giving Parent and its authorized representatives reasonable access to Home REIT's and its subsidiaries' properties, facilities, personnel and books and records and the confidentiality of information obtained by Parent and UDR;

  •
  the filing of a proxy statement with the Securities and Exchange Commission, and cooperation in preparing the proxy statement and in responding to any comments received from the Securities and Exchange Commission on the proxy statement;

  •
  actions necessary so that no takeover statute becomes applicable to the Merger Agreement or the transactions contemplated by the Merger Agreement;

  •
  delivery of resignation letters of Home REIT's and its subsidiaries' directors as requested by Parent;

  •
  the consultation regarding any press releases or other public statements with respect to the Merger Agreement or the mergers;

  •
  the indemnification of Home REIT's and its subsidiaries' directors and officers;

  •
  notification of certain matters;

  •
  certain tax matters;

  •
  delisting the shares of Home REIT common stock from the New York Stock Exchange and deregistering the shares of Home REIT common stock under the Exchange Act;

  •
  cooperation in connection with the prepayment or redemption of certain of Home REIT's and Home LP's existing indebtedness and the modification of applicable note purchase agreements; and

  •
  restrictions on trading in securities of UDR for a period of 35 days prior to each of the Special Meeting and the consummation of the Contributions pursuant to the Contribution Agreement.

Conditions to the Mergers

        The obligations of the parties to complete the mergers are subject to the satisfaction or waiver of the following mutual conditions:

  •
  no governmental authority having enacted, issued, promulgated, enforced or entered any order that has the effect of prohibiting or making consummation of the transactions contemplated by the Merger Agreement illegal or instituted any pending action that challenges or seeks to enjoin or make illegal or otherwise prohibit or materially delay the consummation transactions contemplated by the Merger Agreement;

  •
  the affirmative approval of the REIT merger by a majority of all votes entitled to be cast on the matter by the holders of all outstanding shares of Home REIT common stock as of the record date for the Special Meeting;

  •
  the affirmative approval of the partnership merger by a majority of all the votes entitled to be cast on the partnership merger by each of the Home LP unitholders (other than Home REIT and its subsidiaries);

  •
  the transactions contemplated by the Contribution Agreement having been consummated in accordance with the terms of the Contribution Agreement; and

  •
  each partnership unit held by a Redeeming Unitholder (other than partnership units held by certain exempted Redeeming Unitholders) with respect to which a Redemption Election has properly been made having been redeemed in exchange for the applicable consideration described under "Contributions and Redemption."

        The obligations of the Lone Star Parties to complete the mergers are further subject to the satisfaction or waiver of the following conditions:

  •
  Home REIT and Home LP having not breached or failed to comply in any material respect with any of their obligations, covenants or agreements required to be performed or complied with by them under the Merger Agreement;

  •
  the representations and warranties of Home REIT and Home LP having been true and correct (determined without regard to any materiality or material adverse effect qualifications therein) as of the date of the Merger Agreement and as of the closing date as though made on and as of the closing date (except to the extent a representation or warranty is made as of a specific date, in which case such representation or warranty must be true and correct at and as of such date, without regard to any such qualifications therein), except where the failure of such representations and warranties to be true and correct does not have, or would not reasonably be likely to have, individually or in the aggregate, a material adverse effect, except for (i) representations and warranties regarding organization and existence, authorization to enter into the Merger Agreement, the absence of a material adverse effect and the opinions of Home REIT's financial advisors, which must be true and correct in all respects, and (ii) certain representations and warranties relating to capitalization, which must be true and correct in all, other than de minimis and immaterial, respects;

  •
  Parent must have received a certificate of an executive officer of Home REIT to the effect set forth in the foregoing first and second bullets;

  •
  since the date of the Merger Agreement, there must not have occurred any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, has had a material adverse effect with respect to Home REIT and its subsidiaries;

  •
  Home REIT shall have received a written opinion of Nixon Peabody LLP with regard to Home REIT's qualification and taxation as a REIT under the Code; and

  •
  Home Properties Trust and Home REIT must have properly completed, executed and filed with the IRS, IRS Form 8832 electing to treat Home Properties Trust for U.S. federal income tax purposes as a disregarded entity of Home REIT effective not later than the day prior to the date of closing of the mergers.

        Home REIT's and Home LP's obligations to complete the mergers are further subject to the satisfaction or waiver of the following conditions:

  •
  the Lone Star Parties must not have breached or failed to comply in any material respect with any of their obligations, covenants or agreements required to be performed or complied with by them under the Merger Agreement;

  •
  the representations and warranties of the Lone Star Parties must be true and correct (determined without regard to any materiality or material adverse effect qualifications therein) as of the date of the Merger Agreement and as of the closing date as though made on and as of the closing date (except to the extent a representation or warranty is made as of a specific date, in which case such representation or warranty must be true and correct at and as of such date, without regard to any such qualifications therein), except where the failure of such representations and warranties to be true and correct does not have, or would not reasonably be likely to have, individually or in the aggregate, a material adverse effect with respect to Parent, except for representations and warranties regarding corporate organization, ownership of MergerSub and Partnership MergerSub, prior activities and authorization to enter into the Merger Agreement, which must be true and correct in all respects;

  •
  Home REIT must have received a certificate of an executive officer of Parent to the effect set forth in the foregoing first and second bullets; and

  •
  since the date of the Merger Agreement, there must not have occurred any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, has had a material adverse effect with respect to Parent.

        In addition to the conditions set forth above, the obligations of Home REIT and MergerSub to consummate the REIT merger are subject to the consummation of the partnership merger.

Termination of the Merger Agreement

        The Merger Agreement may be terminated and the mergers and other transactions contemplated thereby may be abandoned at any time prior to the partnership merger effective time as follows:

  •
  by mutual written consent of Parent and Home REIT;

  •
  by either Home REIT or Parent if:

  •
  the partnership merger effective time has not occurred on or before December 31, 2015 (provided that the party seeking to terminate has not failed to fulfill its obligations under the Merger Agreement in any material respects);

  •
  any governmental authority has enacted, issued, promulgated, enforced or entered any order or taken any other action that has become final and non-appealable and has the effect of making consummation of the Partnership Contribution, Redemption or mergers illegal or otherwise preventing or prohibiting their consummation (provided that the party seeking to terminate has used its reasonable best efforts to oppose any such order or to have such order vacated or made inapplicable);

  •
  the Home REIT stockholder approval is not obtained at our stockholders meeting; or

  •
  the Home LP unitholder approval is not obtained at the Special Meeting.

  •
  by Parent if:

  •
  any of the Home Parties breach or fail to perform in any material respect any of their respective representations, warranties or agreements set forth in the Merger Agreement, or if any of their representations or warranties become untrue, resulting in the uncured failure of a condition to the obligations of the Lone Star Parties to consummate the mergers to be satisfied, provided that the Lone Star Parties are not then in material breach of the Merger Agreement;

  •
  our board of directors effects a change in recommendation (provided that Parent's right to terminate in connection with a change in recommendation will expire 10 business days following the date on which Parent receives a change notice regarding the change in recommendation); or

  •
  (i) our board of directors approves, endorses or recommends any acquisition proposal or enters into an agreement relating to an acquisition proposal, (ii) a tender offer or exchange offer constituting an acquisition proposal is commenced prior to obtaining the requisite Home REIT stockholder approval to the REIT merger and Home REIT's board of directors fails to recommend against acceptance of such tender offer or exchange offer within five business days of being requested to do so by Parent, or (iii) Home REIT or

      Home REIT's board of directors publicly announces its intention to do any of the actions described in this bullet.

  •
  by Home REIT if:

  •
  the Lone Star Parties have breached or failed to perform in any material respect any of their respective representations, warranties or agreements set forth in the Merger Agreement, or if any of their representations or warranties have become untrue, resulting in the uncured failure of a condition to the obligations of Home REIT or Home LP to consummate the mergers to be satisfied, provided that Home REIT and Home LP are not then in material breach of the Merger Agreement;

  •
  Home REIT's board of directors adopts, approves, endorses or recommends and authorizes Home REIT to enter into a definitive agreement providing for the implementation of a superior proposal, but only so long as Home REIT simultaneously pays to Parent the Home REIT termination fee (as defined below) in accordance with the Merger Agreement; or

  •
  the closing has not been consummated on or before the closing date contemplated by the Merger Agreement and all of the conditions to the obligations of the Home Parties to effect the partnership merger have been satisfied (other than (i) conditions that, by their nature, are to be satisfied at the closing and (ii) the consummation of the Contributions and the Redemption if UDR and UDR LP stood ready, willing and able to consummate the Partnership Contribution and the Partnership Contribution did not occur because Parent did not stand ready, willing and able to complete the closing) and Home REIT stood ready, willing and able to consummate the mergers at such time.

Termination Fees

Termination Fee and Expenses Payable by Home REIT

        Home REIT has agreed to pay the Home REIT termination fee (as defined below) to Parent if:

  •
  Parent terminates the Merger Agreement because (i) our board has effected a change in recommendation (and Parent terminates within 10 business days following the date on which Parent receives a change notice regarding the change in recommendation), (ii) our board has approved, endorsed or recommended any acquisition proposal or entered into an agreement relating to an acquisition proposal, (iii) a tender offer or exchange offer constituting an acquisition proposal is commenced prior to obtaining the requisite Home REIT stockholder approval to the REIT merger and Home REIT's board has failed to recommend against acceptance of such tender offer or exchange offer within five business days of being requested to do so by Parent, or (iv) Home REIT or Home REIT's board publicly announces its intention to do any of the actions described in the foregoing clauses (ii) and (iii);

  •
  Home REIT terminates the Merger Agreement because Home REIT's board has adopted, approved, endorsed or recommended and authorized Home REIT to enter into a definitive agreement providing for the implementation of a superior proposal in a manner permitted by the Merger Agreement; or

  •
  both of the following requirements are satisfied:

  •
  Home REIT or Parent terminates the Merger Agreement following a failure to obtain our stockholder's approval at our stockholders meeting or Parent terminates the Merger Agreement in connection with the Home Parties' willful breach of their obligations under the Merger Agreement; and

    •
    at any time after the date of the Merger Agreement and (i) prior to the failure to obtain our stockholder's approval, or (ii) prior to the breach giving rise to such termination, as applicable, (x) an acquisition proposal or an intention to make an acquisition proposal has been made to Home REIT's board of directors or directly to Home REIT's stockholders or is otherwise publicly announced (in each case prior to the termination date) and (y) concurrently with such termination or within 12 months after a termination referred to in the immediately preceding bullet Home REIT enters into a definitive agreement relating to, or consummates, an acquisition proposal (with, for purposes of the provisions described in this bullet, the references to "15%" in the definition of "acquisition proposal" being deemed to be references to "50%").

        Home REIT has also agreed that if the Merger Agreement is terminated by either Parent or Home REIT following a failure to obtain our stockholder's approval at our stockholders meeting or if the Merger Agreement is terminated by Parent in connection with the Home Parties' willful breach of their obligations under the Merger Agreement, in each case under circumstances in which the Home REIT termination fee is not payable under the Merger Agreement, then Home REIT will reimburse Parent's expenses up to $35 million.

        For purposes of the Merger Agreement, "Home REIT termination fee" means (i) $50 million in the event that the Home REIT termination fee had become payable in connection with a termination of the Merger Agreement by Home REIT or Parent on or before August 6, 2015 in connection with Home REIT entering into or recommending a superior proposal with a go shop bidder (the "reduced Home REIT termination fee"), or (ii) $150 million if the Home REIT termination fee becomes otherwise payable.

Termination Fee Payable by Parent

        Parent has agreed that if Home REIT terminates the Merger Agreement (i) in connection with a willful breach of the Lone Star Parties' obligations under the Merger Agreement or (ii) under circumstances in which the closing has not been consummated on or before the closing date contemplated by the Merger Agreement and all of the conditions to the obligations of the Home Parties to effect the partnership merger have been satisfied (other than (x) conditions that, by their nature, are to be satisfied at the closing and (y) the consummation of the Contributions and the Redemption if UDR and UDR LP stood ready, willing and able to consummate the Partnership Contribution and the Partnership Contribution did not occur because Parent did not stand ready, willing and able to complete the closing) and Home REIT stood ready, willing and able to consummate the mergers at such time, then in either case Parent must pay Home REIT $300 million (the "Parent termination fee").

Payment of Fees to UDR

        Home REIT has agreed that (i) if the Merger Agreement is terminated under circumstances in which the Parent termination fee is paid to Home REIT and UDR and UDR LP are not in material breach of the Merger Agreement or the Contribution Agreement and (ii) if the transactions contemplated by the Contribution Agreement are not consummated, then Home REIT will pay to UDR 9% of the amount of the Parent termination fee actually paid to Home REIT.

        Parent has also agreed that if the Merger Agreement is terminated (i) under circumstances in which the reduced Home REIT termination fee is paid by Home REIT or (ii) under circumstances in which Parent's expenses are paid by Home REIT, and UDR and UDR LP are not in material breach of the Merger Agreement or the Contribution Agreement, then Parent will pay UDR's expenses (reduced on a pro rata basis to the extent that the entirety of the Home REIT termination fee or Parent's expenses are not actually paid to Parent). Parent has also agreed that if the Merger Agreement is terminated under any other circumstances in which the Home REIT termination fee is paid and UDR and UDR LP are not in material breach of the Merger Agreement or the Contribution Agreement, then Parent will pay to UDR 9% of the amount of the Home REIT termination fee actually paid to Parent.

Termination Fee Payable by UDR

        UDR has agreed that if the Merger Agreement is terminated by either Home REIT or Parent because closing has not occurred on or prior to December 31, 2015 and, at the time of termination, the conditions to UDR's and UDR LP's obligations to consummate the transactions contemplated by the Contribution Agreement are satisfied and such transactions have not been consummated due to UDR's or UDR LP's breach of its obligations under the Contribution Agreement, then UDR must pay $55 million to Home REIT and $35 million to Parent.

Amendment and Waiver

        The Merger Agreement may be amended by the parties at any time prior to the REIT merger effective time, except that (i) after our stockholders meeting, to the extent the requisite approval of Home REIT's stockholders is obtained, no amendment may be made which decreases the merger consideration payable in connection with the REIT merger, and (ii) after the Home LP unitholders meeting, to the extent the requisite consent of the Home LP unitholders is obtained, no amendment may be made which decreases the merger consideration payable in connection with the partnership merger. At any time prior to the REIT merger effective time, Home REIT and Parent may extend the time for the performance of any obligation or other act of the other party, waive any inaccuracy in the representations and warranties of the other party, and waive compliance with any agreement of the other party or any condition to its own obligations, except to the extent that any such extension or waiver relates to a representation, condition, covenant or other obligation which is in whole or in part for the benefit of UDR or affects negatively the rights of UDR or UDR LP under the Merger Agreement or the Contribution Agreement.

Specific Performance

        The Home Parties and the Lone Star Parties agreed that irreparable harm would occur if any provision of the Merger Agreement is not performed in accordance with its specific terms or is otherwise breached. The parties will be entitled to seek equitable relief, including injunctive relief and specific performance, to prevent breaches of the provisions of the Merger Agreement and to enforce specifically the Merger Agreement and its terms and provisions in the courts of the State of Maryland.

        Notwithstanding the foregoing, pursuant to the terms of the Merger Agreement:

  •
  the Home Parties will be entitled to specific performance to cause Parent, MergerSub and Partnership MergerSub to draw down the equity financing or to consummate the mergers only if:

  •
  all of the conditions to the obligations of the Home Parties to effect the partnership merger have been satisfied (other than (i) conditions that, by their nature, are to be satisfied at the closing and (ii) the consummation of the Contributions and the Redemption if UDR and UDR LP stood ready, willing and able to consummate the Partnership Contribution and the Partnership Contribution did not occur because Parent did not stand ready, willing and able to complete the closing);

  •
  all conditions to the consummation of the debt financing provided by the debt commitment letter have been satisfied (other than the funding of the equity financing and those conditions that by their nature are to be satisfied at the closing of the merger); and

    •
    Home REIT has irrevocably confirmed that if specific performance is granted and the equity and debt financing are funded, then the closing will occur; and

  •
  the Home Parties will be entitled to specific performance to cause Parent, MergerSub and Partnership MergerSub to draw down the debt financing only if:

  •
  all of the conditions to the obligations of the Home Parties to effect the partnership merger have been satisfied (other than (i) conditions that, by their nature, are to be satisfied at the closing and (ii) the consummation of the Contributions and the Redemption if UDR and UDR LP stood ready, willing and able to consummate the Partnership Contribution and the Partnership Contribution did not occur because Parent did not stand ready, willing and able to complete the closing);

  •
  Parent and MergerSub have failed to complete the closing by the date the closing is required to occur pursuant to the Merger Agreement; and

  •
  all conditions to the consummation of the debt financing provided by the debt commitment letter have been satisfied (other than the funding of the equity financing and those conditions that by their nature are to be satisfied at the closing of the merger).

        In addition, neither Parent, MergerSub nor Partnership MergerSub is required to initiate, prosecute or maintain any action against any financing source or the other persons providing or obligated to provide the debt financing in the event of any breach or purported breach of the debt commitment letter by any such financing source or other person.

The Limited Guarantee

        In connection with the Merger Agreement, Parent's sponsor entered into a limited guarantee in favor of Home REIT to guarantee Parent's payment obligations with respect to the Parent termination fee under the Merger Agreement, subject to the terms and limitations set forth in the limited guarantee.

        The maximum aggregate liability of Parent's sponsor will not exceed $300 million plus (i) all reasonable costs and expenses actually incurred or accrued by Home REIT (including reasonable fees and expense of counsel) in connection with the collection under and enforcement of Parent's obligation to pay the Parent termination fee pursuant to the Merger Agreement and (ii) reasonable and documented costs and expenses (including reasonable and documented attorneys' fees) in connection with any suit commenced to obtain payment of the Parent termination fee that results in a judgment against Parent or Parent's sponsor, together with interest on such amount at the prime rate as reported by The Wall Street Journal in effect on the date such payment was required to be made through the date of payment.

        Other than specific performance to the extent available under the Merger Agreement and enforcement of our confidentiality agreement with Lone Star, our sole and exclusive remedy against Parent's sponsor, Parent or Parent's subsidiaries relating to any breach of the Merger Agreement or otherwise will be the right to enforce the limited guaranty against the Parent's sponsor and recover the amounts specified above.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Securities Ownership of Management

        The following table presents beneficial ownership in Home REIT and Home LP held by Home REIT's directors and executive officers as of June 30, 2015 and is prepared in accordance with Item 403 of Regulation S-K. A holder is deemed to be, as of any date, the beneficial owner of all securities that such holder has the right to acquire within 60 days after that date through (1) the exercise of any option, warrant, or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account, or similar arrangement, or (4) the automatic termination of a trust, discretionary account, or similar arrangement. As such, the numbers in this table include certain of the interests already detailed above under "—Interests of Home REIT's Directors and Officers." Therefore, you should not attempt to add the interests detailed above to the numbers presented in this table.

        The following table sets forth information as of June 30, 2015 regarding the beneficial ownership of shares of Home REIT common stock by: (i) directors and named executive officers of Home REIT; and (ii) directors and executive officers of Home REIT as a group. The table also includes information relating to the number and percentage of shares of partnership units beneficially owned by the persons included in clauses (i) and (ii) above. Partnership units may be redeemed in exchange for cash or, at the election of Home REIT, shares of Home REIT common stock. As of June 30, 2015, there were 57,995,346 shares of Home REIT common stock outstanding and 10,012,124 outstanding partnership units outstanding. In preparing this table, Home REIT has relied on information supplied by its executive officers and directors and upon information contained in filings with the Securities and Exchange Commission. The business address of each of the following directors and executive officers is 850 Clinton Square, Rochester, New York 14604.

Name of Owner	# of Home REIT Shares Beneficially Owned(1)		% of Home REIT Shares Outstanding(1)	# of Home REIT Shares/Units Owned(2)	% of Home REIT Shares/Units Outstanding(2)
Edward J. Pettinella(3)	753,902		1.285%	753,902	1.098%
Michael D. Barnello(4)	2,968		*	2,968	*
Bonnie S. Biumi(5)	7,136		*	7,136	*
Stephen R. Blank(6)	11,836		*	11,836	*
Alan L. Gosule(7)	62,258		*	62,258	*
Leonard F. Helbig, III(8)	80,780		*	80,780	*
Thomas P. Lydon, Jr.(9)	19,985		*	19,985	*
Clifford W. Smith, Jr.(10)	113,780		*	113,780	*
David P. Gardner(11)	292,041		*	294,912	*
Ann M. McCormick(12)	255,192		*	255,192	*
John E. Smith(13)	90,537		*	90,537	*
Bernard J. Quinn(14)	98,441		*	98,441	*
All executive officers and directors as a group (15 persons)	1,973,478	(15)	3.330%	1,976,349	2.853%

*
Less than 1%.

(1)
Assumes that all currently exercisable options or options exercisable within 60 days ("Currently Exercisable Options") issued to the person have been exercised, that all shares of restricted stock, service-based RSUs and all earned performance-based RSUs issued to the person have vested and that all shares in the person's account pursuant to Home REIT's Deferred Bonus Plan or Director Deferred Compensation Plan (the "Phantom Shares") that would be issued upon termination of service of the individual have been issued. The total number of shares outstanding used in calculating the percentage assumes that none of the options held by any other person have been exercised and that all of the shares of restricted stock and service-based RSUs issued to any other person have vested, all earned performance-based RSUs issued to any other person have vested and that all of the Phantom Shares that would be issued upon termination of service of the listed persons have been issued.

  (2)
  Same assumptions as footnote (1) plus assumes that partnership units issued to the person have been exchanged for shares of Home REIT common stock (on a one-for-one basis) and that for purposes of calculating the percentage the total number of shares assumes that all of the partnership units issued to any other person have been exchanged for shares of Home REIT common stock.

  (3)
  Includes 491,300 shares of Home REIT common stock which may be acquired upon the exercise of Currently Exercisable Options and 34,379 shares of restricted stock of Home REIT, service-based RSUs and earned performance-based RSUs.

  (4)
  Includes 1,362 shares of restricted stock of Home REIT.

  (5)
  Includes 1,362 shares of restricted stock of Home REIT.

  (6)
  Includes 969 shares of Home REIT common stock which may be acquired upon the exercise of Currently Exercisable Options and 1,352 shares of restricted stock of Home REIT.

  (7)
  Includes 22,553 shares of Home REIT common stock which may be acquired upon the exercise of Currently Exercisable Options and 5,819 shares of restricted stock of Home REIT.

  (8)
  Includes 969 shares of Home REIT common stock which may be acquired upon the exercise of Currently Exercisable Options. Mr. Helbig shares voting and dispositive power with his wife with respect to 4,532 shares of Home REIT common stock.

  (9)
  Includes 1,600 shares of Home REIT common stock owned indirectly, over which Mr. Lydon has investment authority.

  (10)
  Includes 21,353 shares of Home REIT common stock which may be acquired upon the exercise of Currently Exercisable Options and 1,362 shares of restricted stock of Home REIT.

  (11)
  Includes 197,611 shares of Home REIT common stock which may be acquired upon the exercise of Currently Exercisable Options and 11,950 shares of restricted stock of Home REIT, service-based RSUs and earned performance-based RSUs. Mr. Gardner shares voting and dispositive power with his spouse with respect to 82,480 shares of Home REIT common stock. The third and fourth columns also include 2,871 partnership units owned by Mr. Gardner.

  (12)
  Includes 160,131 shares of Home REIT common stock which may be acquired upon the exercise of Currently Exercisable Options and 8,691 shares of restricted stock of Home REIT, service-based RSUs and earned performance-based RSUs. Ms. McCormick shares voting and dispositive power with her spouse with respect to 86,370 shares of Home REIT common stock.

  (13)
  Includes 19,878 shares of Home REIT common stock which may be acquired upon the exercise of Currently Exercisable Options, 5,906 shares of restricted stock of Home REIT, service-based RSUs and earned performance-based RSUs and 1,571 shares of Home REIT common stock held in Mr. Smith's account under Home REIT's 401(k) Savings Plan.

  (14)
  Includes 72,710 shares of Home REIT common stock which may be acquired upon the exercise of Currently Exercisable Options, 5,583 shares of restricted stock of Home REIT, service-based RSUs and earned performance-based RSUs and 655 shares of Home REIT common stock held in Mr. Quinn's account under Home REIT's 401(k) Savings Plan.

  (15)
  Includes 1,104,076 shares of Home REIT common stock which may be acquired upon the exercise of Currently Exercisable Options and 89,683 shares of restricted stock of Home REIT, service-based RSUs and earned performance-based RSUs.

Securities Ownership of Certain Beneficial Owners

        The following table sets forth information regarding the beneficial ownership of Home REIT common stock by each person or entity known by us to be the beneficial owner of more than 5% of the outstanding shares of Home REIT common stock as of June 30, 2015. In preparing this table, we have relied on information contained in filings with the SEC.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Outstanding Common Stock(1)
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	7,998,464	(2)	13.79%
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	5,190,187	(3)	8.95%
Vanguard Specialized Funds—Vanguard REIT Index Fund 100 Vanguard Blvd. Malvern, PA 19355	4,256,714	(4)	7.34%
Daiwa Asset Management Co. Ltd GranTokyo North Tower 9-1 Marunouchi 1-chome, Chiyoda-ku Tokyo, Japan 100-6753	3,870,926	(5)	6.67%
FRM LLC 245 Summer Street Boston, MA 02210	3,668,971	(6)	6.33%
Cohen & Steers, Inc. Cohen & Steers Capital Management, Inc. Cohen & Steers UK Limited 280 Park Avenue 10th Floor New York, NY 10017	3,114,812	(7)	5.37%

(1)
Percentage is based on 57,995,346 shares of Home REIT common stock outstanding as of June 30, 2015.

(2)
Based on a Schedule 13G (Amendment No. 11) filed by The Vanguard Group on February 10, 2015, reflecting that it beneficially owns 7,998,464 shares and has sole voting power with respect to 116,243 shares, shared voting with respect to 45,500 shares, shared dispositive power with respect to 84,599 and sole dispositive power with respect to 7,913,865 shares.

(3)
Based on a report on Schedule 13G (Amendment No. 6) filed by BlackRock, Inc. on January 15, 2015, reflecting that it beneficially owns and has sole dispositive power with respect to 5,190,187 shares and sole voting power with respect to 4,990,898 shares.

(4)
Based on a report on Schedule 13G (Amendment No. 5) filed by Vanguard Specialized Funds—Vanguard REIT Index Fund on February 6, 2015, reflecting that it beneficially owns and has sole voting power with respect to 4,256,714 shares.

(5)
Based on a report on Schedule 13G (Amendment No. 1) filed by Daiwa Asset Management Co. Ltd on January 21, 2015, reflecting that Daiwa Asset Management Co. Ltd beneficially owns and has sole voting power with respect to 3,870,926 shares, shared dispositive power with respect to 3,869,126 shares and sole dispositive power with respect to 1,800 shares.

(6)
Based on a Schedule 13G (Amendment No. 2) filed by FMR LLC on February 13, 2015, reflecting that it beneficially owns and has sole dispositive power with respect to 3,668,971 shares and sole voting power with respect to 717,161 shares.

(7)
Based on a report on Schedule 13G (Amendment No. 12) filed by Cohen & Steers, Inc., Cohen & Steers Capital Management, Inc. and Cohen & Steers UK Limited on July 10, 2015, reflecting that Cohen & Steers, Inc. beneficially owns and has sole dispositive power with respect to 3,114,812 shares and has sole voting power with respect to 1,467,616 and that Cohen & Steers Capital Management, Inc. beneficially owns and has sole dispositive power with respect to 3,088,838 shares and sole voting power with respect to 1,467,616 shares and that Cohen & Steers UK Limited beneficially owns and has sole dispositive power with respect to 25,974 shares.

NO DISSENTERS' RIGHTS OF APPRAISAL

        We are organized as a corporation under Maryland law. Under the Maryland general corporation law, because shares of Home REIT common stock were listed on the New York Stock Exchange on the record date for determining stockholders entitled to vote at the Special Meeting, our stockholders who object to the REIT merger do not have any appraisal rights, dissenters' rights or similar rights of an objecting stockholder in connection with the REIT merger. However, our stockholders can vote against the REIT merger and the Merger Agreement.

SUBMISSION OF STOCKHOLDER PROPOSALS

        We intend to hold an annual meeting of stockholders in 2016 only if the mergers are not completed. If we hold such an annual meeting, in order to be eligible for inclusion in our proxy materials for such annual meeting, a stockholder proposal submitted pursuant to Rule 14a-8 under the Exchange Act for inclusion in the our proxy statement and form of proxy for the 2016 Annual Meeting of Stockholders must be received by Home REIT by the close of business on December 1, 2015. Any proposal submitted outside the process of Rule 14a-8 received after February 14, 2016 will not, under the rules of the Securities and Exchange Commission, be considered timely for presentation at the 2016 Annual Meeting. A proposal must comply with the requirements as to form and substance established by the Securities and Exchange Commission for such a proposal to be included in the Proxy Statement and form of proxy, and the proponent or a representative of the proponent must attend the annual meeting to present the proposal.

STOCKHOLDERS SHARING THE SAME ADDRESS

        Under rules adopted by the Securities and Exchange Commission, Home REIT, and intermediaries such as brokers, may satisfy our obligations to deliver the Annual Report to Stockholders and the Proxy Statement by delivering a single copy of the Annual Report and Proxy Statement to multiple stockholders sharing the same address. This "householding" saves costs and reduces waste. Unless you have given instructions to us that you wish to receive a separate copy of the Annual Report and Proxy Statement for each stockholder sharing the same address, you may receive a single envelope containing an Annual Report and Proxy Statement but separate proxy cards (or broker's instruction cards) for each stockholder sharing the address. Once you have received notice from us or your broker that it will be householding communications to your address, that practice will continue until you are notified otherwise or until you revoke your consent.

        If at any time you no longer wish to participate in householding by your broker, you should notify your broker. If we household the Annual Report and Proxy Statement and you no longer wish to participate in the householding, or at any time you wish to receive a separate copy of the Annual Report and Proxy Statement, you may contact Shareholder Services, Home Properties, Inc., 850 Clinton Square, Rochester, New York 14604 or by calling (585) 546-4900. If you would like to only receive a single copy of the Annual Report and Proxy Statement at your address, contact us at the address above or contact your broker.

SOLICITATION

        The solicitation of proxies is being made by our board of directors, and Home REIT will bear the cost of solicitation of proxies for the Special Meeting. Our board of directors is soliciting your proxy on Home REIT's behalf. Our board of directors has engaged Morrow & Co., LLC to assist in the solicitation of proxies for a fee of $20,000, plus an additional per holder fee for any solicitation of individual holders and reimbursement of out-of-pocket expenses. We will also request persons, firms and corporations holding shares in their names or in the names of their nominees, that are beneficially owned by others, to send or cause to be sent proxy materials to and obtain proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in doing so. If necessary, officers and other employees of Home REIT may by telephone, facsimile or personally, request the return of proxies.

        Please mark, execute and return the accompanying proxy, or vote by providing voting instructions by telephone or Internet, in accordance with the instructions set forth on the proxy form, so that your shares may be voted at the Special Meeting. For information on how to obtain directions to be able to attend the Special Meeting and vote in person, please contact the Vice President—Investor Relations by email shellydo@homeproperties.com, by telephone at (585) 546-4900 or by mail to Home Properties, Inc., Attn: Investor Relations, 850 Clinton Square, Rochester, New York 14604.

OTHER MATTERS

        Our board of directors does not know of any matters other than those described in this Proxy Statement which will be presented for action at the Special Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

WHERE YOU CAN FIND MORE INFORMATION

        Home REIT files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy these reports, proxy statements or other information at the Securities and Exchange Commission's public reference facilities in Washington D.C., at 100 F Street, N.E., Washington D.C. 20549. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference facilities. Home REIT's Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at http://www.sec.gov. You can also review copies of Home REIT's Securities and Exchange Commission filings at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. You may also find copies of Home REIT's Securities and Exchange Commission filings on its website at www.homeproperties.com (information on our website, however, is not part of or incorporated by reference in this Proxy Statement).

        We are incorporating by reference into this Proxy Statement the documents listed below, as amended, and any filings we make with the Securities and Exchange Commission under Sections 13(a),

13(c), 14 or 15(d) of the Securities Exchange Act from the date of this Proxy Statement until the date of the Special Meeting (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with Securities and Exchange Commission rules):

  •
  Home REIT's Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission on February 24, 2015;

  •
  Home REIT's Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed with the Securities and Exchange Commission on May 1, 2015;

  •
  Our definitive Proxy Statement dated March 27, 2015, filed with the Securities and Exchange Commission on March 27, 2015, in connection with our Annual Meeting of Stockholders held on April 28, 2015;

  •
  Current Reports on Form 8-K filed on February 6, 2015, April 28, 2015, June 22, 2015, July 23, 2015 and August 3, 2015.

        Information in this Proxy Statement supersedes related information in the documents listed above, and information incorporated herein from subsequently filed documents supersedes related information in this Proxy Statement and the previously incorporated documents.

        You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or calling us at the following address:

Home Properties, Inc.
Attention: Investor Relations
850 Clinton Square
Rochester, New York 14604
Telephone number: (585) 546-4900

Exhibit A

AGREEMENT AND PLAN OF MERGER

Among

HOME PROPERTIES, INC.,

HOME PROPERTIES, L.P.,

LSREF4 LIGHTHOUSE ACQUISITIONS, LLC,

LSREF4 LIGHTHOUSE CORPORATE ACQUISITIONS, LLC,

LSREF4 LIGHTHOUSE OPERATING ACQUISITIONS, LLC,

and

UDR, INC.

Dated as of June 22, 2015

A-i

A-ii

A-iii

 EXHIBITS

Exhibit A	Parent Knowledge Persons
Exhibit B	Company Knowledge Persons
Exhibit C	Surviving Partnership Agreement
Exhibit D	Partnership Certificate of Merger
Exhibit E	Company Articles of Merger
Exhibit F	Opinion of Nixon Peabody LLP

A-iv

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER, dated as of June 22, 2015 (this "Agreement"), is made and entered into by and among Home Properties, Inc., a Maryland corporation (the "Company"), Home Properties, L.P., a New York limited partnership (the "Partnership" and, together with the Company, the "Company Parties"), LSREF4 Lighthouse Acquisitions, LLC, a Delaware limited liability company ("Parent"), LSREF4 Lighthouse Corporate Acquisitions, LLC, a Maryland limited liability company and wholly owned subsidiary of Parent ("MergerSub"), LSREF4 Lighthouse Operating Acquisitions, LLC, a New York limited liability company and wholly owned subsidiary of MergerSub ("Partnership MergerSub" and, together with Parent and MergerSub, the "Buyer Parties"), and UDR, Inc., a Maryland corporation ("Public REIT").

        WHEREAS, the parties wish to enter into a series of transactions, including to effect a business combination through a merger of the Company with and into MergerSub, with MergerSub surviving the merger (the "Company Merger"), on the terms and subject to the conditions set forth herein and in accordance with the Maryland General Corporation Law (the "MGCL") and the Maryland Limited Liability Company Act (the "MLLCA");

        WHEREAS, concurrently with the execution and delivery of this Agreement, the Partnership, United Dominion Realty, L.P., a Delaware limited partnership ("Public OP"), Public REIT and Parent are executing and delivering a contribution agreement (the "Contribution Agreement"), dated as of the date hereof, pursuant to which DownREIT Partnership (as defined herein) will (i) acquire the Lighthouse Contribution Properties (as defined in the Contribution Agreement) and assume certain outstanding debt from the Partnership in exchange for (x) DownREIT Partnership Units (as defined herein), (y) an amount of cash specified in the Contribution Agreement and (z) the right to subscribe for and purchase such number of shares of Series F Preferred Stock, par value $0.01 per share, of Public REIT (the "Series F Preferred Stock") equal to the number of common units of limited partnership interest in DownREIT Partnership ("DownREIT Partnership Units") received by the Partnership as specified in the Contribution Agreement and (ii) acquire the UDR Contribution Properties (as defined in the Contribution Agreement) from Public REIT, or one or more entities controlled by Public REIT, in exchange for DownREIT Partnership Units (such acquisitions, the "Portfolio Contribution");

        WHEREAS, in connection with the Contribution Agreement, and prior to the consummation of the transactions contemplated by the Contribution Agreement, Public REIT, as a general and a limited partner, and Public OP, as a limited partner, will form a Delaware limited partnership anticipated to be named "UDR Lighthouse DownREIT L.P." ("DownREIT Partnership" and together with Public REIT and Public OP, the "Public Parties");

        WHEREAS, immediately following completion of the Portfolio Contribution and prior to consummation of the Mergers, the Partnership wishes to redeem from electing eligible Outside Unitholders of the Partnership some or all of their Partnership Units (the "Redemption") in exchange for DownREIT Partnership Units, cash and the right to subscribe for and purchase shares of Series F Preferred Stock as described herein, subject to and in accordance with the terms hereof, with the eligible Outside Unitholders of the Partnership that properly elect to have some or all of their Partnership Units redeemed in accordance with Section 2.02(b) of this Agreement, and whose Partnership Units are actually redeemed by the Partnership in the Redemption in accordance with Section 2.02 of this Agreement, referred to as the "Redeeming Partnership Unitholders";

        WHEREAS, not sooner than one Business Day following completion of the Redemption and immediately prior to the Company Merger, the Company Parties and the Buyer Parties wish to effect a business combination through a merger of Partnership MergerSub with and into the Partnership, with the Partnership surviving the merger (the "Partnership Merger" and together with the Company Merger, the "Mergers"), on the terms and subject to the conditions set forth in this Agreement and in accordance with the New York State Revised Limited Partnership Act (the "NYRLPA") and the New York Limited Liability Company Law (the "NYLLCL");

        WHEREAS, not sooner than one Business Day following completion of the Redemption and immediately following the Partnership Merger, the Company Parties and the Buyer Parties wish to effect the Company Merger on the terms and subject to the conditions set forth in this Agreement and in accordance with the MGCL and the MLLCA;

        WHEREAS, the Board of Directors of the Company (the "Company Board") has (i) declared this Agreement, the Company Merger and the other transactions contemplated by this Agreement to be advisable and in the best interests of the Company and its stockholders on the terms and subject to the conditions set forth herein, (ii) approved this Agreement, the Company Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein, (iii) directed that this Agreement, the Company Merger and the other transactions contemplated by this Agreement be submitted for consideration at a meeting of the Company's stockholders, and (iv) recommended the approval of this Agreement, the Company Merger and the other transactions contemplated by this Agreement by the Company's stockholders;

        WHEREAS, the Company Board, on behalf of the Company as the general partner of the Partnership (the "General Partner"), has (i) approved this Agreement, the Partnership Merger, the Portfolio Contribution, the Redemption and the other transactions contemplated by this Agreement and declared that the Partnership Merger, the Portfolio Contribution, the Redemption and the other transactions contemplated by this Agreement are advisable on the terms and subject to the conditions set forth herein and (ii) directed that the Partnership Merger be submitted for consideration by the Outside Unitholders;

        WHEREAS, Parent, as the sole member of MergerSub, has approved this Agreement and the Company Merger and has deemed it advisable and in the best interests of the MergerSub to enter into this Agreement and to consummate the Company Merger on the terms and subject to the conditions set forth herein;

        WHEREAS, Parent, as the sole member of MergerSub, on behalf of MergerSub as the sole managing member of Partnership MergerSub, has approved this Agreement and the Partnership Merger and has deemed it advisable and in the best interests of Partnership MergerSub to enter into this Agreement and to consummate the Partnership Merger on the terms and subject to the conditions set forth herein;

        WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company's willingness to enter into this Agreement, Lone Star Real Estate Fund IV (U.S.), L.P. (the "Guarantor") has provided a limited guarantee (the "Limited Guarantee") to the Company with respect to certain of Parent's obligations under this Agreement;

        WHEREAS, the parties intend that for federal and applicable state and local income tax purposes (i) the Portfolio Contribution will be treated as a non-taxable contribution by the Partnership of the Redemption Property Portfolio to DownREIT Partnership in exchange for partnership interests in DownREIT Partnership, with no gain required to be recognized by the Partnership or any partners in the Partnership as a result thereof; and (ii) the Redemption will be treated as a non-taxable distribution of property by the Partnership to the Redeeming Partnership Unitholders in complete liquidation of their interests in the Partnership, with no gain generally required to be recognized by the Redeeming Partnership Unitholders as a result thereof, subject to each Redeeming Partnership Unitholder continuing to be allocated a portion of the indebtedness of DownREIT Partnership as necessary to avoid income or gain attributable to any "negative tax capital account" attributable to such partner, and except as otherwise described below (except as noted in Section 2.02(e));

        WHEREAS, the Company Parties and the Buyer Parties intend that for federal and applicable state and local income tax purposes (i) the Partnership Merger shall be treated as a taxable purchase of Partnership Units directly by MergerSub; and (ii) the Company Merger will be treated as a taxable sale by the Company of all of the Company's assets to MergerSub in exchange for the Company Merger Consideration and the assumption of all of the Company's liabilities (including the Company's share of the Partnership liabilities, as determined under the applicable federal income tax regulations), followed by a distribution of such consideration to the holders of equity interests in the Company in liquidation pursuant to Section 331 and Section 562(b) of the Code, and that this Agreement shall constitute a "plan of liquidation" of the Company for federal income tax purposes; and

        WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Mergers, and also to prescribe various conditions to such transactions.

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

        Section    1.01 Definitions.     For purposes of this Agreement:

        "Acceptable Confidentiality Agreement" means a confidentiality agreement with such terms at least as favorable to the Company as the Confidentiality Agreement, provided that such confidentiality agreement shall permit compliance with Section 8.04 of this Agreement and need not contain any standstill or similar provision prohibiting the making of any Acquisition Proposal.

        "Accredited Investor" means an "accredited investor" as such term is defined under Rule 501 of Regulation D promulgated under the Securities Act.

        "Accredited Investor Questionnaire" means the Accredited Investor Questionnaire provided by Public REIT and reasonably satisfactory to the Company and Parent and set forth as Exhibit F to the Contribution Agreement.

        "Acquisition Proposal" means any proposal or offer, whether in one transaction or a series of related transactions, relating to any (a) merger, consolidation, share exchange, business combination or similar transaction involving the Company or any Company Subsidiary that would constitute a "significant subsidiary" (as defined in Rule 1-02 of Regulation S-X), (b) sale or other disposition, by merger, consolidation, share exchange, business combination or any similar transaction, of any assets of the Company or any of the Company Subsidiaries representing 15% or more of the consolidated assets of the Company and the Company Subsidiaries, taken as a whole, (c) issue, sale or other disposition by the Company or any of the Company Subsidiaries of (including by way of merger, consolidation, share exchange, business combination or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 15% or more of the votes associated with the outstanding Company Common Shares, (d) tender offer or exchange offer in which any Person or "group" (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 15% or more of the votes associated with the outstanding Company Common Shares, (e) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to the Company or the Partnership in which a Third Party shall acquire beneficial ownership of 15% or more of the outstanding Company Common Shares, or (f) transaction that is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term "Acquisition Proposal" shall not include (i) the Mergers or any of the other transactions contemplated by this Agreement or (ii) any merger, consolidation, business combination, reorganization, recapitalization or similar transaction solely among the Company and one or more of the Company Subsidiaries or solely among the Company Subsidiaries.

        "Action" means any claim, action, suit, proceeding, arbitration, mediation or investigation.

        "Affiliate" or "affiliate" of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

        "Aggregate Redemption Value" means the product of (i) the aggregate number of Redemption OP Units held by all Redeeming Partnership Unitholders times (ii) $75.23.

        "beneficial owner" has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

        "Business Day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day (other than a Saturday or Sunday) on which banks are not required or authorized to close in the City of New York.

        "Cash Redemption Amount" means $1.40, as such amount shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification or other like change with respect to shares of common stock of Public REIT consistently with the adjustments required to be made to the DownREIT Partnership Units pursuant to the terms of the DownREIT Partnership Agreement occurring or having a record date on or after the date hereof and prior to the Redemption Effective Time.

        "Company Articles" means the charter of the Company.

        "Company Bylaws" means the Third Amended and Restated Bylaws of the Company, adopted on February 1, 2014, as may be amended from time to time.

        "Company Common Shares" means shares of the common stock, par value $0.01 per share, of the Company.

        "Company Material Adverse Effect" means any effect, event, development or change that, individually or in the aggregate with all other effects, events, developments or changes, (a) is or would be reasonably expected to be materially adverse to the assets, properties, business, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole, other than any effect, event, development or change arising out of or resulting from (i) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in real estate capitalization rates and interest or exchange rates, (ii) changes in general legal, tax, regulatory, political or business conditions that, in each case, generally affect the geographic regions or industries in which the Company and the Company Subsidiaries conduct their business (unless, and only to the extent, such effect, event, development or change affects the Company and the Company Subsidiaries in a materially disproportionate manner as compared to similarly situated participants in the multifamily residential real estate industry in the United States), (iii) changes in GAAP, (iv) the announcement or pendency of the Mergers or any of the other transactions contemplated by this Agreement or the Contribution Agreement, including the impact thereof on relationships, contractual or otherwise, with tenants, suppliers, lenders, investors, venture partners or employees, (v) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement (unless, and only to the extent, such effect, event, development or change affects the Company and the Company Subsidiaries in a materially disproportionate manner as compared to other similarly situated participants in the multifamily residential real estate industry in the United States), (vi) earthquakes, hurricanes or other natural disasters (unless, and only to the extent, such effect, event, development or change affects the

Company and the Company Subsidiaries, in a materially disproportionate manner as compared to similarly situated participants in the multifamily residential real estate industry in the United States), (vii) any suit, claim, Action or proceedings brought, asserted or threatened by or on behalf of any holder or holders of capital stock, units or other equity interests in the Company or the Company Subsidiaries arising out of or relating to the Mergers or any of the other transactions contemplated by this Agreement or the Contribution Agreement, (viii) any failure of the Company to meet any internal or external projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided that any effect, event development or change giving rise to such failure may be taken into account in determining whether there has been a Company Material Adverse Effect), (ix) any effects, events, developments or changes that affect the multifamily residential real estate industry generally (unless, and only to the extent, such effect, event, development or change affects the Company and the Company Subsidiaries in a materially disproportionate manner as compared to similarly situated participants in the multifamily residential real estate industry in the United States), (x) the taking of any action expressly required by, or the failure to take any action expressly prohibited by, this Agreement or the Contribution Agreement, or the taking of any action at the written request or with the prior written consent of an executive officer of Parent and Public REIT, (xi) any damage or destruction of property of the Company or the Company Subsidiaries for which substantially all of the losses related thereto are covered by insurance, or (xii) any effects, events, developments or changes that, assuming the Closing were to take place, would no longer be materially adverse to the assets, properties, business, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole, immediately following the Closing, or (b) will prevent, or materially hinder, the Company Parties from performing their material obligations hereunder or consummating the Mergers or any of the other transactions contemplated by this Agreement. The parties agree that the mere fact of a decrease in the market price of the Company Common Shares shall not, in and of itself, constitute a Company Material Adverse Effect, but any effect, event, development or change underlying such decrease shall be considered in determining whether there has been a Company Material Adverse Effect.

        "Company Stockholders" means the holders of the Company Common Shares.

        "Company Trust" means Home Properties Trust, a Maryland real estate investment trust.

        "Contracts" means any written contracts, agreements, licenses, notes, bonds, mortgages, indentures, commitments or other instruments or obligations.

        "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

        "Disclosure Schedule" means the disclosure schedule delivered by the Company to Parent concurrently with the execution of this Agreement for which the disclosure of any fact or item in any Section of such disclosure schedule shall, should the existence of such fact or item be relevant to any other Section, be deemed to be disclosed with respect to such other Section so long as the relevance of such disclosure to such other Section is reasonably apparent from the nature of such disclosure (it being understood that to be so reasonably apparent, it is not required that the other Sections be cross-referenced).

        "DownREIT Partnership Unit Value" means $35.00; provided, however, that such value shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification or other like change with respect to shares of common stock of Public REIT consistently with the adjustments required to be made to the DownREIT Partnership Units pursuant to the terms of the DownREIT Partnership Agreement occurring or having a record date on or after the date hereof and prior to the Redemption Effective Time.

        "Environmental Laws" means any Law relating to (a) releases of Hazardous Substances, (b) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances, or (c) pollution or protection of the environment, or human health or safety (as such matters relate to Hazardous Substances).

        "Financing Sources" means the entities that have committed to provide or to cause to provide, or otherwise entered into agreements in connection with, the Financing or other financings in connection with the transactions contemplated hereby, including the parties to the Financing Commitments and any related commitments to purchase the Debt Financing or any part thereof from such entities (including the Permanent Financing Source), and any joinder agreements, credit agreements, purchase agreements or indentures (including the definitive agreements executed in connection with the Debt Commitment Letter (and the related fee letters), any such related commitments or the Debt Financing)) relating thereto, together with their Affiliates and such Persons' and their Affiliates' respective direct or indirect current, former or future directors, officers, employees, partners, attorneys, controlling persons, managers, advisors, agents and representatives and their respective successors and assigns.

        "GAAP" means generally accepted accounting principles as applied in the United States.

        "Governmental Authority" means any national, federal, state, provincial, municipal, local or foreign government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body or self-regulated entity.

        "Hazardous Substances" means (a) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each has been amended from time to time, and all regulations thereunder: the Resource Conservation and Recovery Act, CERCLA, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, and the Clean Air Act; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) polychlorinated biphenyls, asbestos, toxic molds and radon; and (d) any other contaminant, substance, material or waste regulated pursuant to any Environmental Law.

        "Hedging Agreement" means any (i) interest rate swaps, interest rate caps, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swaps, cross-currency rate swaps, currency options, spot contracts or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., the International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such agreement.

        "Incentive Plans" means the Company's 1994 Stock Benefit Plan, 2000 Stock Benefit Plan, 2003 Stock Benefit Plan, the Amended and Restated 2003 Stock Benefit Plan, 2008 Stock Benefit Plan and 2011 Stock Benefit Plan, in each case as amended.

        "Indebtedness" means, with respect to any Person and without duplication, (a) indebtedness for borrowed money (including any accrued but unpaid interest thereon, fees, expenses and other payment obligations (including prepayment penalties, breakage costs, unwind costs, termination costs, redemption costs, charges or other premiums payable as a result of the consummation of the transactions contemplated hereby)), whether secured or unsecured, (b) indebtedness evidenced by any note, bond, debenture or other debt security or similar instrument, whether secured or unsecured,

(c) obligations under conditional sale or other title retention agreements relating to property acquired by such person, (d) all obligations under installment sale contracts, (e) reimbursement obligations under any letters of credit or similar instruments, (f) capitalized lease obligations, (g) obligations under any Hedging Agreement (valued at the termination value thereof), and (h) direct or indirect guarantees of (or other contingent liabilities with respect to) any Indebtedness of the foregoing of any other person; provided that, for clarification, Indebtedness shall not include "trade debt."

        "Intellectual Property" means all United States, foreign and international intellectual property, including all (a) patents, patent applications and invention registrations of any type, (b) trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof, (c) published and unpublished works of authorship, copyrightable works, copyrights, and registrations and applications for registration thereof, and (d) confidential and proprietary information, including trade secrets and know-how.

        "knowledge of Parent" means the actual knowledge of those individuals listed on Exhibit A.

        "knowledge of the Company" means the actual knowledge of those individuals listed on Exhibit B.

        "Law" means any national, federal, state, provincial, municipal, local or foreign statute, law (including common law), ordinance, regulation, rule, code, executive order, injunction, judgment, decree, other order or other legally enforceable requirement.

        "Liens" means, with respect to any asset (including any security), any mortgage, claim, lien, pledge, charge, license, option, right of first refusal or offer, security interest or encumbrance of any kind in respect to such asset.

        "Order" means any judgment, order, injunction, decree, ruling, writ, permit or license of any Governmental Authority.

        "Outside Date" means December 31, 2015.

        "Outside Unitholders" means each of the Partnership Unitholders, other than the Company and any Company Subsidiary that qualifies as a QRS.

        "Parent Material Adverse Effect" means any effect, event, development or change that, individually or in the aggregate with all other effects, events, developments or changes, is or would be reasonably expected to prevent, or materially hinder or delay, Parent, MergerSub, or Partnership MergerSub from performing their respective material obligations hereunder or consummating the Mergers or any of the other transactions contemplated by this Agreement.

        "Parent Parties" means, collectively, (i) Parent, MergerSub, Partnership MergerSub, the Guarantor, the Financing Sources and any of their respective current, former or future Affiliates and (ii) the current, former or future directors, officers, general or limited partners, shareholders, members, managers, controlling persons, employees, representatives or agents of any of the Persons listed in the foregoing clause (i).

        "Partnership Agreement" means that certain Second Amended and Restated Agreement of Limited Partnership of the Partnership, entered into as of September 23, 1997, including all amendments thereto.

        "Partnership Certificate" means the Certificate of Limited Partnership of the Partnership dated December 17, 1993 and filed with the Department of State of the State of New York on December 20, 1993.

        "Partnership Unitholders" means the holders of the Partnership Units.

        "Partnership Units" means the Units (as such term is defined in the Partnership Agreement) of the Partnership.

        "Permanent Financing Source" means the institution separately identified to the Company prior to the date hereof.

        "Permitted Liens" means (a) Liens for Taxes or governmental assessments, charges or claims for payment not yet subject to penalty or that are being contested in good faith, in each case for which an appropriate reserve has been established in accordance with GAAP on the Company's balance sheet for the year ended December 31, 2014; (b) inchoate mechanics' and materialmen's Liens for construction in progress or that are being contested in good faith; (c) inchoate cashiers', landlords', workmen's, repairmen's, warehousemen's and carriers' Liens arising in the ordinary course of business of the Company and the Company Subsidiaries; (d) with respect to real property, zoning restrictions, survey exceptions, utility easements, rights of way and similar Liens that are imposed by any Governmental Authority having jurisdiction thereon or otherwise are typical for the applicable property type and locality; (e) with respect to real property, any tenant leases, any title exception disclosed in any Company Title Insurance Policy (whether material or immaterial), Liens and obligations arising under the Material Contracts (including but not limited to any Lien securing mortgage debt or other Indebtedness disclosed in the Disclosure Schedule), any other Lien that does not interfere materially with the current or proposed use of such property (assuming its use in the manner in which it is currently used or proposed to be used); (f) Liens imposed or promulgated by law or any Governmental Authority or included in any space lease with respect to real property to which the Company or any of the Company Subsidiaries is a party, including easements, rights of way, rights of use and zoning regulations; (g) other Liens being contested in the ordinary course of business in good faith, provided that an appropriate reserve has been established therefore on the Company's balance sheet for the year ended December 31, 2014; (h) in the case of any real property that is ground leased, any Liens that encumber the fee interest of the owner of such real property; and (i) with respect to any real property, any other easements, leases, rights-of-way, restrictions, covenants, licenses or other Liens, whether or not of record, or any encroachments or other survey defects that would be disclosed by a current accurate survey or physical inspection of the Company Property or otherwise, to the extent not otherwise included under clauses (a) through (h), but which, individually and in the aggregate (but without including any other Liens otherwise included as Permitted Liens pursuant to any other clauses of this definition), do not interfere materially with the current use of such property (assuming its continued use in the manner in which it is currently used) or, with respect to unimproved or vacant real property, interfere materially with the intended use of such property, and will not be removed or otherwise resolved in connection with obtaining development approvals for such property.

        "person" or "Person" means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

        "Public REIT Material Adverse Effect" means any effect, event, development or change that, individually or in the aggregate with all other effects, events, developments or changes, (a) is or would be reasonably expected to be materially adverse to the assets, properties, business, results of operations or financial condition of Public REIT and its subsidiaries, taken as a whole, other than any effect, event, development or change arising out of or resulting from (i) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in real estate capitalization rates and interest or exchange rates, (ii) changes in general legal, tax, regulatory, political or business conditions that, in each case, generally affect the geographic regions or industries in which Public REIT and its subsidiaries conduct their business (unless, and only to the extent, such effect, event, development or change affects Public REIT and its subsidiaries in a materially disproportionate manner as compared to similarly situated participants in the multifamily residential real estate industry in the United States), (iii) changes in GAAP, (iv) the announcement or pendency of the Portfolio Contribution or any of the other transactions contemplated by this Agreement or the Contribution

Agreement, including the impact thereof on relationships, contractual or otherwise, with tenants, suppliers, lenders, investors, venture partners or employees, (v) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement (unless, and only to the extent, such effect, event, development or change affects Public REIT and its subsidiaries in a materially disproportionate manner as compared to other similarly situated participants in the multifamily residential real estate industry in the United States), (vi) earthquakes, hurricanes or other natural disasters (unless, and only to the extent, such effect, event, development or change affects Public REIT and its subsidiaries, in a materially disproportionate manner as compared to similarly situated participants in the multifamily residential real estate industry in the United States), (vii) any suit, claim, Action or proceedings brought, asserted or threatened by or on behalf of any holder or holders of capital stock, units or other equity interests in Public REIT or its subsidiaries arising out of or relating to the Portfolio Contribution or any of the other transactions contemplated by this Agreement or the Contribution Agreement, (viii) any failure of Public REIT to meet any internal or external projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided that any effect, event development or change giving rise to such failure may be taken into account in determining whether there has been a Public REIT Material Adverse Effect), (ix) any effects, events, developments or changes that affect the multifamily residential real estate industry generally (unless, and only to the extent, such effect, event, development or change affects Public REIT and its subsidiaries in a materially disproportionate manner as compared to similarly situated participants in the multifamily residential real estate industry in the United States), or (x) any damage or destruction of property of Public REIT or its subsidiaries for which substantially all of the losses related thereto are covered by insurance, or (b) will prevent, or materially hinder, the Public Parties from performing their material obligations hereunder or consummating the Portfolio Contribution or any of the other transactions contemplated by the Contribution Agreement or this Agreement. The parties agree that the mere fact of a decrease in the market price of the shares of common stock of Public REIT shall not, in and of itself, constitute a Public REIT Material Adverse Effect, but any effect, event, development or change underlying such decrease shall be considered in determining whether there has been a Public REIT Material Adverse Effect.

        "Purchase Right" shall have the meaning ascribed to such term in Section 6.08(a) of the Partnership Agreement.

        "QRS" means a "qualified REIT subsidiary," within the meaning of Section 856(i)(2) of the Code.

        "Redemption Effective Time" means the time at which the Redemption closes, which time shall be not less than one Business Day prior to the Partnership Merger.

        "Redemption Election Documents" means (i) the Required Redemption Election Documents, (ii) the Registration Rights Agreement (as defined in the Contribution Agreement), (iii) the Tax Protection Agreement (as defined in the Contribution Agreement), (iv) the Subscription Agreement (as defined in the Contribution Agreement) and (v) such other documents as Public REIT and DownREIT Partnership reasonably require, including income tax information reporting forms, for the purpose of consummating the Redemption (including any reasonably necessary power of attorney for purposes of perfecting the transactions and agreements contemplated by the foregoing).

        "Redemption OP Units" means, with respect to each Redeeming Partnership Unitholder, the aggregate number of Partnership Units held by such Redeeming Partnership Unitholder that such Redeeming Partnership Unitholder has elected to have redeemed pursuant to Section 2.02.

        "Redemption Percentage" means, with respect to each Redeeming Partnership Unitholder, a percentage determined by dividing the number of Redemption OP Units held by such holder as of the Redemption Effective Time by the aggregate number of Redemption OP Units held by all Redeeming Partnership Unitholders as of such time.

        "Redemption Property Portfolio" means, collectively, all Contribution Properties (as such term is defined in the Contribution Agreement).

        "Representative" of a Person means any officer, trustee, director, Affiliate, employee, investment banker, financial advisor, financing source, attorney, accountant, consultant, broker, finder or other agent or representative of such Person.

        "Required Redemption Election Documents" means (i) a joinder to the DownREIT Partnership Limited Partnership Agreement, (ii) the Accredited Investor Questionnaire, (iii) a duly completed and executed attestation pursuant to which such Redeeming Partnership Unitholder agrees not to exercise its Purchase Right with respect to its Redemption OP Units prior to the termination of this Agreement and (iv) a duly completed and executed affidavit, dated as of the Redemption Effective Time, that complies with Treasury Regulation Section 1.1445-2(b)(2) of the Code to establish that such holder (or, if such holder is a disregarded entity for U.S. federal income tax purposes, the Person treated as the owner of such holder's assets for such purposes) is not a "foreign person" within the meaning of Section 1445 and the Treasury Regulations thereunder, along with duly completed and executed counterpart signature pages to the Redemption Election Documents.

        "SEC" means the Securities and Exchange Commission.

        "Series F Subscription Agreement" means the Series F Subscription Agreement set forth as Exhibit E to the Contribution Agreement.

        "Stock Certificate" means any certificate representing Company Common Shares.

        "subsidiary" or "subsidiaries" of the Company, Parent, Public REIT or any other Person means a corporation, limited liability company, partnership, joint venture or other organization of which: (a) such party or any other subsidiary of such party is a general partner or managing member; or (b) voting power to elect a majority of the board of directors, trustees or others performing similar functions with respect to such organization is held by such party or by any one or more of such party's subsidiaries.

        "Superior Proposal" means a written Acquisition Proposal made by a Third Party (except for purposes of this definition, the references in the definition of "Acquisition Proposal" to "15%" shall be replaced with "50%") (a) which the Company Board determines in its good faith judgment (after consultation with its legal and financial advisors and after taking into account all of the terms and conditions of the Acquisition Proposal) to be more favorable from a financial point of view to the Company Stockholders (in their capacities as stockholders) than the Company Merger and the other transactions contemplated by this Agreement (including any alterations to this Agreement agreed to in writing by Parent in response thereto), and (b) the material conditions to the consummation of which are all reasonably capable of being satisfied in the good faith judgment of the Company Board.

        "Tax" or "Taxes" means any and all taxes, charges, fees, levies and other assessments, including income, gross receipts, excise, property, sales, withholding (including dividend withholding and withholding required pursuant to Sections 1445 and 1446 of the Code), social security, occupation, use, service, license, payroll, franchise, transfer and recording taxes, windfall or other profits, capital stock, employment, worker's compensation, unemployment or compensation, estimated, excise, ad valorem, stamp, value added, capital gains, duty or custom taxes, fees, charges or assessments, imposed by the United States or any Governmental Authority (domestic or foreign), whether computed on a separate, consolidated, unitary, combined or any other basis, and similar charges of any kind, however denominated (together with any and all interest, penalties, additions to tax and other additional amounts imposed with respect thereto) imposed by any Governmental Authority.

        "Tax Protection Contract" means any written or oral agreement to which the Company or any Company Subsidiary is a party pursuant to which: (a) any liability to holders of Partnership Units relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; (b) in connection with the deferral of income Taxes of a Partnership Unitholder, the Company or any Company Subsidiary has agreed to, or to use efforts to (or to indemnify any person if it does not) (i) maintain a minimum level of debt or continue a particular debt, (ii) retain or not dispose of one or more assets in a transaction in which gain is recognized to any person or otherwise for any period of time if (A) such period of time has not since expired or (B) any applicable statute of limitations with respect to any Taxes that would result from a disposition of such assets at any time during such period has not since expired, (iii) make or refrain from making Tax elections, (iv) only dispose of assets in a particular manner, and/or (v) permit holders of Partnership Units to guarantee (or have guaranteed) debt of the Company or any Company Subsidiary or restore any deficit in such holder's capital account; and/or (c) holders of Partnership Units have guaranteed debt of the Partnership.

        "Tax Return" means any return, report, declaration, election, estimate, information statement, claim for refund or other document (including any amendment or supplement to any of the foregoing) filed or furnished or required or permitted to be filed or furnished with respect to Taxes.

        "Third Party" means an entity other than the Company or any Company Subsidiary.

        "TRS" means a "taxable REIT subsidiary" (as defined in Section 856(l) of the Code).

        "Unit Certificate" or "Unit Certificates" means any certificate evidencing the Partnership Units.

        The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location
Aggregate Redemption Consideration	Section 2.02(b)
Agreement	Background
Alternate Debt Financing	Section 8.09(a)
Blue Sky Laws	Section 4.05(b)
BofA Merrill Lynch	Section 4.18
Buyer Parties	Background
Capital Expenditures	Section 7.01(i)
CERCLA	Section 4.16(a)(iii)
Change in Recommendation	Section 8.04(b)
Change Notice	Section 8.04(e)(iii)
Claim	Section 8.05(a)
Closing	Section 2.06
Closing Date	Section 2.06
Code	Section 4.10(b)
Company	Background
Company Articles of Merger	Section 2.05(b)
Company Board	Recitals
Company Common Share Merger Consideration	Section 3.01(c)
Company Dividend Equivalent Right	Section 3.03(b)
Company Equity Awards	Section 4.03(c)
Company Excess Shares	Section 4.03(a)
Company Insurance Policies	Section 4.20
Company Merger	Recitals
Company Merger Consideration	Section 3.03(b)
Company Merger Effective Time	Section 2.05(b)
Company Option and Stock-Based Consideration	Section 3.03(b)
Company Option Consideration	Section 3.03(a)

Defined Term	Location
Company Organizational Documents	Section 4.02
Company Parties	Background
Company Parties Organizational Documents	Section 4.02
Company Property	Section 4.13(a)
Company Recommendation	Section 8.01(b)
Company Restricted Stock	Section 4.03(a)
Company Restricted Stock Unit	Section 3.03(b)
Company SEC Reports	Section 4.07(a)
Company Stock Option	Section 3.03(a)
Company Stockholder Approval	Section 4.04(a)(i)
Company Stockholders Meeting	Section 8.01(b)
Company Subsidiaries	Section 4.01(b)
Company Termination Fee	Section 10.04(i)(i)
Company Title Insurance Policy	Section 4.13(c)
Company-Owned Partnership Units	Section 3.02(a)
Confidential Offering Memorandum	Section 8.02(a)
Confidentiality Agreement	Section 8.03(b)
Contribution Agreement	Recitals
Controlled Group Liability	Section 4.10(g)
Damages Amount	Section 10.05(a)
Debt Commitment Letter	Section 5.07(b)
Debt Financing	Section 5.07(b)
Dissenting Units	Section 3.06(b)
DownREIT Partnership	Recitals
DownREIT Partnership Agreement	Section 2.01
DownREIT Partnership Units	Recitals
DRIP	Section 3.07
DSSNY	Section 2.05(a)
Election Time	Section 2.02(b)(ii)
Employees	Section 8.16(a)
Environmental Permits	Section 4.16(a)(i)
Equity Commitment Letter	Section 5.07(b)
Equity Financing	Section 5.07(b)
ERISA	Section 4.10(a)
ERISA Affiliate	Section 4.10(f)
Exchange Act	Section 4.05(b)
Exchange Fund	Section 3.04(a)
Exempted Redeeming Unitholder	Section 2.02(c)
Expenses	Section 10.05(a)
Financing	Section 5.07(b)
Financing Commitments	Section 5.07(b)
Financing Failure Event	Section 8.09(a)
Form of Election	Section 2.02(a)(i)
Former Equityholder	Section 3.04(c)
General Partner	Recitals
Go Shop Bidder	Section 8.04(a)
Go Shop Period End Time	Section 8.04(a)
Governmental Order	Section 10.01(b)(ii)
Ground Lease	Section 4.13(f)
Guarantor	Recitals

Defined Term	Location
Houlihan Lokey	Section 4.18
Indemnifiable Expenses	Section 8.05(a)
Indemnified Parties	Section 8.05(a)
Interim Period	Section 7.01
IRS	Section 4.10(a)
Limited Guarantee	Recitals
Maryland Courts	Section 11.07(a)
Material Contract	Section 4.17
Merger Consideration	Section 3.02(a)
Mergers	Recitals
MergerSub	Background
MGCL	Recitals
MLLCA	Recitals
New Debt Commitment Letter	Section 8.09(a)
Note Redemption Price	Section 8.15(a)
Notes	Section 8.15(a)
NYLLCL	Recitals
NYRLPA	Recitals
NYSE	Section 4.05(b)
Organizational Documents	Section 4.02
Other Filings	Section 4.12
Outside Holder Merger Consideration	Section 3.04(a)
Ownership Transfer Waiver	Section 4.04(c)
Parent	Background
Parent Expenses	Section 10.04(i)(ii)
Parent Termination Fee	Section 10.04(i)(iii)
Partnership	Background
Partnership Certificate of Merger	Section 2.05(a)
Partnership Merger	Recitals
Partnership Merger Consideration	Section 3.02(a)
Partnership Merger Effective Time	Section 2.05(a)
Partnership MergerSub	Background
Partnership Organizational Documents	Section 4.02
Partnership Unitholder Approval	Section 4.04(a)(ii)
Partnership Unitholders Meeting	Section 8.02(b)
Paying Agent	Section 3.04(a)
Per Unit Redemption Consideration	Section 2.02(b)
Permanent Debt Commitment Documents	Section 8.09(a)
Permanent Financing	Section 8.09(a)
Permits	Section 4.06(a)
Plans	Section 4.10(a)
Portfolio Contribution	Recitals
Portfolio Contribution Effective Time	Section 2.01
Post-Signing Returns	Section 8.13(b)
Preliminary Permanent Debt Commitment Documents	Section 8.09(a)
Pro Rata Termination Fee	Section 10.04(i)(iv)
Proxy Statement	Section 4.05(b)
Public Confidentiality Agreement	Section 8.03(c)
Public OP	Recitals
Public Parties	Recitals

Defined Term	Location
Public Party Expenses	Section 10.04(i)(v)
Public Party Termination Fee	Section 10.04(i)(vi)
Public REIT	Background
Public SEC Reports	Section 6.05(a)
Qualifying Income	Section 10.05(a)
Redeeming Partnership Unitholders	Recitals
Redemption	Recitals
Redemption Election	Section 2.02(a)
REIT	Section 2.09
Requested Transactions	Section 2.09
Sarbanes-Oxley Act	Section 4.07(d)
SDAT	Section 2.05(b)
Securities Act	Section 4.05(b)
Series F Preferred Stock	Recitals
Surviving Company	Section 2.03(a)
Surviving Company Operating Agreement	Section 2.04b)
Surviving Partnership	Section 2.03(b)
Surviving Partnership Agreement	Section 2.04(c)
Termination Date	Section 10.01
Transfer Taxes	Section 8.07
WARN Act	Section 4.11(b)
Withholding Agent	Section 3.05

        Section 1.02    Interpretation and Rules of Construction.     In this Agreement, except to the extent otherwise provided or to the extent the context otherwise requires:

          (a)   when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement;

          (b)   the terms "party" and "parties" when used in this Agreement means a party or parties to this Agreement;

          (c)   the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

          (d)   whenever the words "include," "includes" or "including" are used in this Agreement, they are deemed to be followed by the words "without limitation" unless such phrase or a similar phrase already appears;

          (e)   the words "hereof," "herein" and "hereunder" and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

          (f)    references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute, rule or regulation include any successor to the section;

          (g)   all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

          (h)   the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

          (i)    references to the masculine, feminine or neuter gender include all genders;

          (j)    references to a person are also to its successors and permitted assigns;

          (k)   the use of "or" is not intended to be exclusive except when used together with the word "either" or otherwise for the purpose of identifying mutually exclusive alternatives;

          (l)    any period of time hereunder ending on a day that is not a Business Day is extended to be the next Business Day; and

          (m)  all uses of currency or the symbol "$" in this Agreement refer to U.S. dollars unless otherwise indicated.

ARTICLE II
THE PORTFOLIO CONTRIBUTION, THE REDEMPTION AND THE MERGERS

        Section 2.01    Contribution of Redemption Property Portfolio in Exchange for DownREIT Partnership Units.     One Business Day prior to the Partnership Merger Effective Time, the Partnership shall, in accordance with the terms of the Contribution Agreement and subject to the satisfaction or waiver of the conditions precedent to the Portfolio Contribution set forth therein, effect the Portfolio Contribution by contributing the Redemption Property Portfolio to DownREIT Partnership in exchange for a number of DownREIT Partnership Units, cash and rights to subscribe for and purchase shares of Series F Preferred Stock, in each instance to be determined in accordance with the terms of the Contribution Agreement. The time at which the Portfolio Contribution closes is referred to herein as the "Portfolio Contribution Effective Time." Each DownREIT Partnership Unit received by the Partnership in connection with the Portfolio Contribution shall entitle the Partnership to the rights, duties and obligations as a limited partner of DownREIT Partnership as more fully set forth in the Agreement of Limited Partnership of DownREIT Partnership to be entered into prior to the Portfolio Contribution Effective Time and substantially in the form attached to the Contribution Agreement (the "DownREIT Partnership Agreement"); provided that, for the avoidance of doubt, the Partnership shall have the right to distribute such DownREIT Partnership Units to the Redeeming Partnership Unitholders in connection with the Redemption as and to the extent set forth in Section 2.02. For the avoidance of doubt, the parties acknowledge and agree that in the event the Contribution Agreement is terminated prior to the Portfolio Contribution Effective Time in accordance with its terms, then the obligations of the Public Parties and the Partnership to effectuate the Portfolio Contribution and the other transactions contemplated by this Agreement shall automatically terminate. The parties intend that for federal and applicable state and local income tax purposes, the Portfolio Contribution will be treated as a non-taxable contribution by the Partnership of the Redemption Property Portfolio to DownREIT Partnership in exchange for partnership interests in DownREIT Partnership, with no gain required to be recognized by the Partnership or any partners in the Partnership as a result thereof.

        Section 2.02    Redemption of Partnership Units for DownREIT Partnership Units.

          (a)   Subject to the requirements set forth in this Section 2.02(a), each eligible holder of Partnership Units shall be entitled, with respect to all or any portion of such holder's Partnership Units, to elect to have his, her or its Partnership Units redeemed in exchange for his, her or its respective Per Unit Redemption Consideration pursuant to Section 2.02(b) (a "Redemption Election") as follows:

              (i)  the Partnership shall prepare and mail to the holders of Partnership Units a form of election with respect to each Partnership Unitholder's option to elect to make a Redemption Election (the "Form of Election") (which shall state therein the date and time that constitutes the Election Time) in accordance with Section 8.02(a) ;

             (ii)  a Redemption Election by a Partnership Unitholder shall be deemed to have been properly made only if the Partnership shall have received at its principal executive office, not later than the time of the Partnership Unitholders Meeting (the "Election Time"), a properly completed and signed Form of Election specifying that such holder elects to make a Redemption Election and properly completed and signed Required Redemption Election Documents;

            (iii)  a Redemption Election and the Form of Election (A) may be revoked by any holder of a Partnership Unit only by written notice received by the Partnership prior to the Election Time, and (B) shall be irrevocable by any holder of Partnership Units if delivered to the Partnership prior to the Election Time and not timely revoked in accordance with the foregoing clause (A) (provided that all Forms of Election shall automatically be revoked if the Partnership Unitholder Approval is not obtained at the Partnership Unitholders Meeting (including any adjournment thereof));

            (iv)  the Partnership, Parent and Public REIT by mutual agreement shall have the right to make rules, not inconsistent with the terms of this Agreement, governing the validity and implementation of Forms of Election and the distribution and delivery of DownREIT Partnership Units, as shall be necessary or desirable to fully effect such elections, and if the Partnership and DownREIT Partnership by mutual agreement determine that any Redemption Election was not properly made, the Partnership Units with respect to which such election was not properly made, other than the Dissenting Units, shall be converted into Partnership Merger Consideration in accordance with Section 3.02(a), and such determination shall be binding;

             (v)  each holder of Partnership Units, as a condition to making a Redemption Election with respect to such holder's Partnership Units, shall represent to the Partnership and DownREIT Partnership that such holder is an Accredited Investor, and such representation shall be in the form of the Accredited Investor Questionnaire and shall be effective only if received by the Partnership prior to the Election Time; provided that, for the avoidance of doubt, any holder of Partnership Units that makes a Redemption Election to receive DownREIT Partnership Units that is not an Accredited Investor or has failed to represent that it is an Accredited Investor shall only be entitled to receive the Partnership Merger Consideration;

            (vi)  notwithstanding anything to the contrary in this Agreement, no holder of Partnership Units shall be entitled to be redeemed in exchange for its respective Per Unit Redemption Consideration in connection with the Redemption unless such holder provides the Partnership and DownREIT Partnership, prior to the Election Time, with duly completed and executed Required Redemption Election Documents; and

           (vii)  the Partnership shall, and Public REIT shall cause DownREIT Partnership to, reasonably cooperate with each holder of Partnership Units who validly elects to be redeemed in exchange for its respective Per Unit Redemption Consideration in connection with the Redemption to take all other reasonable and necessary steps so that such holders shall enjoy the full rights and benefits of the DownREIT Partnership Units.

          (b)   Immediately following the Portfolio Contribution Effective Time, all holders of Partnership Units (other than the Company or any of the Company Subsidiaries, and subject to Section 2.02(c)) who qualify as Accredited Investors and who shall have properly submitted and not have subsequently withdrawn Forms of Election or the Required Redemption Election Documents in accordance with the procedures and time periods specified in Section 2.02(a), all in accordance with the terms and conditions hereof and as contemplated hereby, electing to have their Partnership Units (or a portion thereof) redeemed in exchange for DownREIT Partnership Units, shall, to the extent so elected, have their Partnership Units redeemed (with an aggregate value equal to the Aggregate Redemption Value (as defined below)) by the Partnership, and the Partnership agrees to redeem such Partnership Units, in exchange for (i) a number of DownREIT Partnership Units equal to, in the aggregate, the quotient determined by dividing the Aggregate Redemption Value by the DownREIT Partnership Unit Value, (ii) cash in the amount equal to the number of DownREIT Partnership Units to be received by the Redeeming Partnership Unitholders in connection with the Redemption, as provided in clause (i), multiplied by the Cash Redemption Amount and (iii) the right to subscribe for and purchase a number of shares of Series F Preferred Stock equal to the number of DownREIT Partnership Units to be received by the Redeeming Partnership Unitholders in connection with the Redemption, as provided in clause (i), in accordance with the terms of the Series F Subscription Agreement (collectively, the "Aggregate Redemption Consideration"). Such redemption distributions shall be made to the individual Redeeming Partnership Unitholders in proportion to their respective Redemption Percentages (each Redeeming Partnership Unitholder's respective Redemption Percentage of the Aggregate Redemption Consideration, the "Per Unit Redemption Consideration"). No fractional DownREIT Partnership Units shall be distributed to any Redeeming Partnership Unitholder in the Redemption. Instead, the number of DownREIT Partnership Units (and the rights to subscribe for Series F Preferred Stock) to be distributed to the Redeeming Partnership Unitholders in the Redemption shall be rounded to the nearest whole number of DownREIT Partnership Units (or the nearest whole number of shares of Series F Preferred Stock), with one-half of a DownREIT Partnership Unit (or share of Series F Preferred Stock, as applicable) being rounded up to a whole DownREIT Partnership Unit (or to a whole share of Series F Preferred Stock); provided, however, that, for the avoidance of doubt, the Partnership shall in no event distribute more DownREIT Partnership Units to the Redeeming Partnership Unitholders than the number of DownREIT Partnership Units issued to the Partnership in the Portfolio Contribution. Each DownREIT Partnership Unit distributed to the Redeeming Partnership Unitholders in connection with the Redemption shall entitle the Redeeming Partnership Unitholders to the rights, duties and obligations as a limited partner of DownREIT Partnership as more fully set forth in the DownREIT Partnership Agreement. Promptly following the Redemption Effective Time, DownREIT Partnership shall, and Public REIT shall cause DownREIT Partnership to, deliver to each Redeeming Partnership Unitholder a notice confirming such holder's record ownership of the DownREIT Partnership Units distributed to such holder pursuant hereto in respect of such holder's Partnership Units. Each Redeeming Partnership Unitholder shall automatically be admitted as a limited partner of DownREIT Partnership at the Redemption Effective Time. If immediately following the Portfolio Contribution Effective Time, the Partnership does not have enough available cash to fund the entirety of the cash portion of the Aggregate Redemption Consideration, Parent shall loan to the Partnership an amount in cash necessary to fund such shortfall on terms reasonably acceptable to Parent and the Partnership.

          (c)   Notwithstanding anything to the contrary in Section 2.02(b), if (i) there shall have been entered an Order by which the Redemption Election Documents delivered by an electing Partnership Unitholder shall have become invalidated or the effectiveness thereof stayed (including, without limitation, as a result of the entry of an order for relief with respect to such electing Partnership Unitholder under the United States Bankruptcy Code of 1978, as amended), or (ii) the Redemption of an electing Partnership Unitholder's Partnership Units becomes impossible because, due to circumstances specific to such Partnership Unitholder, the electing Partnership Unitholder's Redemption Election has, as a matter of applicable law, become revocable (and has been revoked), notwithstanding the provisions of Section 2.02(a)(iii), or is no longer effective to bind such Partnership Unitholder or his, her or its heirs, devisees, executor, administrator, successors or assigns, and in the case of this clause (ii), an opinion of counsel reasonably satisfactory to Public REIT, in form and substance reasonably satisfactory to Public

  REIT, shall have been delivered to Public REIT to such effect, or Parent shall have received advice from outside legal counsel to such effect in form and substance reasonably satisfactory to Public REIT and, based on such advice of counsel, Public REIT shall have determined in good faith that such revocation has occurred or that the Partnership Unitholder's Redemption Election is no longer effective, then such Partnership Unitholder shall be an "Exempted Redeeming Unitholder". If a Partnership Unitholder is an Exempted Redeeming Unitholder, such Partnership Unitholder shall nevertheless be considered a "Redeeming Partnership Unitholder" for purposes of determining the number of DownREIT Partnership Units to be issued under the Contribution Agreement, but the Partnership Units held by such Exempted Redeeming Unitholder shall not be redeemed in exchange for the Per Unit Redemption Consideration at the Redemption Effective Time and shall instead be converted into the right to receive the Partnership Merger Consideration.

          (d)   In connection with the Portfolio Contribution and the Redemption and pursuant to the Contribution Agreement, Public REIT, DownREIT Partnership and the Partnership shall enter into the Tax Protection Agreement (as defined in the Contribution Agreement), to which each Redeeming Partnership Unitholder may become a party in accordance with the Redemption Election Documents.

          (e)   Except with respect to a Redeeming Partnership Unitholder that has contributed property to the Partnership in exchange for Redemption OP Units in the seven years prior to the Redemption, the Company and the Partnership intend that, for U.S. federal and state income tax purposes, the Redemption will be treated as a non-taxable distribution of property in the form of the DownREIT Partnership Units from the Partnership to the Redeeming Partnership Unitholders in liquidation and redemption of the Redeeming Partnership Unitholders' entire interests in the Partnership under Section 731 of the Code, with no gain required to be recognized by the Redemption Partnership Unitholders or the Partnership as a result thereof, subject to each Redeeming Partnership Unitholder continuing to be allocated a portion of the Indebtedness of DownREIT Partnership as necessary to avoid income or gain attributable to any "negative tax capital account" attributable to such holder.

          (f)    Concurrently with the Redemption, the Partnership shall assume and the Company and the Partnership shall indemnify and hold harmless all Redeeming Partnership Unitholders from all liability under debt guarantees previously executed by Redeeming Partnership Unitholders, to the extent that such guarantee agreements or obligations are related to any debt of the Company, the Partnership or an affiliate of the Company or the Partnership. After the Company Merger, Parent shall guarantee all such obligations. For the avoidance of doubt, it is acknowledged and agreed that none of Public REIT, DownREIT Partnership or any of their respective Affiliates shall assume any obligations under any Tax Protection Contracts entered into prior to the Redemption Effective Time, and that the sole and exclusive obligations of Public REIT, DownREIT Partnership or any of their respective Affiliates with respect to tax protection or to make available guarantee opportunities to any Redeeming Partnership Unitholders shall be as provided in the Tax Protection Agreement (as defined in the Contribution Agreement).

        Section 2.03    Mergers.

          (a)   Subject to the terms and conditions of this Agreement and in accordance with the MGCL and the MLLCA, at the Company Merger Effective Time, MergerSub and the Company shall consummate the Company Merger pursuant to which (i) the Company shall be merged with and into MergerSub and the separate existence of the Company shall thereupon cease and (ii) MergerSub shall be the surviving entity in the Company Merger (the "Surviving Company"), such that following the Company Merger, the Surviving Company will be a wholly owned subsidiary of Parent.

          (b)   Subject to the terms and conditions of this Agreement, and in accordance with the NYRLPA and the NYLLCL, at the Partnership Merger Effective Time, the Partnership and Partnership MergerSub shall consummate the Partnership Merger pursuant to which (i) Partnership MergerSub shall be merged with and into the Partnership and the separate existence of Partnership MergerSub shall thereupon cease and (ii) the Partnership shall be the surviving entity in the Partnership Merger (the "Surviving Partnership"). The Partnership Merger shall have the effects specified in the NYRLPA, the NYLLCL and the Partnership Certificate of Merger.

        Section 2.04    Charter and Bylaws; Partnership Agreement.

          (a)   The articles of organization of MergerSub as in effect immediately prior to the Company Merger Effective Time shall be the articles of organization of the Surviving Company until thereafter amended as provided therein or by Law.

          (b)   The operating agreement of MergerSub as in effect immediately prior to the Company Merger Effective Time shall be the operating agreement of the Surviving Company until thereafter amended as provided therein or by Law (the "Surviving Company Operating Agreement").

          (c)   (i) At the Partnership Merger Effective Time, the limited partnership agreement of the Surviving Partnership shall be in the form attached hereto as Exhibit C (the "Surviving Partnership Agreement") and (ii) following the Company Merger Effective Time, the Surviving Company, as the general partner of the Partnership, shall file a certificate of amendment to the certificate of limited partnership of the Partnership to reflect its continuation as the general partner of the Partnership by virtue of being the successor by merger to the Company. From and after the Partnership Merger Effective Time, the certificate of limited partnership of the Partnership, as in effect immediately prior to the Partnership Merger Effective Time, as amended above, shall be the certificate of limited partnership of the Surviving Partnership until thereafter amended as provided therein or by Law. From and after the Partnership Merger Effective Time, the Surviving Partnership Agreement shall be the partnership agreement of the Surviving Partnership until thereafter amended as provided therein or by Law.

        Section 2.05    Effective Times.

          (a)   At the Closing, immediately prior to the Company Merger Effective Time (as defined below), Partnership MergerSub and the Partnership shall duly execute and file with the Department of State of the State of New York (the "DSSNY") certificate of merger with respect to the Partnership Merger substantially in the form attached hereto as Exhibit D (the "Partnership Certificate of Merger") in accordance with the NYRLPA and the NYLLCL. The Partnership Merger shall become effective upon such time as the Partnership Certificate of Merger have been accepted for record by the DSSNY, or such later time that the Company Parties and the Buyer Parties shall have agreed upon and designated in such filing in accordance with the NYRLPA and the NYLLCL as the effective time of the Partnership Merger (the "Partnership Merger Effective Time"), it being understood and agreed that the Company Parties and the Buyer Parties shall cause the Partnership Merger Effective Time, to occur on the Closing Date but not sooner than one Business Day following completion of the Portfolio Contribution and the Redemption.

          (b)   At the Closing, following the Partnership Merger Effective Time, MergerSub and the Company shall execute the articles of merger with respect to the Company Merger substantially in the form attached hereto as Exhibit E (the "Company Articles of Merger") and cause the Company Articles of Merger to be filed with and accepted for record by the State Department of Assessments and Taxation of the State of Maryland (the "SDAT") in accordance with the relevant provisions of the MGCL and the MLLCA. The Company Merger shall become effective upon such time as the Company Articles of Merger have been accepted for record by the SDAT, or such later time (not to exceed 30 days from the date of filing) that the Company Parties and the Buyer Parties shall have agreed upon and designated in such filing in accordance with the MGCL and the MLLCA as the effective time of the Company Merger (the "Company Merger Effective Time"), it being understood and agreed that the Company Parties and the Buyer Parties shall cause the Company Merger Effective Time to occur on the Closing Date but not sooner than one Business Day following completion of the Portfolio Contribution and the Redemption.

        Section 2.06    Closing.     The closing of the Mergers (the "Closing") shall occur on the date that is two Business Days after all of the conditions set forth in Sections 9.01(a), (b) and (c), 9.02(a) and (b) and 9.03(a) and (b) shall have been satisfied or waived by the party entitled to the benefit of the same (and on the date that is one Business Day after the conditions set forth in Sections 9.01(d) and (e) shall have been satisfied or waived by the party entitled to the benefit of the same), or at such other time and on a date as agreed to by the parties (the "Closing Date"). The Closing shall take place at the offices of Gibson, Dunn & Crutcher LLP, 2100 McKinney Avenue, Dallas, Texas 75201, or at such other place as agreed to by the parties hereto.

        Section 2.07    Directors and Officers of the Surviving Company.     The directors of MergerSub immediately prior to the Company Merger Effective Time shall be the directors of the Surviving Company immediately after the Company Merger Effective Time and the officers of the Company immediately prior to the Company Merger Effective Time shall be the officers of the Surviving Company immediately after the Company Merger Effective Time, each to serve until such time as their resignation or removal or such time as their successors shall be duly elected and qualified, in each case in accordance with the Surviving Company Operating Agreement.

        Section 2.08    Characterization of Mergers.     The Company Parties and the Buyer Parties intend that for federal and applicable state income tax purposes (i) the Partnership Merger shall be treated as a taxable purchase of Partnership Units directly by MergerSub of those Partnership Units, and (ii) the Company Merger will be treated as a taxable sale by the Company of all of the Company's assets to MergerSub in exchange for the Company Merger Consideration and the assumption of all of the Company's liabilities (including the Company's share of the Partnership's liabilities, as determined under the applicable federal income tax regulations), followed by a distribution of such consideration to the holders of equity interests in the Company in liquidation pursuant to Section 331 and Section 562(b) of the Code, and that this Agreement shall constitute a "plan of liquidation" of the Company for federal income tax purposes.

        Section 2.09    Other Transactions.     Parent shall have the option, in its sole discretion and without requiring the further consent of any of the Company Parties or the Company Board, stockholders or unitholders of any Company Parties, upon reasonable notice to the Company, to request that the Company, immediately prior to the Closing, (a) convert or cause the conversion of one or more Company Subsidiaries that are organized in a particular state to be domiciled in a different state, or convert or cause the conversion of one or more Company Subsidiaries that are organized as corporations into limited liability companies (or other entities) and one or more Company Subsidiaries that are organized as limited partnerships or limited liability companies into other entities, on the basis of organizational documents as reasonably requested by Parent, (b) sell or cause to be sold all of the capital stock, shares of beneficial interests, partnership interests, limited liability interests or other ownership interests owned, directly or indirectly, by the Company in one or more Company Subsidiaries to any person at a price and on terms all as designated by Parent, (c) sell or cause to be sold any of the assets of the Company or one or more Company Subsidiaries to any person at a price and on terms all as designated by Parent and (d) cause the Company or any Company Subsidiary to transfer assets to one or more Company Subsidiaries (clauses (a), (b), (c) and (d) being "Requested Transactions"); provided, however, that (i) none of the Requested Transactions shall delay or prevent the Closing, (ii) the Requested Transactions shall be implemented as close as possible to the Closing (but after the Buyer Parties shall have waived (to the extent permissible) or confirmed that all of the conditions set forth in Sections 9.01, 9.02 and 9.03 have been satisfied), (iii) none of the Company, the Partnership or any of their subsidiaries (including all Company Subsidiaries) shall be required to take any action in contravention of any Laws, its Organizational Documents or any Material Contract, (iv) the consummation of any such Requested Transactions shall be contingent upon the receipt by the Company of a written notice from Parent confirming that all of the conditions set forth in Sections 9.01, 9.02 and 9.03 have been satisfied (or, at the option of Parent, waived) and that the Buyer Parties are prepared to proceed immediately with the Closing and any other evidence reasonably requested by the Company that the Closing will occur (it being understood that in any event the Requested Transactions will be deemed to have occurred prior to the Closing), (v) the Requested Transactions (or the inability to complete the Requested Transactions) shall not affect or modify in any respect the obligations of the Buyer Parties under this Agreement, including payment of the Company Merger Consideration, (vi) neither the Company nor any Company Subsidiary shall be required to take any such action that could adversely affect the classification of the Company as, or its qualification for taxation as, a "real estate investment trust" within the meaning of Sections 856 through 860 of the Code (a "REIT"), (vii) neither the Company nor any Company Subsidiary shall be required to take any such action that would reasonably be expected to result in an amount of Taxes being imposed on, or other adverse Tax consequences to, any Redeeming Partnership Unitholder unless such Redeeming Partnership Unitholders are indemnified by the Buyer Parties for such incremental Taxes on an after tax basis, and (viii) neither the Company nor any Company Subsidiary shall be required to take any such action that would reasonably be expected to result in an amount of Taxes being imposed on, or other adverse Tax consequences to, any stockholder or other equity interest holder of the Company or the Partnership (in such person's capacity as a stockholder or other equity interest holder of the Company or the Partnership), or other adverse consequences to the stockholders or other equity interest holders of the Company or the Partnership as a whole, that are incrementally greater or more adverse, as the case may be, than the Taxes or other adverse consequences to such party in connection with the consummation of this Agreement in the absence of such action taken pursuant to this Section 2.09 unless such holders are indemnified by the Buyer Parties for such incremental Taxes or other consequences (provided that, for the avoidance of doubt, this clause (vii) shall prohibit, without limitation, Parent from requiring the Company to take any action that will trigger any liability under any Tax Protection Contract). Parent shall, upon request by the Company or the Partnership, advance to the Company or the Partnership all reasonable out-of-pocket costs to be incurred by the Company or the Partnership or, promptly upon request by the Company or the Partnership, reimburse the Company or the Partnership for all reasonable out-of-pocket costs incurred by the Company or the Partnership in connection with any actions taken by the Company or the Partnership in accordance with this Section 2.09 (including reasonable fees and expenses of their Representatives). The Buyer Parties, on a joint and several basis, hereby agree to indemnify and hold harmless the Company, the Partnership, their subsidiaries (including all Company Subsidiaries), and their Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with or as a result of taking such actions. Without limiting the foregoing, none of the representations, warranties or covenants of the Company Parties shall be deemed to apply to, or deemed breached or violated by, any of the Requested Transactions.

ARTICLE III
EFFECTS OF THE MERGERS

        Section 3.01    Effect on Shares and Other Equity Interests.     At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of the Company Stockholders or holders of any interests in MergerSub:

          (a)    Common Stock of MergerSub.    Each membership interest of MergerSub issued and outstanding immediately prior to the Company Merger Effective Time shall remain outstanding as a membership interest of the Surviving Company.

          (b)    Cancellation of Company-Owned Shares.    Each Company Common Share that is owned by any Company Subsidiary, Parent or any subsidiary of Parent, including MergerSub, immediately prior to the Company Merger Effective Time shall automatically be canceled and retired and shall cease to exist, and no payment shall be made with respect thereto.

          (c)    Company Common Share Merger Consideration.    Each Company Common Share (including Company Restricted Stock) issued and outstanding immediately prior to the Company Merger Effective Time (other than (i) Company Common Shares to be canceled in accordance with Section 3.01(b) and (ii) Company Common Shares underlying or comprising unexercised, unvested or unsettled Company Equity Awards other than Company Restricted Stock, the treatment of which is described in Section 3.03) shall automatically be converted into, and canceled in exchange for, the right to receive cash in an amount equal to $75.23 to be paid by Parent, without interest (the "Company Common Share Merger Consideration").

        Section 3.02    Conversion of Equity Securities in the Partnership Merger.     At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any action on the part of the Partnership Unitholders or holders of partnership interests in MergerSub:

          (a)    Partnership Merger Consideration.    Each Partnership Unit issued and outstanding immediately prior to the Partnership Merger Effective Time and not redeemed pursuant to Section 2.02 (other than any Partnership Units held by the Company or any of the Company Subsidiaries (collectively, the "Company-Owned Partnership Units"), which Company-Owned Partnership Units shall remain outstanding and unchanged as units of limited partner interest in the Surviving Partnership), subject to the terms and conditions set forth herein, shall be converted, without any action on the part of the holder, into the right to receive cash in an amount equal to the Company Common Share Merger Consideration, without interest (the "Partnership Merger Consideration" and together with the Company Merger Consideration, the "Merger Consideration").

          (b)   At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any action on the part of the holder of any partnership interest of the Partnership, each Partnership Unit held by the Company or any of the Company Subsidiaries immediately prior to the Partnership Merger Effective Time shall be unaffected by the Partnership Merger and shall remain outstanding as one Partnership Unit of the Surviving Partnership held by the Company (and following the Company Merger, the Surviving Company) or one of the Company Subsidiaries, as the case may be, including, for the avoidance of doubt, the general partner interests of the Partnership outstanding immediately prior to the Partnership Merger Effective Time and owned by the Company, which shall remain outstanding as general partner interests of the Surviving Partnership, entitling the Company (and following the Company Merger, the Surviving Company) to such rights, duties and obligations as are more fully set forth in the Surviving Partnership Agreement.

          (c)   At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any action on the part of any holder thereof, each limited liability company interest in Partnership MergerSub shall automatically be cancelled and cease to exist, the holders thereof shall cease to have any rights with respect thereto, and no payment shall be made with respect thereto.

        Section 3.03    Company Equity Awards.

          (a)   Each option to purchase Company Common Shares granted under the Incentive Plans (each, a "Company Stock Option"), whether vested or unvested, that is outstanding immediately prior to the Company Merger Effective Time shall, as of the Company Merger Effective Time, become fully vested and be converted into the right to receive at the Company Merger Effective Time an amount in cash in U.S. dollars equal to the product of (x) the total number of Company Common Shares subject to such Company Stock Option and (y) the excess, if any, of the amount of the Company Common Share Merger Consideration over the exercise price per Company Common Share subject to such Company Stock Option, with the aggregate amount of such payment rounded down to the nearest cent (the aggregate amount of such cash hereinafter referred to as the "Company Option Consideration") less such amounts as are required to be withheld or deducted under the Code or any provision of U.S. state or local Tax Law with respect to the making of such payment.

          (b)   Immediately prior to the Company Merger Effective Time, (i) each restricted stock unit ("Company Restricted Stock Unit") granted under the Incentive Plans whether vested or unvested, that is outstanding immediately prior to the Company Merger Effective Time shall cease to represent a right or award with respect to Company Common Shares, shall become fully vested (with the number of Company Common Shares underlying any Company Restricted Stock Units subject to performance-based vesting provisions that will not exceed 118.42% of the target number of Company Common Shares subject to such award) and shall entitle the holder thereof to receive, at the Company Merger Effective Time, an amount in cash equal to the Company Common Share Merger Consideration in respect of each Company Common Share underlying such Company Restricted Stock Unit less such amounts as are required to be withheld or deducted under the Code or any provision of U.S. state or local Tax Law with respect to the making of such payment, and (ii) each dividend equivalent right ("Company Dividend Equivalent Right") granted under the Incentive Plans that has accrued but not been paid as of immediately prior to the Company Merger Effective Time shall become fully vested and shall entitle the holder thereof to receive, at the Company Merger Effective Time, cash in the amount so accrued, less such amounts as are required to be withheld or deducted under the Code or any provision of U.S. state or local Tax Law with respect to the making of such payment (the aggregate amount of such cash payments described in subsections (i) and (ii), together with the Company Option Consideration, hereinafter referred to as the "Company Option and Stock-Based Consideration" and, together with the Company Common Share Merger Consideration, the "Company Merger Consideration").

          (c)   The Compensation Committee of the Company Board shall make such adjustments and amendments to or make such determinations with respect to Company Stock Options, Company Restricted Stock Units and Company Dividend Equivalent Rights to implement the foregoing provisions of this Section 3.03.

          (d)   At the Company Merger Effective Time, Parent shall, to the extent sufficient funds are not available at the Company, deposit the Company Option and Stock-Based Consideration (or funds sufficient to make up any shortfall) with the Company for the benefit of the holders of Company Stock Options, Company Restricted Stock Units and Company Dividend Equivalent Rights and the Surviving Company shall (and Parent shall cause the Surviving Company to) pay the Company Option and Stock-Based Consideration to such holders as promptly as practicable following the Company Merger Effective Time (but in no event later than the first payroll date at least five Business Days following the Company Merger Effective Time).

        Section 3.04    Exchange of Stock Certificates, Unit Certificates and Uncertificated Units; Paying Agent.

          (a)    Paying Agent.    Prior to the Company Merger Effective Time, Parent shall appoint a bank or trust company reasonably satisfactory to the Company to act as Exchange and Paying Agent (the "Paying Agent") for the payment or exchange, as applicable, in accordance with this Article III of (i) the Company Common Share Merger Consideration and (ii) the Partnership Merger Consideration (such consideration referenced in clauses (i) and (ii) collectively being referred to as the "Outside Holder Merger Consideration"). At or before the Company Merger Effective Time, Parent shall deposit or cause MergerSub or Partnership MergerSub (if applicable) to deposit with the Paying Agent the Outside Holder Merger Consideration for the benefit of the holders of Company Common Shares (including Company Restricted Stock) and Partnership Units, as

  applicable (such cash and securities so deposited, collectively being referred to as the "Exchange Fund"). Promptly after the Closing Date in accordance with the procedures set forth in Section 3.04(c), Parent shall cause the Paying Agent to make, and the Paying Agent shall make, payments of the Outside Holder Merger Consideration out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any other purpose than the payment of Outside Holder Merger Consideration in accordance with this Agreement. Any and all interest earned on cash deposited in the Exchange Fund shall be paid to the Surviving Company or the Surviving Partnership, as the case may be.

          (b)    Stock Transfer Books; Unit Transfer Books.

              (i)  At the Company Merger Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of the Company Common Shares. On or after the Company Merger Effective Time, any Stock Certificates presented to the Paying Agent, the Surviving Company or the transfer agent for any reason shall cease to have rights with respect to such Company Common Shares (except as otherwise provided for herein) and shall be exchanged for the applicable Company Common Share Merger Consideration with respect to the Company Common Shares formerly represented thereby.

             (ii)  At the Partnership Merger Effective Time, the unit transfer books of the Partnership shall continue to be the unit transfer books of the Surviving Partnership in all respects; provided that, after the Partnership Merger Effective Time, there shall be no further registration of transfers of the Partnership Units other than the Company-Owned Partnership Units.

          (c)    Exchange Procedures for Certificates and Uncertificated Units.    Promptly after the Company Merger Effective Time (but in any event within five Business Days), Parent shall cause the Paying Agent to mail to each person who immediately prior to the Company Merger Effective Time or the Partnership Merger Effective Time, as applicable, held Company Common Shares or Partnership Units that were exchanged for the right to receive the applicable Merger Consideration (each, a "Former Equityholder") pursuant to Section 3.01 or Section 3.02 (i) a letter of transmittal (which shall specify that, if applicable, delivery of Stock Certificates or Unit Certificates (if any) shall be effected, and risk of loss and title to the Stock Certificates and Unit Certificates (if any) shall pass to the Paying Agent, only upon delivery of the Stock Certificates or Unit Certificates (if any) to the Paying Agent, and which letter shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) if applicable, instructions for use in effecting the surrender of the Former Equityholder's Stock Certificates or Unit Certificates (if any) in exchange for the applicable Merger Consideration to which the holder thereof is entitled. Upon (i) if applicable, surrender by a Former Equityholder of a Stock Certificate or Unit Certificate (if any) for cancellation to the Paying Agent or to such other agent or agents reasonably satisfactory to the Company as may be appointed by Parent, and (ii) delivery by such Former Equityholder of such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, such Former Equityholder shall be entitled to receive in exchange therefore the applicable Merger Consideration payable in respect of the Company Common Shares or Partnership Units, as the case may be, pursuant to the provisions of this Article III, and the Stock Certificate or Unit Certificate (if any) so surrendered shall forthwith be canceled. In the event of a transfer of ownership of any Company Common Share or Partnership Unit that is not registered in the transfer records of the Company or the Partnership, as applicable, payment may be made to a person other than the person in whose name the Stock Certificate or Unit Certificate (if any) so surrendered is registered, if such Stock Certificate or Unit Certificate (if any) shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of such Stock Certificate or Unit Certificate (if any) or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.04, each Stock Certificate or Unit Certificate (if any) (other than the Company-Owned Partnership Units) shall be deemed at any time after the Company Merger Effective Time or the Partnership Merger Effective Time, as the case may be, to represent only the right to receive, upon such surrender, the applicable Merger Consideration as contemplated by this Section 3.04.

          (d)    No Further Ownership Rights.

              (i)  From and after the Company Merger Effective Time, holders of Company Common Shares shall cease to be, and shall have no rights as, stockholders of the Company other than the right to receive the Company Common Share Merger Consideration provided under this Article III. The Company Common Share Merger Consideration paid in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the Company Common Shares, regardless of whether represented by Stock Certificates or other similar certificates exchanged therefore. The Company Option and Stock-Based Consideration paid with respect to Company Stock Options, the Company Restricted Stock Units and Company Dividend Equivalent Rights in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the canceled Company Stock Options, Company Restricted Stock Units and Company Dividend Equivalent Rights, as applicable, and on and after the Company Merger Effective Time the holder of any Company Stock Options, Company Restricted Stock Units or Company Dividend Equivalent Rights shall have no further rights with respect thereto, other than the right to receive the Company Option and Stock-Based Consideration as provided in Section 3.03.

             (ii)  At and immediately following the Partnership Merger Effective Time, each person who held Partnership Units immediately prior to the Partnership Merger Effective Time (and, for the avoidance of doubt, with respect to which no Redemption Election was made) shall cease to be, and shall have no right as, an equityholder of the Partnership other than the right to receive the Partnership Merger Consideration pursuant to Section 3.02(a).

            (iii)  The applicable Merger Consideration paid or delivered in accordance with the terms of this Article III shall be deemed to have been paid or delivered, as the case may be, in full satisfaction of all rights and privileges pertaining to the Company Common Shares, Company Stock Options, Company Restricted Stock Units, Company Dividend Equivalent Rights and Partnership Units exchanged therefore.

          (e)    Termination of Exchange Fund.    Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Shares (including Company Restricted Stock) or Partnership Units for 12 months after the Company Merger Effective Time shall be delivered to the Surviving Company, and any holders of Company Common Shares (including Company Restricted Stock) or Partnership Units prior to the applicable Merger who have not theretofore complied with this Article III shall thereafter look only to the Surviving Company for payment of the applicable Merger Consideration.

          (f)    No Liability.    None of the Buyer Parties, Company Parties, Public REIT or the Paying Agent, or any employee, officer, director, stockholder, partner, agent or Affiliate thereof, shall be liable to any person in respect of any Merger Consideration or any Company Option and Stock-Based Consideration, as the case may be, if the Exchange Fund has been delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders or any persons entitled to Merger Consideration immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Company or Surviving Partnership, as the case may be, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

          (g)    Investment of Exchange Fund.    The Paying Agent shall invest the cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any net profit resulting from, or interest or income produced by, such investments shall be placed in the Exchange Fund. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Company Common Share Merger Consideration and Partnership Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make all such payments in full.

          (h)    Lost Certificates.    If any Stock Certificate or Unit Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Stock Certificate or Unit Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such person of a bond or payment of an applicable fee in such amount as Parent or the Paying Agent reasonably may direct, the Paying Agent (or, if subsequent to the termination of the Exchange Fund and subject to Section 3.04(e), the Surviving Company) will issue in exchange for such lost, stolen or destroyed Stock Certificate or Unit Certificate the applicable Company Common Share Merger Consideration or Partnership Merger Consideration payable in respect thereof pursuant to this Agreement.

        Section 3.05    Withholding Rights; No Interest on Merger Consideration.     The Company, the Surviving Company, the Partnership, the Surviving Partnership, MergerSub, Partnership MergerSub, Parent, Public REIT, DownREIT Partnership or the Paying Agent (each, a "Withholding Agent"), as applicable, shall be entitled to deduct and withhold from any payments otherwise payable pursuant to this Agreement such amounts as it is required, in the good faith determination of the applicable Withholding Agent, to deduct and withhold with respect to the making of such payment (and, with respect to the Company Stock Options, the Company Restricted Stock Units and Company Dividend Equivalent Rights, the vesting thereof) under the Code, and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld, such withheld amounts (i) shall be remitted to the applicable Governmental Authority, and (ii) shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made. No interest shall be paid or accrue on any Merger Consideration paid pursuant to this Article III.

        Section 3.06    Dissenters' Rights.

          (a)   No dissenters' or appraisal rights shall be available with respect to the Company Merger or the other transactions contemplated hereby except as set forth in Section 3.06(b).

          (b)   Notwithstanding any provision hereof and to the extent available under the NYRLPA, Partnership Units that are outstanding immediately prior to the Partnership Merger Effective Time and that are held by any Partnership Unitholder who has properly exercised and perfected appraisal rights, if any, under § 121-1102 of the NYRLPA (the "Dissenting Units") shall not be converted into the right to receive the applicable Partnership Merger Consideration, but the holders of Dissenting Units shall instead be entitled to receive such consideration as shall be determined pursuant to § 121-1102 of the NYRLPA; provided, however, that if any such Partnership Unitholder shall have failed to perfect or otherwise shall have withdrawn or lost such rights, if any, to appraisal and payment under the NYRLPA, such holder's Partnership Units shall thereupon be deemed to have been converted into, as of the Partnership Merger Effective Time, the right to receive the applicable Partnership Merger Consideration in accordance with Section 3.02(a) hereof, without any interest thereon, and such Partnership Units shall no longer be Dissenting Units. The Partnership shall give Parent prompt notice of any demands for appraisal received by the Partnership, withdrawals of such demands and any other instruments served pursuant to the NYRLPA by a holder of Dissenting Units and received by the Partnership. Parent shall participate in and control all negotiations and proceedings with respect to demands for appraisal under the NYRLPA. The Partnership shall not, except with prior written consent of Parent, make any payment or agree to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

        Section 3.07    Suspension of DRIP.     The Company Board shall adopt such resolutions or take such other actions as may be required to suspend the Company's Dividend Reinvestment and Direct Stock Purchase Plan (the "DRIP"), effective prior to the Company Merger Effective Time, and ensure that no purchase or other rights under the DRIP enable the holder of such rights to acquire any interest in any Buyer Party as a result of such purchase or the exercise of such rights at or after such date.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF
THE COMPANY AND THE PARTNERSHIP

        Except (a) as set forth in the Disclosure Schedule (provided, that nothing in the Disclosure Schedule is intended to broaden the scope of any representation or warranty of the Company or the Partnership made herein and no reference to or disclosure of any item or other matter in the Disclosure Schedule shall be construed as an admission or indication that (1) such item or other matter is material, (2) such item or other matter is required to be referred to in the Disclosure Schedule or (3) any breach or violation of applicable Laws or any contract, agreement, arrangement or understanding to which Company or the Partnership is a party exists or has actually occurred) or (b) as disclosed in the Company's Form 10-K for the fiscal years ended December 31, 2013 and 2014, or in any other Company SEC Report filed with or furnished to, as applicable, the SEC on or after January 1, 2013 and publicly available prior to the date of this Agreement (other than, in each case, any risk factor disclosures contained under the heading "Risk Factors," any disclosure of risks in any "forward looking statements" disclaimer and any other statements included therein to the extent that they are cautionary, predictive or forward-looking in nature), the Company and the Partnership hereby jointly and severally represent and warrant to the Buyer Parties and, with respect to the representations and warranties set forth in Section 4.01, Section 4.04, Section 4.05, Section 4.09 and Section 4.12, to Public REIT as follows:

        Section 4.01    Organization and Qualification; Company Subsidiaries; Authority.

          (a)   The Company is a Maryland corporation duly incorporated, validly existing and in good standing under the Laws of the State of Maryland. The Partnership is a New York limited partnership duly organized, validly existing and in good standing under the Laws of the State of New York. Each of the Company and the Partnership is duly qualified or licensed to do business as a foreign corporation or foreign partnership, as the case may be, and is in good standing in each jurisdiction in which the nature of the business it is conducting, or the ownership, operation or leasing of its properties, makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each of the Company and the Partnership has all requisite corporate or limited partnership power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.

          (b)   Each of the Company's subsidiaries (including the Partnership, the "Company Subsidiaries"), together with the jurisdiction of organization of each Company Subsidiary, is set forth in Section 4.01(b) of the Disclosure Schedule. Except for the Company Subsidiaries and as set forth in Section 4.01(b) of the Disclosure Schedule, the Company does not own, directly or indirectly, any shares of stock of, or other equity interest in, or any other securities convertible or exchangeable into or exercisable for stock of or other equity interest in, any Person (other than investments in short-term investment securities). Except as set forth in Section 4.01(b) of the Disclosure Schedule, all issued and outstanding shares or other equity interests of each Company Subsidiary are owned directly or indirectly by the Company, free and clear of all Liens other than (i) Liens specified in the Organizational Documents or (ii) statutory or other Liens for Taxes or assessments which are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves are maintained on the Company's financial statements in accordance with GAAP (if such reserves are required pursuant to GAAP). Each Company Subsidiary (other than the Partnership) is a corporation, partnership or limited liability company duly incorporated or organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, except where the failure to be so incorporated, organized, validly existing or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each of the Company Subsidiaries (other than the Partnership) has the requisite corporate, limited partnership, limited liability company or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each of the Company Subsidiaries (other than the Partnership) is duly qualified or licensed to do business as a foreign corporation, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the conduct or nature of its business makes such qualification or licensing necessary, except for where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        Section 4.02    Organizational Documents.     The Company has previously provided or made available to Parent true and correct copies of (i) the Company Articles and the Company Bylaws, together with all amendments thereto (the "Company Organizational Documents"), (ii) the Partnership Certificate and the Partnership Agreement, together with all amendments thereto (the "Partnership Organizational Documents," and, together with the Company Organizational Documents, the "Company Parties Organizational Documents") and (iii) all certificates or articles of incorporation, certificates or articles of partnership, certificates or articles of formation, bylaws, partnership agreements, operating agreements, and other similar organizational documents of the Company Subsidiaries, other than the Partnership (together with the Company Parties Organizational Documents, the "Organizational Documents"). All of the Organizational Documents are in full force and effect and there are no current dissolution, revocation or forfeiture proceedings regarding the Company or any of the Company Subsidiaries.

        Section 4.03    Capitalization.

          (a)   The total number of shares of stock of all classes which the Company has authority to issue is 180,000,000 shares, consisting of (i) 160,000,000 Company Common Shares, of which, as of June 18, 2015, 57,994,991 were issued and outstanding, including 118,744 shares subject to restrictions or conditions (the "Company Restricted Stock"), (ii) 10,000,000 shares of excess stock, par value $0.01 per share, of which, as of June 18, 2015, no shares were issued or outstanding ("Company Excess Shares"), and (iii) 10,000,000 shares of preferred stock, par value $0.01 per share, of which, as of June 18, 2015, no shares were issued or outstanding. As of June 18, 2015, 3,400,126 Company Common Shares have been reserved and are available for issuance pursuant to the Incentive Plans and there were outstanding (A) Company Stock Options to purchase 1,628,712 Company Common Shares, and (B) assuming performance based vesting at target, 211,573 Company Common Shares underlying Company Restricted Stock Units. As of June 18, 2015, there were 125,643 shares of "phantom" stock outstanding.

          (b)   As of June 18, 2015, 68,007,115 Partnership Units were outstanding, 57,994,991 of which were held by the Company or a Company Subsidiary.

          (c)   Except for the Company Stock Options, Company Restricted Stock Units, and Company Dividend Equivalent Rights, or as set forth in the Partnership Organizational Documents or Section 4.03(c)(i) of the Disclosure Schedule, there are no stock appreciation rights, "phantom" stock rights, options, warrants, calls, subscription rights, exercisable, convertible or exchangeable securities or other rights, agreements or commitments (contingent or otherwise) to which the Company or the Company Subsidiaries is a party or by which any of them is bound that obligate the Company to issue, transfer or sell any Company Common Shares or other equity interest in the Company, or any investment that is convertible into or exercisable or exchangeable for any such shares or interests. There are no options, warrants, calls, subscription rights, exercisable, convertible or exchangeable securities or other rights, agreements or commitments (contingent or otherwise) to which the Partnership is a party or by which it is bound that obligate the Partnership to issue, transfer or sell any Partnership Units or other equity interests in the Partnership. Section 4.03(c)(ii) of the Disclosure Schedule sets forth a true, complete and correct list of all holders, as of the date of this Agreement, of outstanding Company Stock Options, Company Restricted Stock Units, Company Dividend Equivalent Rights and Company Restricted Stock granted under the Incentive Plans or otherwise (collectively, the "Company Equity Awards"), indicating, as applicable, with respect to each Company Equity Award, the type of award granted, the number of shares or value of cash subject to such Company Equity Award, the name of the Incentive Plan under which the award was granted, the date of grant and the per share exercise price or purchase price, and the expiration date of the award.

          (d)   Except as set forth in the Company Parties Organizational Documents or Section 4.03(d) of the Disclosure Schedule, there are no agreements or understandings to which the Company is a party with respect to the voting of any Company Common Shares, nor, to the knowledge of the Company, is the Company bound by any third party agreements or understandings with respect to the voting of any such shares. There are no outstanding notes, bonds, debentures or other Indebtedness of the Company or any Company Subsidiary whose holders have the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of equity interests in the Company or any Company Subsidiary may vote.

          (e)   Except as set forth in Section 4.03(e) of the Disclosure Schedule, neither the Company nor any Company Subsidiary is under any obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of its securities. Except as set forth in Section 4.03(e) of the Disclosure Schedule or the Organizational Documents, there are no outstanding contractual obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any Company Common Shares or capital stock of any Company Subsidiary.

          (f)    Section 4.03(f) of the Disclosure Schedule sets forth, as of the date hereof, a list of all holders of the Partnership Units, including the name of the Person holding each such unit, and the number and type of each Partnership Unit so held.

          (g)   All issued and outstanding shares of capital stock of, or other equity interests in, the Company and the Company Subsidiaries are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights under applicable Law or the applicable Organizational Documents.

          (h)   The Company does not have a "poison pill" or similar shareholder rights plan.

        Section 4.04    Authority Relative to this Agreement, Takeover Laws, Validity and Effect of Agreements.

          (a)   Each of the Company Parties has all necessary corporate or limited partnership power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the receipt of Partnership Unitholder Approval in respect of the Partnership Merger, to consummate the transactions contemplated by this Agreement, including the Mergers and the Redemption. The Company Board has (i) duly and unanimously adopted resolutions (A) declaring that the terms of this Agreement, the Company Merger and the other transactions contemplated hereby are advisable and in the best interests of the Company and the Company Stockholders, (B) approving this Agreement and the transactions contemplated hereby, including the Company Merger, (C) directing that this Agreement, the Company Merger and the other transactions contemplated hereby be submitted for consideration at a meeting of the Company Stockholders, and (D) recommending the approval of this Agreement, the Company Merger and the other transactions contemplated hereby by the Company Stockholders and (ii) on behalf of the Company in the Company's capacity as General Partner of the Partnership, unanimously approved this Agreement, the Partnership Merger and the other transactions contemplated by this Agreement, and declared that the Partnership Merger and the other transactions contemplated by this Agreement, including the Redemption, are advisable on the terms and subject to the conditions set forth herein. The Company Board has not rescinded, modified or withdrawn such resolutions in any way. Except for the approvals described in the following sentence, the execution, delivery and performance by the Company and the Partnership of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Mergers and the Redemption, have been duly and validly authorized by all necessary corporate or limited partnership actions on behalf of the Company and the Partnership. No other corporate or limited partnership proceedings on the part of the Company or the Partnership are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement, including the Mergers and the Redemption, other than:

              (i)  in the case of the Company Merger, the affirmative approval of the Company Merger by a majority of all votes entitled to be cast on the matter by the holders of all outstanding Company Common Shares as of the close of business on the record date for the Company Stockholder Meeting (the "Company Stockholder Approval");

             (ii)  in the case of the Partnership Merger, the affirmative approval of the Partnership Merger by a majority of all the votes entitled to be cast on the Partnership Merger by the Outside Unitholders (the "Partnership Unitholder Approval"); and

            (iii)  the filing and acceptance for record of appropriate merger documents as required by the MGCL, the MLLCA, the NYRLPA and the NYLLCL.

          (b)   This Agreement has been duly and validly executed and delivered by the Company and the Partnership and, assuming the due authorization, execution and delivery by each of the Buyer Parties and Public REIT, constitutes a legal, valid and binding obligation of the Company and the Partnership, enforceable against the Company and the Partnership in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights or by general equity principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

          (c)   The Company Parties have taken all action required to be taken by them in order to exempt this Agreement and the Mergers, and the transactions contemplated hereby and thereby, from (and this Agreement and the Mergers, and the transactions contemplated hereby and thereby, are exempt from) the requirements of any "fair price," "moratorium," "control share acquisition," "business combination" or other takeover Laws of the MGCL and the NYRLPA, and the limitations on transfer and ownership set forth in Article VII of the Company Articles (the "Ownership Transfer Waiver").

        Section 4.05    No Conflict; Required Filings and Consents.

          (a)   Except as set forth in Section 4.05(a) of the Disclosure Schedule, subject to the receipt of the Company Stockholder Approval, the execution and delivery of this Agreement by any of the Company Parties do not, and the performance of their respective obligations hereunder will not, (i) conflict with or violate any provision of the Organizational Documents, (ii) assuming that all consents, approvals, authorizations, expirations or terminations of applicable waiting periods, and other actions described in subsection (b) of this Section 4.05 have been obtained and all filings and obligations described in subsection (b) of this Section 4.05 have been made, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound, or (iii) require any consent or result in any violation or breach of or constitute (with or without notice or lapse of time or both) a default (or give to others any right of termination, amendment, acceleration or cancellation or any right to purchase or sell assets or equity) under, result in the loss of any material right or benefit under, or result in the triggering of any material payments or result in the creation of a Lien (other than a Permitted Lien) on any property or asset of the Company or any Company Subsidiary or pursuant to, any of the terms, conditions or provisions of any Permit or Contract to which the Company or any Company Subsidiary is a party, except, with respect to clauses (ii) and (iii), such triggering of payments, Liens, encumbrances, filings, notices, permits, authorizations, consents, approvals, violations, conflicts, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (b)   The execution and delivery by the Company Parties of this Agreement does not, and the performance of their respective obligations hereunder will not, require any consent, approval, order, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) as set forth in Section 4.05(b) of the Disclosure Schedule, (ii) for (A) applicable requirements, if any, of the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder, the "Securities Act"), the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the "Exchange Act"), and state securities or "blue sky" Laws ("Blue Sky Laws"), (B) any filings required under the rules and regulations of the New York Stock Exchange ("NYSE"), (C) any filing required under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, or any other antitrust or merger control Law; (D) the filing with the SEC of a proxy statement relating to the Company Merger to be sent to the Company Stockholders (as amended or supplemented from time to time, the "Proxy Statement") and other written communications that may be deemed "soliciting materials" under Rule 14a-12 promulgated under the Exchange Act, and (E) the filing of (x) the Company Articles of Merger and the Partnership Certificate of Merger with, and the acceptance for record thereof by, the SDAT and the DSSNY, as applicable, and (y) appropriate documents with the relevant authorities of other jurisdictions in which the Company Parties, the Company Subsidiaries, the Buyer Parties and the Public Parties are qualified to do business; (iii) the filings as may be required in connection with Transfer Taxes; and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        Section 4.06    Permits; Compliance with Laws.

          (a)   Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 4.16, which are addressed solely in that Section, each of the Company and the Company Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders of any Governmental Authority necessary for it to own, lease and, to the extent applicable, operate its properties and to carry on its business substantially as it is being conducted as of the date hereof (collectively, the "Permits"). All such Permits are valid and in full force and effect, except where the failure to be in full force and effect or to possess, obtain or maintain the Permits, or the suspension or cancellation of, any of the Permits would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. None of the Company or the Company Subsidiaries has taken any action that would reasonably be expected to result in the revocation of any Permit and no suspension or cancellation of any Permits is pending, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (b)   Except as set forth in Section 4.06(b) of the Disclosure Schedule, none of the Company or any Company Subsidiary is in conflict with, or in default, breach or violation of, (i) any Laws applicable to the Company or any Company Subsidiary by which any property or asset of the Company or any Company Subsidiary is bound or (ii) any Permit, except for any such conflicts, defaults, breaches or violations which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (c)   Notwithstanding the foregoing, for all purposes of this Agreement, none of the Company or any Company Subsidiary makes any representation or warranty (pursuant to this Section 4.06 or elsewhere in this Agreement) regarding the effect of the applicable antitrust, merger control, competition or fair trade Laws on its ability to execute, deliver, or perform its obligations under this Agreement or to consummate the transactions described in this Agreement as a result of the enactment, promulgation, application or threatened or actual judicial or administrative investigation or litigation under, or enforcement of, any antitrust, merger control, competition or fair trade Law with respect to the consummation of the transactions described in this Agreement.

        Section 4.07    SEC Filings; Financial Statements; No Unknown Liabilities.

          (a)   Each of the Company and the Partnership has filed all forms, reports and documents (including all exhibits) required to be filed by it with, or furnished to, the SEC since January 1, 2013 (the "Company SEC Reports"). The Company SEC Reports, each as amended prior to the date hereof, (i) have been prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations promulgated thereunder, and (ii) did not, when filed as amended prior to the date hereof, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Company has made available to Parent copies of all material written correspondence between the SEC, on the one hand, and the Company, on the other hand, since January 1, 2012. Except as set forth in Section 4.07(a) of the Disclosure Schedule, no Company Subsidiary other than the Partnership is or has been required to file any form, report or other document with the SEC.

          (b)   Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Company SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act), complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly presented, in all material respects, in accordance with applicable requirements of GAAP and the applicable rules and regulations of the SEC (subject, in the case of unaudited statements, to normal and recurring year-end adjustments), the consolidated financial position, results of operations and cash flows of the Company and the consolidated Company Subsidiaries, taken as a whole, as of the respective dates thereof or for the respective periods indicated therein, as applicable, in each case, except as otherwise noted therein or to the extent such financial statements have been modified or superseded by later Company SEC Reports filed prior to the date of this Agreement.

          (c)   Except (i) to the extent set forth on the consolidated balance sheet of the Company as of December 31, 2014 (including the notes thereto) included in the Company's Form 10-K for the fiscal year ended December 31, 2014 or the Company SEC Reports, (ii) liabilities incurred on behalf of the Company or any Company Subsidiary in connection with this Agreement, and (iii) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2014, none of the Company or the Company Subsidiaries have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth in a consolidated balance sheet of the Company or in the notes thereto, except for any such liabilities or obligations which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (d)   Since the enactment of the Sarbanes Oxley Act of 2002 (the "Sarbanes-Oxley Act"), the Company has been, and is in, compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder, as amended from time to time.

        Section 4.08    Absence of Certain Changes or Events.     Except as contemplated by this Agreement or as disclosed in the Company SEC Reports filed subsequent to December 31, 2014 and prior to the date of this Agreement, since December 31, 2014 through the date hereof, (a) each of the Company and the Company Subsidiaries has conducted its business in all material respects in the ordinary course consistent with past practice, (b) there has not been an event, occurrence, effect or circumstance that has resulted or would reasonably be expected to result in a Company Material Adverse Effect, and (c) there has not been any material change in any method of accounting or accounting practice or any material change in any tax method or election by the Company or any Company Subsidiary.

        Section 4.09    Absence of Litigation.     Except (i) as listed in Section 4.09 of the Disclosure Schedule or (ii) as set forth in the Company SEC Reports filed on or after January 1, 2013, as of the date of this Agreement, there is no Action pending or, to the knowledge of the Company, threatened in writing by or before any Governmental Authority against the Company or any of the Company Subsidiaries or any director or officer of the Company or any of the Company Subsidiaries, in their capacity as a director or officer of the Company or any of the Company Subsidiaries, in each case, for whom the Company or any of the Company Subsidiaries may be liable, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. None of the Company or any of the Company Subsidiaries is subject to any Order, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        Section 4.10    Employee Benefit Plans.

          (a)   Section 4.10(a)(i) of the Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (whether or not subject to ERISA), all multiemployer plans (within the meaning of Section 3(37) of ERISA) and all bonus, stock option, stock purchase, restricted stock, other equity or equity-based plans, incentive, deferred compensation, bonus, retiree medical or life insurance, supplemental retirement, employment, retention, termination, change in control, severance, health, life, or disability insurance, dependent care or other benefit plans, programs, policies, arrangements, contracts or agreements, in each case, to which the Company or any Company Subsidiary is a party, with respect to which the Company or any Company Subsidiary has or could have any current or future obligation or liability (contingent or otherwise), or under which any of the current or former employees, officers, directors or independent contractors of the Company or any Company Subsidiary (or any of their dependents) has any present or future right to compensation or benefits (all such plans, programs, arrangements, contracts or agreements, collectively, the "Plans"). The Company has made available to Parent, to the extent applicable, copies, which are correct and complete in all material respects, of the following: (i) the Plans to the extent in written form (or to the extent not in written form, an accurate written description of all of the material terms of such Plan), (ii) the annual reports (Form 5500s) filed with the Internal Revenue Service ("IRS") for the last three plan years, (iii) the most recently received IRS determination letter or opinion letter, if any, relating to a Plan, (iv) the most recently prepared actuarial report or financial statement, if any, relating to a Plan, (v) the most recent summary plan description for such Plan and all modifications thereto, (vi) any related trust agreement or other funding instrument, and (vii) all material correspondence with the Department of Labor, the IRS or any other governmental entity with respect to any Plan for the last three plan years. Except as set forth in Section 4.10(a)(ii) of the Disclosure Schedule, the Company sponsors no employee benefits plans for non-U.S. employees.

          (b)   Each Plan has been established and operated in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Internal Revenue Code of 1986 (the "Code"). Except as would not reasonably be expected to have a Company Material Adverse Effect, no non-exempt "prohibited transaction," within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any Plan, and each Plan that is in any part a "nonqualified deferred compensation plan" (as defined in Section 409A(d)(1) of the Code) has been operated and maintained since January 1, 2005 in compliance with Section 409A of the Code and the regulations and other administrative guidance promulgated thereunder. No individual is entitled to any gross-up, make-whole or other additional payment from the Company or any Company Subsidiary in respect of any tax (including Federal, state, local or foreign income, excise or other taxes (including taxes imposed under Section 409A or Section 4999 of the Code)) or interest or penalty related thereto. No Action (including any investigation, audit or other administrative proceeding) is pending or, to the knowledge of the Company, threatened or anticipated, with respect to any Plan (other than claims for benefits in the ordinary course) nor are there facts or circumstances that exist that could reasonably give rise to any such actions.

          (c)   Each Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, or is entitled to rely on a favorable opinion issued by the IRS, and except as would not reasonably be expected to have a Company Material Adverse Effect, no fact or event has occurred since the date of such determination letter or letters from the IRS that would reasonably be expected to adversely affect the qualified status of any such Plan.

          (d)   None of the Company nor any ERISA Affiliate, (i) has ever sponsored, maintained or had any obligation with respect to any employee benefit plan that is subject to the provisions of Section 302 or Title IV of ERISA or Section 412 of the Code, is an employee stock ownership plan within the meaning of Section 4975(e)(7) of the Code, a voluntary employee beneficiary association, is a multiemployer plan within the meaning of Section 3(37) of ERISA, is a multiple employer plan as defined in Section 413 of the Code, or is a "funded welfare plan" within the meaning of Section 419 of the Code, or (ii) has ever incurred or reasonably expects to incur any material liability pursuant to Title I or Title IV of ERISA (including any Controlled Group Liability) or any foreign Law or regulation relating to employee benefit plans, whether contingent or otherwise. Neither the Company nor any Company Subsidiary has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the Company or any Company Subsidiary, except as required by Section 4980B of the Code or similar state Law.

          (e)   Except as set forth in Section 4.10(e)(i) of the Disclosure Schedule or as otherwise specifically contemplated by this Agreement with respect to the Company Equity Awards, neither the execution and delivery of this Agreement nor the consummation of the Mergers and the transactions contemplated hereby will (either alone or in conjunction with any other event (whether contingent or otherwise)) result in or cause the vesting, exercisability, acceleration of payment or delivery of, or increase in the amount or value of, any payment, right or other benefit otherwise due to any current or former employee, officer, director or other service provider of the Company or any ERISA Affiliate. Except as set forth in Section 4.10(e)(ii) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Mergers and the transactions contemplated hereby will (either alone or in conjunction with any other event (whether contingent or otherwise)) (i) entitle any current or former employee, officer, director or service provider of Company or any ERISA Affiliate to severance pay, unemployment compensation or any other similar termination payment, or (ii) result in any amount failing to be deductible by reason of Section 280G of the Code. The Company has provided Parent with reasonable estimates of the potential excess parachute payments (within the meaning of Section 280G of the Code), if any, paid or payable by the Company or any Company Subsidiary in connection with the transactions contemplated by this Agreement, either as a result of the transactions contemplated by this Agreement or in conjunction with any other event.

          (f)    For purposes of this Section 4.10, an entity is an "ERISA Affiliate" of the Company if it is a member of the Company's controlled, affiliated or otherwise related group of entities within the meaning of Code Sections 414(b), (c), (m) or (o).

          (g)   For purposes of this Section 4.10, "Controlled Group Liability" means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) resulting from a violation of the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or the group health plan requirements of Sections 601 et seq. of the Code and Section 601 et seq. of ERISA, and (v) under corresponding or similar provisions of foreign Laws or regulations.

        Section 4.11    Labor Matters.

          (a)   Except as set forth in Section 4.11 of the Disclosure Schedule, none of the Company or any Company Subsidiary is a party to any collective bargaining agreement, trade union or other labor union contract applicable to persons employed by the Company or any Company Subsidiary. Except as set forth in Section 4.11 of the Disclosure Schedule (i) none of the Company or any Company Subsidiary has breached or otherwise failed to comply, in any material respect, with any provision of any such agreement or contract, except where such breaches or failures to comply would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and there are no grievances outstanding against the Company or any Company Subsidiary under such agreement or contract, (ii) none of the employees of the Company or any Company Subsidiary is represented by a union, (iii) to the knowledge of the Company, no union organizing efforts have been conducted within the last three years or are now being conducted, and (iv) there is no, and, to the knowledge of the Company, there has not been (nor is there pending or threatened) a strike, slowdown, work stoppage or lockout by or with respect to any employees of the Company or any Company Subsidiary.

          (b)   The Company and each Company Subsidiary is in compliance in all material respects with all applicable Laws relating to the employment of labor and employment, including all applicable

  Laws relating to wages, hours, collective bargaining, unemployment compensation, employment discrimination, civil rights, immigration control, employee classification, safety and health, workers' compensation, pay equity, information privacy and security, and the collection and payment of withholding and/or social security taxes. None of the Company or any Company Subsidiary has incurred any material liability or obligation under the Worker Adjustment and Retraining Notification Act ("WARN Act") or any similar state or local Law within the last six months that remains unsatisfied.

          (c)   There are no (i) unfair labor practice charges or complaints against the Company or any Company Subsidiary pending before the National Labor Relations Board or any other labor relations tribunal or authority and, to the knowledge of the Company, no such representations, claims or petitions are threatened, or (ii) representation claims or petitions pending before the National Labor Relations Board or any other labor relations tribunal or authority.

          (d)   To the knowledge of the Company, no current employee or officer of the Company or any Company Subsidiary intends, or is expected, to terminate his employment relationship with such entity following the consummation of the transactions contemplated hereby.

        Section 4.12    Information Supplied.     The information supplied by the Company Parties for inclusion or incorporation by reference in the Proxy Statement or any other document to be filed with the SEC or provided to holders of the Company Common Shares or the Partnership Units in connection with the transactions contemplated by this Agreement (the "Other Filings") will not, in the case of the Proxy Statement, (i) at the date any such document is first mailed to the Company Stockholders, (ii) at the time of the Company Stockholders Meeting or (iii) at the time of any amendment or supplement thereof, and, in the case of any Other Filing at the date it is first mailed to the Company Stockholders or holders of interests in any Company Subsidiary or at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation or warranty is made (or omitted to be made) by the Company Parties with respect to statements made or incorporated by reference therein based on information supplied by Buyer Parties or the Public Parties specifically for use in connection with the preparation of the Proxy Statement or the Other Filings for inclusion or incorporation by reference therein. All documents that the Company is responsible for filing with the SEC in connection with the Mergers and the other transactions contemplated by this Agreement will comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

        Section 4.13    Property.

          (a)   Except as set forth in Section 4.13(a) of the Disclosure Schedule, the Company or a Company Subsidiary owns fee simple title to, or a valid leasehold interest in, each of the real properties identified in Section 4.13(a) of the Disclosure Schedule (each property so owned, a "Company Property" and collectively, the "Company Properties"), which schedule identifies all of the real estate properties currently owned (including properties under construction or development) or ground leased by the Company or a Company Subsidiary. Each Company Property (except as provided below) is owned or ground leased, as applicable, free and clear of Liens, except for Permitted Liens and any other limitations of any kind, if any, that would not individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent a true, correct and complete list of all loans encumbering the Company Properties along with the amounts, maturity date and interest rate and balances of such loans. True, correct and complete copies of all material loan documents encumbering the Company Properties have been made available to Parent.

          (b)   The Company Properties are not subject to any rights of way, restrictive covenants (including deed restrictions or limitations issued pursuant to any Environmental Law), declarations, agreements, or Laws affecting building use or occupancy, or reservations of an interest in title except for Permitted Liens and any other limitations of any kind, if any, that would not individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (c)   For each Company Property, policies of title insurance (each a "Company Title Insurance Policy") have been issued insuring, as of the effective date of each such insurance policy, fee simple title interest held by the Company or the applicable Company Subsidiary with respect to the Company Properties that are not subject to the Ground Leases. To the knowledge of the Company, such policies are, at the date hereof, in full force and effect and no material claim has been made against any such policy.

          (d)   Except as set forth in Section 4.13(d) of the Disclosure Schedule, (A) no material certificate, permit or license from any Governmental Authority having jurisdiction over any of the Company Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties or that is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Company Properties has not been obtained and is not in full force and effect, except for any such permits and approvals that are being sought in connection with the development or redevelopment of any Company Properties, and except for such failures to obtain and to have in full force and effect, which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and (B) neither the Company nor any Company Subsidiary has received written notice of any violation of any Law or any investigation relating to a possible violation of Law affecting any of the Company Properties issued by any Governmental Authority which have not been cured, contested in good faith or which violations would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and

          (e)   Neither the Company nor any Company Subsidiary has received any written notice to the effect that (A) any condemnation or rezoning proceedings are pending or threatened with respect to any of the Company Properties, except for any such proceedings that have been initiated in connection with the development or redevelopment of any of the Company Properties, or (B) any Laws including any zoning regulation or ordinance (including with respect to parking), board of fire underwriters rules, building, fire, health or similar Law, code, ordinance, order or regulation has been violated for any Company Property, which in the case of clauses (A) and (B) above, would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (f)    Section 4.13(f) of the Disclosure Schedule sets forth a correct and complete list as of the date of this Agreement of each ground lease pursuant to which any Company Parties or any Company Subsidiary is a lessee (individually, a "Ground Lease" and collectively, "Ground Leases"). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Ground Lease is in full force and effect and none of the Company Parties, or any Company Subsidiary has received a written notice that it is in default under any Ground Lease which remains uncured. The Company has made available to Parent copies of each Ground Lease and all material amendments or other modifications thereto, which copies are correct and complete in all material respects. Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company nor any Company Subsidiary is and, to the knowledge of the Company, no other party is in breach or violation of, or default under, any Ground Lease, (ii) no event has occurred which would result in a breach or violation of, or a default under, any Ground Lease by the Company or any Company Subsidiary, or to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both), and (iii) each Ground Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the Company or the Company Subsidiaries and, to the knowledge of the Company, with respect to the other parties thereto, except, in each case, as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights or by general equity principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

          (g)   Except as set forth in Section 4.13(g) of the Disclosure Schedule, neither the Company Parties nor any Company Subsidiary has (i) granted or is bound by or subject to the terms of any unexpired option agreements, rights of first offer, rights of first negotiation or rights of first refusal with respect to the purchase of a Company Property or any portion thereof or any other unexpired rights in favor of third Persons to purchase or otherwise acquire a Company Property or any portion thereof that would materially adversely affect the Company's or a Company Subsidiary's ownership, ground lease or right to use a Company Property, or (ii) entered into any contract for sale, ground lease or letter of intent to sell or ground lease any Company Property or any portion thereof.

          (h)   Except as set forth in Section 4.13(h) of the Disclosure Schedule, neither the Company Parties nor any Company Subsidiary is a party to any agreement relating to the management of any of the Company Properties by a party other than the Company Parties or the Company Subsidiaries.

          (i)    The Company has made available to Parent a rent roll relating to the Company Properties that is true, correct and complete in all material respects as of the date of this Agreement. Except as set forth on Section 4.13(i) of the Disclosure Schedule, the Company has not entered into any agreements with any Governmental Authority relating to assistance with rent payments.

        Section 4.14    Intellectual Property.     Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) to the knowledge of the Company, the conduct of the business of the Company and the Company Subsidiaries as currently conducted does not infringe or otherwise violate the Intellectual Property rights of any Third Party; (ii) the Company or any Company Subsidiary owns the entire right, title and interest in or otherwise has the right to use all Intellectual Property necessary to the continued operation of the business of the Company and the Company Subsidiaries as currently conducted; and (iii) to the knowledge of the Company, no Third Party is infringing or otherwise violating Intellectual Property owned by the Company or any Company Subsidiary. The Company and the Company Subsidiaries have taken reasonable actions to protect and maintain each material item of Intellectual Property that they own. This Section 4.14 contains the sole and exclusive representations and warranties of the Company Parties with respect to intellectual property matters.

        Section 4.15    Taxes.     Except as set forth in Section 4.15 of the Disclosure Schedule:

          (a)   Each of the Company and the Company Subsidiaries (i) has duly and timely filed (or had filed on their behalf) all income, franchise, and other material Tax Returns required to be filed by any of them (after giving effect to any filing extension granted by a Governmental Authority) and (ii) has paid (or had paid on their behalf) all material Taxes shown as due on such Tax Returns and all other material Taxes (whether or not shown on such Tax Returns) that are required to be paid by it, and such Tax Returns are true, correct and complete in all material respects. The most recent financial statements contained in the Company SEC Reports filed prior to the date hereof reflect an adequate reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for all Taxes payable by the Company and the Company Subsidiaries for all taxable periods and portions thereof through the date of such financial statements, and Taxes payable by the Company and the Company Subsidiaries on the Closing Date will not exceed such reserve as adjusted through the Closing Date in accordance with the past custom and practice of the Company and the Company Subsidiaries in filing their Tax Returns. True, correct and complete copies of all filed federal Tax Returns for the Company and the Partnership with respect to the taxable years commencing on or after January 1, 2011 have been delivered or made available to representatives of Parent. Neither the Company nor any Company Subsidiary has any outstanding agreement, waiver or other document or arrangement extending the period for assessment or collection of material Taxes (including, but not limited to, any applicable statute of limitation), and no power of attorney with respect to any material Tax matter is currently in force with respect to the Company or any Company Subsidiary.

          (b)   The Company, (i) for all taxable years commencing with the Company's initial taxable year ending December 31, 1994, through December 31, 2014, has been subject to taxation as a REIT and has satisfied all requirements to qualify for taxation as a REIT, and has so qualified, for such years, (ii) has been organized and has operated since December 31, 2014, to the date hereof in a manner that will permit it to qualify for taxation as a REIT for the taxable year that includes the date hereof, and (iii) intends to continue to operate through the Closing Date in such a manner as to permit it to continue to qualify as a REIT for the taxable year of the Company that will end with the Company Merger (and if the Company Merger is not consummated prior to January 1, 2016, for the taxable year that will end on December 31, 2015). No challenge to the Company's status as a REIT is pending or, to the knowledge of the Company, has been threatened in writing. Section 4.15(b) of the Disclosure Schedule sets forth a true, correct and complete list identifying each Company Subsidiary that is a QRS, a TRS, or any other entity treated as a corporation for federal income tax purposes.

          (c)   Neither the Company nor any Company Subsidiary holds any asset the disposition of which, if occurring in a fully taxable transaction immediately following the Closing, would be subject to (or to rules similar to) Section 337(d) or 1374 of the Code or the regulations thereunder (assuming for this purpose that the "recognition period," as defined in Section 1374, is in all cases 10 years) or to the "prohibited transactions" Tax under Section 857(b)(6), nor has it disposed of any such asset during its current taxable year.

          (d)   The Company does not have any earnings and profits attributable to itself or any other corporation accumulated in any non-REIT year within the meaning of Section 857 of the Code.

          (e)   Since January 1, 2011, the Company and the Company Subsidiaries have not incurred any liability for material Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code which have not been previously paid and (ii) neither the Company nor any Company Subsidiary has incurred any material liability for Taxes that have not been previously paid other than in the ordinary course of business. Neither the Company nor any Company Subsidiary (other than a TRS or any subsidiary of a TRS) has engaged at any time in any "prohibited transactions" within the meaning of Section 857(b)(6) of the Code. Neither the Company nor any Company Subsidiary has engaged in any transaction that would give rise to "redetermined rents," "redetermined deductions" or "excess interest" described in Section 857(b)(7) of the Code. No event has occurred, and no condition or circumstances exists, which presents a material risk that any material Tax described in the preceding sentences will be imposed on the Company or any Company Subsidiary.

          (f)    All material deficiencies asserted or assessments made with respect to the Company or any Company Subsidiary as a result of any examinations by the IRS or any other taxing authority of the Tax Returns of or covering or including the Company or any Company Subsidiary have been fully paid and to the knowledge of the Company, there are no audits, examinations or other proceedings relating to any Taxes of the Company or Company Subsidiary by any taxing authority in progress. Neither the Company nor any of the Company Subsidiaries has received any written notice from any taxing authority that it intends to conduct such an audit, examination or other proceeding in respect to Taxes or make any assessment for Taxes, and the Company does not otherwise have any knowledge that any such audit, examination, or other proceeding is threatened. Neither the Company nor any Company Subsidiary is a party to any litigation or pending litigation or administrative proceeding relating to Taxes (other than litigation dealing with appeals of property tax valuations).

          (g)   To the knowledge of the Company, the Company and the Company Subsidiaries have complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of material Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 3402, and 1471 through 1474 of the Code or similar provisions under any foreign Laws) and have duly and timely withheld and have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

          (h)   To the knowledge of the Company, no claim has been made by a taxing authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company or any such Company Subsidiary is or may be subject to taxation by that jurisdiction.

          (i)    Neither the Company nor any other Person on behalf of the Company or any Company Subsidiary has requested any extension of time within which to file any material Tax Return, which material Tax Return has not yet been filed.

          (j)    Neither the Company nor any Company Subsidiary is a party to any Tax indemnity, Tax sharing, Tax allocation or similar agreement or arrangement (other than any agreement or arrangement either solely between the Company and any Company Subsidiary or solely between or among any two or more Company Subsidiaries) pursuant to which it will have any obligation to make any payments after the Closing.

          (k)   Neither the Company nor any Company Subsidiary has requested or has received or is otherwise bound by a private letter ruling or similar ruling or determination from the IRS or any other taxing authority.

          (l)    Neither the Company nor any Company Subsidiary (i) is or has been at any time a member of an affiliated consolidated, combined or unitary group (other than a group the common parent of which is the Company or a directly or indirectly wholly owned Company Subsidiary) and (ii) has any liability for the Taxes of any other person other than the Company and such Company Subsidiaries under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

          (m)  There are no material Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company or any of the Company Subsidiaries.

          (n)   To the knowledge of the Company, the Company is a "domestically-controlled qualified investment entity" within the meaning of Section 897(h)(4)(B) of the Code.

          (o)   There are no Tax Protection Contracts currently in force or otherwise binding upon the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has any current and outstanding liability under any Tax Protection Contract, and no person has raised, or, to the knowledge of the Company, threatened to raise, a material claim against the Company or any Company Subsidiary under any Tax Protection Contract.

          (p)   Neither the Company nor any Company Subsidiary has participated in, or otherwise made a filing with respect to, any "reportable transaction" within the meaning of Treasury Regulations § 1.6011-4(b).

          (q)   Neither the Company nor any Company Subsidiary has applied for or entered into any "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law).

          (r)   None of the Company or any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, (iii) intercompany transactions or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date, (vi) cancellation or indebtedness income deferred pursuant to Section 108(i) of the Code, or (vii) otherwise as a result of a transaction or accounting method that accelerated an item of deduction into periods ending on or before the Closing Date or a transaction or accounting method that deferred an item of income into periods beginning after the Closing Date.

          (s)   Neither the Company nor any Company Subsidiary has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement, or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

          (t)    The aggregate federal income tax basis (as determined immediately prior to the consummation of any transactions contemplated pursuant to this Agreement and assuming that no Requested Transactions are consummated) of the assets that will be transferred to MergerSub in the Merger exceeds the amount of the Company's liabilities that MergerSub is assuming from the Company and taking the assets subject to, as determined for federal income tax purposes.

          (u)   The Company Trust is eligible to make the election described in Section 9.02(d) and is not prohibited from making such election by Treasury Regulation Section 301.7701-3(c)(1)(iv) or otherwise.

        Section 4.16    Environmental Matters.

          (a)   Except as set forth in Section 4.16 of the Disclosure Schedule or any Phase I or Phase II report made available to Parent prior to the date hereof or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

              (i)  to the knowledge of the Company, each of the Company and the Company Subsidiaries (X) is in compliance with all, and, except for matters that have been fully and finally resolved, has not violated any, Environmental Laws, (Y) holds all permits, approvals, licenses and other authorizations required under any applicable Environmental Law to own or operate its assets as currently owned and operated and to carry on its business as it is now being conducted ("Environmental Permits"), and (Z) is in compliance with all of, and, except for matters that have been fully and finally resolved, has not violated any of, its respective Environmental Permits;

             (ii)  neither the Company nor any Company Subsidiary has received any written notice that it has released Hazardous Substances on any real property currently owned, leased or operated by the Company or the Company Subsidiaries, and, to the knowledge of the Company, no Hazardous Substances or other conditions are present at any such property that would reasonably be expected to materially adversely affect the Company or any Company Subsidiary under any Environmental Law; and

            (iii)  neither the Company nor any Company Subsidiary has received any written notice alleging that the Company or any Company Subsidiary is or may be in violation of, or liable under, or a potentially responsible party pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 ("CERCLA") or any other Environmental Law which remains unresolved.

          (b)   This Section 4.16 contains the sole and exclusive representations and warranties of the Company Parties with respect to environmental matters.

        Section 4.17    Material Contracts.     Except for Contracts listed in Section 4.17 of the Disclosure Schedule or filed as exhibits to the Company SEC Reports, neither the Company nor any Company Subsidiary is a party or bound by any Contract (each such contract and agreement described in clauses (a) through (i) below, being a "Material Contract") (notwithstanding anything below, "Material Contract" shall not include any contract that (1) is terminable upon 90 days' notice without a penalty or premium, (2) will be fully performed and satisfied as of or prior to Closing, or (3) is by and among only the Company and any Company Subsidiary or among Company Subsidiaries) that, as of the date hereof:

          (a)   calls for aggregate annual payments (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) by, or other consideration from, the Company or any Company Subsidiaries under such contract of more than $2,500,000 over the remaining term of such contract;

          (b)   contains any non-compete or exclusivity provisions that restrict in any material respect the right of the Company or any Affiliate to conduct any line of business in which the Company or any Affiliate is currently engaged or to compete with any Person or operate in any geographic area or location in which the Company or any Affiliate may conduct business;

          (c)   is a partnership, limited liability company agreement, joint venture or other similar agreement entered into by the Company or any Company Subsidiary with any Third Party;

          (d)   obligates the Company or a Company Subsidiary to purchase or sell, by merger, purchase or sale of assets or stock or otherwise, any real property, including any Company Property or any asset that if purchased by the Company or any Company Subsidiary would be a Company Property;

          (e)   obligates the Company or any Company Subsidiary to indemnify any director or executive officer of the Company or any Company Subsidiary (other than the Organizational Documents);

          (f)    provides for potential liability on the part of the Company or any Company Subsidiary in respect of any purchase price adjustment, earn-out or contingent purchase price that, in each case, could reasonably be expected to result in future payments of more than $2,500,000; or relates to the settlement or proposed settlement of any Action, which involves the issuance of equity securities or the payment of an amount in excess of $2,500,000;

          (g)   is a loan agreement, letter of credit, indenture, note, bond, debenture, mortgage or any other document, agreement or instrument evidencing a capitalized leased obligation or other Indebtedness of the Company or any Company Subsidiary with a principal amount as of the date hereof in excess of $5,000,000;

          (h)   constitutes a loan to any Person (other than a wholly-owned Company Subsidiary) by the Company or a Company Subsidiary (other than advances made pursuant to and expressly disclosed in a lease, development agreement or development addendum to which the Company or a Company Subsidiary is a party) in an amount in excess of $1,000,000; or

          (i)    any other Contract that is in full force and effect as of the date of this Agreement that is filed or required to be filed as an exhibit to a Company SEC Report filed on or after January 1, 2013 pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act.

        Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company nor any Company Subsidiary is and, to the knowledge of the Company, no other party is in breach or violation of, or default under, any Material Contract, (ii) none of the Company or the Company Subsidiaries have received any claim of default under any such agreement, and (iii) no event has occurred which would constitute a breach or violation of, or a default under, any Material Contract (in each case, with or without notice or lapse of time or both). Except as would not reasonably be expected to have a Company Material Adverse Effect, each Material Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the Company or the Company Subsidiaries and, to the knowledge of the Company, with respect to the other parties thereto. The Company has made available to Parent copies of all Material Contracts (including any amendments or other modifications thereto), which copies are correct and complete in all material respects.

        Section 4.18    Brokers.     No broker, finder or investment banker or other Person, other than Merrill Lynch, Pierce, Fenner & Smith Incorporated ("BofA Merrill Lynch") and Houlihan Lokey Capital, Inc. ("Houlihan Lokey"), the Company's financial advisors, is entitled to any brokerage, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

        Section 4.19    Opinions of Financial Advisors.     BofA Merrill Lynch has delivered to the Company Board the oral opinion of BofA Merrill Lynch (to be confirmed in writing) to the effect that, as of the date of such opinion, and subject to the assumptions and limitations set forth in BofA Merrill Lynch's written opinion, the Company Common Share Merger Consideration to be received by holders of Company Common Shares in the Company Merger is fair from a financial point of view to such holders. Houlihan Lokey has delivered to the Company Board prior to the execution of this Agreement an opinion (to be confirmed by a written opinion, dated the same date, if initially rendered verbally) to the effect that, as of the date of such opinion, and subject to the assumptions and limitations set forth in Houlihan Lokey's written opinion, (a) the Per Unit Redemption Consideration to be received by holders of Partnership Units who elect to redeem their Partnership Units pursuant to Section 2.02 in the Redemption is fair to such holders from a financial point of view, and (b) the Partnership Merger Consideration to be received by holders of Partnership Units in the Partnership Merger is fair to such holders from a financial point of view

        Section 4.20    Insurance.     The Company has made available to Parent copies of all material insurance policies and all material fidelity bonds or other material insurance service contracts in possession of the Company, other than the Company Title Insurance Policies, held by, or for the benefit of, the Company or any Company Subsidiary (the "Company Insurance Policies"). With respect to each Company Insurance Policy, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and each of the Company Subsidiaries have paid, or caused to be paid, all premiums due under such policy. Neither the Company nor any Company Subsidiary has received any written notice of cancellation or termination with respect to any existing Company Insurance Policy that is held by, or for the benefit of, any of the Company or any Company Subsidiary, other than as would not have, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        Section 4.21    Interested Party Transactions.     Except as set forth in the Company SEC Reports filed with the SEC prior to the date of this Agreement, there are no transactions, agreements, arrangements or understandings between the Company or any Company Subsidiary, on the one hand, and any Affiliates (other than the Company Subsidiaries) of the Company or any other Persons, on the other hand, that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

        Section 4.22    Investment Company Act of 1940.     None of the Company or any Company Subsidiary is required to be registered as an investment company under the Investment Company Act of 1940, as amended.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER PARTIES

        The Buyer Parties hereby jointly and severally represent and warrant to the Company Parties and, with respect to the representations and warranties set forth in Section 5.01, Section 5.02, Section 5.03, Section 5.04, Section 5.05, Section 5.06 and Section 5.09, to Public REIT as follows:

        Section 5.01    Corporate Organization.

          (a)   Parent is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. The certificate of formation of Parent is in effect and no dissolution, revocation or forfeiture proceedings regarding Parent, as applicable, have been commenced. Parent is duly qualified or licensed to do business as a foreign limited liability company and is in good standing under the Laws of each jurisdiction in which the nature of the business it is conducting, or the ownership, leasing or operation of its properties, makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent has all requisite limited liability company power and authority to own, lease, encumber and operate its properties and to carry on its businesses as now conducted and proposed by it to be conducted.

          (b)   MergerSub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Maryland. The articles of organization of MergerSub are in effect and no dissolution, revocation or forfeiture proceedings regarding MergerSub have been commenced. MergerSub is duly qualified or licensed to do business as a foreign limited liability company and is in good standing under the Laws of each jurisdiction in which the nature of the business it is conducting, or the ownership, leasing or operation of its properties, makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. MergerSub has all requisite limited liability company power and authority to own, lease, encumber and operate its properties and to carry on its businesses as now conducted and proposed by it to be conducted. All the issued and outstanding interests of MergerSub are owned beneficially by Parent.

          (c)   Partnership MergerSub is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of New York. The certificate of formation of Partnership MergerSub is in effect and no dissolution, revocation or forfeiture proceedings regarding Partnership MergerSub have been commenced. Partnership MergerSub is duly qualified or licensed to do business as a foreign limited liability company and is in good standing under the Laws of each jurisdiction in which nature of the business it is conducting, or the ownership, leasing or operation of its properties, makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Partnership MergerSub has all requisite limited liability company power and authority to own, lease, encumber and operate its properties and to carry on its businesses as now conducted and proposed by it to be conducted. All the issued and outstanding limited liability company interests of Partnership MergerSub are owned beneficially by MergerSub.

        Section 5.02    Ownership of MergerSub and Partnership MergerSub; No Prior Activities.     MergerSub is a wholly owned subsidiary of Parent, and Partnership MergerSub is a wholly owned subsidiary of MergerSub. Each of MergerSub and Partnership MergerSub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and neither MergerSub nor Partnership MergerSub has conducted any activities other than in connection with its organization, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby and thereby.

        Section 5.03    Authority Relative to this Agreement.

          (a)   Each of Parent, MergerSub and Partnership MergerSub has all necessary limited liability company or limited partnership power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. No other proceedings on the part of Parent, MergerSub or Partnership MergerSub or any of their respective subsidiaries are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent, MergerSub and Partnership MergerSub and, assuming the due authorization, execution and delivery by each of the Company Parties and Public REIT, constitutes a legal, valid and binding obligation of each of Parent, MergerSub and Partnership MergerSub, enforceable against each of them in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights or by general equity principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

          (b)   Parent has duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the Mergers (to the extent that it is a party thereto), and taken all limited liability company actions required to be taken by Parent for the consummation of the Mergers (to the extent that it is a party thereto).

          (c)   MergerSub has duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the Company Merger, and MergerSub has taken all limited liability company actions required to be taken for the consummation of the Company Merger (to the extent that it is a party thereto), except for execution of the Company Articles of Merger and filing thereof with the SDAT.

          (d)   Partnership MergerSub has duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the Partnership Merger, and Partnership MergerSub has taken all limited liability company actions required to be taken for the consummation of the Partnership Merger (to the extent that it is a party thereto), except for execution of the Partnership Certificate of Merger and filing thereof with the DSSNY.

        Section 5.04    No Conflict; Required Filings and Consents.

          (a)   The execution and delivery of this Agreement by each of Parent, MergerSub and Partnership MergerSub does not, and the performance by each Parent, MergerSub and Partnership MergerSub of its respective obligations hereunder will not, (i) conflict with or violate the limited liability company agreement of any of Parent, MergerSub, or Partnership MergerSub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.04(b) have been obtained and all filings and obligations described in Section 5.04(b) have been made, conflict with or violate any Law applicable to Parent, MergerSub, or Partnership MergerSub, or by which any of their respective properties or assets is bound, or (iii) require any consent or result in any violation or breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any of their respective properties or assets pursuant to, any Contract or Permit to which Parent, MergerSub, or Partnership MergerSub is a party or by which Parent, MergerSub, or Partnership MergerSub or any of their respective properties or assets is bound, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

          (b)   The execution and delivery of this Agreement by each of Parent, MergerSub, and Partnership MergerSub does not, and the performance by each of Parent, MergerSub and Partnership MergerSub of its respective obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for (A) applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws and state takeover Laws, (B) any filings required under the rules and regulations of the NYSE, (C) the filing with the SEC of the Proxy Statement, (D) the filing of the Company Articles of Merger with, and the acceptance for record thereof by, the SDAT, (E) the filing of the Partnership Certificate of Merger with, and the acceptance for record thereof by, the DSNNY, and (F) the filing of appropriate documents with the relevant authorities of other jurisdictions in which the Company Parties, the Company Subsidiaries, the Buyer Parties and the Public Parties are qualified to do business; (ii) filings as may be required in connection with Transfer Taxes; and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have a Parent Material Adverse Effect.

        Section 5.05    Information Supplied.     None of the information supplied by Parent, MergerSub, or Partnership MergerSub or any Affiliate of Parent for inclusion or incorporation by reference in the Proxy Statement or the Other Filings will, in the case of the Proxy Statement, (i) at the date any such document is first mailed to the Company Stockholders, (ii) at the time of the Company Stockholders Meeting or (iii) at the time of any amendment or supplement thereof, and, in the case of any Other Filing, at the date it is first mailed to the Company Stockholders or holders of interests in any Company Subsidiary or at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company Parties in connection with the preparation of the Proxy Statement or the Other Filings for inclusion or incorporation by reference therein.

        Section 5.06    Absence of Litigation.     As of the date hereof, there is no Action pending or, to the knowledge of Parent, threatened in writing against Parent or any of its subsidiaries or any of its or their respective properties or assets or any director or officer of Parent of any of its subsidiaries, in their capacity as a director or officer of Parent or its subsidiaries, in each case, for whom Parent or any of its subsidiaries may be liable, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect. None of Parent and its subsidiaries is subject to any Order, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

        Section 5.07    Required Financing; Limited Guarantee.

          (a)   Subject to the terms and conditions of the Financing Commitments (as defined below) and subject to the satisfaction of the conditions in Sections 9.01 and 9.02 as of the Closing Date, Parent, MergerSub and Partnership MergerSub will have sufficient funds (including in the form of the Financing, together with other financial resources of Parent, including available cash, cash equivalents and marketable securities of the Buyer Parties and its subsidiaries, the Company and the Company Subsidiaries) at the Closing to (i) to pay and satisfy all of their obligations under this Agreement, including consummation of the Mergers and the other transactions contemplated by this Agreement, provided that any commitment by the DownREIT Partnership to purchase assets pursuant to the Contribution Agreement will eliminate the Buyer Parties' obligations in relation to those assets, and (ii) pay any and all fees and expenses in connection with the Mergers and the financing thereof.

          (b)   Each of the Buyer Parties acknowledges that the obligations of Parent, MergerSub and Partnership MergerSub under this Agreement are not contingent upon or subject to any conditions regarding Parent's, MergerSub's or Partnership MergerSub's, their respective Affiliates' or any other Person's ability to obtain financing for the consummation of the Mergers and the transactions contemplated by this Agreement. Parent has provided to the Company a true and complete copy of (i) an executed commitment letter, dated as of the date hereof (the "Equity Commitment Letter"), from the Guarantor to provide Parent with equity financing (the "Equity Financing") pursuant to which the Guarantor has, among other things, and subject to the terms and conditions thereof, committed to invest (or cause to be invested) in the equity capital of Parent in the amount set forth therein in connection with the consummation of the Mergers and the transactions contemplated by this Agreement, and (ii) an executed commitment letter, dated as of the date hereof, as such commitment letter may be amended pursuant to Section 8.09 (the "Debt Commitment Letter," and together with the Equity Commitment Letter, the "Financing Commitments"), but not including any fee letter, from the Financing Sources party thereto, pursuant to which, and subject to the terms and conditions thereof, the Financing Sources party thereto have committed to provide, or cause to be provided, Parent with debt financing in amounts set forth therein in connection with the consummation of the Mergers and the transactions contemplated hereby in accordance with the terms hereof and the payment of related fees and expenses (the "Debt Financing" and together with the Equity Financing the "Financing"). The Financing Commitments are legal, valid and binding obligations of Parent and, to the knowledge of Parent, each of the other parties thereto, enforceable in accordance with their terms against Parent, and, to the knowledge of Parent, the other parties thereto (except as may be limited by the applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights or by general equity principles (regardless of whether considered in a proceeding in equity or at law)). None of the Financing Commitments has been amended or modified prior to the date of this Agreement, and as of the date hereof the respective commitments contained in the Financing Commitments have not been withdrawn, terminated or rescinded in any respect. As of the date hereof, the Financing Commitments are in full force and effect. There are no other agreements, side letters or arrangements relating to the Financing Commitments that could affect the availability of the Financing other than as set forth in the Financing Commitments and any related fee letter. Except for the payment of customary fees, which shall be paid in full by Parent, there are no conditions precedent or other contingencies (including any flex provisions applicable to the Debt Financing) related to the funding of the full amount of the Financing, other than as set forth in or contemplated by the Financing Commitments and any fee letters executed in conjunction with the Debt Commitment Letter. The Financing Commitments contain all of the conditions precedent (including any flex provisions applicable to the Debt Financing) to the obligations of the parties thereunder to make the Financing available to Parent on the terms therein. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any term or condition of the Financing Commitments, or to the knowledge of Parent, any other parties thereto, under the Financing Commitments, and Parent has no reason to believe that it will be unable to satisfy on a timely basis any term or condition to be satisfied by it contained in the Financing Commitments. As of the date hereof and subject to the satisfaction of the conditions set forth in Sections 9.01 and 9.02 and the funding of the Financing in accordance with the terms and conditions of the Financing Commitments, Parent has no reason to believe that it will not be able to satisfy the conditions to the Financing contained in the Financing Commitments or that the Financing will not be made available to Parent and/or MergerSub and, if applicable, Partnership MergerSub on the Closing Date.

          (c)   Concurrently with the execution of this Agreement, Parent has delivered to the Company the Limited Guarantee. The Limited Guarantee is a legal, valid and binding obligation of Parent and, to the knowledge of Parent, each of the other parties thereto, enforceable in accordance with its terms against Parent, and, to the knowledge of Parent, the other parties thereto (except as may be limited by the applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights or by general equity principles (regardless of whether considered in a proceeding in equity or at law)). As of the date hereof, the Limited Guarantee is in full force and effect.

        Section 5.08    Brokers.     Prior to the Closing, the Company Parties will not be responsible for any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, MergerSub, Partnership MergerSub or any of their subsidiaries.

        Section 5.09    Solvency.     Assuming (i) that the representations and warranties of the Company and the Company Subsidiaries contained in this Agreement (without giving effect to any materiality or "Material Adverse Effect" qualifications or any knowledge qualifications) and the financial statements of the Company are true and correct, (ii) the satisfaction of the conditions to Parent's obligations to consummate the Mergers and the transactions contemplated by this Agreement and (iii) that any estimates, projections or forecasts prepared by or on behalf of the Company Parties that have been provided to Parent have been prepared in good faith based upon assumptions that were and continue to be reasonable, immediately after the consummation of the Mergers and immediately after giving effect to the transactions contemplated by this Agreement, to the knowledge of Parent, (a) the Surviving Company, the Surviving Partnership, and each of their respective subsidiaries will be able to pay their respective debts as they become due and will own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities), and (b) immediately after giving effect to the transactions contemplated by this Agreement, the Surviving Corporation, the Surviving Partnership and each of their respective subsidiaries will have adequate capital available to carry on their respective businesses.

        Section 5.10    WARN Act.     Parent and MergerSub are neither planning nor contemplating, and Parent and MergerSub have neither made nor taken, any decisions or actions concerning employees of the Company or the Company Subsidiaries after the Closing Date that would require the service of notice under the WARN Act or similar local laws prior to the Closing.

        Section 5.11    Ownership of Company Common Shares.     None of Parent, MergerSub, Partnership MergerSub or any of their respective subsidiaries owns (directly or indirectly, beneficially or of record) or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any Company Common Shares or other securities of the Company or the Partnership (other than as contemplated by this Agreement).

        Section 5.12    Management Arrangements.     As of the date of this Agreement, none of Parent, MergerSub, Partnership MergerSub or any of their respective Affiliates has entered into any Contract with any of the employees, officers or directors of the Company or the Partnership or their respective Affiliates that is currently in effect or that would become effective in the future (upon consummation of the Mergers or otherwise) that has not been disclosed.

        Section 5.13    Exclusivity of Representations.     Parent has had the opportunity to review and inspect all information and materials received from the Company Parties in connection with this Agreement and the transactions contemplated hereby. Except for the representations and warranties made by the Company Parties in this Agreement, the Buyer Parties acknowledge and agree that (i) the Company Parties are not making and have not made any representation or warranty, express or implied, at law or in equity, in respect of the Company or the Company Subsidiaries or any of the Company's or the Company Subsidiaries' respective businesses, assets, liabilities, operations, prospects, or condition (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, the prospects of such businesses, the effectiveness or the success of any operations, or the accuracy or completeness of any confidential information memoranda, documents, projections, material or other information (financial or otherwise) regarding the Company or the Company Subsidiaries made available to Parent in any "data rooms," "virtual data rooms," management presentations, Company SEC Reports filed prior to the date of this Agreement or in any other form in expectation of, or in connection with, the transactions contemplated by this Agreement, or in respect of any other matter or thing whatsoever, and (ii) no officer, agent, representative or employee of the Company or the Company Subsidiaries has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in this Agreement.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PUBLIC REIT

        Public REIT hereby represents to the Company Parties and the Buyer Parties as follows:

        Section 6.01    Corporate Organization.

          (a)   Public REIT is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Maryland. The charter of Public REIT is in effect and no dissolution, revocation or forfeiture proceedings regarding Public REIT as applicable, have been commenced. Public REIT is duly qualified or licensed to do business as a foreign limited liability company and is in good standing under the Laws of each jurisdiction in which the nature of the business it is conducting, or the ownership, leasing or operation of its properties, makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Public REIT Material Adverse Effect. Public REIT has all requisite corporate power and authority to own, lease, encumber and operate its properties and to carry on its businesses as now conducted and proposed by it to be conducted.

          (b)   As of the Portfolio Contribution Effective Time, DownREIT Partnership will be a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware. As of the Closing, the DownREIT Partnership Agreement will be in effect and no dissolution, revocation or forfeiture proceedings regarding DownREIT Partnership will have been commenced. As of the Portfolio Contribution Effective Time, DownREIT Partnership will be duly qualified or licensed to do business as a foreign limited liability company and in good standing under the Laws of each jurisdiction in which the nature of the business it is conducting, or the ownership, leasing or operation of its properties, makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Public REIT Material Adverse Effect. As of the Portfolio Contribution Effective Time, DownREIT Partnership will have all requisite limited partnership power and authority to own, lease, encumber and operate its properties and to carry on its businesses as now conducted and proposed by it to be conducted.

        Section 6.02    Capitalization.

          (a)   As of the date of this Agreement, the total number of shares of stock of all classes which Public REIT has authority to issue is 400,000,000 shares, consisting of: (i) 350,000,000 shares of common stock, par value $0.01 per share, of which, as of June 22, 2015, 259,089,595 shares were issued and outstanding, and (ii) 50,000,000 shares of preferred stock, without par value, of which, as of June 22, 2015, 5,267,995 shares were issued and outstanding.

          (b)   As of the Portfolio Contribution Effective Time, Public REIT will be the sole general partner of DownREIT Partnership and will own 100% of the general partnership interest in DownREIT Partnership. Immediately prior to the consummation of the transactions contemplated by the Contribution Agreement, (i) no common limited partnership interests in DownREIT Partnership will be issued and outstanding other than common limited partnership interests to be issued in accordance with the terms of the Contribution Agreement (or permitted to be issued to Public REIT, Public OP or their affiliates thereunder), and (ii) no preferred limited partnership interests in DownREIT Partnership will be issued and outstanding.

        Section 6.03    Authority Relative to this Agreement.

          (a)   Public REIT has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. No other proceedings on the part of Public REIT or any of its subsidiaries are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Public REIT and, assuming the due authorization, execution and delivery by each of the Company Parties and the Buyer Parties, constitutes a legal, valid and binding obligation of Public REIT, enforceable against Public REIT in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights or by general equity principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

          (b)   Public REIT has duly and validly authorized the execution and delivery of this Agreement and approved the consummation of transactions contemplated hereby, and taken all corporate actions required to be taken by Public REIT for the consummation of the transactions contemplated by this Agreement.

          (c)   The DownREIT Partnership Units that will be issued to the Partnership in connection with the Portfolio Contribution will be as of the Portfolio Contribution Effective Time duly authorized, and will be as of the Portfolio Contribution Effective Time, validly issued and fully paid and will not have been issued in violation of any preemptive rights under applicable Law or the applicable organizational documents of DownREIT Partnership.

        Section 6.04    No Conflict; Required Filings and Consents.     The execution and delivery of this Agreement by Public REIT does not, and the performance by Public REIT of its obligations hereunder will not, (i) conflict with or violate the charter of Public REIT, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 6.04(b) have been obtained and all filings and obligations described in Section 6.04(b) have been made, conflict with or violate any Law applicable to Public REIT, or by which any of its properties or assets is bound, or (iii) require any consent or result in any violation or breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any of its properties or assets pursuant to, any Contract or Permit to which Public REIT is a party or by which Public REIT or any of its properties or assets is bound, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Public REIT Material Adverse Effect.

          (b)   The execution and delivery of this Agreement by Public REIT does not, and the performance by Public REIT of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for (A) applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws and state takeover Laws, (B) any filings required under the rules and regulations of the NYSE, and (C) the filing of appropriate documents with the relevant authorities of other jurisdictions in which the Company Parties, the Company Subsidiaries, the Buyer Parties and the Public Parties are qualified to do business; (ii) filings as may be required in connection with Transfer Taxes; and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have a Public REIT Material Adverse Effect.

        Section 6.05    SEC Filings; Financial Statements.

          (a)   Public REIT has filed all forms, reports and documents (including all exhibits) required to be filed by it since January 1, 2012 (the "Public SEC Reports"). The Public SEC Reports, each as amended prior to the date hereof, (i) have been prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations promulgated thereunder, and (ii) did not, when filed as amended prior to the date hereof, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          (b)   Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Public SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act), complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly presented, in all material respects, in accordance with applicable requirements of GAAP and the applicable rules and regulations of the SEC (subject, in the case of unaudited statements, to normal and recurring year-end adjustments), the consolidated financial position, results of operations and cash flows of Public REIT and its consolidated subsidiaries, taken as a whole, as of the respective dates thereof or for the respective periods indicated therein, as applicable, in each case, except as otherwise noted therein or to the extent such financial statements have been modified or superseded by later Public SEC Reports filed prior to the date of this Agreement.

        Section 6.06    Absence of Litigation.     As of the date hereof, there is no Action pending or, to the knowledge of Public REIT, threatened in writing against Public REIT or any of its subsidiaries or any of its properties or assets or any director or officer of Public REIT or any of its subsidiaries, in their capacity as a director or officer of Public REIT or any of its subsidiaries, in each case, for whom Public REIT or any of its subsidiaries may be liable, except as would not, individually or in the aggregate, have a Public REIT Material Adverse Effect. None of Public REIT or any of its subsidiaries is subject to any Order, except as would not, individually or in the aggregate, reasonably be expected to have a Public REIT Material Adverse Effect.

        Section 6.07    REIT Status.

          (a)   Public REIT is organized and operates in conformity with the requirements for qualification as a REIT under the Code.

          (b)   When formed and at all times thereafter, DownREIT Partnership will be classified, for U.S. federal income tax purposes, as a disregarded entity or partnership and not as an association taxable as a corporation.

        Section 6.08    Brokers.     Prior to the Closing, Public REIT will not be responsible for any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Public REIT or any of its subsidiaries.

        Section 6.09    Information Supplied.     None of the information supplied by Public REIT or DownREIT Partnership or any Affiliate of Public REIT specifically for inclusion or incorporation by reference in the Proxy Statement or the Other Filings will, in the case of the Proxy Statement, (i) at the date any such document is first mailed to the Company Stockholders, (ii) at the time of the Company Stockholders Meeting or (iii) at the time of any amendment or supplement thereof, and, in the case of any Other Filing, at the date it is first mailed to the Company Stockholders or holders of interests in any Company Subsidiary or at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made by Public REIT with respect to statements made or incorporated by reference therein based on information supplied by any Person other than Public REIT or any Affiliate of Public REIT in connection with the preparation of the Proxy Statement or the Other Filings for inclusion or incorporation by reference therein.

        Section 6.10    Exclusivity of Representations.     Except for the representations and warranties contained in this Article VI and the Contribution Agreement, none of Public REIT nor any other Person makes any other express or implied representation or warranty with respect to Public REIT, Public OP, DownREIT Partnership or the transactions contemplated by this Agreement and the Contribution Agreement, and Public REIT disclaims any other representations or warranties, whether made by the it or any of its Affiliates, officers, directors, employees, agents, other representatives or any other Person. Except for the representations and warranties contained in this Article VI and the Contribution Agreement, Public REIT hereby disclaims, for itself and its Affiliates and representatives, all liability and responsibility for any representation, warranty, statement, or information made, communicated, or furnished. Public REIT does not make any representations or warranties regarding any projection or forecast regarding future results or activities or the probable success or profitability of Public REIT, Public OP or DownREIT Partnership.

ARTICLE VII
CONDUCT OF BUSINESS PENDING THE MERGERS

        Section 7.01    Conduct of Business by Company Parties Pending the Mergers.     The Company Parties agree that, between the date of this Agreement and the earlier to occur of the Company Merger Effective Time and the Termination Date (if any) (the "Interim Period"), except (w) as required or expressly permitted by this Agreement, (x) as set forth in Section 7.01 (and any subsection thereto) of the Disclosure Schedule, (y) as requested by Parent pursuant to Section 2.09, or (z) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of the Company and the Company Subsidiaries shall be conducted in all material respects in the ordinary course of business consistent with past practice. The Company Parties shall, and shall cause the Company Subsidiaries to, use reasonable best efforts to conduct their operations in compliance in all material respects with applicable Laws, maintain and preserve substantially intact the business organization of the Company and the Company Subsidiaries, retain the services of their current officers and key employees (provided that it does not require additional compensation), preserve their material assets and properties in good repair and condition (ordinary wear and tear and damage caused by casualty or by any reason outside of the Company's and the Company Subsidiaries' control excepted), and preserve the goodwill and current relationships of the Company and the

Company Subsidiaries with lessees and other persons with which the Company or any Company Subsidiary has significant business relations. Except as otherwise required or expressly permitted by this Agreement, as requested by any of the Buyer Parties, or as set forth in Section 7.01 (and any subsection thereto) of the Disclosure Schedule, neither the Company nor any Company Subsidiary shall do, during the Interim Period, any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

          (a)   except as set forth in Section 7.01(a) of the Disclosure Schedule, amend or otherwise change any provision of the Organizational Documents;

          (b)   (i) authorize for issuance, issue or sell, pledge, dispose of or subject to any Lien or agree or commit to any of the foregoing in respect of, any shares of beneficial interest or any class of capital stock or other equity interest of the Company or any Company Subsidiary or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such beneficial interest, such capital stock, or any other equity interest, of the Company or any Company Subsidiary, other than (A) the issuance of Company Common Shares upon exercise of Company Stock Options or vesting of Company Restricted Stock Units, (B) the issuance of additional Company Dividend Equivalent Rights in accordance with the Incentive Plans with respect to Company Restricted Stock Units and Company Dividend Equivalent Rights, (C) the issuance of Company Common Shares upon redemption of, or in exchange for, Partnership Units pursuant to the Partnership Organizational Documents, or (D) transactions among the Company and one or more wholly owned Company Subsidiaries or among one or more wholly owned Company Subsidiaries; (ii) repurchase, redeem or otherwise acquire any of its own securities or equity equivalents other than (A) in the ordinary course of business in connection with (1) the cashless or net exercise of Company Stock Options, or (2) the vesting of, or lapse of restrictions on, Company Restricted Stock, Company Restricted Stock Units or Company Dividend Equivalent Rights, in each case, in order to satisfy withholding or exercise price obligations, (B) the redemption of Partnership Units pursuant to the Partnership Organizational Documents, (C) the redemption or repurchase by a wholly owned Company Subsidiary of its own securities or equity equivalents, or (D) the purchase of Company Excess Shares pursuant to the Company's Organizational Documents; (iii) reclassify, combine, split, or subdivide any capital stock or other equity interest of the Company or any Company Subsidiary; or (iv) authorize, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of the capital stock or other equity interests of the Company or any Company Subsidiary, except for (A) dividends by any direct or indirect wholly owned Company Subsidiary only to the Company or any other Company Subsidiary and (B) dividends and distributions on the Company Common Shares and Partnership Units that are necessary for the Company to maintain its status as a REIT under the Code and avoid the imposition of corporate level tax or excise Tax under Section 4981 of the Code; provided, however, that, with respect to clause (B) only, the authorization, declaration and payment of any such dividend or distribution shall reduce the Company Common Share Merger Consideration and the Partnership Merger Consideration, as applicable, on a dollar-for-dollar basis;

          (c)   (i) except (A) as set forth in Section 7.01(c) of the Disclosure Schedule, or (B) as permitted by Section 7.01(c)(ii), acquire (by merger, consolidation, acquisition of equity interests or assets, or any other business combination) any corporation, partnership, limited liability company, joint venture or other business organization (or division thereof) or (ii) acquire, or enter into any option, commitment or agreement to acquire, any real property or commence any development activity on any Company Property (other than (x) any exchange of real property in accordance with Section 7.01(c) of the Disclosure Schedule pursuant to Section 1031 of the Code), or (y) the prosecution of development activities with respect to the development projects listed on Section 7.01(c) of the Disclosure Schedule;

          (d)   incur Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person for Indebtedness, except for (i) Indebtedness for borrowed money incurred under the Company's revolving credit facilities or other existing similar lines of credit in the ordinary course of business, (ii) refinancings of any existing Indebtedness as such Indebtedness becomes due and payable in accordance with its terms (provided that the terms of such new Indebtedness (x) shall not be more onerous on the Company compared to the existing Indebtedness and the principal amount of such replacement Indebtedness shall not be greater than the Indebtedness it is replacing, and (y) shall be prepayable by the Company without penalty or premium), (iii) Indebtedness for borrowed money incurred in order for the Company Parties to pay any dividend, dividend equivalent or distribution permitted to be paid by Section 7.01(b) and prepayable by the Company without penalty or premium, (iv) Indebtedness in the principal amount outstanding on the date hereof encumbering those properties to be acquired as contemplated by Section 7.01(c) of the Disclosure Schedule, provided that the assumption of any such Indebtedness shall permit and acknowledge the Mergers without triggering any payments or result in the loss of any benefit, (v) inter-company Indebtedness among any of the Company and the Company Subsidiaries, (vi) as permitted under Section 8.15(a), and (vii) Indebtedness set forth in Section 7.01(d) of the Disclosure Schedule;

          (e)   except as set forth in Section 7.01(e) of the Disclosure Schedule, (i) other than (A) energy swaps, energy options, forward energy contracts and other energy hedging agreements, (B) in connection with change orders related to any construction, development, redevelopment or capital expenditure projects which do not materially increase the cost of such projects, (C) non-material amendments to pending sales contracts listed on Section 7.01(o) of the Disclosure Schedule or new contracts permitted by Section 7.01(o) below, (D) any renewal of a Material Contract listed on Section 7.01(e)(D) of the Disclosure Schedule in accordance with the terms of such Material Contract, (E) the entry into any commercial leases in the ordinary course of business with aggregate annual amounts payable thereunder not to exceed $500,000 per annum (provided that no Company Party shall enter into a new lease with respect to the Company's headquarters in Rochester, New York) or (F) any renewal of any of the Company's insurance policies upon its scheduled termination with the same insurers or insurers whose credit ratings and financial strength ratings respectively with S&P and A.M. Best meet or exceed the ratings of the current insurers and with reasonably comparable terms as currently in effect for which there shall be no material increase in the amount of any deductible, retention or other form of self-insurance, modify, amend or terminate any Material Contract or enter into any new Contract that, if entered into prior to the date of this Agreement, would have been required to be listed in Section 4.17 of the Disclosure Schedule as a Material Contract, (ii) enter into any Contract that would limit or otherwise restrict the Company or any of the Company Subsidiaries or any of their successors, or that would, after the Company Merger Effective Time, limit or otherwise restrict Parent or any of its subsidiaries or any of their successors, from engaging or competing in any line of business or in any geographic area in any material respect or (iii) other than energy swaps, energy options, forward energy contracts and other energy hedging agreements in the ordinary course of business consistent with past practice or as may otherwise be required by the terms of any Indebtedness of the Company or any Company Subsidiary, enter into or amend the terms of any Hedging Agreement;

          (f)    except as set forth in Section 7.01(f) of the Disclosure Schedule or as required by Law or any existing Plan, (i) increase the amount of or provide the grant of new or additional compensation or benefits payable or that may become payable to its directors, trustees, officers, employees or independent contractors, except for grants or increases with respect to employees who are not officers that are in the ordinary course of business consistent with past practice and do not exceed $500,000 for all such employees in the aggregate; provided that in each case such increase shall not result in any amount failing to be deductible by reason of Section 280G of the

  Code; (ii) establish, adopt, enter into or amend any collective bargaining (or similar), bonus, profit-sharing, thrift, compensation, stock option, restricted stock, stock unit, dividend equivalent, pension, retirement, deferred compensation, employment, loan, retention, consulting, indemnification, termination, severance or other similar plan, agreement, trust, fund, policy or arrangement (including any Plan) with any director, officer, employee or independent contractor; (iii) remove any restrictions in any Plans or awards made thereunder; (iv) take any action to accelerate the vesting or payment of any compensation or benefit under any Plan or awards made thereunder; or (vii) take any action with respect to salary, compensation, benefits or other terms and conditions of employment that would reasonably be expected to result in the holder of a change in control or similar agreement having "good reason" to terminate employment and collect severance payments and benefits pursuant to such agreement;

          (g)   except as set forth in Section 7.01(g) of the Disclosure Schedule or as permitted by Section 7.01(d) or Section 8.15(a) , repurchase, repay or pre-pay any Indebtedness, except repayments of revolving credit facilities or other similar lines of credit in the ordinary course of business, or repayments of Indebtedness in accordance with their terms, as such loans become due and payable;

          (h)   except as required by the SEC or changes in GAAP that become effective after the date of this Agreement, in which case Company shall promptly (and in no event fewer than ten Business Days prior to effectiveness) notify Parent, change any of its financial accounting principles or policies;

          (i)    except as set forth in Section 7.01(i) of the Disclosure Schedule, (A) make any loans, advances or capital contributions to, or investments in, any other Persons other than (x) by the Company or a wholly owned Company Subsidiary to the Company or a wholly owned Company Subsidiary or (y) loans or advances required to be made under any of the Ground Leases pursuant to which any third party is a lessee or sublessee on any Company Property or any existing joint venture arrangements to which a Company Subsidiary is a party as of the date hereof; or (B) authorize, or enter into any commitment for, any new material capital expenditure (such authorized or committed new material capital expenditures being referred to hereinafter as the "Capital Expenditures") other than (i) the Capital Expenditures listed or identified in Section 7.01(i)(B) of the Disclosure Schedule, (ii) Capital Expenditures in the ordinary course of business and consistent with the monthly budgets and the property-level budgets of the Company, copies of which have been provided to Parent prior to the date hereof (provided that Capital Expenditures shall be deemed to be consistent with the applicable monthly budget of the Company if the aggregate amount of such Capital Expenditures in any applicable month does not exceed 110% of the sum of (x) the aggregate amount budgeted therefor as reflected in the applicable monthly budget plus (y) any unspent budgeted amount for any month prior to the applicable month during 2015), and (iii) any other individual Capital Expenditure not exceeding $500,000 individually or $1,000,000 in the aggregate;

          (j)    except as set forth in Section 7.01(j) of the Disclosure Schedule, waive, release, assign, settle or compromise (i) any Action other than (A) as would not restrict in any material respect the Company or any Company Subsidiary from conducting its business as currently conducted (except as required by Law) and does not involve payments not reflected or reserved in the Company's consolidated financial statements in excess of $500,000 with respect to any individual Action and $1,000,000 in the aggregate, or (B) in the ordinary course of business consistent with past practice, or (ii) any Action that is brought by any current, former or purported holder or purported class of holders of any securities of the Company or the Partnership in its capacity as such;

          (k)   except as set forth in Section 7.01(k) of the Disclosure Schedule: make, change, rescind or revoke any material Tax election; change a material method of Tax accounting; amend any material Tax Return; agree to a waiver or extension of a statute of limitations with respect to material Taxes; settle or compromise any material Tax liability, audit, claim or assessment; apply for or enter into any private letter ruling, closing agreement, or other similar agreement, arrangement or determination related to Taxes; surrender any right to claim any material Tax refund, except in each case to the extent such action is required by Law or necessary (i) to preserve the status of the Company as a REIT under the Code or (ii) to qualify or preserve the status of any Company Subsidiary as a partnership for federal income tax purposes or as a QRS or a TRS under the applicable provisions of Section 856 of the Code, as the case may be; provided, however, that if the Company or any Company Subsidiary proposes to take any action pursuant to the exception on the immediately preceding clause that would otherwise constitute in a breach of any provision of this Section 7.01(k), the Company shall promptly notify Parent and consider in good faith any reasonable request of Parent to take such actions as will reduce any adverse effects on Parent or its direct or indirect owners or affiliates. Notwithstanding the forgoing, nothing in this provision shall preclude the Company from designating dividends paid by it as "capital gain dividends" within the meaning of Section 857 of the Code;

          (l)    take any action that would, or fail to take any action the failure of which would reasonably be expected to (A) cause the Company to fail to qualify for taxation as a REIT, (B) result in a challenge by the IRS or any other Governmental Authority to its status as a REIT under the Code, or (C) cause any Company Subsidiary (1) to cease to be treated as any of (x) a partnership or disregarded entity for U.S. federal income tax purposes or (y) a QRS or a TRS under the applicable provisions of Section 856 of the Code, as the case may be;

          (m)  except as set forth in Section 7.01(m) of the Disclosure Schedule, enter into, amend or modify any Tax Protection Contract, or take any action that would, or would reasonably be expected to, violate any Tax Protection Contract or otherwise give rise to any liability of the Company or any Company Subsidiary with respect thereto;

          (n)   amend any term of any outstanding security or equity interest of the Company or any Company Subsidiary;

          (o)   except as set forth in Section 7.01(o) of the Disclosure Schedule and except as permitted by Section 2.09, sell or otherwise dispose of, or subject to any encumbrance, any Company Properties or other material assets other than (i) pending sales of Company Properties pursuant to letters of intent or definitive agreements executed prior to the date hereof and identified in Section 7.01(o) of the Disclosure Schedule, (ii) leases (other than ground leases) made in the ordinary course of business and (iii) other Permitted Liens;

          (p)   except as set forth in Section 7.01(p) of the Disclosure Schedule, adopt a plan of complete or partial liquidation or dissolution or adopt resolutions providing for or authorizing such liquidation or dissolution;

          (q)   except as set forth in Section 7.01(q) of the Disclosure Schedule, fail to use reasonable best efforts to maintain in full force and effect the existing insurance policies or to replace such insurance policies with reasonably comparable insurance policies, to the extent available on commercially reasonable terms, covering the Company, Company Properties, Company Subsidiaries and their respective properties, assets and businesses;

          (r)   other than in connection with any development or redevelopment projects listed or identified in Section 7.01(r) of the Disclosure Schedule, initiate or consent to any material zoning reclassification of any owned or material leased Company Properties or any material change to any approved site plan, special use permit, planned unit development approval or other land use entitlement affecting any owned or material leased Company Properties; or

          (s)   announce an intention, enter into any agreement or otherwise make a commitment, to do any of the foregoing.

        Subject to Section 7.03, in connection with the continued operation of the Company and the Company Subsidiaries, the Company will confer in good faith on a regular and frequent basis with one or more representatives of Parent designated to the Company regarding operational matters and the general status of ongoing operations and will notify Parent promptly of any event or occurrence that has had or may reasonably be expected to be materially adverse to the Company or the Company Subsidiaries. The Company acknowledges that Parent does not and will not waive any rights it may have under this Agreement as a result of such consultation.

        Section 7.02    Other Actions.     Each party agrees that, during the Interim Period, except as contemplated by this Agreement (including as permitted by Section 8.04), such party shall not, directly or indirectly, without the prior written consent of the other parties hereto, take or cause to be taken any action that would reasonably be expected to materially delay consummation of the transactions contemplated by this Agreement, or enter into any agreement or otherwise make a commitment to take any such action. The Buyer Parties shall not, and shall cause their Affiliates not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation would reasonably be expected to: (a) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consents of any Governmental Authority necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period; (b) materially increase the risk of any Governmental Authority seeking or entering an Order prohibiting the consummation of the transactions contemplated by this Agreement; (c) materially increase the risk of not being able to remove any such Order on appeal or otherwise; or (d) materially delay or prevent the consummation of the transactions contemplated by this Agreement.

        Section 7.03    Control of Company Parties' Business.     The parties acknowledge and agree that (a) nothing contained in this Agreement shall give any of the Buyer Parties, directly or indirectly, the right to control or direct the operations of the Company Parties or any Company Subsidiaries prior to the Company Merger Effective Time, (b) prior to the Company Merger Effective Time, each of the Company Parties shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries' respective operations, and (c) notwithstanding anything to the contrary in this Agreement, no consent of the Buyer Parties will be required with respect to any matter set forth in this Agreement to the extent the requirement of such consent would violate the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if applicable, and any other applicable antitrust Laws.

        Section 7.04    Purchase Rights.     The Company Parties agree that, in the event that a holder of Partnership Units exercises its Purchase Right, the Company will confer in good faith with Parent in connection with determining whether to exercise its right to elect to assume directly and satisfy such Purchase Right by paying to such holder of Partnership Units the Cash Amount or the HP Shares Amount (each as defined in the Partnership).

        Section 7.05    Trading in Securities.     For a period of 35 days prior to each of the Partnership Unitholders Meeting and the Portfolio Contribution Effective Time, none of the Company Parties, the Buyer Parties or any of their respective Affiliates or representatives shall buy, sell, short or otherwise trade in any securities of Public REIT.

ARTICLE VIII
ADDITIONAL AGREEMENTS

        Section 8.01    Proxy Statement; Other Filings; Company Stockholders Meeting.

          (a)   As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and, after consultation with Parent and, with respect to any disclosure regarding Public REIT, Public OP, DownREIT Partnership, the Portfolio Contribution or the Redemption, Public REIT, file with the SEC the preliminary Proxy Statement and each of the Company and Parent shall, or shall cause their respective Affiliates to, prepare and, after consultation with each other, file with the SEC all Other Filings that are required to be filed by such party in connection with the transactions contemplated by this Agreement. Each of the Company and Parent shall use reasonable best efforts, after consultation with the other, to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement or the Other Filings, and the Company shall use reasonable best efforts to cause the definitive Proxy Statement to be cleared by the SEC and mailed to the Company Stockholders as promptly as reasonably practicable following clearance from the SEC; provided, however, that in no event shall the Company be obligated to mail the Proxy Statement until the Partnership Unitholder Approval has been obtained. The Company shall promptly notify Parent (and, with respect to any comments on the disclosure regarding Public REIT, Public OP, DownREIT Partnership, the Portfolio Contribution or the Redemption, Public REIT) upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement or the Other Filings and shall promptly provide Parent (and, with respect to any comments on the disclosure regarding Public REIT, Public OP, DownREIT Partnership, the Portfolio Contribution or the Redemption, Public REIT) with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement or the Other Filings. If, at any time prior to the Company Stockholders Meeting, any information relating to the Company Parties or the Buyer Parties or any of their respective Affiliates, officers or directors should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement or the Other Filings, so that the Proxy Statement or the Other Filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the Company Stockholders. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or filing the Other Filings (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent (and, with respect to any comments on the disclosure regarding Public REIT, Public OP, DownREIT Partnership, the Portfolio Contribution or the Redemption, Public REIT) a reasonable opportunity to review and comment on such document or response and will include in such documents or responses all comments reasonably proposed by Parent or Public REIT, as applicable, and to the extent practicable, the Company will provide Parent and Public REIT, as applicable, with the opportunity to participate in any substantive calls between the Company, or any of its Representatives, and the SEC concerning the Proxy Statement. Notwithstanding any other provisions herein to the contrary, the Company shall not be permitted to include disclosure regarding Public REIT, Public OP, DownREIT Partnership, the Portfolio Contribution or the Redemption in the Proxy Statement, any Other Filing or any amendment or supplement to the Proxy Statement or the Other Filings without such disclosure having been approved in advance by Public REIT (such approval not to be unreasonably withheld, delayed or conditioned).

          (b)   The Company shall, in accordance with applicable Law and the Company Organizational Documents, establish a record date, duly call, give notice of, convene and hold a meeting of its stockholders (including any adjournments or postponements thereof, the "Company Stockholders Meeting") as promptly as practicable after the date that the Proxy Statement is cleared by the SEC, for the purpose of obtaining the Company Stockholder Approval; provided that in no event shall the Company be obligated to convene and hold the Company Stockholders Meeting until the Partnership Unitholder Approval has been obtained. Except to the extent that the Company Board shall have withdrawn, qualified or modified its approval or recommendation of this Agreement or the Company Merger in compliance with Sections 8.04(d), (e) and (f), the Company Board shall recommend to holders of the Company Common Shares that they approve this Agreement, the Company Merger and the other transactions contemplated by this Agreement and shall include such recommendations in the Proxy Statement (the "Company Recommendation"). Subject to Sections 8.04(d), (e) and (f), the Company will use reasonable best efforts to solicit or cause to be solicited from the Company Stockholders proxies in favor of the approval of this Agreement, the Company Merger and the other transactions contemplated by this Agreement and will take all other action necessary or advisable to secure the vote or consent of the Company Stockholders required by the rules of the NYSE or applicable Law to obtain such approvals. Notwithstanding the foregoing provisions of this Section 8.01(b) , if, on the date for which the Company Stockholders Meeting is scheduled, the Company has not received proxies representing a sufficient number of Company Common Shares to obtain the Company Stockholder Approval, whether or not a quorum is present, the Company shall have the right to make one or more successive postponements or adjournments (but in no event beyond the date that is three Business Days prior to the Outside Date) of the Company Stockholders Meeting solely for the purpose of and for the times reasonably necessary to solicit additional proxies in favor of the Company Merger, this Agreement and the other transactions contemplated by this Agreement to obtain the Company Stockholder Approval.

        Section 8.02    Confidential Offering Memorandum; Partnership Unitholders Meeting.

          (a)   The Partnership shall use its reasonable best efforts to prepare and deliver to each of the Partnership Unitholders a confidential offering memorandum (the "Confidential Offering Memorandum") within 15 days of the date of this Agreement, which shall include therein (i) information with respect to the offering of the DownREIT Partnership Units to be issued as part of the Per Unit Redemption Consideration in an offering exempt from registration under the Securities Act pursuant to Rule 506 of Regulation D thereunder, (ii) a proxy statement sent to the Partnership Unitholders to solicit their votes in connection with the Partnership Merger, (iii) a Form of Election, and (iv) the Redemption Election Documents. Parent and Public REIT shall use their respective reasonable best efforts to cooperate with and assist the Partnership in the preparation and delivery of the Confidential Offering Memorandum within the time period set forth herein. The Partnership shall provide Parent and Public REIT reasonable opportunity to review and comment on the Confidential Offering Memorandum (and any amendment or supplement thereto) prior to delivery thereof to the Partnership Unitholders and, subject to the reasonable approval of the Partnership, shall include any disclosure in the Confidential Offering Memorandum as reasonably requested by Parent or Public REIT. Notwithstanding any other provisions herein to the contrary, the Partnership shall not deliver the Confidential Offering Memorandum to the Partnership Unitholders without the prior consent of Parent and Public REIT (such consent not to be unreasonably withheld, delayed or conditioned).

          (b)   The Partnership shall, in accordance with the Partnership Agreement, duly call, give notice of, convene and hold a meeting of the limited partners of the Partnership (including any adjournments or postponements thereof) (the "Partnership Unitholders Meeting") as promptly as reasonably practicable after the date hereof, for the purpose of obtaining the Partnership

  Unitholder Approval. The Partnership shall use reasonable best efforts to cause the Partnership Unitholders Meeting to occur 20 days after the date the Confidential Offering Memorandum is mailed to the Partnership Unitholders. Subject to Sections 8.04(d), (e) and (f), the Company Parties will use reasonable best efforts to solicit or cause to be solicited from the Partnership Unitholders proxies in favor of the approval of the Partnership Merger and will use reasonable best efforts to take all other action reasonably necessary or advisable to secure the Partnership Unitholder Approval. If instructed by Parent, the Partnership shall postpone or adjourn the Partnership Unitholders Meeting until a date determined by Parent in its sole discretion (but in no event beyond the date that is three Business Days prior to the Outside Date) if, in Parent's sole discretion, such postponement or adjournment is necessary or advisable in order to secure the vote or consent of the Partnership Unitholders necessary to obtain the Partnership Unitholder Approval. In addition, the Company and the Partnership may make one or more successive postponements or adjournments (but in no event beyond the date that is three Business Days prior to the Outside Date) of the Partnership Unitholders Meeting solely for the purpose of and for the times reasonably necessary to secure the vote or consent of the Partnership Unitholders necessary to obtain the Partnership Unitholder Approval.

        Section 8.03    Access to Information; Confidentiality.

          (a)   Subject to applicable Law, during the Interim Period, the Company shall, and shall cause the Company Subsidiaries and the Representatives of the Company and the Company Subsidiaries to, afford Parent and its Representatives, following notice from Parent to the Company in accordance with this Section 8.03, reasonable access during normal business hours to the officers, employees, agents, properties, offices and other facilities, books and records of the Company and each Company Subsidiary, and all other financial, operating and other data and information as Parent may reasonably request. Notwithstanding the foregoing, (a) neither the Company nor any Company Subsidiary or Representative shall be required to provide such access if it reasonably determines that such access is reasonably likely to materially disrupt or impair the business or operations of the Company or any Company Subsidiary and (b) the foregoing shall not require the Company to disclose any information to the extent it reasonably determines that such disclosure is reasonably likely to (i) result in a waiver of attorney-client privilege, work product doctrine or similar privilege or (ii) violate any applicable Law or any confidentiality obligation of such party (provided that the Company and the Company Subsidiaries shall use reasonable best efforts to obtain the consent from the applicable Third Party or enter into a customary joint defense agreement to enable the disclosure of such information). No investigation conducted under this Section 8.03, however, shall affect or be deemed to modify any representation or warranty made in this Agreement. Prior to the Company Merger Effective Time, Parent shall not, and shall cause its Representatives and Affiliates not to, contact or otherwise communicate with parties with which the Company or the Company Subsidiaries have a business relationship (including tenants/subtenants) regarding the business of the Company or the Company Subsidiaries or this Agreement and the transactions contemplated hereby; provided that, after the Partnership Unitholder Approval has been obtained, Parent shall be permitted, after consultation with the Company, to contact and communicate with parties with which the Company or the Company Subsidiaries have a business relationship (including tenants/subtenants) regarding the business of the Company or the Company Subsidiaries or this Agreement and the transactions contemplated hereby, and the Company shall be entitled to have Representatives present at all times during any such contact or communication; provided further, that, for the avoidance of doubt, nothing in this Section 8.03(a) shall be deemed to restrict Parent, its Representatives or its Affiliates from contacting such parties in pursuing the business of Parent operating in the ordinary course.

          (b)   Prior to the Company Merger Effective Time, all information obtained by Parent pursuant to this Section 8.03 shall be kept confidential in accordance with the confidentiality agreement dated April 7, 2015 between Lone Star Americas Acquisitions, LLC and the Company (the "Confidentiality Agreement"), which shall remain in full force and effect pursuant to the terms thereof notwithstanding the execution and delivery of this Agreement or the termination hereof. Notwithstanding the foregoing, Parent and its Representatives may furnish Evaluation Material (as defined in the Confidentiality Agreement) to the Public Parties and to any other Person in connection with such Person's potential investment in or provision of financing to Parent or its affiliates or evaluation of the acquisition of assets of the Company or the Company Subsidiaries in connection with or following the Closing (including any connection with any transactions effected pursuant to Section 2.09 hereof), in each case, so long as any such Person has entered into a confidentiality agreement with the Company substantially similar to the Confidentiality Agreement or has agreed in writing to be bound by the provisions of the Confidentiality Agreement to the same extent as if an original party signatory thereto.

          (c)   All information obtained by the Public Parties pursuant to this Section 8.03 shall be kept confidential in accordance with the confidentiality agreement, dated May 23, 2015 (the "Public Confidentiality Agreement"), between Public REIT and the Company.

          (d)   Notwithstanding the foregoing, the Company agrees that the sharing between Parent, on the one hand, and any Public Party, on the other hand, will not result in (i) any Public Party being a "Representative" (within the meaning of the Confidentiality Agreement) of Parent or (ii) Parent being a "Representative" (within the meaning of the Public Confidentiality Agreement) of any Public Party.

        Section 8.04    No Solicitation of Transactions.

          (a)   Notwithstanding anything to the contrary contained in this Agreement but subject to Sections 8.04(d), (e) and (f), during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (New York City time) on the date that is 30 days after the date of this Agreement (the "Go Shop Period End Time"), the Company, the Company Subsidiaries and their respective Representatives may and shall have the right to, directly or indirectly: (i) initiate, solicit, encourage or facilitate any inquiries or the making of any proposal, offer or other action that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, including by way of contacting third parties, broadly disseminating public disclosure or providing access to the properties, offices, assets, books, records and personnel of the Company and the Company Subsidiaries and furnishing non-public information pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements; provided, however, that the Company has previously furnished, made available or provided access to such non-public information to Parent or concurrently does so; (ii) enter into, continue or otherwise participate in any discussions or negotiations with any Person in furtherance of such inquiries, proposals, offers or other actions or to obtain an Acquisition Proposal; (iii) release any Person from, or refrain from enforcing, any standstill agreement or similar obligation to the Company or any of the Company Subsidiaries; and (iv) disclose to the Company Stockholders any information required to be disclosed under applicable Law; provided, however, that in the case of this clause (iv) such disclosure shall be deemed to be a Change in Recommendation if not accompanied by an express public re-affirmation of the Company Recommendation. For purposes of this Agreement, the term "Go Shop Bidder" shall mean any Person (including its controlled Affiliates and Representatives) that submits a proposal or offer regarding an Acquisition Proposal prior to the Go Shop Period End Time that the Company Board determines, prior to the Go Shop Period End Time, has resulted in, or would be reasonably likely to result in, a Superior Proposal.

          (b)   Except as permitted by, and subject to, Sections 8.04(d), (e) and (f), and except with respect to a Go Shop Bidder, from and after the Go Shop Period End Time until the earlier of the Company Merger Effective Time or the date this Agreement is terminated pursuant to Article X, the Company shall not, and shall cause each of the Company Subsidiaries and Representatives not to (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or the making of any proposal, offer or other action that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations with any Person, or furnish to any Person other than the Parent Parties any non-public information, in furtherance of such inquiries or to obtain an Acquisition Proposal, (iii) release any Person from or fail to enforce any standstill agreement or similar obligation to the Company or any of the Company Subsidiaries or amend or modify the Ownership Transfer Waiver in any manner adverse to any Buyer Party, (iv) withdraw, modify or amend the Company Recommendation or the Ownership Transfer Waiver in any manner adverse to any Buyer Party or fail to make the Company Recommendation or fail to include the Company Recommendation in the Proxy Statement (any event described in this clause (iv), a "Change in Recommendation"), (v) approve, endorse or recommend any Acquisition Proposal, or (vi) enter into any agreement in principle, arrangement, understanding, contract or agreement relating to an Acquisition Proposal. For the avoidance of doubt, after the Go Shop Period End Time until the receipt of the Company Stockholder Approval, the Company, the Company Subsidiaries and their respective Representatives may continue to take any of the actions described in Section 8.04(a) with respect to any proposals or offers regarding any Acquisition Proposal submitted by a Go Shop Bidder on or before the Go Shop Period End Time or with respect to any amended or modified proposal or offer with respect to any such Acquisition Proposal submitted by a Go Shop Bidder after the Go Shop Period End Time if the Company Board has determined in good faith following consultation with its legal and financial advisors that such Acquisition Proposal (as may be amended or modified) is or is reasonably likely to lead to a Superior Proposal; provided that a Go Shop Bidder shall cease to be a Go Shop Bidder if the negotiations between the Company and such Go Shop Bidder with respect to the Acquisition Proposal that resulted in such Go Shop Bidder becoming a Go Shop Bidder shall have been terminated.

          (c)   Except as permitted by, and subject to, Sections 8.04 (b), (d), (e) and (f) , upon the Go Shop Period End Time, the Company shall, and shall cause each of the Company Subsidiaries and their respective Representatives to, immediately cease any discussions, negotiations or communications with any Person (other than any Go Shop Bidders and the Parent Parties) with respect to any Acquisition Proposal or potential Acquisition Proposal and immediately terminate all physical and electronic data room access previously granted to any such Person (other than any Go Shop Bidders and the Parent Parties). Upon the Go Shop Period End Time, the Company shall promptly request each Person (other than any Go Shop Bidders and the Parent Parties) that has heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal, if any, to return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company or any of the Company Subsidiaries to the extent required by such confidentiality agreement. Notwithstanding the foregoing, nothing in this Section 8.04(c) shall preclude the Company, the Company Subsidiaries or their respective Representatives from contacting any such Person solely for the purpose of complying with the immediately preceding sentence.

          (d)   If, from and after the Go Shop Period End Time and prior to receipt of the Company Stockholder Approval, the Company or any of the Company Subsidiaries or their respective Representatives receives a written Acquisition Proposal which has not been initiated, solicited, knowingly encouraged or knowingly facilitated in violation of Section 8.04(b), and which the Company Board has determined in good faith following consultation with its legal and financial advisors is or is reasonably likely to lead to a Superior Proposal, the Company and the Company Subsidiaries or any of their respective Representatives thereafter may (i) furnish, make available or provide access to non-public information with respect to the Company and the Company Subsidiaries to the Person who made such Acquisition Proposal and such Person's Representatives

  (provided that the Company (A) has previously furnished, made available or provided access to such non-public information to Parent or concurrently does so and (B) furnishes, makes available or provides access to such non-public information pursuant to an Acceptable Confidentiality Agreement), (ii) participate in negotiations regarding such Acquisition Proposal, and (iii) disclose to the Company Stockholders any information required to be disclosed under applicable Law; provided, however, that in the case of this clause (iii) such disclosure shall be deemed to be a Change in Recommendation if not accompanied by an express public re-affirmation of the Company Recommendation. From and after the date of this Agreement, in the event the Company, any of the Company Subsidiaries or any of their respective Representatives receives from a Person or group of related Persons (i) an Acquisition Proposal, (ii) any request for non-public information relating to the Company or the Company Subsidiaries from a Person who informs the Company or any Company Subsidiary that it is considering making or has made a Company Acquisition Proposal or (iii) any inquiry or request for discussions or negotiations regarding any Acquisition Proposal, the Company shall promptly notify Parent of (but in no event more than 24 hours following) such receipt. Such notification shall include, to the extent then known, the identity of the parties and a copy of such Acquisition Proposal, inquiry or request or, if not made in writing, a written description thereof. The Company shall provide Parent with copies of (to the extent in writing), and shall keep Parent apprised in all material respects on a timely basis as to the status (including, within 24 hours after the occurrence of any material amendment or modification) of, any such Acquisition Proposal, inquiry or request, including by furnishing copies of any documentation and written correspondence that supplements or amends any such Acquisition Proposal, inquiry or request in any material respect. Notwithstanding anything to the contrary in this Agreement, but subject to the preceding three sentences, nothing herein shall prohibit the Company, the Company Subsidiaries and their respective Representatives from contacting in writing any Person submitting an Acquisition Proposal (that was not the result of a violation of this Section 8.04) solely to clarify the terms of the Acquisition Proposal for the sole purpose of the Company Board informing itself about such Acquisition Proposal. Neither the Company nor any of the Company Subsidiaries shall, after the date of this Agreement, enter into any confidentiality agreement that would prohibit it from providing such information to Parent.

          (e)   At any time prior to receipt of the Company Stockholder Approval, upon receipt by the Company of an Acquisition Proposal that constitutes a Superior Proposal (whether or not from a Go Shop Bidder), the Company Board may, if the Company Board determines in good faith after consultation with its legal and financial advisors that the failure to do so would be inconsistent with its duties under applicable Law, taking into account all adjustments to the terms of this Agreement that may be offered by Parent pursuant to subsection (iv) below, (x) recommend that the Company Stockholders approve or accept such Superior Proposal, which recommendation shall be deemed to be a Change in Recommendation, (y) make a Change in Recommendation, or (z) adopt, approve, endorse or recommend, and authorize the Company to terminate this Agreement and enter into an agreement relating to, or for the implementation of, such Superior Proposal (and the Company may so terminate this Agreement in accordance with this Agreement and enter into an agreement relating to, or for the implementation of, such Superior Proposal); provided that

              (i)  such Superior Proposal did not result from the Company's breach of its obligations under this Section 8.04;

             (ii)  the Company Board has determined in good faith, after consultation with its legal and financial advisors, that such Acquisition Proposal constitutes a Superior Proposal;

            (iii)  the Company has notified Parent in writing that it intends to recommend that the Company Stockholders approve or accept such Superior Proposal, make a Change in Recommendation or enter into an agreement related to the Superior Proposal, attaching the most current version of such agreement (including any amendments, supplements or modifications) to such notice (a "Change Notice"); and

            (iv)  during the four Business Day period following Parent's receipt of a Change Notice, the Company shall have offered to negotiate with (and, if accepted, negotiated in good faith with), and shall have caused its respective financial and legal advisors to offer to negotiate with (and, if accepted, negotiate in good faith with), Parent in making adjustments to the terms and conditions of this Agreement such that, in circumstances involving or relating to an Acquisition Proposal, the Superior Proposal ceases to be a Superior Proposal; provided further that any amendment, supplement or modification to any Acquisition Proposal shall be deemed a new Acquisition Proposal and the Company may not terminate this Agreement pursuant to Section 10.01(d) or make a Change in Recommendation pursuant clause (y) of this Section 8.04(e) unless the Company has complied with the requirements of this Section 8.04(e) with respect to each such new Acquisition Proposal including sending a Change Notice with respect to each such new Acquisition Proposal and offering to negotiate for three Business Days from such new Change Notice.

          (f)    Nothing in this Section 8.04 or elsewhere in this Agreement shall prevent the Company Board or the Company, directly or indirectly, from taking and disclosing to the Company Stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act with respect to an Acquisition Proposal or from issuing a "stop, look and listen" communication pending disclosure of its position thereunder or making any required disclosure to the Company Stockholders under applicable Law, including Rule 14d-9 promulgated under the Exchange Act or Item 1012(a) of Regulation M-A; provided, however, that to the extent any such disclosure addresses the approval, recommendation or declaration of advisability by the Company Board with respect to this Agreement or an Acquisition Proposal, such disclosure shall be deemed to be a Change in Recommendation if not accompanied by an express public re-affirmation of the Company Recommendation.

          (g)   The Company shall not take any action to exempt any Person from the restrictions contained in Article VII of the Company Articles or otherwise cause any of such restrictions not to apply unless such actions are taken in connection with a termination of this Agreement.

        Section 8.05    Directors' and Officers' Indemnification and Insurance.

          (a)   Without limiting any additional rights that any director, officer, trustee, employee, agent, or fiduciary may have under any employment or indemnification agreement or under any of the Organizational Documents or this Agreement, from and after the Company Merger Effective Time, the Surviving Company shall (i) indemnify and hold harmless each person who is at the date hereof, was previously, or during the period from the date hereof through the Company Merger Effective Time serving as a director or officer of the Company or any of the Company Subsidiaries (collectively, the "Indemnified Parties") to the fullest extent authorized or permitted by applicable Law, as now or hereafter in effect, in connection with any Claim and any judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) resulting therefrom, and (ii) promptly pay on behalf of each of the Indemnified Parties, to the fullest extent authorized or permitted by applicable Law, as now or hereafter in effect, any Indemnifiable Expenses incurred in defending, serving as a witness with respect to or otherwise participating in any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any Indemnifiable Expenses (as hereinafter defined) incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, including all reasonable attorneys' fees and expenses, in each case without the requirement of any bond or other security, but subject to

  Parent's or the Surviving Company's, as applicable, receipt of an undertaking by or on behalf of such Indemnified Party to repay such Indemnifiable Expenses if it is ultimately determined under applicable Laws that such Indemnified Party is not entitled to be indemnified); provided, however, that neither Parent nor the Surviving Company shall be liable for any settlement effected without Parent's or the Surviving Company's written consent and shall not be obligated to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any single Claim except to the extent that two or more of such Indemnified Parties shall have conflicting interests in the outcome of such action. The indemnification and advancement obligations of Parent and the Surviving Company pursuant to this Section 8.05(a) shall extend to acts or omissions occurring at or before the Company Merger Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto). All rights to indemnification and advancement conferred hereunder shall continue as to a person who has ceased to be a director or officer of the Company or the Company Subsidiaries after the date hereof and shall inure to the benefit of such person's heirs, executors and personal and legal representatives. For purposes of this Section 8.05(a) (x) the term "Claim" means any threatened, asserted, pending or completed Action, whether instituted by any party hereto, any Governmental Authority or any other party, that any Indemnified Party in good faith believes might lead to the institution of any such Action, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to matters that relate to such Indemnified Party's duties or service as a director or officer of the Company or any of the Company Subsidiaries, at or prior to the Company Merger Effective Time at the request of the Company or any of the Company Subsidiaries, and (y) the term "Indemnifiable Expenses" means reasonable attorneys' fees and all other reasonable costs, expenses and obligations (including experts' fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 8.05(a), including any Action relating to a claim for indemnification or advancement brought by an Indemnified Party. Neither Parent nor the Surviving Company shall settle, compromise or consent to the entry of any judgment in any Claim in respect of which indemnification has been or could be sought by such Indemnified Party hereunder unless (i) such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Claim or (ii) such Indemnified Party otherwise consents thereto.

          (b)   For a period of six years from the Company Merger Effective Time, the charter and bylaws or other organizational documents of the Surviving Company and the Company Subsidiaries shall contain provisions no less favorable with respect to indemnification than are set forth in the Company Articles, Company Bylaws or the applicable organizational documents of the Company Subsidiaries, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Company Merger Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Company Merger Effective Time, were directors, officers, trustees, employees, agents, or fiduciaries (including fiduciaries under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA)) of the Company or any of the Company Subsidiaries, unless such modification shall be required by Law and then only to the minimum extent required by Law.

          (c)   Parent or the Surviving Company shall maintain for a period of at least six years from the Company Merger Effective Time the current policies of directors' and officers' liability insurance maintained by the Company and the Company Subsidiaries with respect to claims arising from facts or events that occurred on or before the Company Merger Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement; provided that (i) the Surviving Company may substitute therefor policies (including run-off or "tail" policies) of at least the same amounts and containing other terms and conditions which are, in the aggregate, not materially less advantageous to the insured persons; provided that such substitution shall not result in gaps or lapses of coverage with respect to matters occurring before the Company Merger Effective Time; (ii) in no event shall the Surviving Company be required to expend pursuant to this Section 8.05(c) more than an amount per year of coverage equal to 300% of the current annual premiums paid by the Company for such insurance. The Company represents that such annual premium amount is set forth in Section 8.05(c) of the Disclosure Schedule. In the event that, but for the proviso to the immediately preceding sentence, the Surviving Company would be required to expend more than 300% of the current annual premiums paid by the Company, the Surviving Company shall obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to 300% of the current annual premiums paid by the Company. Parent shall, and shall cause the Surviving Company or its successors or assigns to, maintain such policies in full force and effect, and continue to honor all obligations thereunder.

          (d)   If the Surviving Company or any of its respective successors or assigns (i) consolidates with or merges with or into any other person and shall not be the continuing or Surviving Company, partnership or other entity of such consolidation or merger or (ii) liquidates, dissolves or winds-up, or transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Company assumes the obligations set forth in this Section 8.05.

        Section 8.06    Further Action; Reasonable Efforts.

          (a)   Except to the extent otherwise provided in Section 7.01, upon the terms and subject to the conditions of this Agreement, each of the Company Parties and the Buyer Parties shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Mergers and the other transactions contemplated by this Agreement, including (i) using reasonable best efforts to cause the conditions to Closing set forth in Article IX to be satisfied, (ii) using reasonable best efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities with respect to the Company and the Company Subsidiaries as are necessary for the consummation of the transactions contemplated by this Agreement and (iii) executing and delivering any additional instruments necessary or advisable to consummate the Mergers.

          (b)   The Company Parties and the Buyer Parties agree to cooperate and assist one another in connection with all actions to be taken pursuant to this Section 8.06, including the preparation and making of the filings referred to in this Agreement and, if requested, amending or furnishing additional information thereunder, including, subject to applicable Law and the Confidentiality Agreement, upon request, providing copies of all related documents to the non-filing party and their advisors prior to filing, and, to the extent practicable, none of the parties will file any such document or have any communication with any Governmental Authority without prior consultation with the other party. Each of the Company Parties and the Buyer Parties shall keep the other apprised of the content and status of any material communications with, and material communications from, any Governmental Authority with respect to the transactions contemplated by this Agreement. To the extent practicable and permitted by a Governmental Authority, each of the Company Parties and the Buyer Parties shall permit representatives of the other party to participate in meetings and calls with such Governmental Authority regarding the transactions contemplated by this Agreement. None of the Company Parties and the Buyer Parties shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Authority without the consent of the other party, which consent shall not be unreasonably withheld or delayed. Without limiting the generality of the foregoing, each Company Party and Buyer Party shall provide to the other (or the other's respective Representatives) upon request copies of all correspondence and submissions between such party and any Governmental Authority relating to the transactions contemplated by this Agreement. The Company Parties and the Buyer Parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 8.06 as "outside counsel only." Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials.

          (c)   Each of the Company Parties and the Buyer Parties agrees to cooperate and use its reasonable best efforts to defend through litigation on the merits any Action, including administrative or judicial Action, asserted by any Person in order to avoid the entry of, or to have vacated, lifted, reversed, terminated or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that in whole or in part restricts, delays, prevents or prohibits consummation of the Mergers, including by vigorously pursuing all available avenues of administrative and judicial appeal.

          (d)   Each of the Buyer Parties, on the one hand, and the Company Parties, on the other hand, shall use their respective reasonable best efforts to obtain any Third Party consents (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, or (ii) disclosed in the Disclosure Schedule. In the event that any Company Party shall fail to obtain any Third Party consent described above, the Company Parties shall use their reasonable best efforts, and shall take such actions as are reasonably requested by Parent, to minimize any adverse effect upon the Company Parties and the Buyer Parties and their respective businesses resulting, or which could reasonably be expected to result, after the Company Merger Effective Time, from the failure to obtain such consent. Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than a Governmental Authority) with respect to any transaction contemplated by this Agreement, (i) unless required by the applicable agreement, without the prior written consent of Parent, neither the Company nor any of the Company Subsidiaries shall pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such Person and (ii) none of the Buyer Parties or their respective affiliates shall be required to pay or commit to pay such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation. Notwithstanding the foregoing, in connection with obtaining any Third Party consent from the holder of any mortgage indebtedness encumbering any Company Property, the Buyer Parties shall pay all costs and expenses in connection therewith including, without limitation, any consent fees, lender legal fees and escrow and processing fees.

        Section 8.07    Transfer Taxes.     Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to Tax, "Transfer Taxes"), and shall cooperate in attempting to minimize the amount of Transfer Taxes. From and after the Company Merger Effective Time, the Surviving Company shall pay or cause to be paid, without deduction or withholding from the Merger Consideration, all Transfer Taxes.

        Section 8.08    Public Announcements.     Except with respect to any Change in Recommendation or any action taken pursuant to, and in accordance with Section 8.04, so long as this Agreement is in effect, the parties hereto agree that no public release or public announcement concerning the transactions contemplated by this Agreement (including the Mergers) shall be issued by a party without the prior consent of the other parties (which consent shall not be unreasonably withheld, delayed or conditioned), provided that a party may, without obtaining the other parties' consent, issue such release or announcement as may be required by Law or the rules or regulations of any securities exchange, in which case the party required to make the release or announcement shall use reasonable best efforts to allow the other parties reasonable time to comment on such release or announcement in advance of such issuance. The parties have agreed upon the form of a joint press release announcing the Mergers and the execution of this Agreement and shall make such joint press release no later than one Business Day following the date on which this Agreement is signed.

        Section 8.09    Cooperation with Financing.

          (a)   Parent shall, and shall cause MergerSub to, use reasonable best efforts to arrange the Debt Financing on the terms and conditions described in the Debt Commitment Letter (and the related fee letters), including using reasonable best efforts to (i) negotiate definitive agreements with respect thereto on terms and conditions contained therein or on terms reasonably acceptable to Parent and not in violation of this Section 8.09, (ii) to the extent within the Buyer Parties' control (rather than the Company Parties' control or Public REIT's control), satisfy on a timely basis all conditions applicable to the Buyer Parties in the Debt Commitment Letter (and the related fee letters), (iii) except as provided below, maintain in full force and effect and comply with its obligations under the Debt Commitment Letter (and the related fee letters) that are within its control, (iv) not take or fail to take any action that could reasonably be expected to prevent or materially impede or materially delay the availability or funding of the Debt Financing, and (v) consummate the Debt Financing at or prior to the Closing Date (it being understood that it is not a condition to the Closing under this Agreement, nor the consummation of the Mergers, for Parent or MergerSub to obtain the Debt Financing or any alternative financing); provided, that such efforts shall be subject to the last sentence of this Section 8.09(a). Parent shall have the right, from time to time, to amend, replace, supplement or otherwise modify, or waive any of its rights under, the Debt Financing, and/or substitute other debt or equity financing for all or any portion of the Financing from the same and/or alternative Financing Sources; provided that any such amendment, replacement, supplement or other modification to, or waiver of any provisions of the Debt Commitment Letter that amends the Financing and/or substitution of all or any portion of the Financing shall not, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed) (A) expand upon the conditions precedent to the Financing as set forth in the Debt Commitment Letter in any material respect that would make such conditions less likely to be satisfied, (B) be reasonably expected to prevent or materially impede or materially delay the consummation of the Mergers and the other transactions contemplated hereby, or (C) materially and adversely impact the ability of Parent to enforce its rights against the other parties to the Debt Commitment Letter (it being understood that notwithstanding anything herein to the contrary, any replacement financing consistent in all material respects with the terms of the application executed as of June 12, 2015 by the Permanent Financing Source and the terms of the related initial letter of commitment executed as of June 19, 2015 (together, the "Preliminary Permanent Debt Commitment Documents") with such modifications as are customary for commitments by the Permanent Financing Source for this type of financing (such financing, the "Permanent Financing") shall be deemed to comply with the foregoing proviso and once the commitment letter from the Permanent Financing Source and the related amended letter of commitment referenced in the initial letter of commitment executed as of June 19, 2015 have been executed (the "Permanent Debt Commitment Documents"), it is expressly agreed that the Debt Commitment Letter referred to in Section 5.07(b)(ii) may be terminated). Parent shall as promptly as practicable deliver to the Company copies of any such amendment, replacement, supplement or modification of or to the Debt Commitment Letter (including the Preliminary Permanent Debt Commitment Documents and the Permanent Debt Commitment Documents, but not with respect to any fee letter). For purposes of this Section 8.09, references to "Financing" and "Debt Financing" shall include the financing contemplated by the Debt Financing as permitted to be amended, modified, replaced, supplemented or substituted by this Section 8.09(a) (including the Permanent Financing), and references to "Debt Commitment Letter" shall include such documents as permitted to be amended, modified, replaced, supplemented or substituted by this Section 8.09(a) (including the Preliminary Permanent Debt Commitment Documents and the Permanent Debt Commitment Documents). Parent shall be permitted to reduce the amount of Financing under the Financing Commitments in its reasonable discretion, provided that Parent shall not reduce the Financing to an amount committed below the amount that is required, together with other financial resources of Parent and MergerSub, including available cash, cash equivalents and marketable securities of the Buyer Parties, the Company, the Partnership and their respective subsidiaries on the Closing Date, to consummate the Mergers on the terms contemplated by this Agreement (which amount may be reduced as a result of any purchase by the DownREIT Partnership of assets pursuant to the Contribution Agreement), and provided further that such reduction shall not, except as provided above, (I) expand upon the conditions precedent to the Financing as set forth in the Financing Commitments in any material respect that would make such conditions less likely to be satisfied by the Closing Date or (II) be reasonably expected to prevent or materially impede or materially delay the consummation of the Mergers and the other transactions contemplated by this Agreement. Without limiting Parent's other obligations under this Section 8.09(a) , in the event (i) all or any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter (or any related fee letters), (ii) the Financing Commitments with respect to all or any portion of the Financing expire or are terminated, or (iii) any Debt Commitment Letter is repudiated by any party thereto (any such event, a "Financing Failure Event"), Parent shall (A) promptly (and in any event within 24 hours) notify the Company of such Financing Failure Event and the reasons therefor of which Parent has knowledge, (B) in consultation with the Company, use reasonable best efforts to promptly obtain any such portion from alternative sources on terms not materially less favorable to Parent (as determined in the reasonable judgment of Parent taking into account the flex provisions set forth in the Debt Commitment Letter (or any related fee letters)) and in an amount sufficient to consummate the Mergers and the other transactions contemplated by this Agreement (the "Alternate Debt Financing"), as promptly as practicable following the occurrence of such Financing Failure Event but in no event later than the date of the Closing contemplated in Section 2.06, and (B) use reasonable best efforts to obtain, and when obtained, provide the Company with, a copy of a new financing commitment letter (but not including any fee letter) (a "New Debt Commitment Letter") that provides for such Alternate Debt Financing. In the event any Alternate Debt Financing is obtained, (A) any reference in this Agreement to the "Financing" or the "Debt Financing" shall include the debt financing contemplated by such Alternate Debt Financing and (B) any reference in this Agreement to the "Financing Commitments" or the "Debt Commitment Letters" shall be deemed to include, to the extent then in effect, the Debt Commitment Letters that are not superseded by any New Debt Commitment Letter at the time in question and the New Debt Commitment Letters. Parent shall give the Company prompt (and in any event within two Business Days after it becomes aware) notice (A) of any material breach or default, or any repudiation or termination by any party of the Debt Commitment Letter or definitive agreements related to the Financing and (B) of the receipt of any written notice or other written communication, in each case from any Financing Source with respect to any material breach or default, or any termination or repudiation by any party to any Debt Commitment Letter, Equity Commitment Letter or definitive agreements related to the Financing or any provisions of any Debt Commitment Letter, Equity Commitment Letter or definitive agreements related to the

  Financing. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Debt Financing. Parent agrees to use, and shall cause MergerSub to use, reasonable best efforts to enforce their respective rights under the Debt Commitment Letter (and the related fee letters) and the definitive agreements with respect to the Debt Financing and the Equity Financing. In the event that all conditions in the Debt Commitment Letter (other than the availability of funding of any of the Equity Financing) have been satisfied or upon funding will be satisfied, and the Closing is required to occur pursuant to Section 2.06, each of Parent and MergerSub shall use its reasonable best efforts to cause the Financing Sources providing such Debt Financing to fund on the Closing Date the Debt Financing required to consummate the transactions contemplated by this Agreement and otherwise enforce its rights under the Debt Commitment Letter. Notwithstanding anything to the contrary herein, the Company Parties and the Buyer Parties agree and acknowledge that "reasonable best efforts" will not be interpreted to require Parent, MergerSub, Partnership MergerSub or any other Buyer Party to, and none of Parent, MergerSub, Partnership MergerSub or any other Buyer Party shall be required to, sue the Financing Sources or enforce or commence any other legal proceeding in relation to the Financing Commitments.

          (b)   The Company agrees to use reasonable best efforts to provide, and shall cause the Company Subsidiaries and its and their Representatives (including legal, tax, regulatory and accounting) to use reasonable best efforts to provide, all cooperation that is reasonably necessary, proper or advisable in connection with the arrangement of the Financing (including the Permanent Financing) (provided that such request is consistent with applicable Law and does not unreasonably interfere with the operations of the Company and the Company Subsidiaries in a way that is not customary in connection with the arrangement of financing similar to the Financing), including (i) furnish such financial, statistical and other pertinent information and projections relating to the Company and the Company Subsidiaries as may be reasonably requested by Parent, (ii) make appropriate officers of the Company and the Company Subsidiaries reasonably available for due diligence meetings and for participation in meetings, presentations, road shows and sessions with rating agencies and Financing Sources (including the Permanent Financing Source), (iii) reasonably assist Parent and its Financing Sources with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents necessary, proper or advisable in connection with the Financing to consummate the Mergers and the other transactions contemplated by this Agreement, (iv) reasonably cooperate with the marketing efforts of Parent and its Financing Sources for any Financing to be raised by Parent to complete the Mergers and the other transactions contemplated by this Agreement, (v) execute and deliver documents, as of the Closing Date, as may be reasonably requested by Parent in connection with the Financing and otherwise reasonably facilitating the pledging of collateral, including any credit or purchase agreements, guarantees, pledge agreements, security agreements, intercreditor agreements, mortgages, deeds of trust and other security documents or other certificates, documents and instruments relating to guarantees, the pledge of collateral and other matters ancillary to the Financing (including a certificate of the Chief Financial Officer of the Company or any Company Subsidiary with respect to solvency matters), (vi) as may be reasonably requested by Parent, form new direct or indirect subsidiaries pursuant to documentation reasonably satisfactory to Parent and conditioned on the occurrence of the Company Merger and effective as of the Company Merger Effective Time, (vii) as may be reasonably requested by Parent, transfer or otherwise restructure its ownership of existing Company Subsidiaries, properties or other assets, in each case, pursuant to documentation reasonably satisfactory to Parent and conditioned on the occurrence of the Company Merger and effective as of the Company Merger Effective Time, (viii) provide reasonable access to diligence materials, appropriate personnel and properties to allow Financing Sources (including the Permanent Financing Source) and their representatives to complete all due diligence (subject to execution of non-disclosure and confidentiality agreements reasonably acceptable to the Company), (ix) provide reasonable assistance with respect to the review and granting of mortgages and security interests in collateral for the Financing, and attempting to obtain any consents associated therewith, (x) to the extent reasonably requested by a Financing Source, obtain estoppels and certificates from tenants, lenders, managers, franchisors, ground lessors and counterparties to reciprocal easement agreement or other similar agreements to which a member of the Company or any of the Company Subsidiaries is a party in form and substance reasonably satisfactory to any Financing Source or potential Financing Source, (xi) reasonably cooperate in connection with the repayment or defeasance of any existing Indebtedness of the Company or any of the Company Subsidiaries as of the Company Merger Effective Time including delivering such payoff, defeasance or similar notices under any existing loans of the Company or any of the Company Subsidiaries at such times as may be reasonably requested by Parent, (xii) to the extent reasonably requested by a potential Financing Source (including the Permanent Financing Source), permit Parent and its Representatives to conduct, at Parent's sole cost and expense, appraisal and environmental and engineering inspections of each real estate property owned and, subject to obtaining required third party consents with respect thereto (which the Company shall use reasonable efforts to obtain), leased by the Company or any of the Company Subsidiaries (provided, however, that (A) Parent shall schedule and coordinate all inspections with the Company and shall give the Company at least three Business Days' prior written notice thereof, setting forth the inspection that Parent or its Representatives intend to conduct, and (B) the Company shall be entitled to have representatives present at all times during any such inspection), (xiii) using reasonable best efforts to provide monthly financial statements (excluding footnotes) to the extent the Company customarily prepares such financial statements within 25 days of the end of each month prior the Closing Date, and (xiv) taking all corporate and, if applicable, other actions reasonably necessary to permit the consummation of the Debt Financing and to permit the proceeds thereof together with the cash at the Company and the Company Subsidiaries, to be made available to Parent on the Closing Date to consummate the Mergers; provided, however, that notwithstanding anything to the contrary in this Section 8.09 or any other provisions of this Agreement, (A) no obligation or liability of the Company or any of the Company Subsidiaries under any certificate, document or instrument relating to the Financing shall be effective until the Closing Date, and (B) none of the Company or any of the Company Subsidiaries shall be required to take any action (I) under any certificate, document or instrument relating to the Financing that is not contingent upon the Closing Date (including the entry into any agreement that is effective before the Closing Date), (II) that would reasonably be expected to cause any director, officer or employee of the Company or any of the Company Subsidiaries to incur any personal liability relating to the Financing, (III) that will conflict with or violate its Organizational Documents or any applicable Laws, or (IV) that would cause any condition to the Closing to fail to be satisfied or otherwise cause any material breach of this Agreement. The Company will periodically update any such information to be included in an offering document to be used in connection with such Debt Financing in order to ensure that (i) such information does not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading, and (ii) such information complies in all material respects with all applicable requirements of Law. The Company hereby consents to the use of its and the Company Subsidiaries' logos in connection with the Debt Financing so long as such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company and the Company Subsidiaries or the reputation or goodwill of the Company or any of the Company Subsidiaries. Parent shall, promptly upon written request by the Company, reimburse the Company for all documented and reasonable out-of-pocket costs and expenses incurred by the Company or the Company Subsidiaries in connection with their cooperation as described in this Section 8.09(b). Parent and MergerSub acknowledge and agree that the Company and its Affiliates and their respective Representatives shall not have any responsibility for, or incur any liability to any Person under or in connection with, the arrangement of the Financing or any alternative financing that Parent or MergerSub may raise in connection with the transactions contemplated by this Agreement whether or not Closing occurs, other than to the extent provided in Section 10.04(c), provided that if the Closing occurs, the Surviving Company will be responsible for all fees and expenses incurred in connection with the Financing. The Buyer Parties shall, on a joint and several basis, indemnify and hold harmless the Company, the Company Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Financing and any information utilized in connection therewith (other than historical information relating to the Company and the Company Subsidiaries). Notwithstanding anything to the contrary in this Section 8.09(b) or any other provisions of this Agreement, (A) the condition set forth in Section 9.02(a)(i) , as it applies to the Company's obligations under this Section 8.09(b), shall be deemed satisfied unless the Company or the Company Subsidiaries cause or materially contribute to the failure of the Financing (including the Permanent Financing or any alternative financing) to be obtained, and (B) Parent and MergerSub acknowledge and agree that the obtaining of the Financing (including the Permanent Financing or any alternative financing), is not a condition to Closing, and each of Parent and MergerSub reaffirms its obligations to consummate the Mergers and the other transactions contemplated by this Agreement subject only to the express conditions set forth in Sections 9.01 and 9.02, irrespective and independent of the availability or terms of the Financing or any alternate financing.

          (c)   All non-public or otherwise confidential information regarding the Company obtained by Parent or its Representatives pursuant to paragraph (b) above shall be kept confidential in accordance with the Confidentiality Agreement (other than to the extent required to be included in any offering documents pursuant to paragraph (b) above).

        Section 8.10    Resignations.     The Company shall use reasonable best efforts to obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation effective as of the Company Merger Effective Time, of those directors of the Company or any Company Subsidiary designated by Parent to the Company in writing at least five calendar days prior to the Closing.

        Section 8.11    Takeover Statutes.     The Company Parties and the Buyer Parties shall use reasonable best efforts to take all action necessary so that no takeover statute becomes applicable to this Agreement, the Mergers or the other transactions contemplated by this Agreement and if any takeover statute becomes applicable to this Agreement, the Mergers or the other transactions contemplated by this Agreement, to take all necessary action to ensure that such transactions contemplated hereby may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement and otherwise act to eliminate or minimize the effects of such takeover statute.

        Section 8.12    Delisting and Deregistering of Securities.     Parent and the Surviving Company shall use their reasonable best efforts to cause the Company Common Shares to be de-listed from the NYSE and de-registered under the Exchange Act promptly following the Company Merger Effective Time.

        Section 8.13    Tax Matters.     During the period from the date of this Agreement to the Company Merger Effective Time, the Company and the Company Subsidiaries shall:

          (a)   continue to operate in such a manner as to permit the Company to continue to qualify as a REIT throughout the period from the date hereof to the Company Merger Effective Time;

          (b)   prepare and timely file all Tax Returns required to be filed by them (taking into account all applicable extensions of time to file such Tax Returns) on or before the Closing Date ("Post-Signing Returns") in a manner consistent with past practice, except as otherwise required by applicable Laws;

          (c)   fully and timely pay all Taxes due and payable in respect of such Post-Signing Returns that are so filed; and

          (d)   properly reserve (and reflect such reserve in their books and records and financial statements), for all Taxes payable by them for which no Post-Signing Return is due prior to the Company Merger Effective Time in a manner consistent with past practice.

        Section 8.14    Notices of Certain Events.

          (a)   The Company Parties shall notify Parent promptly of (i) any written communication and, to the knowledge of the Company, any other communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from the Company, any of the Company Subsidiaries or any of their respective Representatives), (ii) any material communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (and the response thereto from the Company, any of the Company Subsidiaries or any of their respective Representatives), (iii) any material Actions threatened or commenced against or otherwise affecting the Company or any of the Company Subsidiaries that are related to the transactions contemplated by this Agreement or (iv) any effect, event, development or change between the date of this Agreement and the Company Merger Effective Time that causes or is reasonably likely to cause any of the conditions set forth in Section 9.01, 9.02 or 9.04 not to be satisfied.

          (b)   The Buyer Parties shall notify the Company promptly of (i) any written communication and, to the knowledge of Parent, any other communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from Parent, any of its subsidiaries or their respective Representatives), (ii) any material communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (and the response thereto from Parent, any of its subsidiaries or their respective Representatives), (iii) any material Actions threatened or commenced against or otherwise affecting Parent or any of its subsidiaries that are related to the transactions contemplated by this Agreement or (iv) any effect, event, development or change between the date of this Agreement and the Company Merger Effective Time that causes or is reasonably likely to cause any of the conditions set forth in Section 9.01, 9.03 or 9.04 not to be satisfied.

          (c)   The delivery of any notice pursuant to this Section 8.14 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. It is acknowledged and agreed that Public REIT shall promptly receive a copy of any notices provided pursuant to this Section 8.14.

        Section 8.15    Existing Notes.

          (a)   Promptly following the date hereof, each of the Company and the Partnership shall use reasonable best efforts to amend the applicable note purchase agreements in order to provide that the Company's and the Partnership's debt securities set forth in Section 8.15 of the Disclosure Schedules (the "Notes") may be prepaid or redeemed on the Closing Date (with such prepayment or redemption conditioned on the Closing of the Company Merger) at a redemption price (the "Note Redemption Price") equal to principal plus accrued interest to the Closing Date plus the Make-Whole Premium (as that term is defined in the applicable note purchase agreement). The Company and the Partnership shall be entitled to incur and pay reasonable fees and expenses in connection with obtaining such amendment, subject to the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned). If the Company and the Partnership are unable to obtain such amendment to the applicable note purchase agreements within 45 days following the date hereof, unless the Parent Parties have waived the Company Parties' obligation to comply with this Section 8.15 prior to the expiration of such 45-day period, the Partnership shall be entitled to increase the borrowing capacity under its revolving credit facility or secure a new credit facility on terms reasonably acceptable to Parent in an amount necessary to fund the Note Redemption Price in the event the Closing does not occur, and to pay reasonable fees, including commitment fees, and expenses in connection therewith. It is expressly agreed by the parties hereto that the failure to obtain the consent of the holders of the Notes in connection with the amendments described above shall not be deemed a breach by the Company or the Partnership under this Agreement or a failure of any condition hereto.

          (b)   If instructed to do so by Parent, the Company and the Partnership shall deliver a notice of prepayment or redemption to each holder of Notes with sufficient advance notice to enable the Notes to be prepaid or redeemed on the Closing Date; provided that in no event shall the Company or the Partnership be obligated to deliver such notice of prepayment or redemption to each holder of Notes until the Partnership Unitholder Approval has been obtained. If such notice is delivered, immediately following the Company Merger Effective Time, Parent shall cause the Surviving Company or, if applicable, the Partnership or the Surviving Partnership, as the case may be, to promptly pay the Note Redemption Price, using funds provided by or at the direction of Parent.

        Section 8.16    Employee Benefits.

          (a)   Parent shall or shall cause the Surviving Company to give employees of the Company as of the Closing Date who continue to be employed by the Surviving Company immediately following the Closing (the "Employees") full credit for purposes of eligibility to participate and vesting under the employee benefit plans or arrangements maintained by Parent or its U.S. Affiliates in which such Employees participate following the Closing Date for such Employees' service with the Company to the same extent recognized by comparable plans of the Company immediately prior to the Closing Date, provided that no such credit will result in a duplication of benefits or require any retroactive contributions. Notwithstanding the foregoing, with respect to any welfare benefit plans maintained by Parent or its U.S. Affiliates for the benefit of Employees on and after the Closing Date, Parent shall or shall cause the Surviving Company to use reasonable best efforts to (i) cause there to be waived any eligibility requirements or pre-existing condition limitations to the same extent waived under comparable plans of the Company immediately prior to the Closing Date and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to amounts paid by such Employees in the year of the Closing Date with respect to similar plans maintained by the Company; provided that, for the avoidance of doubt, in no event shall Parent be obligated to cause the Surviving Company to purchase new insurance policies in order to comply with this Section 8.16(a).

          (b)   Upon the Closing, the Surviving Company hereby assumes the obligations under the Amended and Restated Executive Retention Plan adopted by the Company and the Partnership, as of February 12, 2011, including but not limited to payment of any accrued bonus under the Company's Incentive Compensation Plan for services rendered during the year in which the Closing occurs.

          (c)   Nothing contained in this Agreement shall (i) constitute or be deemed to be an amendment to any of the Plans or any other compensation or benefit plan, program or arrangement of the Company or Parent, (ii) prevent the amendment or termination of any of the Plans or interfere with the right or obligation of Parent to make such changes as are necessary to conform with applicable Law, or (iii) otherwise operate to require Parent to duplicate any payments or benefits payable pursuant to any of the Plans or other compensation or benefit plans, policies, programs, agreements or other arrangements of Parent.

          (d)   The parties acknowledge and agree that all provisions contained in this Section 8.16 are included for the sole benefit of the parties hereto, and that nothing in this Agreement, whether express or implied, shall create any third party beneficiary or other rights (i) in any other Person, including any employees or former employees of the Company, or (ii) to continued employment following the Closing Date.

        Section 8.17    Existing Indebtedness.     At the direction of the Parent, the Company and the Partnership shall deliver notices of prepayment or termination (with such prepayment or termination conditioned on the Closing of the Company Merger) relating to any loan agreement, letter of credit, indenture, note, bond, debenture, mortgage or any other document, agreement or instrument evidencing a capitalized leased obligation or other Indebtedness, including, without limitation, any of the Indebtedness listed on Section 4.17(g) of the Disclosure Schedule, of the Company or any Subsidiary (other than in connection with the Notes, the prepayment of which shall be governed by Section 8.15) with sufficient notice to enable such Indebtedness to be prepaid or terminated on the Closing Date. Immediately following the Company Merger Effective Time, Parent shall cause the Surviving Company or, if applicable, the Partnership or the Surviving Partnership, as the case may be, to promptly pay any amounts required in connection with such prepayments or terminations, including any interest, premium or penalties, using funds provided by or at the direction of Parent.

ARTICLE IX
CONDITIONS TO THE MERGERS

        Section 9.01    Conditions to the Obligations of Each Party to Consummate the Mergers.     The obligations of the Company Parties and the Buyer Parties to consummate the Mergers are subject to the satisfaction or waiver in writing (where permissible) of the following conditions:

          (a)   No Governmental Authority shall have (i) enacted, issued, promulgated, enforced or entered any Order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the Mergers, the Portfolio Contribution or the Redemption illegal or prohibiting consummation of the Mergers, the Portfolio Contribution, the Redemption or any of the other transactions contemplated by this Agreement, or (ii) instituted any Action which is then pending that challenges or seeks to enjoin or make illegal or otherwise prohibit or materially delay the consummation of the Mergers, the Portfolio Contribution or the Redemption or any of the other transactions contemplated by this Agreement;

          (b)   The Company shall have obtained the Company Stockholder Approval;

          (c)   The Partnership shall have obtained the Partnership Unitholder Approval;

          (d)   The transactions contemplated by the Contribution Agreement shall have been consummated in accordance with the terms of the Contribution Agreement; and

          (e)   Each Partnership Unit held by a Redeeming Partnership Unitholder (other than Partnership Units held by Exempted Redeeming Unitholders) with respect to which a Redemption Election has been properly made shall have been redeemed in exchange for the applicable Per Unit Redemption Consideration in accordance with Section 2.02 hereof.

        Section 9.02    Conditions to the Obligations of the Buyer Parties.     The obligations of the Buyer Parties to consummate the Mergers are subject to the satisfaction or waiver in writing (where permissible) of the following additional conditions:

          (a)   (i) no Company Party shall have breached or failed to comply in any material respect with any of its obligations, covenants or agreements required to be performed or complied with by it under this Agreement (after giving effect to the cure rights set forth in Section 10.01(c)(i)), (ii) the representations and warranties of the Company Parties contained in this Agreement that

  (A) are not made as of a specific date are true and correct as of the date of this Agreement and as of the Closing, as though made on and as of such date, and (B) are made as of a specific date are true and correct as of such date, in each case except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to "materiality" or "Company Material Adverse Effect" set forth in such representations and warranties (other than the representation in clause (b) of Section 4.08)) does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; in addition, the representations and warranties set forth in Sections 4.01(a) and (b) (Organization and Qualification; Company Subsidiaries; Authority), 4.03(a), (b) and (c) (Capitalization), 4.04 (Authority Relative to this Agreement, Takeover Laws, Validity and Effect of Agreements), 4.08 (Absence of Certain Changes or Events) and 4.19 (Opinion of Financial Advisor) shall be true and correct in all respects (other than in de minimis and immaterial respects in the case of Sections 4.03(a), (b)  and (c)) as of the date hereof and as of the Closing, as though made on and as of such date (in each case except to the extent expressly made as of a specific date, in which case as of such specific date); and (iii) Parent shall have received a certificate of an executive officer of the Company, dated the date of the Company Merger Effective Time, to the effect set forth in the foregoing clauses (i) and (ii);

          (b)   since the date of this Agreement, there shall not have occurred any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, has had a Company Material Adverse Effect;

          (c)   the Company shall have received a written opinion of Nixon Peabody LLP, dated as of the Closing Date and substantially in the form of Exhibit F attached hereto, opining that the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for all taxable periods commencing with the Company's taxable year ended December 31, 2000 through and including the Company Merger Effective Time; and

          (d)   The Company Trust and the Company shall have properly completed and executed IRS Form 8832, Entity Classification Election, electing to treat the Company Trust for U.S. federal income tax purposes as a disregarded entity of the Company (for this purpose, not including an entity treated as a corporation but disregarded as a QRS under Section 856(l) of the Code) effective not later than the day prior to the Closing Date and shall have deposited such completed and executed election form, with proper postage, into the U.S. mail, addressed as set forth in the Instructions to Form 8832 and otherwise in accordance with the requirements of Section 7502 of the Code, and shall not have revoked, terminated, or reversed such election.

        Section 9.03    Conditions to the Obligations of the Company Parties.     The obligations of the Company Parties to consummate the Mergers are subject to the satisfaction or waiver in writing (where permissible) of the following additional conditions:

          (a)   (i) no Buyer Party shall have breached or failed to comply in any material respect with any of its obligations, covenants or agreements required to be performed or complied with by it under this Agreement (after giving effect to the cure rights set forth in Section 10.01(d)(i)); (ii) the representations and warranties of the Buyer Parties contained in this Agreement that (A) are not made as of a specific date are true and correct as of the date of this Agreement and as of the Closing, as though made on and as of such date, and (B) are made as of a specific date are true and correct as of such date, in each case except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to "materiality" or "Parent Material Adverse Effect" set forth in such representations and warranties) does not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; in addition, the representations and warranties set forth in Sections 5.01

  (Corporate Organization), 5.02 (Ownership of MergerSub and Partnership MergerSub; No Prior Activities) and 5.03 (Authority Relative to this Agreement) shall be true and correct in all respects as of the date hereof and as of the Closing, as though made on and as of such date (in each case except to the extent expressly made as of a specific date, in which case as of such specific date); and (iii) the Company shall have received a certificate of an executive officer of Parent, dated the date of the Company Merger Effective Time, to the effect set forth in the foregoing clauses (i) and (ii); and

          (b)   since the date of this Agreement, there shall not have occurred any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, has had a Parent Material Adverse Effect.

        Section 9.04    Conditions to the Obligations of Each Party to Consummate the Company Merger.     In addition to the conditions set forth in Sections 9.01, 9.02 and 9.03, the obligations of the Company and MergerSub to consummate the Company Merger are subject to the consummation of the Partnership Merger in accordance with the terms of this Agreement.

ARTICLE X
TERMINATION, AMENDMENT AND WAIVER

        Section 10.01    Termination.     This Agreement may be terminated and the Mergers and the other transactions contemplated hereby may be abandoned at any time prior to the Partnership Merger Effective Time (the date of any such termination, the "Termination Date"):

          (a)   by mutual written consent of Parent and the Company;

          (b)   by either Parent or the Company:

              (i)  if the Partnership Merger Effective Time shall not have occurred on or before the Outside Date; provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose failure to fulfill in any material respect any of its obligations under this Agreement has been the cause of, or resulted in, the event specified in this Section 10.01(b)(i);

             (ii)  if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order or taken any other action (including the failure to have taken an action) which, in either such case, has become final and non-appealable and has the effect of making consummation of the Portfolio Contribution, Redemption or Mergers illegal or otherwise preventing or prohibiting consummation of the Portfolio Contribution, Redemption or Mergers ("Governmental Order"); provided, however, that the right to terminate under this Section 10.01(b)(ii) shall not be available to any party unless such party shall have used its reasonable best efforts to oppose any such Governmental Order or to have such Governmental Order vacated or made inapplicable to such Mergers;

            (iii)  the Company Stockholder Approval is not obtained at the Company Stockholders Meeting upon a vote taken thereon; or

            (iv)  the Partnership Unitholder Approval is not obtained at the Partnership Unitholders Meeting upon a vote taken thereon;

          (c)   by Parent:

              (i)  if any of the Company Parties shall have breached or failed to perform in any material respect any of their respective representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of any Company Party shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing on the Closing Date (A) would result in the failure of a condition set forth in Section 9.02 to be satisfied and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) 45 days after the giving of written notice to the Company of such breach or failure (except to the extent that (x) the Company Parties are then diligently pursuing and continue to pursue a cure for such breach and (y) the Company Parties are reasonably capable of curing such breach, in which case such date shall be extended until the Company Parties no longer continue to diligently pursue a cure for such breach or until the Company Parties no longer are reasonably capable of curing such breach); provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 10.01(c)(i) if any of the Buyer Parties are then in material breach of any of their covenants or agreements set forth in this Agreement;

             (ii)  if there has been a Change in Recommendation (provided that Parent's right to terminate this Agreement pursuant to this clause (ii) will expire 10 Business Days after the date upon which Parent receives from the Company a Change Notice regarding the Change in Recommendation); or

            (iii)  if (A) the Company Board shall have approved, endorsed or recommended any Acquisition Proposal, (B) the Company enters into a contract or agreement relating to an Acquisition Proposal (other than a confidentiality agreement entered into in compliance with Section 8.04(d)), (C) a tender offer or exchange offer for any Company Common Shares that constitutes an Acquisition Proposal (other than by any of the Buyer Parties or any of their Affiliates) is commenced prior to obtaining the Company Stockholder Approval and the Company Board fails to recommend against acceptance of such tender offer or exchange offer by the Company Stockholders (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by the Company Stockholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) within five Business Days of being requested to do so by Parent, or (D) the Company or the Company Board publicly announces its intention to do any of the foregoing;

          (d)   by the Company:

              (i)  if any of the Buyer Parties shall have breached or failed to perform in any material respect any of their respective representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of a Buyer Party shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing on the Closing Date (A) would result in the failure of a condition set forth in Section 9.03 to be satisfied and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) 45 days after the giving of written notice to Parent of such breach or failure (except to the extent that (x) the Buyer Parties are then diligently pursuing and continue to pursue a cure for such breach and (y) the Buyer Parties are reasonably capable of curing such breach, in which case such date shall be extended until the Buyer Parties no longer continue to diligently pursue a cure for such breach or until the Buyer Parties no longer are reasonably capable of curing such breach); provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.01(d)(i) if any Company Party is then in material breach of any of its covenants or agreements set forth in this Agreement;

             (ii)  if the Company Board adopts, approves, endorses or recommends and authorizes the Company to enter into a definitive agreement providing for the implementation of a Superior Proposal in a manner permitted under Section 8.04(e), but only so long as the Company pays to Parent the Company Termination Fee in accordance with Section 10.04(b) simultaneously with any such termination; or

            (iii)  if the Closing shall not have been consummated on or before the date contemplated in Section 2.06 and all of the conditions to Closing set forth in Section 9.01 and Section 9.02 would be satisfied and continue to be satisfied at the time of such termination if the Mergers were to occur at the time of such termination (other than (x) conditions that, by their nature, are to be satisfied at the Closing and (y) conditions set forth in Sections 9.01(d) and (e)  if the Public Parties stood ready, willing and able to consummate the Portfolio Contribution and the Portfolio Contribution did not occur because Parent did not stand ready, willing and able to complete the Closing) and the Company stood ready, willing and able to consummate the Mergers at such time.

        Section 10.02    Effect of Termination.

          (a)   In the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto (or any Representatives thereof) except that the indemnification and reimbursement obligations of the Buyer Parties contained in Sections 2.09 and 8.09(b), the Limited Guarantee referred to in Section 5.07(c) and the provisions of Section 8.03(b), Section 8.03(c), this Section 10.02, Section 10.04 and Article XI and the definitions of all defined terms appearing in such sections shall survive any such termination; provided, however, that, subject to Sections 10.04(g), 11.06, 11.07 and 11.09, nothing herein shall relieve any party hereto from liability for fraud or any willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination, in which case the non-breaching party shall be entitled to all rights and remedies available at law or in equity. For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, the parties agree that termination of this Agreement following the Portfolio Contribution Effective Time shall not affect the rights and obligations of the Company Parties and the Public Parties to effectuate the other transactions contemplated under the Contribution Agreement.

          (b)   For the avoidance of doubt, in the event of termination of this Agreement, the Financing Sources shall have no liability to the Company, the Partnership or any of their respective Affiliates hereunder or under the Debt Financing or otherwise relating to or arising out of the transactions contemplated by such agreements, provided that the foregoing shall not preclude any liability of the Financing Sources to Parent or MergerSub under the terms of the Debt Commitment Letter (and the related fee letters) or the Debt Financing.

        Section 10.03    Notice of Termination.     A terminating party shall provide written notice of termination to the other parties specifying with reasonable particularity the basis of such termination. If more than one provision in Section 10.01 is available to a terminating party in connection with a termination, a terminating party may rely on any and all available provisions in Section 10.01 for any such termination.

        Section 10.04    Fees and Expenses.

          (a)   Except as otherwise set forth in Sections 2.09, 8.06(d), 8.07, 8.09(b) and this Section 10.04, all expenses (including fees and expenses payable to Representatives) incurred by any party to this Agreement or its Affiliates on its behalf in connection with this Agreement or the transactions contemplated by this Agreement ("Expenses") shall be paid by the party incurring such expenses, whether or not the Mergers are consummated.

          (b)   The Company agrees that if this Agreement shall be terminated:

              (i)  by Parent pursuant to Section 10.01(c)(ii) or Section 10.01(c)(iii);

             (ii)  by the Company pursuant to Section 10.01(d)(ii); or

            (iii)  by Parent or the Company pursuant to Section 10.01(b)(iii) or by Parent pursuant to Section 10.01(c)(i) as a result of a willful breach of any covenant or agreement by the Company and at any time after the date of this Agreement and prior to the failure to obtain Company Stockholder Approval (in the case of a termination pursuant to Section 10.01(b)(iii)) or prior to the breach giving rise to such termination (in the case of a termination pursuant to Section 10.01(c)(i) as a result of a willful breach of any covenant or agreement by the Company), (A) an Acquisition Proposal (whether or not conditional) or an intention to make an Acquisition Proposal (whether or not conditional) shall have been made to the Company Board or directly to the Company's stockholders or is otherwise publicly announced, in each case prior to the Termination Date, and (B) concurrently with such termination or within 12 months following the Termination Date, the Company enters into a definitive agreement relating to or consummates an Acquisition Proposal (in each case whether or not such Acquisition Proposal was the same Acquisition Proposal referred to in the foregoing clause (A), and for purposes of this Section 10.04(b)(iii), "50%" shall be substituted for "15%" in the definition of Acquisition Proposal);

  then, in each such case, the Company shall pay to Parent the Company Termination Fee less any Parent Expenses previously paid pursuant to Section 10.04(c), in immediately available funds to an account directed by Parent, which payment shall be made (x) within three Business Days of the Termination Date, in the case of a Company Termination Fee payable pursuant to Section 10.04(b)(i); (y) simultaneously with, and as a condition to the effectiveness of, termination, in the case of a Company Termination Fee payable pursuant to Section 10.04(b)(ii); and (z) on the earliest of the execution of a definitive agreement with respect to, submission to the stockholders of, or consummation of, any transaction contemplated by an Acquisition Proposal, as applicable, in the case of a Company Termination Fee payable pursuant to Section 10.04(b)(iii).

          (c)   The Company agrees that if this Agreement shall be terminated by either Parent or the Company pursuant to Section 10.01(b)(iii) or by Parent pursuant to Section 10.01(c)(i) as a result of a willful breach of any covenant or agreement by the Company, under circumstances in which the Company Termination Fee is not payable pursuant to Section 10.04(b)(i), then the Company shall pay, within three Business Days of the Termination Date, to Parent the Parent Expenses in immediately available funds to an account directed by Parent, provided, that the payment by the Company of the Parent Expenses pursuant to this Section 10.04(c), shall not relieve the Company of any subsequent obligation to pay the Company Termination Fee pursuant to Section 10.04(b) except to the extent indicated in such Section.

          (d)   Parent agrees that (i) if this Agreement is terminated (A) under circumstances in which the Company Termination Fee (or any portion thereof) is paid on the basis of termination of this Agreement by the Company pursuant to Section 10.01(d)(ii) or by Parent pursuant to Section 10.01(c)(ii) or (iii), in each case in connection with the Company entering into or recommending a Superior Proposal with a Go Shop Bidder on or before the date that is 15 days following the Go Shop Period End Time or (B) under circumstances in which the Parent Expenses (or any portion thereof) are paid pursuant to Section 10.04(c), and the Public Parties are not in material breach of this Agreement or the Contribution Agreement at the time of such termination, then Parent shall pay to Public REIT the Public Party Expenses (provided that such payment shall be reduced on a pro rata basis to the extent that the entirety of the Company Termination Fee or the Parent Expenses, as applicable, are not actually paid to Parent) and (ii) if this Agreement is terminated under any other circumstances in which the Company Termination Fee is paid pursuant to Section 10.04(b) and the Public Parties are not in material breach of this Agreement or the Contribution Agreement at the time of such termination, then Parent shall pay to Public REIT the Pro Rata Termination Fee.

          (e)   Parent agrees that if this Agreement is terminated (i) by the Company pursuant to Section 10.01(d)(i) as a result of a willful breach of any covenant or agreement by any of the Buyer Parties, or (ii) by the Company pursuant to Section 10.01(d)(iii), then, in either case, Parent shall pay to the Company the Parent Termination Fee within three Business Days of the Termination Date in immediately available funds to an account directed by the Company.

          (f)    The Company agrees that (i) if this Agreement is terminated under circumstances in which the Parent Termination Fee (or any portion thereof) is paid pursuant to Section 10.04(e) and the Public Parties are not in material breach of this Agreement or the Contribution Agreement at the time of such termination and (ii) the transactions contemplated by the Contribution Agreement are not consummated, then the Company shall pay to Public REIT the Pro Rata Termination Fee.

          (g)   Public REIT agrees that if this agreement is terminated by either the Company or Parent pursuant to Section 10.01(b)(i) and, at the time of such termination, (i) the conditions to the Public Parties' obligations to consummate the Portfolio Contribution under Section 5.01 of the Contribution Agreement are satisfied and (ii) the Portfolio Contribution has not been consummated as a result of the Public Parties' breach under the Contribution Agreement, then Public REIT shall pay (x) to the Company a portion of the Public Party Termination Fee equal to $55,000,000 and (y) to Parent a portion of the Public Party Termination Fee equal to $35,000,000.

          (h)   Notwithstanding anything in this Agreement to the contrary, except in the case of fraud or willful and material breach as expressly set forth in Section 10.02(a) and subject to the limitations set forth in Section 10.04(k), in the event that the Company Termination Fee, the Parent Termination Fee, the Public Party Termination Fee or the Public Party Expenses becomes payable, then such payment shall be the receiving party's and its affiliates' sole and exclusive remedy as liquidated damages for any and all losses or damages of any nature against the paying party (or, in the case of the Public Party Expenses, any other party), its subsidiaries and each of their respective Representatives in respect of this Agreement, any agreement executed in connection herewith, and the transactions contemplated hereby and thereby, including for any loss or damage suffered as a result of the termination of this Agreement, the failure of the Mergers to be consummated or for a breach or failure to perform hereunder (whether intentionally, unintentionally, or otherwise) or otherwise.

          (i)    For the purposes of this Agreement:

              (i)  "Company Termination Fee" means an amount equal to (A) $50,000,000 solely in the event that the Company Termination Fee becomes payable in connection with a termination of this Agreement by the Company pursuant to Section 10.01(d)(ii) or by Parent pursuant to Section 10.01(c)(ii) or (iii), in each case in connection with the Company entering into or recommending a Superior Proposal with a Go Shop Bidder on or before the date that is 15 days following the Go Shop Period End Time, or (B) $150,000,000 if the Company Termination Fee becomes payable pursuant to Section 10.04(b) under any circumstance other than those described in the immediately preceding clause (A).

             (ii)  "Parent Expenses" means all reasonable, actual and documented out-of-pocket costs and expenses incurred prior to the termination of this Agreement by or on behalf of the Buyer Parties (or their Affiliates) in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder, including reasonable fees and expenses of counsel, investment banking firms, Financing Sources or financial advisors, accountants, and consultants, up to an aggregate maximum amount of $35,000,000.

            (iii)  "Parent Termination Fee" means an amount equal to $300,000,000.

            (iv)  "Pro Rata Termination Fee" means 9% of the amount of the Company Termination Fee actually paid to Parent or 9% of the amount of the Parent Termination Fee actually paid to the Company, as applicable.

             (v)  "Public Party Expenses" means all reasonable, actual and documented out-of-pocket costs and expenses incurred prior to the termination of this Agreement by or on behalf of the Public Parties (or their Affiliates) in connection with the entering into of this Agreement and the Contribution Agreement and the carrying out of any and all acts contemplated hereunder and thereunder, including reasonable fees and expenses of counsel, investment banking firms, financing sources or financial advisors, accountants, and consultants.

            (vi)  "Public Party Termination Fee" means an amount equal to $90,000,000.

          (j)    Each of the parties hereto acknowledges that the agreements contained in this Section 10.04 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the other parties would not enter into this Agreement. In the event that the Company shall fail to pay the Company Termination Fee or the Parent Expenses when due, Parent shall fail to pay the Parent Termination Fee or the Public Party Expenses when due, or Public REIT shall fail to pay the Public Party Termination Fee when due, the Company, Parent or Public REIT, as the case may be, shall reimburse the party due such payment for all reasonable costs and expenses actually incurred or accrued by such other party (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 10.04. Further, if the Company, Parent or Public REIT, as the case may be, fails to timely pay any amount due pursuant to this Section 10.04, and, in order to obtain the payment, Public REIT, Parent or the Company, as the case may be, commences a suit which results in a judgment against the party owing such payment (or, in the case of the Company, against the Guarantor) for the payment set forth in this Section 10.04, such paying party shall pay the other party its reasonable and documented costs and expenses (including reasonable and documented attorneys' fees) in connection with such suit, together with interest on such amount at the prime rate as reported in The Wall Street Journal in effect on the date such payment was required to be made through the date of payment. If payable, none of the Company Termination Fee, the Parent Expenses, the Parent Termination Fee, the Public Party Expenses or the Public Party Termination Fee shall be payable more than once pursuant to this Agreement.

          (k)   Notwithstanding anything to the contrary in this Agreement:

              (i)  Except for Parent, MergerSub, Partnership MergerSub and the Guarantor (but only to the extent set forth in the Limited Guarantee), no other Parent Party shall have any liability for any obligation or liability to the Company, any of its Affiliates or any of its or their direct or indirect stockholders for any claim for any loss suffered as a result of any breach of this Agreement, the Limited Guarantee or the Financing Commitments, or the failure of the Company Merger, the Partnership Merger or any other transaction contemplated hereby or thereby to be consummated, or in respect of any oral representation made or alleged to be have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise;

             (ii)  Without limiting the right of the Company to seek specific performance in accordance with Section 11.07, the maximum aggregate liability of Parent, MergerSub, Partnership MergerSub and the Guarantor for any loss suffered as a result of any breach of this Agreement, the Limited Guarantee or the Financing Commitments, or the failure of the Company Merger, the Partnership Merger or any other transaction contemplated hereby or thereby to be consummated, or in respect of any oral representation made or alleged to be have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise, shall be limited to the Parent Termination Fee plus any interest, costs and expenses payable pursuant to Section 10.04(j) , and in no event shall the Company seek to, and the Company shall cause its Affiliates not to seek to, recover any money damages (including consequential, indirect or punitive damages) in excess of such amount; and

            (iii)  Upon payment of the Parent Termination Fee (plus any interest, costs and expenses payable pursuant to Section 10.04(j)), no Parent Party shall have any further liability or obligation to the Company, any of its Affiliates or any of its or their direct or indirect stockholders relating to or arising out of this Agreement, the Limited Guarantee or the Financing Commitments, or the failure of the Company Merger, the Partnership Merger or any other transaction contemplated hereby or thereby to be consummated, or in respect of any oral representation made or alleged to be have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise, and in such event, the Company shall not seek to, and shall cause its Affiliates not to seek to, recover any money damages (including consequential, indirect or punitive damages) or obtain any equitable relief from any Parent Party.

            (iv)  For the avoidance of doubt, it is acknowledged and agreed that the provisions of this Section 10.04 shall not affect the rights of the parties under the Contribution Agreement to pursue the legal remedies provided for in the Contribution Agreement in the event of a default or breach thereunder, which rights will survive the termination of this Agreement unimpaired; provided that no Parent Party shall have any liability for any obligation or liability to any Person for any breach of the Contribution Agreement or in respect of any oral representation made or alleged to have been made in connection therewith, whether in equity or at law, in contract, in tort or otherwise.

        Section 10.05    Escrow of Company Expenses.

          (a)   To the extent that the Company Parties recover the Parent Termination Fee pursuant to Section 10.04(e) (such amount, the "Damages Amount"), Parent shall instruct the escrow agent to pay to the Partnership from the Damages Amount deposited into escrow in accordance with the next sentence, an amount equal to the lesser of (i) the Damages Amount and (ii) the sum of (A) the maximum amount that can be paid to the Partnership without causing the Company to fail to meet the requirements of Sections 856(c)(2) and 856(c)(3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) or 856(c)(3)(A)-(I) of the Code ("Qualifying Income"), as determined by the Company's independent certified public accountants, plus (B) in the event the Company receives either (1) a letter from the Company's counsel indicating that the Company has received a ruling from the IRS described in Section 10.05(b) or (2) an opinion from the Company's outside counsel as described in Section 10.05(b), an amount equal to the Damages Amount less the amount payable under clause (A) above. To secure Parent's obligation to pay these amounts, Parent shall deposit into escrow an amount in cash equal to the Damages Amount with an escrow agent selected by Parent and on such terms (subject to Section 10.05(b)) as shall be mutually agreed upon by the Partnership, Parent and the escrow agent. The payment or deposit into escrow of the Damages Amount pursuant to this Section 10.05 shall be made at the time Parent is obligated to pay the Partnership such amount pursuant to Section 10.04(e)(i) or (ii) by wire transfer or bank check.

          (b)   The escrow agreement shall provide that the Damages Amount in escrow or any portion thereof shall not be released to the Partnership unless the escrow agent receives any one or combination of the following: (i) a letter from the Company's independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to the Partnership without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from the Company's accountants revising that amount, in which case the escrow agent shall release such amount to the Company, or (ii) a letter from the Company's counsel indicating that the Company received a ruling from the IRS holding that the Damages Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, the Company's outside counsel has rendered a legal opinion to the effect that the receipt by the Partnership of the Damages Amount would constitute Qualifying Income, would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code or would not otherwise disqualify the Company as a REIT), in which case the escrow agent shall release the remainder of the Damages Amount to the Partnership. Parent agrees to amend this Section 10.05 at the reasonable request of the Company in order to (x) maximize the portion of the Damages Amount that may be distributed to the Partnership hereunder without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (y) improve the Company's chances of securing a favorable ruling described in this Section 10.05(b), or (z) assist the Company in obtaining a favorable legal opinion from its outside counsel as described in this Section 10.05(b). The escrow agreement shall also provide that any portion of the Damages Amount remaining in escrow on the date that is five years after the date the Damages Amount was deposited into escrow shall be released by the escrow agent to Parent. Any costs and expenses of the escrow agent shall be borne solely by the Company.

        Section 10.06    Waiver.     At any time prior to the Company Merger Effective Time, the Company, on the one hand, and Parent, on the other hand, may (a) extend the time for the performance of any obligation or other act of the other party, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any agreement of the other party or any condition to its own obligations contained herein; provided that, without the prior written consent of Public REIT, neither the Company nor Parent may grant any such extension or waiver to the extent the extension or waiver (i) relates to a representation, condition, covenant or other obligation which is in whole or in part for the benefit of Public REIT or (ii) affects negatively the rights of any Public Party under this Agreement or the Contribution Agreement. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Company (on behalf of the Company Parties) or Parent (on behalf of the Buyer Parties), as applicable. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights, and no single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

        Section 10.07    Termination of Contribution Agreement.     In the event the Contribution Agreement is validly terminated by any Public Party under circumstances in which the transactions contemplated by the Contribution Agreement shall not have been consummated on or before the Outside Date in accordance with the provisions set forth in the Contribution Agreement, the obligations of Public REIT set forth in this Agreement shall terminate except that the provisions of Section 8.03(c), Section 10.02, Section 10.04, this Section 10.07 and Article XI and the definitions of all defined terms appearing in such sections shall survive any such termination.

ARTICLE XI
GENERAL PROVISIONS

        Section 11.01    Non-Survival of Representations and Warranties.     The representations and warranties in this Agreement and in any certificate or other instrument delivered pursuant hereto, including any rights arising out of any breach of such representations and warranties, shall terminate at the Company Merger Effective Time. This Section 11.01 shall not limit any covenant or agreement of the parties hereto that by its terms contemplates performance after the Company Merger Effective Time.

        Section 11.02    Notices.     All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon confirmation of receipt) by delivery in person, by prepaid overnight courier (providing proof of delivery), by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or facsimile numbers (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

    if to any Buyer Party:

    Lone Star Americas Acquisitions, LLC
    888 Seventh Ave., 11th Floor
    New York, New York 10019
    Attention:     Hugh Ward
    Telephone:    (212) 849-9661
    E-mail:          hward@lonestarfunds.com

    with a copy to:

    Gibson, Dunn & Crutcher LLP
    2100 McKinney Avenue
    Suite 1100
    Dallas, Texas 75201-6912
    Attention:     Jeffrey A. Chapman
                          R. Jay Tabor
    Facsimile:     (214) 571-2920
    E-mail:          jchapman@gibsondunn.com
                          jtabor@gibsondunn.com

    if to any Company Party:

    Home Properties, Inc.
    850 Clinton Square
    Rochester, New York 14604
    Attention:     Edward J. Pettinella
    Facsimile:     (585) 546-5433
    E-mail:          edwardpe@homeproperties.com

    with a copy to:

    Home Properties, Inc.
    850 Clinton Square
    Rochester, New York 14604
    Attention:     Ann McCormick
    Facsimile:     (585) 546-5433
    E-mail:          ann@homeproperties.com

    and

    Hogan Lovells US LLP
    555 Thirteenth Street, NW
    Washington, DC 20004
    Attention:     J. Warren Gorrell, Jr.
                          David W. Bonser
    Facsimile:     (202) 637-5910
    E-mail:          warren.gorrell@hoganlovells.com
                          david.bonser@hoganlovells.com

    if to Public REIT:

    c/o UDR, Inc.
    1745 Shea Center Drive
    Suite 200
    Highlands Ranch, CO 80129
    Attention:     Warren L. Troupe, Senior Executive Vice President
    Facsimile:     (720) 283-2451

    with a copy to:

    UDR, Inc.
    1745 Shea Center Drive
    Suite 200
    Highlands Ranch, CO 80129
    Attention:     David G. Thatcher
    Facsimile:     (720) 283-2451

    with a copy to:

    Morrison & Foerster LLP
    707 Wilshire Boulevard
    Los Angeles, California 90017
    Attention:     Thomas R. Fileti, Esq.
    Facsimile:     (213) 892-5454
    E-mail:          tfileti@mofo.com

        Section 11.03    Severability.     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy or the application of this Agreement to any person or circumstance is invalid or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. To such end, the provisions of this Agreement are agreed to be severable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

        Section 11.04    Amendment.     Subject to compliance with applicable Law, this Agreement may be amended by the parties hereto by action taken by their respective board of directors (or similar governing body or entity) at any time prior to the Company Merger Effective Time; provided, however, that (a) after the Company Stockholders Meeting, to the extent the Company Stockholder Approval is obtained, no amendment may be made which decreases the Company Common Share Merger

Consideration, and (b) after the Partnership Unitholders Meeting, to the extent Partnership Unitholder Approval is obtained, no amendment may be made which decreases the Partnership Merger Consideration. This Agreement may not be amended except by an instrument in writing signed by the parties hereto. Notwithstanding anything to the contrary in this Agreement, Sections 11.06, 11.08(b), 11.09(d) and 11.13 and this Section 11.04 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of Sections 11.06, 11.08(b), 11.09(d) and 11.13 and this Section 11.04) may not be modified, waived or terminated in a manner that impacts or is adverse in any material respect to the Financing Sources without the prior written consent of the Financing Sources.

        Section 11.05    Entire Agreement; Assignment.     This Agreement, together with the Confidentiality Agreement, the Disclosure Schedule, the Limited Guarantee and the Contribution Agreement, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) without the prior written consent of the other parties hereto, and any attempt to make any such assignment without such consent shall be null and void, provided that that any of the Buyer Parties may assign this Agreement (i) to any direct or indirect wholly owned subsidiary of Parent or (ii) after the Company Merger Effective Time, to any Person; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if the assignee does not perform its obligations. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

        Section 11.06    Remedies.     Except as otherwise provided in Section 10.04(e), Section 11.07 or elsewhere in this Agreement, any and all remedies expressly conferred upon a party to this Agreement shall be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity and the exercise by a party to this Agreement of any one remedy shall not preclude the exercise by it of any other remedy.

        Section 11.07    Specific Performance.

          (a)   The Company Parties and the Buyer Parties agree that irreparable damage would occur in the event that the Company Parties and the Buyer Parties do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions. Accordingly, prior to any termination of this Agreement pursuant to Section 10.01, and subject to Sections 11.07(b) and (c) and Section 11.09, the Company Parties and the Buyer Parties acknowledge and agree that each Company Party and Buyer Party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement by a Company Party or a Buyer Party and to enforce specifically the terms and provisions hereof in the Courts of the State of Maryland (the "Maryland Courts"), this being in addition to any other remedy to which such party is entitled at law or in equity.

          (b)   Notwithstanding anything herein to the contrary, the Company and the Partnership shall be entitled to seek specific performance to cause Parent, MergerSub and Partnership MergerSub to draw down the Equity Financing or to consummate the Mergers only if:

              (i)  all of the conditions set forth in Sections 9.01 and 9.02 (other than (x) conditions that, by their nature, are to be satisfied at the Closing and (y) conditions set forth in Sections 9.01(d) and (e) if the Public Parties stood ready, willing and able to consummate the Portfolio Contribution and the Portfolio Contribution did not occur because Parent did not stand ready, willing and able to complete the Closing) have been satisfied;

             (ii)  all of the conditions to the consummation of the Debt Financing (or any replacement debt financing, if applicable) provided by the Debt Commitment Letter (or any replacement debt financing, if applicable) have been satisfied (other than the funding of the Equity Financing and those conditions that by their nature are to be satisfied at the Closing); and

            (iii)  the Company has irrevocably confirmed that if specific performance is granted and the Equity Financing and Debt Financing (or any replacement financing, if applicable) are funded, then the Closing will occur.

          (c)   Notwithstanding anything herein to the contrary, the Company and the Partnership shall be entitled to specific performance to cause Parent, MergerSub and Partnership MergerSub to draw down the Debt Financing (or any replacement financing, if applicable) only if:

              (i)  all of the conditions set forth in Sections 9.01 and 9.02 (other than (x) conditions that, by their nature, are to be satisfied at the Closing and (y) conditions set forth in Sections 9.01(d) and (e) if the Public Parties stood ready, willing and able to consummate the Portfolio Contribution and the Portfolio Contribution did not occur because Parent did not stand ready, willing and able to complete the Closing) have been satisfied;

             (ii)  Parent and MergerSub have failed to complete the Closing by the date the Closing is required to occur pursuant to Section 2.06; and

            (iii)  all of the conditions to the consummation of the Debt Financing (or any replacement financing, if applicable) provided by the Debt Commitment Letter (or any replacement financing, if applicable) have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing).

          (d)   Nothing in this Section 11.07 or elsewhere in this Agreement shall require Parent, MergerSub or Partnership MergerSub to initiate, prosecute or maintain any Action against any Financing Source or the other Persons providing or obligated to provide the Debt Financing in the event of any breach or purported breach of the Debt Commitment Letter by any such Person.

          (e)   Each of the Company Parties and the Buyer Parties hereby waives (i) any defense in any Action for specific performance that a remedy at law would be adequate and (ii) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

          (f)    In no event shall the exercise of the Company's and the Partnership's right to seek specific performance pursuant to this Section 11.07 reduce, restrict or otherwise limit the Company's right to terminate this Agreement pursuant to Section 10.01(d)(i) or 10.01(d)(iii) and be paid the Parent Termination Fee.

        Section 11.08    Parties in Interest.     This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than (a) following the Closing, the Indemnified Parties, solely in the case of this Section 11.08(a) and Section 8.05 (and the definitions relating thereto), (b) the Financing Sources, solely in the case of this Section 11.08(b) and Sections 11.04, 11.09(d) and 11.13 (and the definitions relating thereto), (c) following the Company Merger Effective Time and subject to the terms and conditions set forth in this Agreement, the holders of Company Common Shares, Company Stock Options, Company Restricted Stock, Company Restricted Stock Units and Company Dividend Equivalent Rights, solely in the case of this Section 11.08(c) and in respect of their right to receive the Company Common Share Merger Consideration or the Company Option and Stock-Based Consideration in accordance with Article III, (d) following the Partnership Merger Effective Time, the Partnership Unitholders, solely in the case of this Section 11.08(d) and in respect of their right to receive the applicable Partnership Merger Consideration in accordance with Article III, and (e) the

Redeeming Partnership Unitholders, solely in this Section 11.08(e) and the representations and warranties of Public REIT set forth in Article VI. The representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the knowledge of any of the parties. Accordingly, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding the foregoing, (i) the provisions of Section 10.04(k) shall be enforceable against the Company Parties (but not the Buyer Parties) by each Financing Source and its successors and assigns, and (ii) the provisions of this Section 11.08 and Section 11.04, Section 11.09(d) and Section 11.13 shall be enforceable against all parties to this Agreement by each Financing Source and its successors and assigns.

        Section 11.09    Governing Law; Forum; Limitations on Suits against Parent Parties and Financing Sources.

          (a)   This Agreement, the Mergers and the other transactions contemplated hereby and all disputes, claims or controversies (whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the internal Laws of the State of Maryland without giving effect to any choice or conflict of law provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of Laws of any jurisdictions other than those of the State of Maryland.

          (b)   Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the Maryland Courts for any litigation (whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Maryland Courts and agrees not to plead or claim in any Maryland Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (i) to the extent such party is not otherwise subject to service of process in the State of Maryland, to appoint and maintain an agent in the State of Maryland as such party's agent for acceptance of legal process, and (ii) that service of process may also be made on such party by prepaid certified mail to the address for notice set forth in Section 11.02 with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to clause (i) or (ii) above shall have the same legal force and effect as if served upon such party personally within the State of Maryland.

          (c)   Without limiting Section 10.04(k) or Section 11.09(d) or the Company's ability to enforce this Agreement against Public REIT, this Agreement may only be enforced by the Company with respect to the Parent Parties against, and claims or causes of action that are based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement may only be made with respect to the Parent Parties by the Company against, Parent, MergerSub, Partnership MergerSub and the Guarantor (but only to the extent set forth in the Limited Guarantee), and the Company shall not seek to enforce this Agreement against, or make any claims or causes of action that are based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement against, any other Parent Party.

          (d)   Notwithstanding anything in this Agreement to the contrary, each of the parties hereto agrees that (i) it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources, in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Financing Commitments, the Debt Financing or the definitive agreements executed in connection therewith or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof) and (ii) any such action, cause of action, claim, cross-claim or third-party claim shall be governed by the laws of the State of New York. Each of the Company and the Partnership also agrees that (A) neither it nor any of its Affiliates will bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source, in any way relating to this Agreement or the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Financing Commitments, the Debt Financing or the definitive agreements executed in connection therewith or the performance thereof and (B) no Financing Source shall have any liability (whether in contract or in tort or otherwise) to the Company, the Partnership or any of their respective Affiliates or their respective directors, officers, employees, agents, partners, managers, members or equity holders for any obligations or liabilities of any party under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to have been made in connection herewith.

        Section 11.10    Headings.     The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

        Section 11.11    Counterparts.     This Agreement may be executed and delivered (including by facsimile or PDF transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

        Section 11.12    Waiver.     Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

        Section 11.13    Waiver of Jury Trial.     EACH OF THE PARTIES HERETO AND EACH FINANCING SOURCE HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY SUIT, ACTION OR OTHER PROCEEDING OR LITIGATION (WHETHER BASED ON CONTRACT, TORT OF OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO AND EACH FINANCING SOURCE (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUIT, ACTION, PROCEEDING OR LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) IN THE CASE OF THE PARTIES HERETO, ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.13.

        Section 11.14    Authorship.     Each party hereto acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. The parties hereto agree that the terms and language of this Agreement are the result of negotiation between the parties hereto and their respective Representatives and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party hereto. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

[Signature Pages Follow]

        IN WITNESS WHEREOF, the Buyer Parties, Company Parties and Public REIT have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

HOME PROPERTIES, INC., a Maryland corporation
By:	/s/ EDWARD J. PETTINELLA
	Name:	Edward J. Pettinella
	Title:	President and Chief Executive Officer
HOME PROPERTIES, L.P., a New York limited partnership
By:	HOME PROPERTIES, INC., its general partner
By:	/s/ EDWARD J. PETTINELLA
	Name:	Edward J. Pettinella
	Title:	President and Chief Executive Officer

[Signature Pages to Agreement and Plan of Merger]

LSREF4 LIGHTHOUSE ACQUISITIONS, LLC, a Delaware limited liability company
By:	/s/ MARC L. LIPSHY
	Name:	Marc L. Lipshy
	Title:	Vice President
LSREF4 LIGHTHOUSE CORPORATE ACQUISITIONS, LLC, a Maryland limited liability company
By:	/s/ MARC L. LIPSHY
	Name:	Marc L. Lipshy
	Title:	Vice President
LSREF4 LIGHTHOUSE OPERATING ACQUISITIONS, LLC, a New York limited liability company
By:	/s/ MARC L. LIPSHY
	Name:	Marc L. Lipshy
	Title:	Vice President

[Signature Pages to Agreement and Plan of Merger]

UDR, INC., a Maryland corporation
By:	/s/ WARREN L. TROUPE
	Name:	Warren L. Troupe
	Title:	Senior Executive Vice President

[Signature Pages to Agreement and Plan of Merger]

Exhibit B

Merrill Lynch, Pierce, Fenner & Smith Incorporated	GLOBAL CORPORATE & INVESTMENT BANKING

June 21, 2015

The Board of Directors
Home Properties, Inc.
850 Clinton Square
Rochester, NY 14604

Members of the Board of Directors:

        We understand that Home Properties, Inc. ("Home Properties") proposes to enter into an Agreement and Plan of Merger (the "Agreement") among Home Properties, Home Properties, L.P. (the "Partnership"), LSREF4 Lighthouse Acquisitions, LLC ("Parent"), LSREF4 Lighthouse Corporate Acquisitions, LLC, a wholly owned subsidiary of Parent ("Merger Sub"), LSREF4 Lighthouse Operating Acquisitions, LLC, a wholly owned subsidiary of Merger Sub ("Partnership Merger Sub"), and UDR, Inc. ("Public REIT"), pursuant to which, among other things, Home Properties will merge with and into Merger Sub with Merger Sub surviving (the "Merger") and Partnership Merger Sub will merge with and into the Partnership with the Partnership surviving. Pursuant to the Merger, each outstanding share of the common stock, par value $0.01 per share, of Home Properties ("Home Properties Common Stock"), other than shares held by Parent, or any subsidiary of Parent, including Merger Sub, or any subsidiary of Home Properties, will be converted into the right to receive $75.23 in cash (the "Consideration"). The terms and conditions of the Merger are more fully set forth in the Agreement.

        You have requested our opinion as to the fairness, from a financial point of view, to the holders (other than Parent, or any subsidiary of Parent, including Merger Sub, or any subsidiary of Home Properties) of Home Properties Common Stock of the Consideration to be received by such holders in the Merger.

        In connection with this opinion, we have, among other things:

  (i)
  reviewed certain publicly available business and financial information relating to Home Properties;

  (ii)
  reviewed certain internal financial and operating information with respect to the business, operations and prospects of Home Properties furnished to or discussed with us by the management of Home Properties, including certain financial forecasts relating to Home Properties prepared by the management of Home Properties (such forecasts, "Home Properties Forecasts");

  (iii)
  discussed the past and current business, operations, financial condition and prospects of Home Properties with members of senior management of Home Properties;

  (iv)
  reviewed the trading history for Home Properties Common Stock and a comparison of that trading history with the trading histories of other companies we deemed relevant;

The Board of Directors
Home Properties, Inc.

  (v)
  compared certain financial and stock market information of Home Properties with similar information of other companies we deemed relevant;

  (vi)
  compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions we deemed relevant;

  (vii)
  reviewed and considered public news stories beginning late April 2015 reporting that Home Properties and Parent or affiliates of Parent were in discussions regarding a potential transaction;

  (viii)
  reviewed a draft, dated June 21, 2015, of the Agreement (the "Draft Agreement"); and

  (ix)
  performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

        In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the management of Home Properties that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Home Properties Forecasts, we have been advised by Home Properties, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Home Properties as to the future financial performance of Home Properties. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Home Properties, nor have we made any physical inspection of the properties or assets of Home Properties. We have not evaluated the solvency or fair value of Home Properties or Parent under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no material delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on Home Properties or the contemplated benefits of the Merger. We also have assumed that that the final executed Agreement will not differ in any material respect from the Draft Agreement reviewed by us.

        We express no view or opinion as to any terms or other aspects of the Merger (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Merger or any terms, aspects or implications of any related transaction or any other agreement, arrangement or understanding entered into in connection with or related to the Merger or otherwise. As you are aware, we were not requested to, and we did not, solicit indications of interest or proposals from third parties regarding a possible acquisition of all or any part of Home Properties. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be received by holders (other than Parent, or any subsidiary of Parent, including Merger Sub, or any subsidiary of Home Properties) of Home Properties Common Stock and no opinion or view is expressed with respect

The Board of Directors
Home Properties, Inc.

to any consideration received in connection with the Merger or any related transaction by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Consideration. Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to Home Properties or in which Home Properties might engage or as to the underlying business decision of Home Properties to proceed with or effect the Merger. In addition, we express no opinion or recommendation as to how any stockholder of Home Properties or securityholder of any other party to the Agreement should vote or act in connection with the Merger or any related matter.

        We have acted as financial advisor to Home Properties in connection with the Merger and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Merger. In addition, Home Properties has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

        We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Home Properties, Parent and certain of their respective affiliates.

        We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Home Properties and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as a joint book runner for an equity follow-on offering by Home Properties and as a joint book runner and/or sales agent for Home Properties' at-the-market equity offering program, and (ii) having acted or acting as lender to Home Properties under a certain syndicated credit facility of Home Properties.

        In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Parent and certain of its affiliates and Parent's and its affiliates' respective funds and portfolio companies (collectively, the "Parent Affiliates") and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as administrative agent, joint lead arranger, joint book runner for, and/or as a lender to, Parent and certain of the Parent Affiliates under various credit facilities, including existing credit facilities that Parent and/or certain of the Parent Affiliates utilize to facilitate the consummation of acquisition transactions generally, none of which were entered into by us or our affiliates in contemplation of the Merger, but borrowings from one or more such facilities we have been advised by Parent that it and/or certain of the Parent Affiliates may

The Board of Directors
Home Properties, Inc.

use at the closing of the Merger, (ii) having provided or providing certain interest rate, fixed income and other derivatives trading services to Parent and certain of the Parent Affiliates, and (iii) having provided or providing certain treasury and trade management services and products to Parent and certain of the Parent Affiliates.

        We understand that in connection with the Merger, the Partnership, Parent, Public REIT and United Dominion Realty, L.P. ("Public OP") propose to enter into a contribution agreement, pursuant to which, among other things, a to-be-formed limited partnership anticipated to be named "UDR Lighthouse DownREIT L.P.", in which Public REIT will be a general partner and limited partner and Public OP will be a limited partner ("DownREIT Partnership"), will acquire from the Partnership the Redemption Property Portfolio (as more fully set forth in the Agreement, the "Portfolio Contribution"). We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Public REIT and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as a joint book runner and/or sales agent for Public REIT's at-the-market equity offering program and medium-term-notes program, (ii) having acted as a managing agent for, and/or a lender under, certain of Public REIT's existing term loan and revolving credit facilities, none of which were entered into by us or our affiliates in contemplation of the Merger, but borrowings from one or more such facilities we have been advised by Public REIT that it, Public OP and/or DownREIT Partnership may use at the closing of the Portfolio Contribution, and (iii) having provided or providing certain treasury and trade management services and products to Public REIT and certain of its affiliates.

        It is understood that this letter is for the benefit and use of the Board of Directors of Home Properties (in its capacity as such) in connection with and for purposes of its evaluation of the Merger.

        Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by our Americas Fairness Opinion Review Committee.

        Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be received in the Merger by holders (other than Parent, or any subsidiary of Parent, including Merger Sub, or any subsidiary of Home Properties) of Home Properties Common Stock is fair, from a financial point of view, to such holders.

Very truly yours,

MERRILL LYNCH, PIERCE, FENNER & SMITH
       INCORPORATED

MMMMMMMMMMMM . MMMMMMMMMMMMMMM C123456789 000004 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE______________ SACKPACK_____________ Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by p.m.., Eastern Time, on , 2015. MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Vote by Internet • Go to www.investorvote.com/HME • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + ForAgainst Abstain Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL PROPOSALS. For Against Abstain 1. Merger Proposal. To approve the merger of Home Properties, Inc. with and into LSREF4 Lighthouse Corporate Acquisitions, LLC, an affiliate of Lone Star Funds (the “REIT Merger”), and the Agreement and Plan of Merger, dated as of June 22, 2015 and as may be amended from time to time, among Home Properties, Inc., Home Properties, L.P., LSREF4 Lighthouse Acquisitions, LLC, LSREF4 Lighthouse Corporate Acquisitions, LLC, LSREF4 Lighthouse Operating Acquisitions, LLC and UDR, Inc. (the “Merger Agreement”). 3. Adjournment Proposal. To approve any adjournments of the Special Meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the Special Meeting to approve the REIT Merger and the Merger Agreement. 2. Merger-Related Compensation Proposal. To approve, on a non-binding, advisory basis, the compensation that may become payable to the Company’s named executive officers in connection with the REIT Merger. Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign below exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. MMMMMMMC 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 1 U P X2 4 7 0 5 6 1 0258CF MMMMMMMMM C B A Special Meeting Proxy Card1234 5678 9012 345 X IMPORTANT SPECIAL MEETING INFORMATION

. PLEASE COMPLETE AND RETURN IN THE ENVELOPE PROVIDED TO: PROXY SERVICES C/O COMPUTERSHARE INVESTOR SERVICES PO BOX 43101 PROVIDENCE RI 02940-5068 Important notice regarding the Internet availability of proxy materials for the Special Meeting of Stockholders to be held on , 2015: The Proxy Statement is available at: http://www.homeproperties.com/Investors q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — HOME PROPERTIES, INC. REVOCABLE PROXY SOLICITED BY THE BOARD OF DIRECTORS SPECIAL MEETING OF STOCKHOLDERS , 2015 The undersigned hereby appoints Edward J. Pettinella and Ann M. McCormick as Proxies with full power of substitution to represent the undersigned and to vote, as directed on the reverse side of this proxy card, all Common Stock of Home Properties, Inc. which the undersigned is/are entitled to vote at the Special Meeting of Stockholders of the Company to be held at a.m., on , 2015, and any adjournment thereof. The Meeting will be held at Clinton Square, 14th Floor, Rochester, New York. Clinton Square is located at the northwest corner of Clinton Avenue and Broad Street in downtown Rochester, New York. If the undersigned is a participant in the Home Properties Retirement Savings Plan (the “401-K Plan”) and had Home Properties Common Stock attributable to the undersigned's account, State Street Bank and Trust Company (“State Street”), as trustee of the 401-K Plan , will vote those shares as directed on the reverse side of this proxy card. If the undersigned does not provide voting directions by 11:59 p.m. Eastern time on 2015, the shares attributable to the undersigned's account will be voted by State Street in its discretion. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN THE ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF. (Continued and to be marked, dated, and signed, on the other side.)